Filed Pursuant to Rule 424(b)(4)

Registration No. 333-115436

PROSPECTUS	August 11, 2004

20,200,000 Shares

Common Stock

This is our initial public offering of shares of our common stock. We are offering all shares of our common stock. All of the shares being offered by this prospectus are being sold by us. No public market currently exists for our common stock. We intend to elect to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

The initial offering price of our common stock is $12.50 per share. Our shares have been approved for listing subject to official notice of issuance on the New York Stock Exchange under the symbol “EXR.”

The shares of our common stock are subject to certain restrictions on ownership and transfer intended to preserve our qualification as a REIT. See “Description of Stock—Restrictions on Transfer.”

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of some risks of investing in our common stock in “ Risk Factors” beginning on page 21, including, among others:

➢	We may not be successful in identifying and consummating suitable acquisitions that meet our criteria, which may impede our growth and negatively affect our results of operations.
➢	Our ability to pay our estimated initial annual distribution, which represents approximately 146.1% of our estimated cash available for distribution to our common stockholders for the 12 months ending March 31, 2005, depends upon our actual operating results, and we may have to borrow funds under our proposed line of credit to pay this distribution, which could slow our growth.
➢	We have high concentrations of self-storage properties in the California, Massachusetts and New Jersey markets, and changes in the economic climates of these markets may materially adversely affect us.
➢	Our operating results will be harmed if we are unable to achieve and sustain high occupancy rates at our 28 lease-up properties.
➢	Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.
➢	Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.
➢	Upon completion of the offering and the formation transactions, our two largest stockholders, Kenneth M. Woolley, who is our Chairman and Chief Executive Officer, and Spencer F. Kirk, who is one of our other directors, and their respective affiliates will own 5.8% and 8.5%, respectively, of our outstanding common stock on a fully-diluted basis and will have the ability to exercise significant control of our company and any matter presented to our stockholders.
➢	We could become highly leveraged in the future because our organizational documents contain no limitation on the amount of debt we may incur.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$12.5000	$252,500,000
Underwriting discounts and commissions(1)	$0.7813	$15,782,260
Proceeds, before expenses, to us	$11.7187	$236,717,740
(1)	Excludes a financial advisory fee of 0.75% of the public offering price in aggregate payable to UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The underwriters may also purchase up to 3,030,000 additional shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares of common stock will be made on or about August 17, 2004.

UBS Investment Bank	Merrill Lynch & Co.

A.G. Edwards

Banc of America Securities LLC

Raymond James

RBC Capital Markets

Wells Fargo Securities, LLC

EXTRA SPACE
STORAGE
EST. 1977

"ONE THING IS CERTAIN
ABOUT THE WAY WE
ALL WORK AND LIVE—
IT'S DYNAMIC. WE ARE
PEOPLE ON THE MOVE,
ALL THE TIME."
KEN WOOLLEY CEO EXTRA SPACE STORAGE

HOLLYWOOD, CA**

MARSHFIELD, MA*

EXTRA SPACE
STORAGE
EST. 1977

DISTRIBUTION OF EXTRA SPACE STORAGE PROPERTIES

*Owned facilities

**Joint venture facilities

WALNUT, CA**

SOUTH HOLLAND, IL*

THERSFIELD, CT*

SIMI VALLEY, CA**

METUCHEN, NJ*

BURY PARK, CA**

MT. VERNON, NY*

HOBOKEN, NJ*

You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

Through and including September 5, 2004 (the 25th day after the date of this prospectus), federal securities laws may require all dealers that effect transactions in our common stock, whether or not participating in the offering, to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

Prospectus summary

You should read the following summary together with the more detailed information regarding our company, including under the caption “Risk Factors,” and the historical and pro forma financial statements, including the related notes, appearing elsewhere in this prospectus. Unless the context otherwise requires or indicates, references in this prospectus to “Extra Space Storage,” “we,” “our company,” “our” and “us” refer to Extra Space Storage Inc., a Maryland corporation, together with our consolidated subsidiaries, including Extra Space Storage LP, a Delaware limited partnership, which we refer to in this prospectus as our “operating partnership,” Extra Space Management, Inc., a Utah corporation, which we refer to in this prospectus as our “taxable REIT subsidiary,” and Extra Space Storage LLC, a Delaware limited liability company, and its affiliates which we refer to in this prospectus as the “Extra Space Predecessor” or “our predecessor.” Unless the context otherwise indicates, the information about our company assumes that the formation transactions described in this prospectus have been completed. In addition, the information contained in this prospectus is as of August 11, 2004 and assumes that the underwriters’ over-allotment option is not exercised. References to “common stock” exclude contingent conversion shares, or CCSs, unless otherwise indicated.

OVERVIEW

We are a fully integrated, self-administered and self-managed real estate investment trust formed to continue the business commenced in 1977 by our predecessor companies to own, operate, acquire, develop and redevelop professionally managed self-storage properties. Since 1996, our fully integrated development and acquisition teams have completed the development or acquisition of more than 100 self-storage properties and continue to evaluate a range of new growth initiatives and opportunities for our company. To enable us to maximize revenue generating opportunities for our properties, we employ a state-of-the-art proprietary web-based tracking and yield management technology called STORE. Developed by our management team, STORE enables us to analyze, set and adjust rental rates in real time across our portfolio in order to respond to changing market conditions.

Upon completion of the offering and the formation transactions, we will own and operate 136 self-storage properties located in 20 states, 118 of which are wholly owned and 18 of which are held in joint ventures with third parties, and we also manage for unaffiliated third parties an additional nine properties. Our properties are generally situated in convenient, highly-visible locations regionally clustered around high-density, high-income population centers, such as Boston, Chicago, Los Angeles, Miami, New York/Northern New Jersey and San Francisco. Our properties contain an aggregate of approximately 8.9 million net rentable square feet of space configured in approximately 84,800 separate storage units. As of May 31, 2004, our stabilized portfolio (which consists of 108 properties) was on average 87.4% occupied, while our lease-up portfolio (which consists of 28 properties) was on average 62.4% occupied. We consider a property to be in the lease-up stage after it has been issued a certificate of occupancy but before it has achieved stabilization. We consider a property to be stabilized once it either has achieved an 85% occupancy rate, or has been open for four years. Over the next 24 months, we expect our lease-up properties to achieve 85% occupancy, which we believe is in-line with lease-up periods typical in the self-storage industry.

As of May 31, 2004, we had more than 70,000 tenants leasing storage units at our 136 properties, primarily on a month-to-month basis, providing us with flexibility to increase rental rates over time as market conditions permit. Although our leases are short-term in duration, our typical tenant tends to remain at our properties for an extended period of time. For properties that were stabilized as of May 31, 2004, the average length of stay for our tenants was approximately 16 months.

Members of our senior management team have significant experience in all aspects of the self-storage industry, with an average of more than nine years of industry experience. Our senior management team has collectively acquired and/or developed more than 176 properties during the past 25 years for our predecessor and other entities. Kenneth M. Woolley, our Chairman and Chief Executive Officer, and Richard S. Tanner, our Senior Vice President, East Coast Development, have worked in the self-storage industry since 1977 and led two of the earlier self-storage facility development projects in the United States. In addition, eight members of our management team have worked together for our predecessors for more than five years. Members of this management team have guided our predecessor through substantial growth, developing and acquiring $699.0 million in assets since 1996. Our senior management team funded this growth with internal funds and more than $245.0 million raised in private equity capital since 1998, largely from sophisticated, high net-worth individuals and institutional investors such as affiliates of Prudential Financial, Inc. and Fidelity Investments. Mr. Woolley, along with Spencer F. Kirk, one of our directors, and our senior executive officers may be considered promoters with respect to the company. See “Management—Directors and Executive Officers.”

Our principal corporate offices are located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121, our website address is www.extraspace.com and our telephone number is (801) 562-5556. The information included in our website is not considered to be a part of this prospectus. Upon completion of the offering and the formation transactions, substantially all of our business will be conducted through Extra Space Storage LP, our operating partnership, and our primary assets will be our general partner and limited partner interests in Extra Space Storage LP. This structure is commonly referred to as an umbrella partnership REIT, or UPREIT.

THE SELF-STORAGE INDUSTRY

Self-storage refers to properties that offer do-it-yourself, month-to-month storage space rental for personal or business use. Self-storage provides a convenient way for individuals and businesses to store their possessions, whether due to a life-change, or simply because of a need for extra storage space. According to the 2004 Self-Storage Almanac, there were approximately 37,000 self-storage properties in the United States in 2003 with an average occupancy rate of 84.6%, compared with approximately 19,500 U.S. self-storage properties in 1992 with an average occupancy rate of 84.8%. As population densities have increased in the United States, there has been an increase in self-storage awareness and development, which we expect will continue in the future.

The self-storage industry is also characterized by fragmented ownership. According to the 2004 Self-Storage Almanac, as of December 31, 2003, the top five and top 50 self-storage companies in the United States owned only approximately 10.2% and 15.7%, respectively, of the total U.S. self-storage properties. We believe this market fragmentation will provide opportunities for continued consolidation in the self-storage industry, particularly for well-capitalized, publicly-traded companies with experienced acquisition teams.

We have found that the factors most important to tenants when choosing a self-storage site are a convenient location, a clean environment, friendly service and a professional helpful staff. Our experience also indicates that successfully competing in the self-storage industry requires an experienced and dedicated management team that is supported by an efficient and flexible operating platform that is responsive to tenants’ needs and expectations.

COMPETITIVE STRENGTHS

We believe we distinguish ourselves from other owners, operators and developers of self-storage properties in a number of ways and enjoy significant competitive strengths, which include:

➢	Geographic Diversity Combined with Concentration in Strong Markets.

Our properties are generally situated in convenient, highly-visible locations clustered around large population centers such as Boston, Chicago, Los Angeles, Miami, New York/Northern New Jersey and San Francisco. The clustering of our assets around these population centers enables us to reduce our operating costs through economies of scale. At the same time, we believe that the significant size and overall geographic diversification of our portfolio reduces risks associated with economic downturns or natural disasters in any one market in which we operate.

➢	Strong Property and Operating Management Capabilities.

We have developed and utilize a comprehensive centralized approach to property and operational management to maximize the operating performance of our properties. We use STORE to support all aspects of our property management operations, enabling our management team to centrally analyze, set and adjust rental rates in real time on a case-by-case basis across our entire portfolio to maximize revenue-generating opportunities.

➢	Consumer Oriented Marketing Approach.

Our property management and operations groups are supported by our marketing team that provides sales, marketing and advertising support for our properties and operations. We employ highly targeted direct response marketing programs, such as direct mail and coupon mailers, in combination with more broad-based marketing initiatives such as advertising in the Yellow Pages and on the internet.

➢	Successful Acquirer and Developer of Properties.

Our fully-integrated development and acquisition teams have completed the development or acquisition of more than 100 different self-storage properties since 1996. In addition, we have entered into agreements to acquire 29 properties from unaffiliated third parties upon completion of the offering. We believe that we have developed a reputation as a trusted and reliable buyer. In addition, following completion of the offering and the formation transactions, we expect to be one of only two publicly-traded REITs in the self-storage industry that is organized in the UPREIT format, which will enable us to acquire new properties from tax-deferred transactions.

➢	Experienced Senior Management Team.

Our Chairman and Chief Executive Officer, Kenneth M. Woolley, and our co-founder, Richard S. Tanner, have been in the self-storage business for more than 25 years. Together, they have acquired or developed more than 176 self-storage properties. Our senior management team has an average of more than nine years of self-storage experience.

➢	Nationally-Recognized Institutional Joint Venture Partners.

We have developed and/or acquired more than 70 properties since 1999 employing strategic joint ventures with nationally-recognized institutional investors such as affiliates of Prudential Financial, Inc. and Fidelity Investments. We believe our reputation for quality within our industry, and our management and development expertise, make us an attractive strategic partner for institutional investors.

BUSINESS AND GROWTH STRATEGIES

Our primary business objectives are to maximize cash flow available for distribution to our stockholders and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. Our business strategy to achieve these objectives consists of the following elements:

➢	Maximize Cash Flow at Our Properties.

We will seek to maximize revenue generating opportunities by responding to changing local market conditions through interactive yield management of the rental rates at our properties.

➢	Pursue Opportunities to Acquire Privately-Held Self-Storage Portfolios.

We intend to selectively acquire, for cash or by utilizing units in our operating partnership as acquisition currency, privately-held self-storage portfolios and single self-storage assets in our target markets.

➢	Strategically Select and Develop Sites.

We plan to continue to expand also by selecting and developing new self-storage properties with cost-effective, appealing construction in desirable areas based on specific data, including visibility and convenience of location, market occupancy and rental rates, market saturation, traffic count, household density, median household income, barriers to entry and future demographic and migration trends. As of July 15, 2004 we had 12 undeveloped parcels of land under contract that we believe are suitable for new property developments and are proceeding with the requisite due diligence for these properties. We also have a right of first refusal with respect to sales of the interests in the 13 early-stage development properties owned by Extra Space Development LLC and the two early-stage lease-up stage properties owned by third party individuals as well as certain of our executive officers and directors. We also are currently reviewing more than 22 other sites that we believe may also be suitable development candidates.

➢	Continue Joint Venture Strategy to Pursue Development Opportunities and Enhance Returns.

We plan to grow our business by continuing our development activities in conjunction with our joint venture partners, while mitigating the risks normally associated with early-stage development and lease-up activities. Where appropriate, we will also seek to acquire properties in a capital efficient manner in conjunction with our joint venture partners.

SUMMARY RISK FACTORS

You should carefully consider the matters discussed in the section “Risk Factors” beginning on page 21 prior to deciding whether to invest in our common stock. Some of the risks include:

➢	We may not be successful in identifying and consummating suitable acquisitions that meet our criteria, which may impede our growth and negatively affect our results of operations.

➢	Our ability to pay our estimated initial annual distribution, which represents approximately 146.1% of our estimated cash available for distribution to our common stockholders for the 12 months ending March 31, 2005, depends upon our actual operating results, and we may have to borrow funds under our proposed line of credit to pay this distribution, which could slow our growth.

➢	We have high concentrations of self-storage properties in the California, Massachusetts and New Jersey markets, and changes in the economic climates of these markets may materially adversely affect us.

➢	Our operating results will be harmed if we are unable to achieve and sustain high occupancy rates at our 28 lease-up properties.

➢	Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.

➢	Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

➢	Upon completion of the offering and the formation transactions, our two largest stockholders, Kenneth M. Woolley, who is our Chairman and Chief Executive Officer, and Spencer F. Kirk, who is one of our other directors, and their respective affiliates will own 5.8% and 8.5%, respectively, of our outstanding common stock on a fully-diluted basis and will have the ability to exercise significant control of our company and any matter presented to our stockholders.

➢	Kenneth M. Woolley, our Chairman and Chief Executive Officer, Spencer F. Kirk, one of our directors, and Richard S. Tanner, Kent Christensen, Charles L. Allen, David Rasmussen and Timothy Arthurs, members of our senior management, have outside business interests which could divert their time and attention away from us, which could harm our business.

➢	Our business could be harmed if key personnel with long-standing business relationships in the self-storage industry terminate their employment with us.

➢	Our investments in development and redevelopment projects may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

➢	We may assume unknown liabilities in connection with the formation transactions.

➢	If you purchase shares of common stock in the offering, you will experience immediate and significant dilution in the book value of our common stock offered in the offering equal to $4.96 per share.

➢	We could become highly leveraged in the future because our organizational documents contain no limitation on the amount of debt we may incur.

OWNED PROPERTIES

Upon completion of the offering and the formation transactions, we will own and operate 136 self-storage properties located in 20 states, 118 of which are wholly owned and 18 of which are held in joint ventures with third parties. The following tables set forth summary information regarding our 108 stabilized and our 28 lease-up properties:

Stabilized Property Data

	Number of		Net Rentable Square Feet	Occupancy Rate at May 31, 2004(1)	Occupancy Rate at December 31, 2003(1)
State	Properties	Units
Wholly Owned Properties:
California	18	11,175	1,166,967	88.9%	88.1%
Massachusetts	19	9,538	1,033,585	81.6%	78.8%
Florida	14	9,394	941,656	90.3%	87.7%
New Jersey	10	8,172	805,048	87.8%	85.8%
Texas	7	4,287	463,143	85.7%	85.2%
Georgia	5	2,688	357,228	85.2%	83.1%
Pennsylvania	4	2,122	246,551	85.7%	86.3%
South Carolina	4	2,090	246,969	91.8%	88.7%
Colorado	4	1,801	231,608	86.1%	82.8%
Louisiana	2	1,411	147,900	92.5%	90.1%
Missouri	2	808	97,517	90.1%	89.8%
Virginia	1	551	73,310	91.4%	78.6%
Utah	1	551	72,750	87.6%	79.5%
New Hampshire	1	623	72,600	86.3%	91.6%
New York	1	1,270	58,526	89.1%	87.5%
Arizona	1	480	57,630	98.2%	84.1%
Nevada	1	460	56,500	88.8%	90.1%

Total Wholly Owned Properties	95	57,421	6,129,488	87.2%	84.8%

Properties Held in Joint Ventures:
California	7	3,851	400,363	89.4%	87.3%
New Hampshire	2	801	83,675	90.6%	87.1%
New Jersey	2	1,737	166,845	83.0%	81.3%
New York	2	1,515	136,919	86.0%	83.7%

Total Properties Held in Joint Ventures	13	7,904	787,802	87.6%	85.4%

Total Stabilized Properties	108	65,325	6,917,290	87.4%	84.9%

(1)	Occupancy rate is the total occupied square feet divided by total net rentable square feet.

Lease-Up Property Data

	Number of		Net Rentable Square Feet	Occupancy Rate at May 31, 2004(1)	Occupancy Rate at December 31, 2003(1)
State	Properties	Units
Wholly Owned Properties:
Massachusetts	6	3,511	375,505	45.7%	39.0%
California	4	2,319	267,622	63.5%	51.2%
New York	3	2,522	207,821	65.2%	62.1%
New Jersey	3	2,584	201,223	52.6%	42.2%
Pennsylvania	2	1,473	186,154	82.5%	82.7%
Illinois	2	1,140	145,315	51.6%	40.1%
Maryland	1	925	144,980	75.8%	82.2%
Connecticut	2	1,377	124,540	44.9%	51.0%

Total Wholly Owned Properties	23	15,851	1,653,160	59.1%	53.3%

Properties Held in Joint Ventures:
California	2	1,412	150,415	80.9%	67.6%
Pennsylvania	1	916	73,125	78.6%	70.7%
New York	1	657	60,070	78.7%	74.4%
New Jersey	1	664	58,650	78.8%	71.0%

Total Properties Held in Joint Ventures	5	3,649	342,260	78.6%	70.7%

Total Lease-Up Properties	28	19,500	1,995,420	62.4%	56.5%

(1)	Occupancy rate is the total occupied square feet divided by total net rentable square feet.

FORMATION TRANSACTIONS

We currently conduct our business relating to the ownership, operation, acquisition, development and redevelopment of self-storage properties through our predecessor, Extra Space Storage LLC, which is organized as a Delaware limited liability company, and certain affiliated companies. The ownership interests in Extra Space Storage LLC consist of Class A (voting and non-voting), Class B, Class C and Class E membership interests, which are held by Kenneth M. Woolley, our Chairman and Chief Executive Officer, and his affiliates, other members of our senior management team and their affiliates, certain of our employees, and other third-party investors. We refer to the Class A, Class B, Class C and Class E membership interests collectively as the “membership interests.” Our existing portfolio of properties is held directly by Extra Space Storage LLC, by its wholly owned subsidiaries or in joint ventures with third-party investors. A transfer of assets to the company will be accounted for at the predecessor’s historical cost as a transfer of assets between companies under common control.

Contribution and Exchange by Members of Extra Space Storage LLC

Prior to or concurrently with the closing of the offering, we will engage in a series of transactions, which we refer to in this prospectus as the formation transactions, that are intended to reorganize our company, facilitate the offering, refinance our existing indebtedness and allow the owners of our predecessor and certain affiliated companies to exchange their existing membership interests for 7,939,950 shares of common stock, 1,608,437 units of limited partnership interests in our operating partnership, or OP units, 3,888,843 CCSs and 200,046 contingent conversion units, or CCUs, which we refer to collectively in this section as equity securities, and $26.8 million in cash. Pursuant to this exchange, we will acquire our predecessor, including its portfolio of 107 properties, which includes 14 early-stage lease-up properties. We will issue the CCSs and CCUs in exchange for the contribution by the owners of our predecessor of their indirect interest in 14 early-stage lease-up properties which we will wholly own through various subsidiaries of our operating partnership upon completion of the offering and the formation transactions.

CCSs and CCUs will generally not carry any voting rights or entitle their holders to receive distributions. Upon the achievement of certain performance thresholds relating to the 14 lease-up properties described above, all or a portion of the CCSs and the CCUs will be automatically converted into shares of our common stock or OP units, as described elsewhere in this prospectus. Initially, each CCS and CCU will be convertible on a one-for-one basis into shares of common stock or OP units, subject to customary anti-dilution adjustments. These performance thresholds have been structured to result in the conversion of CCSs into shares of common stock and CCUs into OP units on a proportionate basis as the net operating income produced by the 14 early-stage lease-up properties grows from $5.1 million to $9.7 million over any of the 12-month measurement periods commencing with the 12 months ending March 31, 2006 and ending with the 12 months ending December 31, 2008. For the 12-month period ended March 31, 2004, the net operating income produced by these lease-up properties (which were 37.5% occupied on a weighted average basis as of the end of this period) totaled $142,484. This means that none of the CCS or CCUs will convert into shares of common stock or OP units until the net operating income produced by these lease up properties is in excess of $5.1 million over any of the 12-month measurement periods. No CCSs or CCUs will be convertible prior to March 31, 2006 nor for any measurement period after December 31, 2008. See “Formation Transactions—Contribution and Exchange by Members of Extra Space Storage LLC,” “Description of Stock—Contingent Conversion Shares” and “Extra Space Storage LP Partnership Agreement—Contingent Conversion Units.”

Based upon the initial public offering price of our common stock, the aggregate value of the shares of common stock and OP units to be issued in the formation transactions is approximately $119.4 million, which is in addition to the approximately $26.8 million in cash that will be paid to certain unaffiliated third-party holders of the Class A, Class B and Class C membership interests. Further, the aggregate value of the CCSs and CCUs issued in the formation transactions is approximately $51.1 million, assuming conversion of all such CCSs and CCUs. The aggregate historical combined net tangible book value of the Class A, Class B and Class C membership interests to be contributed to us was approximately $0, $0 and $4.7 million, respectively, as of March 31, 2004. The existing holders of membership interests in Extra Space Storage LLC who will receive equity securities include members of our board of directors and members of our senior management team. The aggregate number of equity securities to be received by each such person and his or her affiliates and the net tangible book value attributable to the membership interests to be contributed to us are set forth below under the heading “Benefits to Related Parties.”

Joint Venture Restructuring

In connection with the formation transactions, we have acquired or will acquire the interests of our joint venture partners in all but three of our existing joint ventures to be funded in part out of the net proceeds of the offering. Our operating partnership has acquired or will acquire the joint venture interests held by various third parties unrelated to our management, for an aggregate of $114.8 million in cash and OP units having an aggregate value (based on the initial public offering price) of approximately $14.0 million.

Extra Space Development LLC

Effective January 1, 2004, our predecessor distributed to certain holders of its Class A membership interests, 100% of the membership interests in Extra Space Development LLC, which was previously a wholly owned subsidiary of our predecessor. Extra Space Development LLC owns, and upon completion of the offering and the formation transactions will continue to own, interests in 13 early-stage development wholly owned subsidiary of our predecessor. Extra Space Development LLC owns, and upon completion of the offering and the formation transactions will continue to own, interests in 13 early-stage development properties and two parcels of undeveloped land, which are currently subject to significant construction-related indebtedness and have been incurring substantial development-related expenditures. Extra Space Development LLC has granted us a right of first refusal with respect to its interests in the 13 properties described above. Extra Space Development LLC will continue to hold its interests in 13 properties to which we hold a right of first refusal upon the completion of the formation transactions. Extra Space Development LLC intends to enter into agreements with third parties to receive management and development services. Extra Space Development LLC is owned by third-party individuals, as well as by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (33%), Spencer F. Kirk (33%), Richard S. Tanner (7%), Kent Christensen (3%), Charles L. Allen (2%), David L. Rasmussen (0.5%) and Timothy Arthurs (0.5%). For financial reporting purposes, our predecessor continues to consolidate these properties pursuant to certain financial guarantees. These properties will be de-consolidated upon the elimination of the guarantees prior to completion of the offering.

Acquisition of Storage Spot Properties

Effective May 28, 2004, Extra Space Storage LLC entered into a purchase and sale agreement with Storage Spot Properties No. 1, L.P. and Storage Spot Properties No. 4, L.P. for the acquisition of 26 self-storage properties for which the purchase price under this agreement is $147.0 million. For the year ended December 31, 2003, the net revenues less bad debt expenses for these properties totaled $16.0 million. None of the sellers are currently our affiliates. Hugh W. Horne is president of Storage World Properties GP No. 1, LLC and Storage World Properties GP No. 4, LLC, the general partners of the selling parties under the agreement. In connection with this transaction, we agreed to name Mr. Horne as a director of our company effective upon the closing of this offering. Additionally, if at any time prior to February 15, 2006, Hugh W. Horne is not serving as one of our directors, Storage Spot shall have the right to have one representative present at all meetings of our board of directors and all of our board committees during such time. The purchase and sale agreement contains customary representations, warranties and covenants and is subject to customary closing conditions (such as those relating to the accuracy of representations and warranties and the performance of covenants contained in the purchase and sale agreement) as well as the completion of the offering. Our predecessor has deposited $3.0 million in escrow under the purchase and sale agreement. Storage Spot may be entitled to receive up to an additional $5.0 million cash consideration depending upon the performance of the 26 properties for the 12 months ending December 31, 2005. Under this earn-out provision, we have agreed to pay in February 2006, $8.45 for each dollar that the net revenues from these properties for calendar year 2005 exceeds $17.9 million, up to a maximum of $5.0 million. The entire $5.0 million is also payable upon the occurrence of certain other conditions, including any change of control of the purchaser or a third-party sale of any of the 26 properties prior to December 31, 2005. Our predecessor’s obligation to pay any additional funds will be guaranteed by our operating partnership. Subject to customary closing conditions, including the completion of due diligence, we expect this transaction to close concurrently with the completion of the offering and to be funded with the net proceeds of the offering. See “Use of Proceeds.”

Centershift, Inc.

Effective January 1, 2004, we entered into a license agreement with Centershift, Inc. which secures for our company a perpetual right to continue to enjoy the benefits of STORE in all aspects of our property acquisition, development, redevelopment and operational activities, while the cost of maintaining the infrastructure required to support this product remains the responsibility of Centershift. This license agreement provides for an annual license fee payable by us which we estimate for the year ending December 31, 2004 will aggregate approximately $130,000, in exchange for which we will receive all product upgrades and enhancements and customary customer support services from Centershift.

Centershift is required to secure our consent before entering into a license covering STORE with other publicly-traded self-storage companies. Centershift is owned by third-party individuals, as well as by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (28%), Spencer F. Kirk (29%), Richard S. Tanner (7%), Kent Christensen (3%), Charles L. Allen (2%), David L. Rasmussen (0.4%) and Timothy Arthurs (0.4%).

OUR STRUCTURE

The following chart reflects our corporate organization upon completion of the offering and the formation transactions:

BENEFITS TO RELATED PARTIES

Upon completion of the offering and the formation transactions, our senior executive officers and members of our board of directors will receive material financial and other benefits, as shown below. For a more detailed discussion of these benefits see “Management,” “Benefits to Related Parties” and “Certain Relationships and Related Transactions.”

Formation Transactions

In connection with the formation transactions, the following executive officers, directors and director nominees of our company will exchange membership interests in our predecessor for securities in our company and in our operating partnership, as described below:

Name	Securities Received
Kenneth M. Woolley	Together with his affiliates, 1,628,850 shares of common stock, 161,097 OP units, 797,782 CCSs and 78,903 CCUs (with a combined aggregate value of approximately $33.3 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.5 million.

Spencer F. Kirk	Together with his affiliates, 2,373,468 shares of common stock and 1,162,482 CCSs (with a combined aggregate value of approximately $44.2 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately zero dollars.

Kent W. Christensen	148,234 shares of common stock and 72,603 CCSs (with a combined aggregate value of approximately $2.8 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately zero dollars.

Charles L. Allen	118,838 shares of common stock and 58,205 CCSs (with a combined aggregate value of approximately $2.2 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.03 million.

Timothy Arthurs	38,557 shares of common stock and 18,885 CCSs (with a combined aggregate value of approximately $0.72 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.02 million.

David L. Rasmussen	30,064 shares of common stock and 14,725 CCSs (with a combined aggregate value of approximately $0.56 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately zero dollars.

Richard S. Tanner	Together with his affiliates, 477,605 shares of common stock, 53,699 OP units, 233,924 CCSs and 26,301 CCUs (with a combined aggregate value of approximately $9.9 million) in exchange membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.04 million.

Anthony Fanticola	527,379 shares of common stock and 258,299 CCSs (with a combined aggregate value of approximately $9.8 million ) to affiliates of Anthony Fanticola in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.5 million.

Name	Securities Received

Roger B. Porter	207,233 shares of common stock and 101,499 CCSs (with a combined aggregate value of approximately $3.9 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.4 million.

Release of Guarantees

Upon completion of the offering and the formation transactions, the following individuals will be released from guarantees related to the indebtedness described below:

Name	Guarantees Released
Kenneth M. Woolley	Release of guarantees of approximately $64.9 million of outstanding indebtedness.

Spencer F. Kirk	Release of guarantees of approximately $17.3 million of outstanding indebtedness.

Employment Agreements

Upon closing of the offering, Kenneth M. Woolley, Kent W. Christensen and Charles L. Allen each will enter into an employment agreement with our company each of which will have a term of three years, with automatic one year renewals and will provide for an annual base salary, eligibility for annual bonuses, eligibility for participation in our 2004 long-term stock incentive plan and participation in all of the employee benefit plans and arrangements made available by us to our similarly situated executives.

Stock Options

Upon closing of the offering, stock options, with a vesting period of four years, will be granted to the following individuals to purchase the number of shares of our common stock set forth below, with an exercise price equal to the initial public offering price:

Name	Number of Options
Kenneth M. Woolley	150,000
Spencer F. Kirk	30,000
Kent W. Christensen	100,000
Charles L. Allen	65,000
Timothy Arthurs	65,000
David L. Rasmussen	45,000
Richard S. Tanner	45,000
Anthony Fanticola	30,000
Hugh W. Horne	30,000
Dean Jernigan	30,000
Roger B. Porter	30,000
K. Fred Skousen	30,000

Total	650,000

Acquisition of Extra Space Management, Inc.

In order to bring our predecessor’s employees and employee benefit programs within our organizational structure, on March 31, 2004, our predecessor acquired Extra Space Management, Inc. from Kenneth M. Woolley, Spencer M. Kirk and Richard S. Tanner for an aggregate of approximately $184,000. Upon the completion of the offering and the formation transactions, Extra Space Management, Inc. will become our taxable REIT subsidiary and will be responsible for all property management operations that we perform for properties owned by third parties.

Registration Rights Agreement

As holders of OP units, common stock and/or CCSs, our executive officers and directors will receive registration rights with respect to shares of our common stock acquired by them.

Repayment of a Note

We will use approximately $4.0 million of the net proceeds of the offering to repay a note held by Anthony and Joann Fanticola, cotrustees of the Anthony and Joann Fanticola Trust. We have also agreed to pay $1.1 million in defeasance fees on behalf of Mr. Fanticola.

Aircraft Dry Lease

SpenAero, L.L.C., an affiliate of Spencer F. Kirk, will enter into an Aircraft Dry Lease with us which provides that we have the right to use a 2002 Falcon 50EX aircraft owned by SpenAero, L.L.C. at a rate of $1,740 for each hour of use by us of the aircraft and the payment of all taxes by us associated with our use of the aircraft.

CONFLICTS OF INTEREST

Following completion of the offering and the formation transactions, conflicts of interest will exist between our directors and executive officers and our company as described below.

We have entered into certain tax protection agreements with Kenneth M. Woolley and Richard S. Tanner which may limit our ability to sell certain of our properties. See “Certain relationships and related transactions—Description of tax indemnity and debt guarantees.”

Certain members of our senior management team have outside business interests which include the ownership of Extra Space Development LLC. See “Formation transactions—Extra Space Development LLC.”

Our senior management team will own CCSs and/or CCUs. Our management’s ownership of CCSs and CCUs may cause them to devote a disproportionate amount of time to the performance of the 14 early-stage lease-up properties associated with the CCSs and CCUs. See “Risk Factors—Risks Related To Our Organization and Structure.”

Certain of our directors and members of our senior management have direct or indirect ownership interests in certain properties to be contributed to our operating partnership in the formation transactions. Accordingly, to the extent these individuals are parties to any of our contribution agreements, we may pursue less vigorous enforcement of the terms of these agreements. See “Risk Factors—Risks Related To Our Organization and Structure.”

Additional conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, as a general partner of our operating partnership through a wholly owned Massachusetts business trust, have fiduciary duties to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners of our operating partnership.

We have adopted policies that are designed to eliminate or minimize potential conflicts of interest. See “Policies with respect to certain activities—Conflicts of Interest Policies.”

PROPOSED LINE OF CREDIT

We have received commitments from a group of banks, led by Wells Fargo Bank, N.A. and including Bank of America, N.A., La Salle Bank National Association and Wachovia Bank, N.A., for a $100.0 million line of credit. Subject to the completion of definitive loan documentation and the completion of due diligence, we expect to close this line of credit immediately following the completion of the offering. The line of credit provides for availability of up to 70.0% of the appraised value of the 17 properties securing the line of credit. The line is also limited by debt service coverage tests on each property, calculated for the prior two quarters of operating income for each property. Based on the recent appraisals of these 17 properties and the prior two quarters of activity, we expect to have approximately $56.0 million of availability under the line of credit, of which approximately $10.2 million will be drawn upon completion of the offering. To increase availability under this line of credit, we would need to increase the operating income at the properties securing the line of credit or add additional properties as security. We are currently in discussions with the lenders under this line of credit to add an additional two to three properties to the pool of assets securing this line of credit, which we believe will increase the borrowing capacity under this line of credit by approximately $18.0 million. There can be no assurances that the lenders will agree to increase their commitments under this line of credit. We expect to use this line of credit to fund the equity portion of acquisitions and our investments in joint venture development projects.

OUR OWNERSHIP LIMIT

Due to limitations on the concentration of ownership of REIT stock imposed by the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, our charter documents generally prohibit any person (other than an excepted holder or designated investment entity) from actually or constructively owning more than 7.0% (by value or by number of shares, whichever is more restrictive) of our common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our charter permits exceptions to be made for stockholders provided our board of directors determines such exceptions will not jeopardize our tax status as a REIT. In addition, different ownership limits will apply to the family of Kenneth M. Woolley, certain of its affiliates, and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. These ownership limits, which our board has determined will not jeopardize our REIT status, will allow the the family of Kenneth M. Woolley, certain of its affiliates and estates and trusts formed for the benefit of the foregoing, as an excepted holder, to hold 15.5% (by value or by number of shares, whichever is more restrictive) of our common stock or 15.5% (by value or number of shares, whichever is more restrictive) of our outstanding capital stock and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing as an excepted holder, to hold 13.4% (by value or by number of shares, whichever is more restrictive) of our common stock or 13.4% (by value or number of shares, whichever is more restrictive) of our outstanding capital stock. Furthermore, certain designated investment entities, as defined in our charter generally to include pension funds, mutual funds and certain investment management companies, will have an ownership limit of 9.8% of our common stock, provided that beneficial owners of the common stock held by such entity would satisfy the 7.0% ownership limit after application of the relevant attribution rules. Certain designated investment entities, as defined in our charter generally to include pension funds, mutual funds and certain investment management companies, will have an ownership limit of 9.8% (by value or by number of shares, whichever is more restrictive) of our common stock or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock.

OUR TAX STATUS

We intend to elect to qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ending December 31, 2004. We believe that we are organized in conformity with the requirements for qualification and taxation as a REIT and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes. We have received an opinion of Clifford Chance US LLP to the effect that commencing with our taxable year ending December 31, 2004, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

To maintain our REIT status, we must meet a number of organizational and operational requirements, including a requirement that we annually distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders. As a REIT, we generally will not be subject to U.S. federal income tax on net taxable income that we currently distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax at regular corporate rates. Even if we qualify for taxation as a REIT, we may be subject to some U.S. federal, state and local taxes on our income or property and the income of our taxable REIT subsidiary will be subject to taxation at normal corporate rates. See “U.S. federal income tax considerations.”

DISTRIBUTION POLICY

We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata distribution with respect to the period commencing on the completion of the offering and ending September 30, 2004, based on a distribution of $0.2275 per share for a full quarter. On an annualized basis, this would be $0.91 per share, of which we currently estimate that approximately 89.0% may represent a return of capital for tax purposes, or an annual distribution rate of approximately 7.3% based on the initial public offering price of $12.50 per share. We estimate that this initial annual distribution will represent approximately 146.1% of our estimated cash available for distribution to our common stockholders for the 12 months ending March 31, 2005, and we expect to borrow approximately $8.8 million under our line of credit to pay the initial annual distribution. We currently expect to borrow approximately $1.2 million under our line of credit to pay the initial distribution for the partial quarter ending September 30, 2004. We have estimated our cash available for distribution to our common stockholders for the 12 months ending March 31, 2005 based on adjustments to our pro forma net income available to common stockholders before allocation to minority interest for the 12 months ended March 31, 2004 (giving effect to the offering and the formation transactions). This estimate was based upon our predecessor’s historical operating results and does not take into account our growth initiatives which are intended to improve our occupancy and operating results, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. We intend to maintain our initial distribution rate for the 12-month period following completion of the offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate. Unless our operating cash flow increases, we expect that we will be required either to fund future distributions, including our initial distribution, from borrowings under our proposed line of credit or to reduce such distributions. If we use working capital or borrowings under our proposed line of credit to fund these distributions, this will reduce the cash we have available to fund our acquisition and development activities and other growth initiatives. See “Distribution Policy” for more information.

The offering

Common stock offered by us	20,200,000 shares(1)

Common stock to be outstanding prior to completion of the offering	7,939,950 shares(2)

Common stock to be outstanding after the offering	28,139,950 shares(1)(3)

Common stock and OP units to be outstanding after the offering	30,870,000 shares and units(1)(4)

Use of proceeds

We intend to use the net proceeds of the offering together with a new $37.0 million proposed variable rate mortgage due 2007, a new proposed $111.0 million fixed rate mortgage due 2010, $10.2 million in borrowings under our proposed line of credit and approximately $6.7 million in escrow deposits and cash on hand as follows:

➢	acquisition of properties ($167.6 million);

➢	repayment of existing indebtedness related to our initial assets ($106.4 million);

➢	payment of certain loan exit fees ($3.3 million);

➢	purchase of interests of certain joint venture partners in connection with the formation transactions including amounts used to retire certain loans incurred in connection with such purchase ($38.0 million);

➢	redemption of certain holders of Class A, Class B and Class C membership interests in our predecessor ($26.8 million);

➢	repayment of certain short term notes payable ($22.1 million);

➢	repayment of a note held by Anthony Fanticola (a director-nominee) and Joann Fanticola, co-trustees of the Anthony and Joann Fanticola Trust ($4.0 million) and payment of a related loan exit fee ($1.1 million);

➢	repayment of the Fidelity minority interest ($22.4 million); and

➢	payment of loan origination fees ($2.9 million).

We will use the remainder of the net proceeds for working capital and general corporate purposes, including future acquisitions and development activities.

Proposed NYSE symbol	“EXR”

(1)	Excludes 3,030,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option.
(2)	Represents the number of shares of common stock outstanding prior to the completion of the offering and following completion of the formation transactions.
(3)	Excludes 650,000 shares of common stock reserved for issuance upon the exercise of options to be granted prior to or concurrently with the offering with an exercise price equal to the initial public offering price, 7,500,000 shares of common stock available for future issuance under our 2004 long-term stock incentive plan, 650,000 shares of common stock available for future issuance under our non-employee director plan, 3,888,843 shares of common stock that may be issued upon conversion of 3,888,843 CCSs issued pursuant to the formation transactions and 2,930,096 shares of common stock that may be issued by us upon redemption of 2,930,096 OP units outstanding (including OP units issuable upon conversion of 200,046 CCUs).
(4)	Excludes 650,000 shares of common stock reserved for issuance upon the exercise of options to be granted prior to or concurrently with the offering with an exercise price equal to the initial public offering price, 7,500,000 shares of common stock available for future issuance under our 2004 long-term stock incentive plan, 650,000 shares of common stock available for future issuance under our non-employee director plan, 3,888,843 shares of common stock that may be issued upon conversion of 3,888,843 CCSs issued pursuant to the formation transactions and 200,046 OP units that may be issued upon the conversion of 200,046 CCUs issued pursuant to the formation transactions.

Summary consolidated pro forma and historical financial data

The following table shows summary consolidated pro forma financial data for our company and historical financial data for the Extra Space Predecessor for the periods indicated. You should read the following summary pro forma and historical financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the pro forma and historical consolidated financial statements and related notes included elsewhere in this prospectus.

The following summary consolidated historical financial data has been derived from financial statements audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. Consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations and of cash flows for the three years in the period ended December 31, 2003, and the related notes thereto appear elsewhere in this prospectus.

Our unaudited summary consolidated pro forma results of operations data and balance sheet data as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 give effect to the formation transactions, the offering, the use of proceeds from the offering and certain related transactions as described elsewhere herein. Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

	Company		Extra Space Predecessor
	(Pro Forma)		(Historical)
	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2004	2003	2003	2002	2001
	(dollars in thousands, except per share data)
Statement of Operations Data:
Revenues:
Property rental revenues	$19,635	$77,408	$9,996	$7,481	$33,054	$28,811	$19,375
Management fees	274	1,162	548	483	1,935	2,018	2,179
Acquisition fees and development fees	265	654	265	252	654	922	834
Other income	75	107	117	114	618	635	611

Total revenues	20,249	79,331	10,926	8,330	36,261	32,386	22,999

Expenses:
Property operating expenses	7,850	30,825	4,410	3,638	14,858	11,640	8,152
Unrecovered development/acquisition costs and support payments	498	—	498	275	4,937	1,938	2,227
General and administrative (1)	3,020	9,233	2,970	1,990	8,297	5,916	6,750
Depreciation and amortization (2)	5,411	20,694	2,677	1,432	6,805	5,652	3,105

Total operating expenses	16,779	60,752	10,555	7,335	34,897	25,146	20,234

Income (loss) before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	3,470	18,579	371	995	1,364	7,240	2,765
Interest expense	(5,133)	(19,279)	(6,367)	(4,430)	(18,746)	(13,894)	(11,477)
Minority interest—Fidelity preferred return	—	—	(1,096)	(999)	(4,132)	(3,759)	(322)
(Income) loss allocated to minority interest in operating partnership and other	131	(101)	970	414	1,431	(100)	(672)
Equity in earnings of real estate ventures	355	1,168	261	401	1,465	971	105
Gain (loss) on sale of real estate assets	(171)	672	(171)	—	672	—	4,677

Net income (loss)	$(1,348)	$1,039	$(6,032)	$(3,619)	$(17,946)	$(9,542)	$(4,924)

Basic earnings (loss) per share (3)(4)	$(0.05)	$0.04

Diluted earnings (loss) per share (4)	$(0.05)	$0.03

Weighted average common shares outstanding—basic (4)	28,140	28,140

Weighted average common shares outstanding—diluted (4)	28,140	30,870

Balance Sheet Data (as of end of period):
Investments in real estate, net of accumulated depreciation and amortization	$679,274		$440,152		$354,374	$306,415	$242,086
Total assets	704,418		476,645		383,751	332,290	270,265
Mortgages and other secured loans	451,487		345,507		273,808	231,025	178,552
Total liabilities	456,072		415,364		339,660	282,509	204,057
Minority interest	21,954		29,539		22,390	22,265	30,743
Stockholders’/members’ equity	226,392		31,742		21,701	27,516	35,465
Total liabilities and stockholders’/members’ equity	704,418		476,645		383,751	332,290	270,265
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities			(2,971)	(1,105)	(9,307)	(70)	(4,964)
Investing activities			(84,865)	(16,375)	(57,757)	(65,666)	(8,884)
Financing activities			79,762	11,790	72,349	64,963	19,446
Other Data: (5)
Funds from operations (6)			(3,156)	(2,093)	(11,793)	(5,596)	(6,915)
Total properties			108	87	94	88	63
Total net rentable square feet			7,028,750	5,492,481	6,008,781	5,555,191	3,757,178
Occupancy			74.9%	76.3%	76.9%	75.6%	79.9%

(footnotes on following page)

(1)	General and administrative expenses of our predecessor have historically been paid to Extra Space Management, Inc. as management fees. Pro forma general and administrative expenses include estimated public company costs less capitalization of development costs associated with internal development projects.
(2)	The pro forma year ended December 31, 2003 amount includes real estate depreciation and amortization of $14,167, amortization of intangibles related to tenant relationships acquired of $6,171 and other non-real estate depreciation of $356.
(3)	Pro forma basic earnings (loss) per share is computed assuming the offering was consummated as of the first day of the period presented and equals pro forma net income (loss) available to common stockholders divided by the pro forma number of shares of our common stock outstanding, which amount excludes 650,000 shares of common stock reserved for issuance upon the exercise of options outstanding, 3,030,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option with respect to the offering, 7,500,000 shares of common stock available for future issuance under our 2004 long-term stock incentive plan, 650,000 shares of common stock available for future issuance under our non-employee director plan, 3,888,843 shares of common stock that may be issued upon conversion of 3,888,843 CCSs outstanding and 2,930,096 shares of common stock that may be issued by us upon redemption of 2,930,096 OP units outstanding (including OP units issuable upon conversion of 200,046 CCUs).
(4)	The pro forma weighted average shares and earnings per share does not include the potential effects of the CCSs and CCUs as such securities would not have participated in earnings on a pro forma basis for the year ended December 31, 2003 and the quarter ended March 31, 2004 had they been issued effective January 1, 2003. These securities will not participate in distributions until they are converted, which cannot occur prior to March 31, 2006. We are currently evaluating the accounting impact of the conversion of CCSs and CCUs into shares of common stock and OP units.
(5)	Other data includes properties that we consolidated or in which we held an equity interest.
(6)	As defined by the National Association of Real Estate Investment Trusts, or NAREIT, funds from operations, or FFO, represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operation performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

The following table presents the reconciliation of FFO to our net income (loss) before allocation to minority interest, which we believe is the most directly comparable GAAP measure to FFO:

	Company		Extra Space Predecessor
	(Pro Forma)		(Historical)
	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Three Months Ended March 31,		Year Ended December 31,
Reconciliation of FFO:			2004	2003	2003	2002	2001
	(dollars in thousands)
Net income (loss)	$(1,348)	$1,039	$(6,032)	$(3,619)	$(17,946)	$(9,542)	$(4,924)
Plus:
Real estate depreciation and amortization	4,024	14,167	2,477	1,249	6,048	3,075	2,554
Real estate depreciation and amortization included in equity in earnings of unconsolidated joint ventures	82	358	107	112	447	211	132
Amortization of intangibles related to tenant relationships	1,306	6,171	121	165	330	660	—
Income (loss) allocated to minority interest	(131)	101	—	—	—	—	—
Plus (less):
Gain on sale of real estate assets	171	(672)	171	—	(672)	—	(4,677)

FFO(1)	$4,104	$21,164	$(3,156)	$(2,093)	$(11,793)	$(5,596)	$(6,915)

(1)	The FFO for the year ended December 31, 2003 of the company on a pro forma basis, as compared to the historical amount, has increased due to the purchase of the joint venture interest in 13 properties, the minority interest in 31 consolidated properties and the acquisition of 49 properties from third parties. These acquisitions resulted in an increase in revenues of approximately $44.4 million, and an increase in net income of approximately $19.0 million.

Risk factors

Investment in our common stock involves risks. You should carefully consider the following risk factors in addition to other information contained in this prospectus before purchasing the common stock we are offering. The occurrence of any of the following risks might cause you to lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Statements Regarding Forward-Looking Information.”

RISKS RELATED TO OUR PROPERTIES AND OPERATIONS

Adverse economic or other conditions in the markets in which we do business could negatively affect our occupancy levels and rental rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize occupancy levels and rental rates in our self-storage properties. Adverse economic or other conditions in the markets in which we operate may lower our occupancy levels and limit our ability to increase rents or require us to offer rental discounts. If our properties fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, FFO, cash flow, financial condition, ability to make distributions to stockholders and common stock trading price could be adversely affected. The following factors, among others, may adversely affect the operating performance of our properties:

➢	the national economic climate and the local or regional economic climate in the markets in which we operate, which may be adversely impacted by, among other factors, industry slowdowns, relocation of businesses and changing demographics;

➢	periods of economic slowdown or recession, rising interest rates or declining demand for self-storage or the public perception that any of these events may occur could result in a general decline in rental rates or an increase in tenant defaults;

➢	local or regional real estate market conditions such as the oversupply of self-storage or a reduction in demand for self-storage in a particular area;

➢	perceptions by prospective users of our self-storage properties of the safety, convenience and attractiveness of our properties and the neighborhoods in which they are located;

➢	increased operating costs, including need for capital improvements, insurance premiums, real estate taxes and utilities;

➢	changes in supply of or demand for similar or competing properties in an area;

➢	the impact of environmental protection laws;

➢	earthquakes and other natural disasters, terrorist acts, civil disturbances or acts of war which may result in uninsured or underinsured losses; and

➢	changes in tax, real estate and zoning laws.

We have high concentrations of self-storage properties in the California, Massachusetts and New Jersey markets, and changes in the economic climates of these markets may materially adversely affect us.

Our properties located in California, Massachusetts and New Jersey provided approximately 33.5%, 17.6% and 19.3%, respectively, of our pro forma total revenue for the three months ended March 31, 2004. As a result of the geographic concentration of properties in these markets, we are particularly

Risk factors

exposed to downturns in these local economies or other changes in local real estate market conditions. In addition, the properties in our California market could be subject to earthquakes and our New Jersey properties located in the New York City metropolitan area may have a higher likelihood of becoming targets of future terrorist acts. As a result of economic changes and geopolitical risks in these markets, our business, financial condition, operating results, cash flow, the trading price of our common stock and our ability to satisfy our debt service obligations and our ability to pay distributions could be materially adversely affected.

If we are unable to promptly re-let our units or if the rates upon such re-letting are significantly lower than expected, then our business and results of operations would be adversely affected.

Virtually all of our leases are on a month-to-month basis. Any delay in re-letting units as vacancies arise would reduce our revenues and harm our operating results. In addition, lower than expected rental rates upon re-letting could impede our growth.

We face increasing competition for the acquisition of self-storage properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

We compete with many other entities engaged in real estate investment activities for acquisitions of self-storage properties and other assets, including national, regional and local operators and developers of self-storage properties. These competitors may drive up the price we must pay for self-storage properties or other assets we seek to acquire or may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more or may have a more compatible operating philosophy. In particular, larger self-storage REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for self-storage properties or other assets, our profitability will be reduced, and you may experience a lower return on your investment.

Our investments in development and redevelopment projects may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

A key component of our growth strategy is exploring new-asset development and redevelopment opportunities through strategic joint ventures. To the extent that we engage in these development and redevelopment activities, they will be subject to the following risks normally associated with these projects:

➢	we may be unable to obtain financing for these projects on favorable terms or at all;

➢	we may not complete development projects on schedule or within budgeted amounts;

➢	we may encounter delays or refusals in obtaining all necessary zoning, land use, building, occupancy and other required governmental permits and authorizations; and

➢	occupancy rates and rents at newly developed or redeveloped properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

Risk factors

In deciding whether to develop or redevelop a particular property, we make certain assumptions regarding the expected future performance of that property. We may underestimate the costs necessary to bring the property up to the standards established for its intended market position or may be unable to increase occupancy at a newly acquired property as quickly as expected or at all. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these development or redevelopment projects and harm our operating results, liquidity and financial condition, which could result in a decline in the value of our securities.

We may in the future develop self-storage properties in geographic regions where we do not currently have a significant presence and where we do not possess the same level of familiarity with development, which could adversely affect our ability to develop such properties successfully or at all or to achieve expected performance.

We rely to a large extent on the investments of our joint venture partners for funding our development and redevelopment projects. If our reputation in the self-storage industry changes or the number of investors considering us an attractive strategic partner is otherwise reduced, our ability to develop or redevelop properties could be affected, which would limit our growth.

We may not be successful in identifying and consummating suitable acquisitions that meet our criteria, which may impede our growth and negatively affect our results of operations.

Our ability to expand through acquisitions is integral to our business strategy and requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We may not be successful in identifying suitable properties or other assets that meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms or at all. Failure to identify or consummate acquisitions will slow our growth, which could in turn adversely affect our stock price.

Our ability to acquire properties on favorable terms and successfully integrate and operate them may be constrained by the following significant risks:

➢	competition from local investors and other real estate investors with significant capital, including other publicly-traded REITs and institutional investment funds;

➢	competition from other potential acquirers may significantly increase the purchase price which could reduce our profitability;

➢	satisfactory completion of due diligence investigations and other customary closing conditions;

➢	failure to finance an acquisition on favorable terms or at all;

➢	we may spend more than the time and amounts budgeted to make necessary improvements or renovations to acquired properties; and

➢	we may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities such as liabilities for clean-up of undisclosed environmental contamination, claims by persons dealing with the former owners of the properties and claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

In addition, strategic decisions by us such as acquisitions may adversely affect the price of our common stock.

Risk factors

We may not be successful in integrating and operating acquired properties.

We expect to make future acquisitions of self-storage properties. If we acquire any self-storage properties, we will be required to integrate them into our existing portfolio. The acquired properties may turn out to be less compatible with our growth strategy than originally anticipated, may cause disruptions in our operations or may divert management’s attention away from day-to-day operations, which could impair our results of operations as a whole.

Our operating results will be harmed if we are unable to achieve and sustain high occupancy rates at our 28 lease-up properties.

Following completion of the offering and the formation transactions, 28 of our properties will be in their lease-up stage. Our lease-up properties require start-up expenditures and may not contribute to our growth until they reach stabilization or at all. Start-up costs may be higher than anticipated, and stabilized operating levels, if achieved, may take longer to reach than we expect. To the extent that our start-up costs are higher than anticipated or these properties fail to reach stabilization or achieve stabilization later than we expect, our operating results and our ability to make distributions to our stockholders may be adversely affected.

We depend upon our on-site personnel to maximize tenant satisfaction at each of our properties, and any difficulties we encounter in hiring, training and maintaining skilled field personnel may harm our operating performance.

As of March 31, 2004, we had 229 field personnel in the management and operating of our properties. The general professionalism of our site managers and staff are contributing factors to a site’s ability to successfully secure rentals. We also rely upon our field personnel to maintain clean and secure self-storage properties. If we are unable to successfully recruit, train and retain qualified field personnel, the quality of service we strive to provide at our properties could be adversely affected which could lead to decreased occupancy levels and reduced operating performance.

Other self-storage operators may employ STORE or a technology similar to STORE, which could enhance their ability to compete with us.

We rely on STORE to support all aspects of our business operations and to help us implement new development and acquisition opportunities and strategies. If other self-storage companies obtain a license to use STORE, employ or develop a technology similar to STORE, their ability to compete with us could be enhanced.

Uninsured losses or losses in excess of our insurance coverage could adversely affect our financial condition and our cash flow.

We maintain comprehensive liability, fire, flood, earthquake, wind (as deemed necessary or as required by our lenders), extended coverage and rental loss insurance with respect to our properties with policy specifications, limits and deductibles customarily carried for similar properties. Certain types of losses, however, may be either uninsurable or not economically insurable, such as losses due to earthquakes, riots, acts of war or terrorism. Should an uninsured loss occur, we could lose both our investment in and anticipated profits and cash flow from a property. In addition, if any such loss is insured, we may be required to pay a significant deductible on any claim for recovery of such a loss prior to our insurer being obligated to reimburse us for the loss, or the amount of the loss may exceed our coverage for the loss. As a result, our operating results may be adversely affected.

Risk factors

Increases in taxes and regulatory compliance costs may reduce our revenue.

Costs resulting from changes in real estate tax laws generally are not passed through to tenants directly and will affect us. Increases in income, service or other taxes generally are not passed through to tenants under leases and may reduce our net income, funds from operations, or FFO, cash flow, financial condition, ability to pay or refinance our debt obligations, ability to make distributions to stockholders, and the per share trading price of our common stock. Similarly, changes in laws increasing the potential liability for environmental conditions existing on properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

We did not always obtain independent appraisals of our properties, and thus the consideration paid for these properties may exceed the value that may be indicated by third-party appraisals.

We did not always obtain third-party appraisals of the properties in connection with our acquisition of these properties and the consideration being paid by us in exchange for the initial properties may exceed the value as determined by third-party appraisals. The terms of these agreements and the valuation methods used to determine the value of the properties were determined by our senior management team.

Environmental compliance costs and liabilities associated with operating our properties may affect our results of operations.

Under various U.S. federal, state and local laws, ordinances and regulations, owners and operators of real estate may be liable for the costs of investigating and remediating certain hazardous substances or other regulated materials on or in such property. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the presence of such substances or materials. The presence of such substances or materials, or the failure to properly remediate such substances, may adversely affect the owner’s or operator’s ability to lease, sell or rent such property or to borrow using such property as collateral. Persons who arrange for the disposal or treatment of hazardous substances or other regulated materials may be liable for the costs of removal or remediation of such substances at a disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of asbestos-containing materials into the air and third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials.

Certain environmental laws also impose liability, without regard to knowledge or fault, for removal or remediation of hazardous substances or other regulated materials upon owners and operators of contaminated property even after they no longer own or operate the property. Moreover, the past or present owner or operator from which a release emanates could be liable for any personal injuries or property damages that may result from such releases, as well as any damages to natural resources that may arise from such releases.

Certain environmental laws impose compliance obligations on owners and operators of real property with respect to the management of hazardous materials and other regulated substances. For example, environmental laws govern the management of asbestos-containing materials and lead-based paint. Failure to comply with these laws can result in penalties or other sanctions.

No assurances can be given that existing environmental studies with respect to any of our properties reveal all environmental liabilities, that any prior owner or operator of our properties did not create any material environmental condition not known to us, or that a material environmental condition does not

Risk factors

otherwise exist as to any one or more of our properties. There also exists the risk that material environmental conditions, liabilities or compliance concerns may have arisen after the review was completed or may arise in the future. Finally, future laws, ordinances or regulations and future interpretations of existing laws, ordinances or regulations may impose additional material environmental liability.

Two of our properties have been the subject of cleanup activities to address contamination that occurred prior to our ownership or operation of the sites. For a more detailed discussion of these two properties, see “Business and Properties—Environmental Matters.” No assurances can be given that investigation or cleanup activities will not be required at these sites, or that we will not be held responsible for some portion of the cleanup costs.

RISKS RELATED TO THE REAL ESTATE INDUSTRY

Our primary business involves the ownership, operation and development of self-storage properties.

Our current strategy is to own, operate and develop only self-storage properties. Consequently, we are subject to risks inherent in investments in a single industry. Because investments in real estate are inherently illiquid, this strategy makes it difficult for us to diversify our investment portfolio and to limit our risk when economic conditions change. Decreases in market rents, negative tax, real estate and zoning law changes and changes in environmental protection laws may also increase our costs, lower the value of our investments and decrease our income, which would adversely affect our business, financial condition and operating results.

Any negative perceptions of the self-storage industry generally may result in a decline in our stock price.

To the extent that the investing public has a negative perception of the self-storage industry, the value of our common stock may be negatively impacted, which would result in our common stock trading at a discount below the inherent value of our assets as a whole.

Costs associated with complying with the Americans with Disabilities Act of 1990 may result in unanticipated expenses.

Under the Americans with Disabilities Act of 1990, or ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws may also require modifications to our properties, or restrict certain further renovations of the properties, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, which could result in substantial capital expenditures. We have not conducted an audit or investigation of all of our properties to determine our compliance and we cannot predict the ultimate cost of compliance with the ADA or other legislation. If one or more of our properties is not in compliance with the ADA or other legislation, then we would be required to incur additional costs to bring the facility into compliance. If we incur substantial costs to comply with the ADA or other legislation, our financial condition, results of operations, cash flow, per share trading price of our common stock and our ability to satisfy our debt service obligations and to make distributions to our stockholders could be adversely affected.

Risk factors

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms set by us or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements. In acquiring a property, we may agree to transfer restrictions that materially restrict us from selling that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. These transfer restrictions would impede our ability to sell a property even if we deem it necessary or appropriate.

Any investments in unimproved real property may take significantly longer to yield income-producing returns, if at all, and may result in additional costs to us to comply with re-zoning restrictions or environmental regulations.

We have in the past, and may in the future, invest in unimproved real property. Unimproved properties generally take longer to yield income-producing returns based on the typical time required for development. Any development of unimproved property may also expose us to the risks and uncertainties associated with re-zoning the land for a higher use or development and environmental concerns of governmental entities and/or community groups. Any unsuccessful investments or delays in realizing an income-producing return or increased costs to develop unimproved real estate could restrict our ability to earn our targeted rate of return on an investment or adversely affect our ability to pay operating expenses which would harm our financial condition and operating results.

RISKS RELATED TO OUR DEBT FINANCINGS

Required payments of principal and interest on borrowings may leave us with insufficient cash to operate our properties or to pay the distributions currently contemplated or necessary to maintain our qualification as a REIT and may expose us to the risk of default under our debt obligations.

Upon completion of the offering and the formation transactions, we expect to have approximately $451.5 million of outstanding indebtedness, 100% of which will be secured. We expect to incur additional debt in connection with future acquisitions. We may borrow under our proposed line of credit, or borrow new funds to acquire these future properties. Additionally, we do not anticipate that our internally generated cash flow will be adequate to repay our existing indebtedness upon maturity and, therefore, we expect to repay our indebtedness through refinancing and equity and/or debt offerings. Further, we may need to borrow funds to make distributions required to maintain our qualification as a REIT or to meet our expected distributions.

Risk factors

If we are required to utilize our proposed line of credit for purposes other than acquisition activity, this will reduce the amount available for acquisitions and could slow our growth. Therefore, our level of debt and the limitations imposed on us by our debt agreements could have significant adverse consequences, including the following:

➢	our cash flow may be insufficient to meet our required principal and interest payments;

➢	we may be unable to borrow additional funds as needed or on favorable terms, including to make acquisitions or distributions required to maintain our qualification as a REIT;

➢	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;

➢	because a portion of our debt bears interest at variable rates, an increase in interest rates could materially increase our interest expense;

➢	we may be forced to dispose of one or more of our properties, possibly on disadvantageous terms;

➢	after debt service, the amount available for distributions to our stockholders is reduced;

➢	our debt level could place us at a competitive disadvantage compared to our competitors with less debt;

➢	we may experience increased vulnerability to economic and industry downturns, reducing our ability to respond to changing business and economic conditions;

➢	we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans and receive an assignment of rents and leases;

➢	we may violate restrictive covenants in our loan documents, which would entitle the lenders to accelerate our debt obligations; and

➢	our default under any one of our mortgage loans with cross-default or cross-collateralization provisions could result in default on other indebtedness or result in the foreclosures of other properties.

Our ability to pay our estimated initial annual distribution, which represents approximately 146.1% of our estimated cash available for distribution to our common stockholders for the 12 months ending March 31, 2005, depends upon our actual operating results, and we may have to borrow funds under our proposed line of credit to pay this distribution, which could slow our growth.

We expect to pay an initial annual distribution of $0.91 per share, which represents approximately 146.1% of our estimated cash available for distribution to our common stockholders for the 12 months ending March 31, 2005 calculated as described in “Distribution Policy.” Accordingly, we currently expect that we will be unable to pay our estimated initial annual distribution to stockholders out of cash available for distribution to our common stockholders as calculated in “Distribution Policy.” Unless our operating cash flow increases, we will be required either to fund future distributions from borrowings under our proposed line of credit or to reduce such distributions. If we need to borrow funds on a regular basis to meet our distribution requirements or if we reduce the amount of our distribution, our stock price may be adversely affected.

We could become highly leveraged in the future because our organizational documents contain no limitation on the amount of debt we may incur.

Our organizational documents contain no limitations on the amount of indebtedness that we or our operating partnership may incur. We could alter the balance between our total outstanding indebtedness and the value of our portfolio at any time. If we become more highly leveraged, then the resulting

Risk factors

increase in debt service could adversely affect our ability to make payments on our outstanding indebtedness and to pay our anticipated distributions and/or the distributions required to maintain our REIT status, and could harm our financial condition.

Increases in interest rates may increase our interest expense and adversely affect our cash flow and our ability to service our indebtedness and make distributions to our stockholders.

Upon completion of the offering and the formation transactions, we expect to have approximately $451.5 million of debt outstanding, of which approximately $152.0 million, or 33.7%, will be subject to variable interest rates. This variable rate debt had a weighted average interest rate of approximately 2.76% per annum as of March 31, 2004. Increases in interest rates on this variable rate debt would increase our interest expense, which could harm our cash flow and our ability to pay distributions. For example, if market rates of interest on this variable rate debt increased by 100 basis points, the increase in interest expense would decrease future earnings and cash flows by approximately $1.5 million annually as a result of the interest rate floor in place.

Failure to hedge effectively against interest rate changes may adversely affect our results of operations.

In certain cases we may seek to manage our exposure to interest rate volatility by using interest rate hedging arrangements. Hedging involves risks, such as the risk that the counterparty may fail to honor their obligations under an arrangement. Failure to hedge effectively against interest rate changes may adversely affect our financial condition, results of operations and ability to make distributions to our stockholders.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

Upon completion of the offering and the formation transactions, our two largest stockholders, Kenneth M. Woolley, who is our Chairman and Chief Executive Officer, and Spencer F. Kirk, who is one of our other directors, and their respective affiliates will own 5.8% and 8.5%, respectively, of our outstanding common stock on a fully-diluted basis and will have the ability to exercise significant control of our company and any matter presented to our stockholders.

After completion of the offering, our two largest stockholders, one of whom is Kenneth M. Woolley, our Chairman and Chief Executive Officer, and one of whom is Spencer F. Kirk, one of our other directors, and their affiliates will own approximately 5.8%, and 8.5%, respectively, of our outstanding common stock, on a fully-diluted basis. Consequently, those stockholders, individually or to the extent their interests are aligned, collectively, may be able to control the outcome of matters submitted for stockholder action, including the election of our board of directors and approval of significant corporate transactions, including business combinations, consolidations and mergers and the determination of our day-to-day corporate and management policies. Therefore, those stockholders have substantial influence on us and could exercise their influence in a manner that is not in the best interests of our other stockholders.

Our business could be harmed if key personnel with long-standing business relationships in the self-storage industry terminate their employment with us.

Our success depends, to a significant extent, on the continued services of our Chairman and Chief Executive Officer and the other members of our senior management team. Our senior management team has an average of nine years of experience in the self-storage industry. In addition, our ability to continue

Risk factors

to develop properties depends on the significant relationships our senior management team has developed with our institutional joint venture partners such as affiliates of Prudential Financial, Inc. and Fidelity Investments. There is no guarantee that any of them will remain employed by us. We do not maintain key person life insurance on any of our officers. The loss of services of one or more members of our senior management team, particularly our Chairman and Chief Executive Officer, could harm our business and our prospects.

We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may subject us to different risks.

We may change our investment and financing strategies and enter into new lines of business without stockholder consent, which may subject us to different risks. We may change our investment and financing strategies and enter into new lines of business at any time without the consent of our stockholders, which could result in our making investments and engaging in business activities that are different from, and possibly riskier than, the investments and businesses described in this prospectus. A change in our investment strategy or our entry into new lines of business may increase our exposure to other risks or real estate market fluctuations.

If other self-storage companies convert to the UPREIT structure or if tax laws change, we may no longer have an advantage in competing for potential acquisitions.

Because we are structured as an UPREIT, we are a more attractive purchaser of property to tax-motivated sellers than our competitors that are not structured as UPREITs. However, if other self-storage companies restructure their holdings to become UPREITs, this competitive advantage will disappear. In addition, new legislation may be enacted or new interpretations of existing legislation may be issued by the IRS or the U.S. Treasury Department that could affect the attractiveness of our UPREIT structure so that it may no longer assist us in competing for acquisitions.

Tax indemnification obligations in the event that we sell or otherwise dispose of certain properties could limit our operating flexibility.

In connection with the formation transactions, we have agreed to indemnify certain third parties for their tax liabilities attributable to the built-in gain on the assets held by the Moss Group in the event that our operating partnership directly or indirectly sells, exchanges or otherwise disposes (including by way of merger, sale of assets or otherwise) of any portion of its interests in or the properties held by the Moss Group, in a taxable transaction. These tax indemnity obligations apply for each of the contributors of interests in the Moss Group for nine years, with a three-year extension, respectively, if the applicable party owns at least 50% of the OP units received by it in the formation transactions at the expiration of the initial nine-year period. Although it may be in our stockholders’ best interest that we sell a property, it may be economically prohibitive for us to do so because of these obligations.

Tax indemnification obligations may require the operating partnership to maintain certain debt levels.

In connection with the formation transactions, we have agreed to make available to each of Kenneth M. Woolley, Richard S. Tanner and other third parties, the following tax protections: for nine years, with a three-year extension if the applicable party continues to own at least 50% of the OP units received by it in the formation transactions at the expiration of the initial nine-year period, the opportunity to (1) guarantee debt or (2) enter into a special loss allocation and deficit restoration obligation, in an aggregate amount, with respect to the foregoing contributors, at least equal to $60.0 million. See “Certain relationships and related transactions—Description of tax indemnity and debt guarantees.” We

Risk factors

agreed to these provisions in order to assist these contributors in preserving their tax position after their contributions. These obligations may require us to maintain more or different indebtedness than we would otherwise require for our business.

Our joint venture investments could be adversely affected by our lack of sole decision-making authority.

Immediately following completion of the offering and the formation transactions, we will hold interests in 18 properties through three joint venture partnerships, which could be adversely affected by our lack of sole decision-making authority, our reliance on co-venturers’ financial conditions and disputes between us and our co-venturers. We expect to continue our joint venture strategy by entering into one or more joint ventures for the purpose of developing new self-storage properties and acquiring existing properties. In such event, we would not be in a position to exercise sole decision-making authority regarding the property, partnership, joint venture or other entity. The decision-making authority regarding the properties we currently hold through joint ventures is either vested exclusively with our joint venture partners, is subject to a majority vote of the joint venture partners or equally shared by us and the joint venture partners. In addition, investments in partnerships, joint ventures or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and efforts on our business. Consequently, actions by or disputes with partners or co-venturers might result in subjecting properties owned by the partnership or joint venture to additional risk. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

Kenneth M. Woolley, our Chairman and Chief Executive Officer, Spencer F. Kirk, one of our directors, and Richard S. Tanner, Kent Christensen, Charles L. Allen, David Rasmussen and Timothy Arthurs, members of our senior management, have outside business interests which could divert their time and attention away from us, which could harm our business.

Kenneth M. Woolley, our Chairman and Chief Executive Officer, as well as certain other members of our senior management team, have outside business interests. These business interests include the ownership of two self-storage properties, one located in Palmdale, California and the other located in Pico Rivera, California, which as of March 2004 were in the early lease-up stage and the ownership of Extra Space Development LLC. Other than these two properties and Extra Space Development, LLC, the members of our senior management are not currently engaged in any other self-storage activities outside the company. In addition, Kenneth M. Woolley’s employment agreement includes an exception to his non-competition covenant pursuant to which he is permitted to devote a portion of his time to the management and operations of RMI Development, LLC, a multi-family business in which he has a majority ownership. Although Kenneth M. Woolley’s employment agreement requires that he devote substantially his full business time and attention to us, this agreement also permits him to devote time to his outside business interests. These outside business interests could interfere with his ability to devote time to our business and affairs and as a result, our business could be harmed.

Risk factors

Conflicts of interest could arise as a result of our relationship with our operating partnership.

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, our direct wholly owned Massachusetts business trust subsidiary, as the general partner of the operating partnership, nor any of our or their trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Our management’s ownership of CCSs and CCUs may cause them to devote a disproportionate amount of time to the performance of the 14 wholly owned early-stage lease-up properties, which could cause our overall operating performance to suffer.

Upon completion of the offering and the formation transactions, we will issue to our contributors, which include certain members of our senior management, in addition to shares of our common stock, CCSs and/or a combination of OP units and CCUs. The terms of the CCSs and CCUs provide that they will convert into our common stock and OP units, respectively, only if the relevant 14 early-stage lease-up properties achieve specified performance thresholds prior to December 31, 2008. As a result, our

Risk factors

directors and officers who own CCSs and CCUs may have an incentive to devote a disproportionately large amount of their time and attention to these properties in comparison with our remaining properties, which could harm our operating results.

We may pursue less vigorous enforcement of terms of contribution and other agreements because of conflicts of interest with certain of our officers.

Kenneth M. Woolley, our Chairman and Chief Executive Officer, and Spencer F. Kirk, Kent W. Christensen, Charles L. Allen, Richard S. Tanner and Hugh W. Horne, who serve as directors and members of our senior management, have direct or indirect ownership interests in certain properties to be contributed to our operating partnership in the formation transactions. Following the completion of the offering and the formation transactions, we, under the agreements relating to the contribution of such interests, will be entitled to indemnification and damages in the event of breaches of representations or warranties made by the contributors. In addition, Kenneth M. Woolley’s employment agreement includes an exception to his non-competition covenant pursuant to which he is permitted to devote time to the management and operations of RMI Development, LLC, a multi-family business. None of these contribution and non-competition agreements was negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under these contribution and non-competition agreements because of our desire to maintain our ongoing relationships with the individuals party to these agreements.

Certain provisions of Maryland law and our organizational documents, including the stock ownership limit imposed by our charter, may inhibit market activity in our stock and could prevent or delay a change in control transaction.

Our charter, subject to certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and to limit any person to actual or constructive ownership of no more than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. Our board of directors, in its sole discretion, may exempt a proposed transferee from the ownership limit. However, our board of directors may not grant an exemption from the ownership limit to any proposed transferee whose ownership could jeopardize our status as a REIT. See “Description of Stock—Restrictions on Transfer.” These restrictions on ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. The ownership limit may delay or impede a transaction or a change of control that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders. See “Description of Stock—Restrictions on Transfer.” Different ownership limits apply to the family of Kenneth M. Woolley, certain of its affiliates, family members and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and certain designated investment entities (as defined in our charter).

Our board of directors has the power to issue additional shares of our stock in a manner that may not be in your best interests.

Our charter authorizes our board of directors to issue additional authorized but unissued shares of common stock or preferred stock and to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. In addition, our board of directors may increase or decrease the aggregate number of our shares or the number of our shares of any class or series and may classify or reclassify any unissued shares of common stock or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. See “Description of stock—

Risk factors

Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” Our board of directors could issue additional shares of our common stock or establish a series of preferred stock that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited.

Maryland law provides that a director or officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. In addition, our charter eliminates our directors’ and officers’ liability to us and our stockholders for money damages except for liability resulting from actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our bylaws require us to indemnify our directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Maryland law. As a result, we and our stockholders may have more limited rights against our directors and officers than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland Law.”

We may assume unknown liabilities in connection with the formation transactions.

As part of the formation transactions, we (through our operating partnership) will receive the contribution of certain assets or interests in certain assets subject to existing liabilities, some of which may be unknown at the time the offering is consummated. Unknown liabilities might include liabilities for cleanup or remediation of undisclosed environmental conditions, claims of tenants, vendors or other persons dealing with the entities prior to the offering (that had not been asserted or threatened prior to the offering), tax liabilities, and accrued but unpaid liabilities incurred in the ordinary course of business. Our recourse with respect to such liabilities will be limited.

To the extent our distributions represent a return of capital for tax purposes, you could recognize an increased capital gain upon a subsequent sale of your common stock.

Distributions in excess of our current and accumulated earnings and profits and not treated by us as a dividend will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but instead will constitute a return of capital and will reduce such adjusted basis. If distributions result in a reduction of a stockholder’s adjusted basis in such holder’s common stock, subsequent sales of such holder’s common stock potentially will result in recognition of an increased capital gain due to the reduction in such adjusted basis.

RISKS RELATED TO QUALIFICATION AND OPERATION AS A REIT

To maintain our qualification as a REIT, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

To qualify as a REIT, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding net capital gains, and we will be subject to regular corporate income taxes to the extent that we distribute less than 100% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by us in

Risk factors

any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. In order to maintain our REIT qualification and avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis to meet the REIT distribution requirements even if the then prevailing market conditions are not favorable for these borrowings. These short-term borrowing needs could result from a difference in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Dividends payable by REITs do not qualify for the reduced tax rates under recently enacted tax legislation.

Recently enacted tax legislation reduces the maximum tax rate for dividends payable by domestic corporations to individual U.S. stockholders (as such term is defined under “U.S. federal income tax considerations” below) to 15% (through 2008). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause stockholders who are individuals to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

In addition, the relative attractiveness of real estate in general may be adversely affected by the newly favorable tax treatment given to corporate dividends, which could negatively affect the value of our properties.

Possible legislative or other actions affecting REITs could adversely affect our stockholders.

The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect our stockholders. It cannot be predicted whether, when, in what forms, or with what effective dates, the tax laws applicable to us or our stockholders will be changed.

The ability of our board of directors to revoke our REIT election without stockholder approval may cause adverse consequences to our stockholders.

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without the approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT. If we cease to qualify as a REIT, we would become subject to federal income tax on our taxable income and would no longer be required to distribute most of our taxable income to our stockholders, which may have adverse consequences on the total return to our stockholders.

Our failure to qualify as a REIT would have significant adverse consequences to us and the value of our stock.

We intend to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes under the Internal Revenue Code. We have not requested and do not plan to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. If we fail to qualify as a REIT or lose our status as a

Risk factors

REIT at any time, we will face serious tax consequences that would substantially reduce the funds available for distribution to you for each of the years involved because:

➢	we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to U.S. federal income tax at regular corporate rates;

➢	we also could be subject to the U.S. federal alternative minimum tax and possibly increased state and local taxes; and

➢	unless we are entitled to relief under applicable statutory provisions, we could not elect to be taxed as a REIT for four taxable years following a year during which we were disqualified.

In addition, if we fail to qualify as a REIT, we will not be required to make distributions to stockholders, and all distributions to stockholders will be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits. This means that our stockholders who are taxed as individuals would be taxed on our dividends at capital gains rates, and our corporate stockholders generally would be entitled to the dividends received deductions with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code. As a result of all these factors, our failure to qualify as a REIT also could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury regulations that have been promulgated under the Internal Revenue Code is greater in the case of a REIT that, like us, holds its assets through a partnership. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. In order to qualify as a REIT, we must satisfy a number of requirements, including requirements regarding the composition of our assets and sources of our gross income. Also, we must make distributions to stockholders aggregating annually at least 90% of our net taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may adversely affect our investors, our ability to qualify as a REIT for federal income tax purposes or the desirability of an investment in a REIT relative to other investments.

We will pay some taxes.

Even if we qualify as a REIT for U.S. federal income tax purposes, we will be required to pay some U.S. federal, state and local taxes on our income and property. We expect that we and Extra Space Management, Inc. will elect for Extra Space Management, Inc. to be treated as “taxable REIT subsidiary” of our company for U.S. federal income tax purposes. A taxable REIT subsidiary is a fully taxable corporation and may be limited in its ability to deduct interest payments made to us. In addition, we will be subject to a 100% penalty tax on certain amounts if the economic arrangements among our tenants, our taxable REIT subsidiary and us are not comparable to similar arrangements among unrelated parties or if we receive payments for inventory or property held for sale to tenants in the ordinary course of business. To the extent that we are or our taxable REIT subsidiary is required to pay U.S. federal, state or local taxes, we will have less cash available for distribution to stockholders.

Risk factors

RISKS RELATED TO THE OFFERING

If you purchase shares of common stock in the offering, you will experience immediate and significant dilution in the book value of our common stock offered in the offering equal to $4.96 per share.

We expect the initial public offering price of our common stock to be substantially higher than the book value per share of our outstanding common stock will be immediately after the offering. If you purchase our common stock in the offering, you will incur immediate dilution of approximately $4.96 in the book value per share of common stock from the price you pay for our common stock in the offering. This means that the investors who purchase shares:

➢	will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities; and

➢	will have contributed 88.0% of the total amount of our equity funding since inception but will only own 71.8% of the shares outstanding.

In addition, we are issuing 4,088,889 CCSs and CCUs in connection with the offering and the formation transactions. These CCSs and CCUs are convertible into shares of our common stock and OP units, respectively, upon achievement by our company of certain performance results relating to the 14 early-stage lease-up properties. The conversion of CCSs into common stock and CCUs into OP units will be dilutive to investors in the offering. We also have offered and expect to continue to offer stock options to our employees and have reserved 8,000,000 shares of common stock for future issuance under our stock incentive plan. To the extent that stock options are granted and ultimately exercised, there will be further dilution to investors in the offering.

There is currently no public market for our common stock, an active trading market for our common stock may never develop following the offering and the trading and our common stock price may be volatile and could decline substantially following the offering.

Prior to the offering, there has been no public market for our common stock and an active trading market for our common stock may never develop or be sustained. You may not be able to resell our common stock at or above the initial public offering price. The initial public offering price of our common stock has been determined based on negotiations between us and the representatives of the underwriters and may not be indicative of the market price for our common stock after the offering. See “Underwriting.” Performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

➢	actual or anticipated variations in our quarterly operating results;

➢	changes in our funds from operations or earnings estimates or publication of research reports about us or the real estate industry;

➢	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

➢	changes in market valuations of similar companies;

➢	adverse market reaction to any increased indebtedness we incur in the future;

➢	additions or departures of key personnel;

➢	actions by institutional stockholders;

Risk factors

➢	speculation in the press or investment community; and

➢	general market, economic and political conditions.

Future sales of shares of our common stock may depress the price of our shares.

We cannot predict whether future issuance of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock. Any sales of a substantial number of shares of our common stock in the public market, including upon the redemption of OP units, or the perception that such sales might occur, may cause the market price of our shares to decline. Upon completion of the offering and the formation transactions, all common shares sold in the offering will be freely tradable without restriction (other than any restrictions set forth in our charter relating to our qualification as a REIT) after the expiration of the 180-day lock-up period described under the heading “Underwriting,” unless the shares are owned by one of our affiliates. Affiliates may only sell their shares pursuant to the requirements of Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, or as described below.

Holders of 11,828,793 shares of our unregistered common stock (assuming the conversion of all CCSs into common stock) and all holders of OP units (representing 2,930,096 shares of common stock that may be issued by us upon redemption of OP units (assuming conversion of all CCUs into OP units)), have registration rights requiring us to register their common stock with the SEC and holders of 100% of these shares of common stock and of units are subject to agreements prohibiting them from disposing of these shares for 180 days following completion of the offering. In the aggregate, these shares of common stock and OP units represent approximately 42.2% of our outstanding shares of common stock on a fully-diluted basis after completion of the offering. In addition, after completion of the offering and the formation transactions, we intend to register all common stock that we may issue under our 2004 long-term stock incentive plan, and once we register these shares they can be freely sold in the public market after issuance. If any or all of these holders cause a large number of their shares to be sold in the public market, such sales could reduce the trading price of our common stock and could impede our ability to raise future capital.

The exercise of the underwriters’ over-allotment option, the redemption of OP units for common stock, the exercise of any options or the vesting of any restricted stock granted to directors, executive officers and other employees under our 2004 long-term stock incentive plan, the issuance of our common stock or OP units in connection with property, portfolio or business acquisitions and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock, and the existence of OP units, options and shares of our common stock reserved for issuance as restricted shares of our common stock or upon redemption of OP units or exercise of options may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. In addition, future sales of shares of our common stock may be dilutive to existing stockholders.

An affiliate of one of our underwriters will receive benefits in connection with the offering.

In connection with the formation transactions and the offering, an affiliate of Wells Fargo Securities, LLC, one of our underwriters in the offering, will receive benefits from the offering in addition to customary underwriting discounts and commissions, reimbursement of certain expenses and indemnification for certain liabilities. Wells Fargo, N.A. is the lender under our predecessor’s property credit line and corporate credit line. We intend to use approximately $5.9 million of the net proceeds we expect to receive in the offering to repay these lines of credit in full. These transactions may create a potential conflict of interest because one of the underwriters has an interest in the successful completion of the offering beyond the customary benefits described above.

Statements regarding forward-looking information

This prospectus contains various “forward-looking statements.” You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Statements regarding the following subjects may be impacted by a number of risks and uncertainties:

➢	our business strategy;

➢	our ability to obtain future financing arrangements;

➢	estimates relating to our future distributions;

➢	our understanding of our competition;

➢	information relating to the conversion of CCSs and CCUs;

➢	market trends;

➢	projected capital expenditures;

➢	the impact of technology on our products, operations and business; and

➢	use of the proceeds of the offering.

The forward-looking statements contained in this prospectus reflect our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to our common stock.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors.” We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this prospectus to reflect new information, future events or otherwise.

Use of proceeds

We will receive net proceeds from the offering of approximately $229.6 million and approximately $264.8 million if the underwriters’ over-allotment option is exercised in full after deducting the underwriting discounts and commissions, financial advisory fees and estimated expenses of the offering.

We will contribute the net proceeds of the offering to our operating partnership. In addition, concurrently with the closing of the offering we expect to enter into a variable rate mortgage loan in the aggregate principal amount of $37.0 million with U.S. Bank, and a fixed rate mortgage loan in the aggregate principal amount of $111.0 million with Wachovia Bank, N.A. The U.S. Bank mortgage, which will be secured by five properties, will bear interest at a variable rate equal to LIBOR plus 175 basis points and will mature in three years after its inception. We also expect to initially borrow an additional $10.2 million under our variable rate line of credit to partially fund the transactions described below. The Wachovia loan, which will be secured by the 26 properties that we expect to acquire in the Storage Spot transaction, will bear interest at a fixed rate equal to 150 basis points above the five-year Treasury rate and will mature in 2010. We have been proffered a binding commitment letter from U.S. Bank relating to the U.S. Bank loan and from Wachovia relating to the Wachovia loan. We do not intend to use the proceeds of these two mortgage loans to fund distributions.

Wells Fargo, N.A., an affiliate of Wells Fargo Securities, LLC, one of the underwriters in this offering, is the lender under our property credit line and our corporate credit line. We will use a portion of the net proceeds of this offering to repay these lines of credit, as described below.

Use of proceeds

The following table sets forth the sources and uses of funds that we expect in connection with the offering and the U.S. Bank loan, the Wachovia loan and our line of credit described above. Some of the uses indicated in the following table could be funded from other sources, such as additional cash on hand or our proposed line of credit.

Sources (dollars in thousands)		Uses (dollars in thousands)
Gross proceeds from the offering	$252,500	Acquisition of properties	$167,637
Proposed variable rate mortgage due 2007 Proposed fixed rate mortgage due 2010	37,000 111,000	Repayment of existing indebtedness related to our initial assets	106,366
Escrow deposits and cash on hand	6,722	Payment of certain loan exit fees	3,274
Proposed line of credit	10,179	Purchase of interests of certain joint venture partners in connection with the formation transactions including amounts used to retire certain loans incurred in connection with such purchase	37,984
		Redemption of certain holders of Class A, Class B and Class C membership interests in our predecessor	26,814
		Repayment of certain short term notes payable	22,074
		Repayment of a note held by Anthony Fanticola (a director-nominee) and Joann Fanticola, cotrustees of the Anthony and Joann Fanticola Trust and payment of related loan exit fee	5,139
		Payment of loan origination fees	2,865
		Repayment of the Fidelity minority interest	22,382

		Subtotal	$394,535

		Payment of fees and expenses of the offering:
		Underwriting commission	15,782
		Financial advisory fee	1,894
		Other fees and expenses	5,190

		Subtotal	22,866

Total Sources	$417,401	Total Uses	$417,401

Pending the use of any cash proceeds, we intend to invest the net proceeds in interest-bearing, short-term investment-grade securities or money-market accounts which are consistent with our intention to qualify as a REIT. Such investments may include, for example, government and government agency certificates, certificates of deposit, interest-bearing bank deposits and mortgage loan participations.

Any net proceeds remaining after the uses set forth in the table above will be used for working capital purposes, including future acquisitions and development activities. If the underwriters exercise their over-allotment option for the offering in full, we expect to use the additional net proceeds to us, which will be approximately $35.2 million in aggregate, for working capital needs, including future acquisitions and developments. We do not intend to use any of the net proceeds from this offering to fund distributions to our stockholders, but to the extent we use these proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders.

Use of proceeds

Our repayment of existing indebtedness and related loan exit fees related to our initial assets consists of the following:

	Debt	Exit Fees
Senior fixed rate mortgage due 2009 which bears interest at a rate of 8.97% per annum	$1,246,658	$384,323
Senior fixed rate mortgage due 2008, which bears interest at a rate of 7.15% per annum	5,004,897	931,900
Senior variable rate mortgage due 2007, which bears interest at LIBOR plus 4.50% per annum with a LIBOR floor of 1.50%(1)	52,201,299	1,957,549
Nine senior mortgage and construction loans due October 2004 through December 2011, which bear interest from LIBOR plus 2.75% to LIBOR plus 3.00% and prime plus .50% to prime plus 4.75%(2)	30,570,128
Wells Fargo property credit line due September 2004, which bears interest at the prime rate	5,000,000
Wells Fargo corporate credit line due July 2004, which bears interest at prime plus 4.00%	905,339
Zions Bank corporate credit line due July 2004, which bears interest at the prime rate	11,437,458

	$106,365,779	$3,273,772

(1)	At March 31, 2004, this senior variable rate mortgage bore interest at a rate equal to 6.00% per annum.
(2)	At March 31, 2004, these senior mortgage and construction loans bore interest at rates equal to 3.87% to 8.75% per annum.

Our repayment of $22.1 million of certain short-term notes payable consists of our repayment of three separate loans. First, we will repay loans of $10.0 million and $8.4 million borrowed from one of our joint venture partners to fund the purchase of interests in two of our joint ventures. These loans bear interest at a rate of 12.50% per annum and mature on the earlier of October 2004 or the closing of the offering. Kenneth M. Woolley, our Chairman and Chief Executive Officer, has guaranteed the payment of these loans. For more information, see “Formation transactions—Joint Venture Restructuring.” Second, we will repay a short-term note issued to Strategic Performance Fund, Inc. in the amount of $3.7 million which bears interest at a rate of 15.9% per annum and is due October 15, 2004.

The Fanticola note referred to above that we intend to repay out of the net proceeds of the offering bears interest at a rate of 9.34% per annum and is due August 15, 2010.

Distribution policy

We intend to make regular quarterly distributions to holders of our common stock. We intend to pay a pro rata distribution with respect to the period commencing on the completion of the offering and ending September 30, 2004, based on a distribution of $0.2275 per share for a full quarter. On an annualized basis, this would be $0.91 per share, or an annual distribution rate of approximately 7.3% based on the initial public offering price of $12.50 per share. We estimate that this initial annual distribution will represent approximately 146.1% of our estimated cash available for distribution to our common stockholders for the 12 months ending March 31, 2005, and we expect to borrow approximately $8.8 million under our line of credit to pay the initial annual distribution. We currently expect to borrow approximately $1.2 million under our line of credit to pay our initial distribution for the partial quarter ending September 30, 2004. We have estimated our cash available for distribution to our common stockholders for the 12 months ending March 31, 2005 based on adjustments to our pro forma net income available to common stockholders before allocation to minority interest for the 12 months ended March 31, 2004 (giving effect to the offering and the formation transactions), as described below. This estimate was based upon our predecessor’s historical operating results and does not take into account our growth initiatives which are intended to improve our occupancy and operating results, nor does it take into account any unanticipated expenditures we may have to make or any debt we may have to incur. In estimating our cash available for distribution to holders of our common stock, we have made certain assumptions as reflected in the table and footnotes below. Unless our operating cash flow increases, we expect that we will be required either to fund future distributions, including our initial distribution, from borrowings under our proposed line of credit or to reduce such distributions. Our line of credit will not contain provisions that restrict the use of the line of credit to fund distributions. If we use working capital or borrowings under our proposed line of credit to fund these distributions, this will reduce the cash we have available to fund our acquisition and development activities and other growth initiatives.

We intend to maintain our initial distribution rate for the 12-month period following completion of the offering unless our actual results of operations, economic conditions or other factors differ materially from the assumptions used in our estimate.

Distributions made by us will be authorized and determined by our board of directors in its sole discretion out of funds legally available therefor and will be dependent upon a number of factors, including restrictions under applicable law and the capital requirements of our company. Actual distributions may be significantly different from the expected distributions. See “Statements Regarding Forward-Looking Information.” We do not intend to reduce the expected distribution per share if the underwriters’ over-allotment option is exercised.

We anticipate that, at least initially, our distributions will exceed our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. Therefore, a portion of these distributions may represent a return of capital for U.S. federal income tax purposes. Distributions in excess of our current and accumulated earnings and profits will not be taxable to a taxable U.S. stockholder under current U.S. federal income tax law to the extent those distributions do not exceed the stockholder’s adjusted tax basis in his or her common stock, but rather will reduce such adjusted basis in our common stock. Therefore, the gain (or loss) recognized on the sale of that common stock or upon our liquidation will be increased (or decreased) accordingly. To the extent those distributions exceed a taxable U.S. stockholder’s adjusted tax basis in his or her common stock, they generally will be treated as a capital gain realized from the taxable disposition of those shares. We expect that approximately 15.0%

Distribution policy

of our initial distribution will represent a dividend taxable at ordinary income rates while the balance will represent a return of capital for the tax period ending December 31, 2004. The percentage of our stockholder distributions that exceeds our current and accumulated earnings and profits may vary substantially from year to year. For a more complete discussion of the tax treatment of distributions to holders of our common stock, see “U.S. federal income tax considerations.”

We cannot assure you that our estimated distributions will be made or sustained. Any distributions we pay in the future will depend upon our actual results of operations, economic conditions and other factors that could differ materially from our current expectations. Our actual results of operations will be affected by a number of factors, including the revenue we receive from our properties, our operating expenses, interest expense, our occupancy levels, the ability of our tenants to meet their obligations and unanticipated expenditures. For more information regarding risk factors that could materially adversely affect our actual results of operations, see “Risk Factors.” If our properties do not generate sufficient cash flow to allow cash to be distributed by us, we may be required to fund distributions from working capital, borrowings under our proposed line of credit, or reduce such distributions. Our line of credit will not contain provisions that restrict the use of the line of credit to fund distributions.

U.S. federal income tax law requires that a REIT distribute annually at least 90% of its net taxable income excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income including capital gains. For more information, see “U.S. federal income tax considerations.” We anticipate that our estimated cash available for distribution will exceed the annual distribution requirements applicable to REITs. However, under some circumstances, we may be required to pay distributions in excess of cash available for distribution in order to meet these distribution requirements.

Distribution policy

The following table describes our pro forma net income before allocation to minority interest for the 12 months ended March 31, 2004, and the adjustments we have made thereto in order to estimate our initial cash available for distribution to the holders of our common stock for the 12 months ending March 31, 2005.

dollars in thousands
Pro forma net income before minority interest for the year ended December 31, 2003	$1,140
Less: Income before minority interests for the three months ended March 31, 2003	(156)
Add: Loss before minority interests for the three months ended March 31, 2004	(1,479)
Pro forma net income before minority interest before allocation to minority interest for the 12 months ended March 31, 2004	(495)
Add: Pro forma depreciation and amortization(1)	23,183
Add: Net rental increases for continuing tenants for rental increases effective through March 31, 2004 (wholly owned stabilized properties)(2)(3)	265
Add: Net rental increases for continuing tenants for rental increases effective through March 31, 2004 (wholly owned lease-up properties) (3)(4)	21
Add: Net rental increases from occupancy changes effective through March 31, 2004 (wholly owned stabilized properties)(3)(5)	1,212
Add: Net rental increases for continuing tenants for rental increases effective through March 31, 2004 (joint venture stabilized properties)(3)(6)	31
Add: Net rental increases for continuing tenants for rental increases effective through March 31, 2004 (joint venture lease-up properties)(3)(7)	7
Less: Gain on sale of real estate assets	(501)

Estimated cash flows from operations for the 12 months ending March 31, 2005	23,723
Less: Estimated cash flows used in investing activities—property improvements(8)	(1,819)
Less: Estimated cash flows used in financing activities—scheduled mortgage loan principal payments(9)	(2,676)

Estimated cash available for distribution for the 12 months ending March 31, 2005	$19,228

Estimated initial annual distribution (including distributions to minority interest)(10)	28,092

Payout ratio based on estimated cash available for distribution to our holders of common stock(10)	146.1%

Estimated cash available for distribution applicable to:
Minority interest	2,483

Common shares	25,609

(1)	Includes real estate depreciation and amortization on wholly owned and joint venture properties of $13,551 and $336, respectively, amortization of intangibles related to tenant relationships acquired with respect to wholly owned properties of $6,318, other non-real estate depreciation on wholly owned and joint venture properties of $1,317 and $23, respectively, and loan fee amortization of $1,638.
(2)	For wholly owned stabilized properties, represents additional revenues on a pro forma basis based on rental increases achieved by March 31, 2004 as if the increases were in effect beginning on April 1, 2003, for those tenants who were tenants at the properties for the entirety of the 12 months ended March 31, 2004.

(footnotes continued on following page)

Distribution policy

(3)	Property-level expenses for the 100 properties that we have given pro forma effect to rental increases were generally unchanged for the 12-months ended March 31, 2004. Our predecessor’s historical financial statements do indicate an increase in operating expenses for our predecessor for the year ended December 31, 2003 and for the three months ended March 31, 2004, when compared with the corresponding prior periods. However, these increases were attributable to an increase in the number of properties in our predecessor’s portfolio. Over these periods, our predecessor’s portfolio grew as follows:

	Extra Space Predecessor
	December 31,		March 31,
	2002	2003	2003	2004
Number of Properties in Portfolio	88	94	87	108

(4)	For wholly owned lease-up properties, represents additional revenues on a pro forma basis based on rental increases achieved by March 31, 2004 as if the increases were in effect beginning on April 1, 2003, for those tenants who were tenants at the properties for the entirety of the 12 months ended March 31, 2004.
(5)	For wholly owned stabilized properties, represents additional revenues on a pro forma basis due to increase in occupancy calculated by taking the difference between (A) and (B), as follows: (A) the sum of $2,159, which was determined by adding for each tenant commencing a unit rental during the 12 months ended March 31, 2004, an amount equal to the number of months such new tenant did not occupy its unit during such period multiplied by its rental rate in effect for such tenant for March 2004; less (B) the sum of $947 which was determined by adding for each tenant vacating a unit rental during the 12 months ended March 31, 2004, an amount equal to the number of months such tenant occupied its unit during such period multiplied by its monthly rental rate in effect as of the month of departure. For the 12 months ended March 31, 2004 and since that date through the date of this prospectus, our stabilized property portfolio did not experience an overall decline in occupancy. Furthermore, the net rental increases from occupancy changes includes only our wholly owned stabilized properties and does not include additional rental increases from occupancy changes attributable to our 23 wholly-owned lease-up properties, nor our allocable share of increases in distributions that may result from occupancy increases at our 13 joint venture stabilized properties and five joint venture lease-up properties.
(6)	For joint venture stabilized properties, represents our portion of additional revenues on a pro forma basis based on rental increases achieved by March 31, 2004, or $31 as if the increases were in effect beginning on April 1, 2004, for those tenants who were tenants at the properties for the entirety of the 12 months ended March 31, 2004.
(7)	For joint venture lease-up properties, represents our portion of additional revenues on a pro forma basis based on rental increases achieved by March 31, 2004, or $7 as if the increase were in effect beginning on April 1, 2004, for those tenants who were tenants at the properties for the entirety of the 12 months ended March 31, 2004.
(8)	Represents estimated annual recurring capital expenditures of $0.23 per net rentable square foot for the 7,907,880 net rentable square feet at our properties which excludes 1,007,830 net rentable square feet which represents our joint venture partners’ interest in our net rentable square feet in our joint ventures:

	Extra Space Predecessor
	Year Ended December 31,
	2003	2002	Average
Recurring capital expenditures (dollars in thousands)	$1,224	$1,109	$1,167
Net rentable square feet	5,304,547	5,028,766	5,166,657
Average annual recurring capital expenditure per net rentable square foot	$0.23	$0.22	$0.23

(9)	Represents the amortization of principal on indebtedness on a pro forma basis.
(10)	If the underwriters’ over-allotment option of 3,030,000 shares of our common stock is exercised in full at the initial public offering price, our initial annual distribution would increase by $2.8 million and our payout ratio would increase to 160.4%. We do not intend to use the proceeds from the over-allotment option to fund distributions, but to the extent we use these proceeds to fund distributions, these payments will be treated as a return of capital to our stockholders.

Capitalization

The following table presents the capitalization as of March 31, 2004 on a historical basis for Extra Space Storage LLC and its affiliates, which we consider to be our predecessor for accounting purposes, on a pro forma basis for our company taking into account the formation transactions and the offering. The pro forma adjustments give effect to the offering and the formation transactions as if they had occurred on March 31, 2004 and the application of the net proceeds as described in “Use of proceeds.” You should read this table in conjunction with “Use of proceeds,” “Summary consolidated pro forma and historical financial data,” “Management’s discussion and analysis of financial condition and results of operations,” and the more detailed information contained in the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Historical (Extra Space predecessor)	Pro Forma (Company)
	(dollars in thousands)

Mortgages and other secured loans	$345,507	$451,487
Putable preferred interests in consolidated joint ventures, net	34,913	—
Minority interest in our operating partnership	—	21,954
Redeemable minority interest—Fidelity	18,712	—
Other minority interests	10,827	—
Redeemable Class C and Class E Units	44,522	—
Stockholders’ equity (deficit):
Common stock, $.01 par value, 28,139,950 shares issued and outstanding(1)	—	281
Additional paid in capital	—	226,111
Members’ equity (deficit)	(12,780)	—

Total members’/shareholders’ equity (deficit)	(12,780)	226,392

Total capitalization	$441,701	$699,833

(1)	Our pro forma outstanding common stock excludes 650,000 shares of common stock reserved for issuance upon the exercise of options to be granted prior to or concurrently with the offering at an exercise price equal to the initial public offering price, 3,030,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, 7,500,000 shares of common stock available for future issuance under our 2004 long-term stock incentive plan, 650,000 shares of common stock available for future issuance under our non-employee director plan, 3,888,843 shares of common stock that may be issued upon conversion of 3,888,843 CCSs issued pursuant to the formation transactions and 2,930,096 shares of common stock that may be issued by us upon redemption of 2,930,096 OP units outstanding (including OP units issuable upon conversion of 200,046 CCUs).

Dilution

DILUTION AFTER THIS OFFERING(1)

Purchasers of our common stock will experience an immediate and significant dilution of the net tangible book value of our common stock from the initial public offering price. On a pro forma basis at March 31, 2004, after giving effect to the reorganization transactions (see page F-3 of the unaudited pro forma condensed consolidated balance sheet as of March 31, 2004 for a description of the reorganization transactions), but before giving effect to the other formation transactions and the offering, the net tangible book value of our predecessor was $23.4 million or $2.95 per share of common stock. On a pro forma basis at March 31, 2004, after giving effect to the other formation transactions, but before giving effect to the sale of shares of common stock to new investors in the offering, our predecessor’s pro forma net tangible book value would have been $25.5 million or $3.22 per share, or an increase in pro forma net tangible book value attributable to the other formation transactions of $2.1 million or $0.27 per share. After giving effect to the sale of shares of common stock in the offering, the receipt by us of the net proceeds from the offering, the deduction of underwriting discounts and commissions, financial advisory fees and estimated offering expenses payable by us, the pro forma net tangible book value at March 31, 2004 would have been $212.1 million or $7.54 per share or an increase in pro forma net tangible book value attributable to the sale of shares of common stock to new investors of $252.5 million or $12.50 per share. This amount represents an immediate dilution in pro forma net tangible book value of $4.96 per share from the initial public offering price of $12.50 per share. The following table illustrates this per share dilution:

Initial public offering price per share		$12.50

Pro forma net tangible book value per share of our predecessor as of March 31, 2004, after giving effect to the reorganization transactions, but before the other formation transactions and the offering(2)		$2.95

Increase in pro forma net tangible book value per share attributable to the other formation transactions but before the offering(3)	$0.27

Pro forma net tangible book value after the reorganization transactions and the other formation transactions, but before the offering		3.22

Increase in pro forma net tangible book value attributable to the offering(4)	4.32

Pro forma net tangible book value after the reorganization transactions, the other formation transactions and the offering(5)		7.54

Dilution in pro forma net tangible book value to new investors(6)		$4.96

(1)	For the purpose of calculating our predecessor’s pro forma valuations in this section, we have assumed that, as of March 31, 2004, the 7,939,950 shares of common stock to be issued to the former members of our predecessor were outstanding.
(2)	Determined by dividing the pro forma net tangible book value after the reorganization transactions but before the other formation transactions and the offering by the number of shares of common stock to be issued to the former members of our predecessor in the formation transactions.
(3)	Determined by dividing the difference between (a) the pro forma net tangible book value after the reorganization transactions but before the other formation transactions and the offering and (b) the pro forma net tangible book value after the other formation transactions and before the offering, by the number of shares of common stock to be issued to the former members of our predecessor in the formation transactions.
(4)	Determined by dividing the difference between (a) the pro forma net tangible book value after the reorganization transactions and the other formation transactions but before the offering and (b) the pro forma net tangible book value after the reorganization transactions, the other formation transactions and the offering, by the number of shares of common stock to be issued to the former members of our predecessor in the formation transactions.

Dilution

(5)	Determined by dividing pro forma net tangible book value of approximately $212.1 million by 28,139,950 shares of common stock, which amount excludes 650,000 shares of common stock reserved for issuance upon the exercise of options to be granted prior to or concurrently with the offering at an exercise price equal to the initial public offering price, 3,030,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, 7,500,000 shares of common stock available for future issuance under our 2004 long-term stock incentive plan, 650,000 shares of common stock available for future issuance under our non-employee director plan, 3,888,843 shares of common stock that may be issued upon conversion of 3,888,843 CCSs issued pursuant to the formation transactions and 2,930,096 shares of common stock that may be issued by us upon redemption of 2,930,096 OP units outstanding (including OP units issuable upon conversion of 200,046 CCUs).
(6)	Determined by subtracting pro forma net tangible book value per share of common stock after the reorganization transactions, the other formation transactions and the offering from the initial public offering price paid by a new investor for a share of common stock.

DIFFERENCES BETWEEN NEW INVESTORS AND FORMER MEMBERS OF OUR PREDECESSOR IN NUMBER OF SHARES AND AMOUNT PAID

The table below summarizes, as of March 31, 2004, on the pro forma basis after giving effect to the reorganization transactions, the other formation transactions and the offering discussed above, the differences between the number of shares of common stock and OP units received from us and our operating partnership, the total consideration paid and the average price per share paid by former members of our predecessor and paid in cash by the new investors purchasing shares in the offering (based on the net tangible book value attributable to the membership interests exchanged by such members in the formation transactions).

	Shares/Units Issued Assuming No Exercise of Underwriters’ Over-Allotment Option		Net Tangible/Book Value of Contribution/Cash		Average Price per Share
	Number	Percentage	Amount	Percentage
OP units issued in connection with the formation transactions	2,730,050	9%	$8,781,000	3%	$3.22
Common stock to be issued in connection with the formation transactions	7,939,950	26	25,539,000	9	3.22
New investors (1)	20,200,000	65	252,500,000	88	12.50

Total	30,870,000	100%	$286,820,000	100%

(1)	We used the initial public offering price of $12.50 per share, and we have not deducted estimated underwriting discounts and commissions and estimated offering expenses in our calculations.

This table excludes 650,000 shares of common stock reserved for issuance upon the exercise of options to be granted prior to or concurrently with the offering at an exercise price equal to the initial public offering price, 3,030,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, 7,500,000 shares of common stock available for future issuance under our 2004 long-term stock incentive plan, 650,000 shares of common stock available for future issuance under our non-employee director plan, 3,888,843 shares of common stock that may be issued upon conversion of 3,888,843 CCSs issued pursuant to the formation transactions and 2,930,096 shares of common stock that may be issued by us upon redemption of 2,930,096 OP units outstanding (including OP units issuable upon conversion of 200,046 CCUs). Further dilution to our new investors will result if these excluded shares of common stock are issued by us in the future.

Selected consolidated pro forma and historical financial data

The following table shows selected consolidated pro forma financial data for our company and historical financial data for our predecessor for the periods indicated. You should read the following selected historical and pro forma and financial data together with the discussion under the caption “Management’s discussion and analysis of financial condition and results of operations”, and the pro forma and historical consolidated financial statements and related notes included elsewhere in this prospectus.

The following selected consolidated historical financial data for 1999 to 2003 has been derived from financial statements audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. Consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations and of cash flows for the three years in the period ended December 31, 2003, and the related notes thereto appear elsewhere in this prospectus.

Our unaudited selected consolidated pro forma results of operations data and balance sheet data as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 give effect to the formation transactions, the offering, the use of proceeds from the offering and certain related transactions as summarized below.

FORMATION TRANSACTIONS

➢	Existing holders of membership interests in Extra Space Storage LLC exchanged their membership interests for shares of common stock, OP units, CCSs or CCUs.

➢	Extra Space Storage LLC distributed to certain holders of its Class A membership interests a convertible note receivable who then converted the convertible note receivable into a 40% equity interest in Centershift.

➢	Extra Space Storage LLC purchased 100% of the common stock of Extra Space Management, Inc.

➢	Extra Space Storage LLC contributed to Extra Space Development LLC six wholly owned early stage development properties, interests in seven early stage development properties owned through joint ventures and two undeveloped parcels of land, and any related indebtedness.

➢	Extra Space Storage LLC distributed to certain holders of its Class A membership interests, 100% of the membership interests in Extra Space Development LLC, which was previously a wholly owned subsidiary of our predecessor.

➢	Certain holders of Class A and Class C membership interests in Extra Space Storage LLC holding short-term debt and certain other holders of short-term debt converted $1.7 million dollars of short-term debt into additional Class A and Class C membership interests.

➢	Extra Space Storage LLC issued additional Class A, Class B and Class C membership interests following December 31, 2003.

➢	Extra Space Storage LLC will sell Extra Space of Laguna Hills LLC to its joint venture partner in such entity.

➢	Extra Space Storage LLC will acquire 29 additional self-storage properties for an aggregate purchase price of $167.6 million.

Selected consolidated pro forma and historical financial data

USE OF PROCEEDS

➢	We will receive proceeds from the offering of approximately $229.6 million and approximately $264.8 million if the underwriters’ over-allotment option is exercised in full after deducting the underwriting discounts and commissions, financial advisory fees and estimated expenses of the offering.

➢	We will use $167.6 million of the net proceeds of the offering to acquire 29 properties.

➢	We will use $106.4 million of the net proceeds of the offering to repay existing indebtedness related to our initial assets.

➢	We will use $38.0 million of the net proceeds of the offering to purchase interests of certain joint venture partners in connection with the formation transactions including amounts used to retire certain loans incurred in connection with such purchase.

➢	We will use $22.1 million to repay certain short term notes payable.

➢	We will use $4.0 million to repay a note held by Anthony Fanticola (a director-nominee) and Joann Fanticola, cotrustees of the Anthony and Joann Fanticola Trust and $1.1 million to repay loan exit fees associated with this note.

➢	We will use $26.8 million of the net proceeds of the offering to redeem certain holders of Class A, Class B and Class C membership interests in our predecessor.

➢	We will use $22.4 million of the net proceeds to repay the Fidelity minority interest.

➢	We will use $3.3 million of the net proceeds of the offering to pay certain other loan exit fees.

➢	We will use $2.9 million of the net proceeds of the offering to pay certain loan origination fees.

REFINANCING

➢	We will refinance approximately $37.0 million in principal amount of additional third-party mortgage debt with new secured financings described below.

Our pro forma financial information is not necessarily indicative of what our actual financial position and results of operations would have been as of the dates and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

Selected consolidated pro forma and historical financial data

	Company		Extra Space Predecessor
	(Pro Forma)		(Historical)
	Three Months Ended March 31,	Year Ended December 31,	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)

Statement of Operations Data:
Property rental revenues	$19,635	$77,408	$9,996	$7,481	$33,054	$28,811	$19,375	$5,603	$280
Management fees	274	1,162	548	483	1,935	2,018	2,179	1,895	1,082
Acquisition fees and development fees	265	654	265	252	654	922	834	1,323	1,645
Other income	75	107	117	114	618	635	611	948	656

Total revenues	20,249	79,331	10,926	8,330	36,261	32,386	22,999	9,769	3,663

Expenses:
Property operating expenses	7,850	30,825	4,410	3,638	14,858	11,640	8,152	2,347	351
Unrecovered development/acquisition costs and support payments	498	—	498	275	4,937	1,938	2,227	3,854	214
General and administrative(1)	3,020	9,233	2,970	1,990	8,297	5,916	6,750	7,698	7,532
Depreciation and amortization(2)	5,411	20,694	2,677	1,432	6,805	5,652	3,105	1,147	81

Total operating expenses	16,779	60,752	10,555	7,335	34,897	25,146	20,234	15,046	8,178

Income (loss) before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	3,470	18,579	371	995	1,364	7,240	2,765	(5,277)	(4,515)
Interest expense	(5,133)	(19,279)	(6,367)	(4,430)	(18,746)	(13,894)	(11,477)	(4,763)	(410)

Minority interest—Fidelity preferred return	—	—	(1,096)	(999)	(4,132)	(3,759)	(322)	—	—
(Income) loss allocated to minority interest in Operating Partnership and other	131	(101)	970	414	1,431	(100)	(672)	—	—
Equity in earnings of real estate ventures	355	1,168	261	401	1,465	971	105	171	233
Gain (loss) on sale of real estate assets	(171)	672	(171)	—	672	—	4,677	—	—

Net income (loss)	$(1,348)	$1,039	$(6,032)	$(3,619)	$(17,946)	$(9,542)	$(4,924)	$(9,869)	$(4,692)

Basic earnings (loss) per share(3)(4)	$(0.05)	$0.04

Diluted earnings (loss) per share(4)	$(0.05)	$0.03

Weighted average shares of common stock outstanding—basic(4)	28,140	28,140

Weighted average shares of common stock outstanding—diluted(4)	28,140	30,870

Selected consolidated pro forma and historical financial data

	Company	Extra Space Predecessor
	Pro Forma As of March 31, 2004	Historical Consolidated Year Ended December 31,
		2003	2002	2001	2000	1999
	(dollars in thousands, except per share data)

Balance Sheet Data (as of end of period):
Investments in real estate, net of accumulated depreciation and amortization	$679,274	$354,374	$306,415	$242,086	$133,299	$34,013
Total assets	704,418	383,751	332,290	270,265	153,341	52,153
Mortgages and other secured loans	451,487	273,808	231,025	178,552	118,515	19,257
Total liabilities	456,072	339,660	282,509	204,057	127,739	22,197
Minority interest	21,954	22,390	22,265	30,743	—	—
Stockholders’/members’ equity	226,392	21,701	27,516	35,465	25,602	29,956
Total liabilities and stockholders’/members’ equity	704,418	383,751	332,290	270,265	153,341	52,153
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities		(9,307)	(70)	(4,964)	(6,794)	(30,282)
Investing activities		(57,757)	(65,666)	(8,884)	(98,387)	(847)
Financing activities		72,349	64,963	19,446	101,352	35,791
Other Data:(5)
Funds from operations(6)		(11,793)	(5,596)	(6,915)	(8,963)	(4,544)
Total properties		94	88	63	57	27
Total net rentable square feet		6,008,781	5,555,191	3,757,178	3,475,282	1,622,144
Occupancy		76.9%	75.6%	79.9%	70.8%	70.2%

(1)	General and administrative expenses of our predecessor have historically been paid to Extra Space Management, Inc. as management fees. Pro forma general and administrative expenses include estimated public company costs less capitalization of development costs associated with internal development projects.
(2)	Includes real estate depreciation and amortization of $14,167, amortization of intangibles related to tenant relationships acquired of $6,171 and other non-real estate depreciation of $356.
(3)	Pro forma basic earnings (loss) per share is computed assuming the offering was consummated as of the first day of the period presented and equals pro forma net income (loss) available to common stockholders divided by the pro forma number of shares of our common stock to be granted immediately prior to the offering, which amount excludes 650,000 shares of common stock reserved for issuance upon the exercise of options to be granted prior to or concurrently with the offering at an exercise price equal to the initial public offering price, 3,030,000 shares of common stock that may be issued by us upon exercise of the underwriters’ over-allotment option, 650,000 shares of common shares available for future issuance under our non-employee director plan, 7,500,000 shares of common stock available for future issuance under our 2004 long-term stock incentive plan, 3,888,843 shares of common stock that may be issued upon conversion of 3,888,843 CCSs issued pursuant to the formation transactions and 2,930,096 shares of common stock that may be issued by us upon redemption of 2,930,096 OP units outstanding (including OP units issuable upon conversion of 200,046 CCUs).
(4)	The pro forma weighted average shares and earnings per share does not include the potential affects of the CCSs and CCUs as such securities would not have participated in earnings on a pro forma basis for the year ended December 31, 2003 and the quarter ended March 31, 2004 had they been issued effective January 1, 2003. These securities will not participate in distributions until they are converted which cannot occur prior to March 31, 2006. We are currently evaluating the accounting impact of the conversion of CCSs and CCUs into shares of common stock and OP units.
(5)	Other data includes properties that we consolidated or in which we held an equity interest.
(6)	As defined by NAREIT, FFO represents net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We present FFO because we consider it an important supplemental measure of our operating performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its March 1995 White Paper (as amended in November 1999 and April 2002), which may differ from the methodology for calculating FFO utilized by other equity REITs and, accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions.

Selected consolidated pro forma and historical financial data

The following table presents the reconciliation of FFO to our net income (loss) before allocation to minority interest, which we believe is the most directly comparable GAAP measure to FFO.

	Company		Extra Space Predecessor
	(Pro Forma)		(Historical)
	Three Months Ended March 31, 2004	Year Ended December 31, 2003	Three Months Ended March 31,		Year Ended December 31,
Reconciliation of FFO:			2004	2003	2003	2002	2001	2000	1999
	(dollars in thousands)
Net income (loss)	$(1,348)	$1,039	$(6,032)	$(3,619)	$(17,946)	$(9,542)	$(4,924)	$(9,869)	$(4,692)
Plus:
Real estate depreciation and amortization	4,024	14,167	2,477	1,249	6,048	3,075	2,554	800	81
Real estate depreciation and amortization included in equity in earnings of unconsolidated joint ventures	82	358	107	112	447	211	132	106	67
Amortization of intangibles related to tenant relationships	1,306	6,171	121	165	330	660	—	—	—
Income (loss) allocated to minority interest in operating partnership	(131)	101	—	—	—	—	—	—	—
Plus (Less:)
Loss (Gain) on sale of real estate assets	171	(672)	171	—	(672)	—	(4,677)	—	—

FFO(1)	$4,104	$21,164	$(3,156)	$(2,093)	$(11,793)	$(5,596)	$(6,915)	$(8,963)	$(4,544)

(1)	The FFO for the year ended December 31, 2003 of the company on a pro forma basis as compared to the historical amount, has increased due to the purchase of the joint venture interest in 13 properties, the minority interest in 31 consolidated properties and the acquisition of 49 properties from third parties. These acquisitions resulted in an increase in revenues of approximately $44.4 million, and an increase in net income of approximately $19.0 million.

Management’s discussion and analysis of financial condition and results of operations

You should read the following discussion together with the “Selected consolidated pro forma and historical financial data” and the pro forma and historical consolidated financial statements, and related notes appearing elsewhere in this prospectus and the financial information set forth in the tables below. All amounts in the following discussion are in thousands except per share and storage unit data, or as indicated otherwise.

OVERVIEW

We are a fully integrated, self-administered and self-managed real estate investment trust formed to continue the business commenced in 1977 by our predecessor companies to own, operate, acquire, develop and redevelop professionally managed self-storage properties. Since 1996, our fully integrated development and acquisition teams have completed the development or acquisition of more than 100 self-storage properties. We continue to evaluate a range of new growth initiatives and opportunities for our company. To enable us to maximize revenue generating opportunities for our properties, we employ a state-of-the-art proprietary web-based tracking and yield management technology called STORE. Developed by our management team, STORE enables us to analyze, set and adjust rental rates in real time across our portfolio in order to respond to changing market conditions.

We derive substantially all of our revenues from rents received from tenants under existing leases on each of our self-storage properties. We experience minor seasonal fluctuations in occupancy levels, with occupancy levels generally higher in the summer months due to increased moving activity. Our operating results therefore depend materially on our ability to lease available self-storage space and on the ability of our tenants to make required rental payments. We believe we are able to respond quickly and effectively to changes in local, regional and national economic conditions by adjusting rental rates through use of STORE.

In the future, we intend to focus on increasing the operating performance of our existing portfolio, and will continue to seek to acquire privately-held self-storage properties and to pursue new development opportunities. We will attempt to mitigate the risks normally associated with early-stage development and lease-up by undertaking development activities in conjunction with our joint venture partners.

The indebtedness we expect to have outstanding upon completion of the offering will be comprised principally of mortgage indebtedness secured by our properties, including those acquired in the formation transactions and borrowings under our line of credit. We expect this indebtedness to aggregate approximately $451.5 million in principal amount. We also received commitments from a group of banks, led by Wells Fargo Bank, N.A. for a $100.0 million line of credit, subject to the completion of definitive loan documentation and the completion of due diligence. We expect to have an aggregate of $26.2 million of indebtedness maturing at various times during 2004 and $27.5 million of indebtedness maturing at various times during 2005. We expect that each of these loans will be refinanced as they mature either through unsecured private or public debt offerings, additional debt financings secured by individual properties or groups of properties or by additional equity offerings.

Prior to the completion of the offering and the formation transactions, our business has been operated by our predecessor, Extra Space Storage LLC, and its affiliates. The consolidated financial statements of our predecessor for the three months ended March 31, 2004 and the year ended December 31, 2003 include the operating results of 22 properties held in joint ventures which our predecessor accounted for using

Management’s discussion and analysis of financial condition and results of operations the equity method of accounting. Following completion of the offering and the formation transactions, we will consolidate the results of operations of the 22 properties previously held in our non-consolidated joint ventures and will purchase the equity interests held by third parties in all but three of our consolidated joint ventures.

As a result of the above changes and other structural changes that will occur as part of the formation transactions, our intention to qualify as a REIT for U.S. federal income tax purposes beginning with the taxable year ending December 31, 2004 and the improving climate for the self-storage industry as described below, we do not believe that the results of operations discussion of the Extra Space Predecessor set forth below is necessarily indicative of our future operating results.

RESTATEMENT OF PREDECESSOR FINANCIAL STATEMENTS AND INTERNAL CONTROL REMEDIATION

In connection with our preparation for the offering, we engaged in a process that involved the intensive review of the various joint venture arrangements that Extra Space Storage LLC had historically employed to finance part of its development and acquisition activities. As a result of this process, we reissued the historical financial statements of Extra Space Storage LLC for the years ended December 31, 2002 and 2001 to reflect a restatement of those financial statements to (1) consolidate some of our joint venture arrangements (relating to a total of 20 of our properties in 2002 and a total of 12 of our properties in 2001), (2) reverse certain gains relating to transactions that we had accounted for as property sales, (3) add additional footnote disclosures to the notes to such financial statements to disclose the existence of debt and preferred return guarantees that Extra Space Storage LLC and one member of our management team had provided in connection with such joint ventures and (4) adjust certain other items. For the years ended December 31, 2002 and 2001, these changes did not affect the cash available for distribution to the members of Extra Space Storage LLC but resulted in an increase in the net loss of Extra Space Storage LLC for the year ended December 31, 2002 from $1,334 to $9,542, an increase in revenues (including equity in earnings and gain on sale of real estate assets) from $28,562 to $33,357, an increase in expenses from $29,013 to $39,040 and an increase in income allocated to minority interest from $883 to $3,859. For the year ended December 31, 2001, the changes resulted in a decrease in net income of Extra Space Storage LLC from $522 to a net loss of $4,924, an increase in revenues (including equity in earnings and gain on sale of real estate assets) from $23,210 to $27,781, an increase in expenses from $22,688 to $31,711 and an increase in income allocated to minority interest from $0 to $994. The restatement also resulted in an increase as of December 31, 2002 in total assets of $52,187, total liabilities of $68,324 and a decrease in other minority interests of $15,170 and a decrease in accumulated deficit of $14,255. The restatement also resulted in an increase as of December 31, 2001 in total assets of $33,569, total liabilities of $27,916 and other minority interests of $3,994 and a decrease in accumulated deficit of $7,309.

In connection with this process, our independent auditors have informed us that for the years ended December 31, 2002 and 2001, they determined that there was a material weakness in internal control over the manner in which our predecessor accounted for and reported on the terms of transactions involving certain of our joint venture arrangements and company and related party guarantees. We took steps to improve our predecessor’s internal controls in this area and we believe that we have remedied this weakness. As a result of these efforts, our independent auditors have not advised us of any material weakness in our predecessor’s internal controls for the year ended December 31, 2003. Our board of directors and management team are committed to evaluating and continuing to improve our procedures relating to internal controls over our financial reporting as we complete our transition from a private to a publicly-traded company.

Management’s discussion and analysis of financial condition and results of operations

INDUSTRY TRENDS AND OUTLOOK

From the beginning of 2001 through the end of 2003, regional and national economic conditions, industry dynamics and competitive pressures have prevented many self-storage operators from increasing rental rates at their properties and have led others to offer rental discounts to tenants in order to improve occupancy rates. As a result, it has been difficult for us as well as many operators in many regions to improve the operating performance of their properties. We believe that, although the industry continues to face challenges, recent improvements in economic conditions and changes in industry dynamics have enhanced the prospects for operators to grow revenues by increasing rents from existing tenants and by adding new tenants to properties at rising price levels. As a result, we anticipate an improving climate for the self-storage industry, particularly for well-located, convenient, and highly-visible self-storage properties.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have prepared the consolidated financial statements of the Extra Space Predecessor and will prepare the consolidated financial statements for our company in accordance with GAAP which require us to make certain estimates and assumptions that affect the recorded amount of assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. We have provided a summary of our significant accounting policies in Note 1 to the Notes to our consolidated financial statements as of and for the year ended December 31, 2003. We have summarized below those accounting policies that require our most difficult, subjective or complex judgments and that have the most significant impact on our financial condition and results of operations. Our management evaluates these estimates on an ongoing basis. These estimates are based on information currently available to management and on various other assumptions management believes are reasonable as of the date of this prospectus.

➢	Acquisitions of real estate and intangible assets. When we acquire real estate properties, we allocate the components of the acquisition price using relative fair values determined based on certain estimates and assumptions. These estimates and assumptions impact the allocation of costs between land and different categories of land improvements as well as the amount of costs assigned to individual properties in multiple property acquisitions. These allocations impact the amount of depreciation expense and gains and losses recorded on future sales of self-storage properties, and therefore the net income or loss we report.

We determine the fair value of the real estate we acquire, including land, land improvements and buildings, by valuing the real estate at the purchase price less any intangible assets. We then allocate this fair value to land, land improvements and buildings based on our determination of the relative fair values of these assets.

We determine the fair value of the intangible assets we acquire in accordance with purchase accounting for acquisitions by considering the value of in-place leases and the value of tenant relationships. We do not place a value on the in-place leases due to the month-to-month terms of the leases. We value tenant relationships as two months’ projected rent (end of month rent roll), based on the stable nature of rentals and vacates in our self-storage properties and the minimal amount of time and effort required to replace an existing tenant.

➢	Useful lives of assets and amortization methods. We determine the useful lives of our real estate assets (generally 39 years) based on historical and industry experience with the lives of those particular assets and experience with the timing of significant repairs and replacement of those assets.

Management’s discussion and analysis of financial condition and results of operations

We have estimated the useful life of tenant relationships to be approximately 18 months based on our experience with the period of time a tenant stays in our facility.

➢	Impairment of real estate. We recognize an impairment loss on a real estate asset to be held and used in our operations if the asset’s undiscounted expected future cash flows are less than its depreciated cost whenever events and circumstances indicate that the carrying value of the real estate asset may not be recoverable. We compute a real estate asset’s undiscounted expected future cash flow using certain estimates and assumptions. We calculate the impairment loss as the difference between the asset’s fair market value and its carrying value.

➢	Impairment of intangible assets. We combine our intangible assets, which consist primarily of lease and customer intangibles with a definite life, with the related tangible assets (primarily consisting of real estate assets) at the lowest level for which cash flows are readily identifiable.

Whenever events or circumstances indicate that the carrying amount of the asset group is not recoverable, the asset group is tested for recoverability. If the asset group is not recoverable from the undiscounted cash flows attributable to that asset group, an impairment loss is recognized as the difference between the carrying value of the asset group and the estimated fair value of the asset group.

➢	Investments in unconsolidated real estate ventures. We evaluate each of our real estate ventures to determine whether it is a variable interest entity under the provisions of FASB Interpretation No. 46R, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51 (revised December 2003)” which we refer to as FIN 46R. We will consolidate the variable interest entity for which we are deemed to be the primary beneficiary under FIN 46R. We account for our investments in unconsolidated real estate ventures under the equity method of accounting, as we exercise significant influence over, but do not control, these entities under the provisions of the entities’ governing agreements. These investments are recorded initially at cost, as investments in real estate ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions.

➢	Derivatives. We manage our exposure to interest rate risk through the use of cash flow hedges and recognize in earnings the ineffective portion of gains or losses associated with cash flow hedges immediately. We obtain values for the interest rate caps from financial institutions that market these instruments.

➢	Allowance for doubtful accounts. We have not recorded an allowance for doubtful accounts. Substantially all of our receivables are comprised of rent due from our tenants. Historically, we have not experienced significant losses on our tenant’s receivables. However, collection of future receivables cannot be assured.

REIT QUALIFICATION TESTS

We will be subject to a number of operational and organizational requirements to maintain our qualification as a REIT. If we are subject to audit and if the Internal Revenue Service determined that we failed one or more of these tests, we could lose our REIT qualification. If we did not qualify as a REIT, our income would become subject to federal, state and local income taxes, which would be substantial, and the resulting adverse effects on our results of operations, liquidity and amounts distributable to our stockholders would be material.

Management’s discussion and analysis of financial condition and results of operations

RESULTS OF OPERATIONS FOR THE EXTRA SPACE PREDECESSOR

Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

Overview

Results for the three months ended March 31, 2004 included the operations of 108 properties (70 of which were consolidated and 38 of which were in joint ventures historically accounted for using the equity method) compared to the results for the three months ended March 31, 2003, which included the operations of 87 properties (51 of which were consolidated and 36 of which were in joint ventures historically accounted for using the equity method). Results for both periods also included equity in earnings of real estate ventures, third-party management fees, acquisition fees and development fees.

Total Revenue

Revenue for the three months ended March 31, 2004 was $10,926 compared to $8,330 for the three months ended March 31, 2003, an increase of $2,596, or 31.2%. This increase was primarily due to an increase of $2,515 in property rental revenues.

Property rental revenues (including merchandise sales, insurance administrative fees and late fees) increased by $2,515, or 33.6%. This increase consisted of approximately a $1,680 increase from 12 stabilized properties that were acquired, a $300 increase from 10 additional lease-up properties that opened after March 31, 2003, a $660 increase from existing lease-up properties, a $150 decrease from two properties that were previously consolidated, a $200 decrease from the sale of two properties, and a $225 increase from stabilized properties. The increase relating to lease-up properties primarily resulted from occupancy increases, while the increase in stabilized property revenues consists primarily of increased rental rates. Two properties were no longer consolidated in 2004 following the satisfaction and expiration of certain performance guarantees.

Management fees represent 6.0% of cash collected from the management of properties owned by third parties and unconsolidated joint ventures.

Acquisition fees and development fees increased by $13. The increase in acquisition and development was primarily due to a decrease in development activity.

Other income represents interest income and income from truck rentals.

Total Operating Expenses

Total operating expenses for the three months ended March 31, 2004 were $10,555 compared to $7,335 for the three months ended March 31, 2003, an increase of $3,220, or 43.9%. This increase was primarily due to an increase of $772 in property operating expenses, an increase of $980 in general and administrative expenses, and an increase of $1,245 in depreciation and amortization.

Property Operating Expenses

For the three months ended March 31, 2004, property operating expenses were $4,410 compared to $3,638 for the three months ended March 31, 2003, an increase of $772, or 21.2%, consisting of approximately a $600 increase from the acquisition of 12 stabilized properties, a $425 increase from 10 additional lease-up properties that opened after March 31, 2003, a $155 increase from existing lease-up properties, a $140 decrease from two properties that were previously consolidated, a $175 decrease from the sale of two properties and approximately a $93 decrease in expenses from stabilized properties. The increase in expenses on lease-up properties relates primarily to increased operating costs such as payroll,

Management’s discussion and analysis of financial condition and results of operations utilities, office expenses and repairs and maintenance. In addition, these lease-up properties have experienced reassessments resulting in increased property taxes. The decrease in stabilized property expenses consists primarily of snow removal and property tax expenses.

General and Other Administrative Expenses

General and administrative expenses for the three months ended March 31, 2004 were $2,970 compared to $1,990 for the three months ended March 31, 2003, an increase of $980, or 49.2%. This increase is primarily due to an increase in payroll related expenses of approximately $300 resulting from increased wages and personnel and a decrease of approximately $400 in development expenses capitalized in 2004 compared to 2003 and $100 in additional professional fees.

Unrecovered Development/Acquisition Costs and Support Payments

Unrecovered development costs were $498 for the three months ended March 31, 2004 compared to $275 for the three months ended March 31, 2003, an increase of $223, or 81.1%. The increase in unrecovered development costs was due to the write-off of approximately $300 in costs relating to a development project in Inglewood, California during the three months ended March 31, 2004.

Depreciation and Amortization

Depreciation and amortization for the three months ended March 31, 2004, was $2,677 compared to $1,432 for the three months ended March 31, 2003, an increase of $1,245, or 86.9%. The difference primarily relates to the 12 stabilized properties that were acquired, and the 10 new lease-up properties.

Interest Expense

Interest expense for the three months ended March 31, 2004 was $6,367 compared to $4,430 for the three months ended March 31, 2003, an increase of $1,937, or 43.7%. The increase was due primarily to an increase of approximately $785 relating to additional indebtedness used to purchase the 12 stabilized properties, approximately $275 relating to additional indebtedness on new and existing lease-up properties, the write-off of $400 on deferred financing costs on loans that were repaid and approximately $260 decrease in capitalized interest in 2004 compared to 2003. The remaining increase is due to additional interest associated with the putable preferred interests in consolidated joint ventures.

Minority Interest-Fidelity Preferred Return

Minority interest-Fidelity preferred return for the three months ended March 31, 2004 was $1,096 compared to $999 for the three months ended March 31, 2003, an increase of $97, or 9.7%. The increase was primarily due to additional interest being accrued on the initial investment and unpaid preference amounts.

Minority Interest

Loss allocated to minority interest in Operating Partnership and other for the three months ended March 31, 2004 was $970 compared to $414 for the three months ended March 31, 2003, an increase of $556, or 134.3%. This increase was due primarily to additional losses allocated to the minority interests of the Equibase Mini Warehouse joint ventures in 2004.

Loss on the Sale of Real Estate Assets

Loss on the sale of real estate assets for the three months ended March 31, 2004 was $171 compared to $0 for the three months ended March 31, 2003. The increase was due to the sale of a property in Walnut, California to Extra Space West, LLC, a joint venture partner, for $6,406. This loss was a result of construction costs overruns.

Management’s discussion and analysis of financial condition and results of operations

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

Overview

Results for the year ended December 31, 2003 included the operations of 94 properties (57 of which were consolidated and 37 of which were in joint ventures historically accounted for using the equity method) compared to the results for the year ended December 31, 2002, which included the operations of 88 properties (54 of which were consolidated and 34 of which were joint ventures historically accounted for using the equity method). Results for both periods also included equity and earnings of real estate ventures, third-party management fees, acquisition fees and development fees.

Total Revenue

Revenue for the year ended December 31, 2003 was $36,261 compared to $32,386 for the year ended December 31, 2002, an increase of $3,875, or 11.9%. This increase was primarily due to an increase of $4,243 in property rental revenues.

Property rental revenues (including merchandise sales, insurance administrative fees and late fees) increased by $4,243, or 14.7%, consisting of approximately $3,840 from the lease-up properties and $403 from stabilized properties. During the year ended December 31, 2003, the Extra Space Predecessor opened six new properties, and continued to increase the occupancy at its other lease-up properties. The increase in stabilized property revenues consists primarily of increased rental rates.

Management fees represent 6.0% of cash collected from the management of properties owned by third-parties and unconsolidated joint ventures.

Acquisition fees and development fees decreased by $268. The decrease in acquisition fees and development fees was primarily due to the decreased volume of acquisitions in 2003. This decrease in the number of properties acquired was the result of increased competition for these properties and overall higher prices for the properties for sale.

Other income represents interest income and income from truck rentals.

Total Operating Expenses

Total operating expenses for the year ended December 31, 2003 were $34,897 compared to $25,146 for the year ended December 31, 2002, an increase of $9,751, or 38.8%. This increase was primarily due to an increase of $3,218 in property operating expenses, an increase of $2,381 in general and administrative expenses, and an increase of $2,999 in unrecovered development/acquisition costs.

Property Operating Expenses

For the year ended December 31, 2003, property operating expenses were $14,858 compared to $11,640 for the year ended December 31, 2002, an increase of $3,218, or 27.6%. The increase was due primarily to increases in expenses of approximately $2,810 resulting from lease-up properties and approximately $408 in expenses from stabilized properties.

During the year ended December 31, 2003, the Extra Space Predecessor opened six new properties, and continued to increase the occupancy at its other lease-up properties. Existing lease-up property expenses increased due to increases in utilities, office expenses, repairs and maintenance and property taxes due to reassessment. The increase in stabilized property expenses consists primarily of payroll and repairs and maintenance.

Management’s discussion and analysis of financial condition and results of operations

General and Other Administrative Expenses

General and administrative expenses for the year ended December 31, 2003, were $8,297 compared to $5,916 for the year ended December 31, 2002, an increase of $2,381, or 40.2%. This increase is primarily due to fewer development expenses capitalized in 2003—$1,797—than were capitalized in 2002—$3,788.

Unrecovered Development/Acquisition Costs and Support Payments

Unrecovered development costs were $4,937 for the year ended December 31, 2003 compared to $1,938 for the year ended December 31, 2002, an increase of $2,999, or 154.7%. Unrecovered development costs for 2003 and 2002 included $1,520 and $314, respectively, relating to the final performance guarantee payments to Extra Space West One, LLC and Extra Space East One, LLC, joint venture partners. In addition, the increase was due to approximately $2,500 in costs relating to a potential acquisition written off during the year ended December 31, 2003.

Depreciation and Amortization

Depreciation and amortization for the year ended December 31, 2003, was $6,805 compared to $5,652 for the year ended December 31, 2002, an increase of $1,153, or 20.4%. The difference relates to more properties being open for the entire year ended December 31, 2003, than were open during the year ended December 31, 2002.

Interest Expense

Interest expense for the year ended December 31, 2003 was $18,746 compared to $13,894 for the year ended December 31, 2002, an increase of $4,852, or 34.9%. The increase was due primarily to indebtedness relating to new properties entering the lease-up stage being expensed rather than capitalized (interest was capitalized during the development phase). Capitalized interest during the years ended December 31, 2003 and 2002 was $2,593 and $2,071, respectively. During the year ended December 31, 2003, our predecessor opened six new properties, which increased our predecessor’s average outstanding debt and, as a consequence, increased interest costs. This increase in interest expense was partially offset by lower interest rates on variable rate debt. The remainder of the increase was due to the increase in the payable to Equibase Mini Warehouse.

Minority Interest-Fidelity Preferred Return

Minority interest-Fidelity preferred return for the year ended December 31, 2003 was $4,132 compared to $3,759 for the year ended December 31, 2002, an increase of $373, or 9.9%. The increase was primarily due to an increased investment by Fidelity that was outstanding for the entire year of 2003 compared to three months of 2002.

Minority Interest

Minority interest for the year ended December 31, 2003 was ($1,431) compared to $100 for the year ended December 31, 2002, an increase of $1,531, or 1,531%. The increase was primarily due to additional income allocated to minority investors in 2003 than in 2002 on lease-up properties held by Equibase Mini Warehouse joint ventures, and to the deconsolidation of two properties due to the release of guarantees.

Gain on the Sale of Real Estate Assets

Gain on the sale of real estate assets for the year ended December 31, 2003 was $672 compared to $0 for the year ended December 31, 2002. The increase was due to the sale of a facility in Kings Park, New York for $6,241 to Extra Space East One, LLC, a joint venture partner.

Management’s discussion and analysis of financial condition and results of operations

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

Overview

Results for the year ended December 31, 2002 include the operations of the 88 properties (54 of which were consolidated and 34 of which were in joint ventures historically accounted for using the equity method) as compared to the year ended December 31, 2001 which included 63 properties (35 of which were consolidated and 28 of which were in joint ventures historically accounted for using the equity method). Results for both periods also included equity in earnings of real estate ventures, third-party management fees, acquisition fees and development fees.

Total Revenue

Revenue for the year ended December 31, 2002 was $32,386 compared to $22,999 for the year ended December 31, 2001, an increase of $9,387, or 40.8%. This increase was primarily due to an increase of $9,437 in property rental revenues.

Property rental revenues (including merchandise sales, insurance administrative fees and late fees) increased by $9,437, consisting of $6,665 from seven properties that were acquired at the end of 2001, approximately $2,469 from the lease-up properties and approximately $301 from stabilized properties. During the year ended December 31, 2001, our predecessor opened 11 new development properties. The increase in lease-up property revenues consists primarily of occupancy increases. The increase in stabilized property revenues consists primarily of increased rental rates.

Management fees represent 6.0% of cash collected from the management of properties owned by third parties and unconsolidated joint ventures.

Acquisition fees and development fees increased by $88. The increase in acquisition fees and development fees was primarily due to the size of the acquisitions in 2002 by affiliates of our predecessor. In particular, our predecessor received an acquisition fee in connection with the acquisition by Extra Space Northern Properties Six, LLC, a joint venture partner, of six properties.

Other income represents interest income and income from truck rentals.

Total Operating Expenses

Total operating expenses for the year ended December 31, 2002 were $25,146 compared to $20,234 for the year ended December 31, 2001, an increase of $4,912, or 24.3%. This increase was primarily due to an increase of $3,488 in property operating expenses.

Property Operating Expenses

For the year ended December 31, 2002, property operating expenses were $11,640 compared to $8,152 for the year ended December 31, 2001, an increase of $3,488, or 42.8%. The increase was due primarily to increases in expenses of $2,308 from seven properties that were acquired at the end of 2001, approximately $1,097 from the lease-up properties and approximately $82 from stabilized properties. Lease-up property expenses increased due to increases in utilities, office expenses, repairs and maintenance, and property taxes due to reassessment.

General and Other Administrative Expenses

Other administrative expense for the year ended December 31, 2002, was $5,916 compared to $6,750 for the year ended December 31, 2001, a decrease of $834, or 12.4%. This decrease was primarily due to more development expenses capitalized in 2002, $3,788, than were capitalized in 2001, $2,695.

Management’s discussion and analysis of financial condition and results of operations

Unrecovered Development/Acquisition Costs and Support Payments

Unrecovered development costs were $1,938 for the year ended December 31, 2002 compared to $2,227 for the year ended December 31, 2001, a decrease of $289, or 12.9%. Excluding performance guarantee payments to Extra Space West One, LLC, a joint venture partner of $314 in 2002 and $1,577 in 2001, unrecovered development costs were $1,624 and $650, respectively. This increase was due to the write-off of $1.1 million in additional development costs in 2002 relating to two development projects on which all development activities had been suspended.

Interest Expense

Interest expense for the year ended December 31, 2002 was $13,894 compared to $11,477 for the year ended December 31, 2001, an increase of $2,417, or 21.1%. The increase is due to interest expense of $2,403 from seven properties that were acquired at the end of 2001. The remaining increase was due primarily to the increase in the payable to Equibase Mini Warehouse. The increased interest expense was offset by lower interest rates on variable rate debt in 2002.

Depreciation and Amortization Expense

Depreciation and amortization expense for the year ended December 31, 2002, was $5,652 compared to $3,105 for the year ended December 31, 2001, an increase of $2,547, or 82.0%. The increase was due primarily to increases in expenses of $1,272 from seven properties that were acquired on December 31, 2001, and additional expense relating to 11 new properties, which were completed in 2002.

Minority Interest-Fidelity Preferred Return

Minority interest-Fidelity preferred return for the year ended December 31, 2002 was $3,759 compared to $322 for the year ended December 31, 2002, an increase of $3,437, or 1067.4%. The increase was due to the Fidelity investment being outstanding for the entire year of 2002 and approximately one month of 2001.

Minority Interest

Minority interest for the year ended December 31, 2002 was $100 compared to $672 for the year ended December 31, 2001, an increase $572, or 85.1%. The increase was primarily due to additional income allocated to minority investors in 2002 than in 2001 on lease-up properties held in Equibase Mini Warehouse joint ventures.

Gain on the Sale of Real Estate Assets

Gain on the sale of real estate assets for the year ended December 31, 2002 was $0 as compared to $4,677 for the year ended December 31, 2001. The gain on sale of real estate recognized in 2001 related to two separate sales with proceeds totaling $37,205.

SAME-STORE STABILIZED PROPERTY RESULTS

We consider our same-store stabilized portfolio to consist of only those properties owned by the Extra Space Predecessor at the beginning and at the end of the applicable periods presented and that had achieved stabilization as of the first day of such period. The following table sets forth operating data for our same-store portfolio for the periods presented. We consider the following same-store presentation to be meaningful for investors because it provides information relating to property-level operating changes without the effects of acquisitions or completed developments. Although the number of same-store stabilized properties reflects information for only a portion of our total portfolio following completion of the offering and the formation transactions, we believe this presentation provides a meaningful period-over-period comparison because it includes all stabilized properties that were consolidated for all periods presented.

Management’s discussion and analysis of financial condition and results of operations

Extra Space Predecessor Same-Store Stabilized Property Results

	Three Months Ended March 31,		Percent Change	Year Ended December 31,		Percent Change	Year Ended December 31,		Percent Change
	2004	2003		2003	2002		2002	2001
				(dollars in thousands)
Same-store rental revenues	$5,448	$5,292	3.0%	$21,862	$21,459	1.9%	$12,197	$11,896	2.5%
Same-store operating expenses	2,122	2,176	(2.5%)	8,604	8,196	5.0%	4,917	4,834	1.7%

Non same-store rental revenues	4,548	2,189	107.8%	11,192	7,352	52.2%	16,614	7,479	122.1%
Non same-store operating expenses	2,288	1,462	56.5%	6,254	3,444	81.6%	6,723	3,317	102.7%

Total rental revenues	9,996	7,481	33.6%	33,054	28,811	14.7%	28,811	19,375	48.7%
Total operating expenses	4,410	3,638	21.2%	14,858	11,640	27.7%	11,640	8,151	42.8%
Number of properties included in same-store	31	31		31	31		20	20

Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

Same-Store Rental Revenues.    Total revenue for our predecessor’s same-store stabilized property portfolio for the three months ended March 31, 2004 was $5,448 compared to $5,292 for the three months ended March 31, 2003, an increase of $156, or 3.0%. This increase was primarily due to increased rental rates.

Same-Store Operating Expenses.    Total operating expenses for our predecessor’s same-store stabilized property portfolio for the three months ended March 31, 2004 was $2,122 compared to $2,176 for the three months ended March 31, 2003, a decrease of $54, or 2.5%. This decrease was primarily due to additional property taxes being expensed in the three months ended March 31, 2003.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

Same-Store Rental Revenues.    Total revenue for our predecessor’s same-store stabilized property portfolio for the year ended December 31, 2003 was $21,862 compared to $21,459 for the year ended December 31, 2002, an increase of $403, or 1.9%. This increase was primarily due to increased rental rates.

Same-Store Operating Expenses.    Total operating expenses for our predecessor’s same-store stabilized property portfolio for the year ended December 31, 2003 was $8,604 compared to $8,196 for the year ended December 31, 2002, an increase of $408, or 5.0%. This increase was primarily due to increased payroll, advertising, snow removal (due to heavy snow falls experienced in New England) and property taxes.

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

Same-Store Rental Revenues.    Total revenue for our predecessor’s same-store stabilized property portfolio for the year ended December 31, 2002 was $12,197 compared to $11,896 for the year ended December 31, 2001, an increase of $301, or 2.5%. This increase was primarily due to increased rental rates.

Management’s discussion and analysis of financial condition and results of operations

Same-Store Operating Expenses.    Total operating expenses for our predecessor’s same-store property portfolio for the year ended December 31, 2002 was $4,917 compared to $4,834 for the year ended December 31, 2001, an increase of $83, or 1.7%. This increase was primarily due to increased payroll costs and increased property taxes.

CASH FLOWS

Comparison of the Three Months Ended March 31, 2004 to the Three Months Ended March 31, 2003

Cash used in operations was ($2,971) and ($1,105) for the three months ended March 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to additional lease-up properties being added to the portfolio, and the need to fund the operations of these properties.

Cash used in investing activities was ($84,865) and ($16,375) for the three months ended March 31, 2004 and 2003, respectively. The increase in 2004 was primarily due to the acquisition of nine stabilized properties for $79,250 offset by $6,406 of proceeds from the sale of one property.

Cash provided by financing activities was $79,672 and $11,790 for the three months ended March 31, 2004 and 2003, respectively. The increase in 2004 was due primarily to member contributions of $19,480, additional borrowings of $188,512 including borrowings to fund the purchase of nine stabilized properties, the development of existing projects, and the repayment of $123,143 of borrowings.

Comparison of the Year Ended December 31, 2003 to the Year Ended December 31, 2002

Cash used in operations was ($9,307) and ($70) for the years ended December 31, 2003 and 2002, respectively. The increase in 2003 was primarily due to a decrease in the acquisition of properties and sale of a property in 2003. There were no property sales in 2002. These properties continue to increase in occupancy, but it has still been necessary to fund the cash shortfalls relating to these properties.

Cash used in investing activities was ($57,757) and ($65,666) for the years ended December 31, 2003 and 2002, respectively. The increase in 2003 was due to the sale of a property in Kings Park, New York for $6,241 to Extra Space East One, LLC, a joint venture partner. Development activity in 2003 was similar to 2002.

Cash provided by financing activities was $72,349 and $64,963 for the years ended December 31, 2003 and 2002, respectively. The increase in 2003 was due primarily to additional borrowings and additional equity contributions by members of the company. These borrowings have been primarily in the form of construction loans on development properties and mortgage loans on operating properties.

Comparison of the Year Ended December 31, 2002 to the Year Ended December 31, 2001

Cash used in operations was ($70) and ($4,964) for the years ended December 31, 2002 and 2001, respectively. The improvement in 2002 was primarily due to changes in operating assets and liabilities including increases in other assets and the add back of the minority interest relating to the Fidelity preferred return and depreciation.

Management’s discussion and analysis of financial condition and results of operations

Cash used in investing activities was ($65,666) and ($8,884) for the years ended December 31, 2002 and 2001, respectively. The increase in 2002 was due primarily to a higher level of development and acquisition of self-storage properties and fewer sales of assets.

Cash provided by financing activities was $64,963 and $19,446 for the years ended December 31, 2002 and 2001, respectively. The increase in 2002 was due primarily to additional borrowings to fund the increased level of development and acquisition of self-storage properties. Related party borrowings and additional funds provided by joint venture partners to fund the development and operations of lease-up properties increased in 2002.

LIQUIDITY AND CAPITAL RESOURCES

As of March 31, 2004, we had approximately $3,582 available in cash and cash equivalents. As a REIT, we will be required to distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders on an annual basis. Therefore, as a general matter, it is unlikely that we will have any substantial cash balances that could be used to meet our liquidity needs. Instead, these needs must be met from cash generated from operations and external sources of capital.

We believe that the offering and the formation transactions will improve our capital structure by increasing our equity capitalization and reducing our overall leverage. Upon completion of the offering and the financing transactions, we expect to have approximately $451.5 million of outstanding indebtedness and our debt to total market capitalization ratio, defined as total outstanding indebtedness divided by the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including options that we will grant to certain of our officers plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness, will be approximately 53.9%. Approximately $299.5 million, or 66.3%, of our pro forma total indebtedness will be fixed rate and approximately $152.0 million, or 33.7%, will be variable rate. With respect to $61.8 million of our fixed rate indebtedness, prior to completion of the offering and the formation transactions we expect to swap this indebtedness with a proposed $61.8 million variable rate mortgage due 2009 which we expect to bear interest at a variable rate equal to LIBOR plus 32 basis points. We have only one interest rate hedge instrument in place in an amount of $3.1 million and currently do not intend to enter into any further interest rate hedge agreements.

Short-Term Liquidity Requirements

Our short-term liquidity needs are primarily to fund operating expenses, recurring capital expenditures, interest on our credit facilities and distributions to our common stockholders and holders of OP units. Holders of CCSs or CCUs will not, however, be entitled to receive dividends or distributions from the company or the operating partnership unless such CCSs or CCUs are converted to shares of common stock or OP units, which cannot occur until after the quarter ended March 31, 2006. Our properties require recurring investment of funds for property related capital expenditures and general capital improvements, which we estimate will amount to approximately $1.0 million for 2004. In addition, we expect to have non-recurring capital expenditures of up to $500,000 during the 12 to 18 months following completion of the offering to optimize our long-term results from the formation transactions.

We have received a commitment from a group of banks, led by Wells Fargo Bank, N.A. and including Bank of America, N.A., La Salle Bank National Association and Wachovia Bank, N.A. for a $100.0 million line of credit. Subject to the completion of definitive loan documentation and the completion of due diligence by the lenders, we expect to close this line of credit immediately following the completion of the offering. The line of credit provides for availability of up to 70.0% of the appraised value of the

Management’s discussion and analysis of financial condition and results of operations

17 properties securing the line of credit. The line is also limited by debt service coverage tests on each property, calculated based on its prior two quarters of operating income. Based on these covenants, we expect to have approximately $56.0 million of availability under the line of credit, of which approximately $10.2 million will be drawn, upon completion of the offering. To increase availability under this line of credit, we would need to increase the operating income at the properties securing the line of credit or add additional properties as security. We are currently in discussions with the lenders under this line of credit to add an additional two to three properties to the pool of assets securing this line of credit, which we believe will increase the borrowing capacity under this line of credit by approximately $18.0 million. There can be no assurances that the lenders will agree to increase their commitments under this line of credit. We expect to use this line of credit to fund the equity portion of acquisitions and our portion of joint venture development projects.

If we are unable to increase the availability under this line of credit, we may be unable to fund our acquisition plans, and our ability to maintain or improve our occupancy and our results of operations may be adversely affected. We expect that we will be able to meet our short-term liquidity needs generally through net cash provided by operations, working capital generated from the offering and the formation transactions, existing cash and funding under our proposed line of credit. In order to meet our short-term liquidity needs, if we are unable to enter into this line of credit, we will pursue other credit options using the same properties that we are proposing to use as collateral for the line of credit in connection with obtaining alternative financing.

Long-Term Liquidity Needs

Our long-term liquidity needs consist primarily of new facility development, property acquisitions, principal payments under our secured credit facilities and non-recurring capital expenditures. We do not expect the net cash provided by operations will be sufficient to meet all of these long-term liquidity needs.

We expect to finance new property developments through modest equity capital contributed by our company in conjunction with construction loans. Upon issuance of a certificate of occupancy covering a new development project, we will have the right, under our new strategic joint venture with an affiliate of Prudential Financial, Inc. to contribute such development projects, subject to any construction financing, to this joint venture. Upon contribution, we expect that Prudential will contribute 95% or more of the capital to the joint venture in order to enable the joint venture to repay any such construction financing and to fund the property’s capital obligations during the lease-up stage. We will have a small capital interest in the contributed property (generally 5% or less). Any operating losses during the lease-up stage will be borne by the joint venture and will be allocated to the joint venture partners in proportion to their invested capital. In this joint venture, we will have the right to receive 40% of the available cash flow from operations once our joint venture partner has received a predetermined return on its investment, and 40% of the available cash flow from capital transactions once our joint venture partner has received a return of its capital plus such predetermined return. The joint venture agreement will include certain buy-sell rights, including a right of first refusal in favor of us to purchase the property from the joint venture following stabilization. We also expect to enter into new joint venture arrangements with other of our existing joint venture partners.

We expect to fund our property acquisitions through a combination of borrowings under our proposed line of credit and traditional secured mortgage financing. In addition, we expect to use our OP units as currency to acquire self-storage facilities from existing owners seeking a tax deferred transaction.

We expect to meet our other long-term liquidity requirements through net cash provided by operations and through additional equity and debt financings, including loans from banks, institutional investors or other lenders, bridge loans, letters of credit, and other arrangements, most of which in the short-term following completion of the offering will be secured by mortgages on our properties. Additionally, we

Management’s discussion and analysis of financial condition and results of operations may also issue unsecured debt in the future. We also may issue publicly or privately placed debt securities. We do not currently have in place commitments for any such financings and our ability to meet our long-term liquidity needs over time will depend upon prevailing market conditions.

Except as disclosed in the notes to the financial statements of the Extra Space Predecessor, we do not currently have and have never had any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purposes entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitment or intent to provide funding to any such entities. Accordingly, we are not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Expenditures for maintenance and repairs are charged to operations as incurred. Major replacements and betterments that improve or extend the life of the property are capitalized and depreciated over their estimated useful lives. We expect our 2004 capital expenditures to be approximately $1.4 million for ongoing maintenance and repairs.

INDEBTEDNESS OUTSTANDING AFTER THE OFFERING

In addition to the unused portion of our proposed line of credit, our indebtedness outstanding upon completion of the offering and the formation transactions will be comprised principally of mortgage indebtedness secured by our properties, including those acquired in the formation transactions. On a pro forma basis, our indebtedness will be approximately $451.5 million in principal amount. The following table sets forth certain information with respect to such indebtedness:

	Amount of Debt	Weighted Average Interest Rate		Maturity Date	Annual Debt Service		Balance at Maturity(1)
	(dollars in thousands)
Fixed Rate Debt:
New senior fixed rate mortgage due 2009	$83,102	4.70%		2009	$5,657		$73,253
New senior fixed rate mortgage due 2011	68,400	4.79		2011	3,276		63,890
Proposed senior fixed rate mortgage due 2010	111,000	5.14		2010	5,705		111,000
Eight existing individual fixed rate mortgages(2)	37,020	5.42		Various	2,885		Various

Variable Rate Debt:
Eleven existing individual variable rate mortgages	43,016	4.42	(3)	Various	1,902	(3)	Various
Borrowings under proposed variable rate line of credit	10,179	3.00	(3)	2007	305	(3)	10,179
Proposed variable rate mortgage due 2007	37,000	3.00	(3)	2007	1,110	(3)	19,000
Proposed senior variable rate mortgage due 2009	61,770	1.57	(3)	2009	772	(3)	61,770

Total Debt	$451,487

(1)	Assumes no early repayment of principal.
(2)	Includes three loans that will be assumed by our company in connection with the formation transactions.
(3)	Assumes a LIBOR rate of 1.25%.

Management’s discussion and analysis of financial condition and results of operations

The following table sets forth the repayment schedule with respect to the indebtedness we expect to have outstanding upon completion of the offering and the formation transactions:

Amounts (dollars in thousands)
Through December 31, 2004	$26,154
2005	27,492
2006	6,332
2007	47,179
2008	3,500
Thereafter	340,830

Total Commitments	$451,487

Material Provisions of Consolidated Indebtedness to be Outstanding Upon Completion of the Offering

The following is a summary of our material indebtedness expected to be outstanding after the offering and the formation transactions:

New Senior Fixed Rate Mortgage Due 2009.    On March 16, 2004, we entered into a new $83.1 million senior fixed rate mortgage due 2009 with GE Capital Corporation which is secured by 20 self-storage properties. This debt bears interest at a fixed rate of 4.70% per annum and requires principal repayments based on a 25-year amortization schedule. The terms of this debt require us to establish reserves relating to the mortgaged properties for real estate taxes, insurance and capital spending.

New Senior Fixed Rate Mortgage Due 2011.    On May 4, 2004, we entered into a new $68.4 million senior fixed rate mortgage due 2011 with Bank of America, N.A., which is secured by 20 self-storage properties. This debt bears interest at a fixed rate of approximately 4.79% per annum and will require principal repayments based on a 30-year amortization schedule following the first three years of payments of interest only. The terms of this debt require us to establish reserves relating to the mortgaged properties for real estate taxes, insurance and capital spending.

Proposed Senior Fixed Rate Mortgage Due 2010.    We have received an executed commitment letter from Wachovia Bank, N.A. making available to us a $111.0 million senior fixed rate mortgage due 2010, which will be secured by 26 self-storage properties. We intend to execute this commitment letter upon completion of the offering. Wachovia currently has a mortgage loan outstanding covering the same 26 properties that will secure the Wachovia loan. If we enter into this mortgage, it will bear interest at a fixed rate of 1.50% over the five-year Treasury rate. This mortgage will require no principal payments during the term of the loan. The terms of this loan will require us to establish reserves relating to the mortgaged properties for real estate taxes, insurance and capital spending. There can be no assurance that we will be able to close the Wachovia loan. If the Wachovia loan does not close, we will seek alternative mortgage financing which we believe, based on the number of lenders that have provided loan proposals to us relating to this financing, will be available on acceptable terms. If such alternative financing is not available, we may not be able to complete the Storage Spot acquisition as outlined in this prospectus.

Eight Existing Individual Fixed Rate Mortgages.    Eight existing individual fixed rate mortgage loans, including three that we will assume upon completion of the offering and the formation

Management’s discussion and analysis of financial condition and results of operations transactions, are outstanding with various lenders which aggregate $37.0 million in principal amount. The weighted average interest rate of these mortgages is 5.42% and their maturity dates range from September 2005 to October 2013. These mortgages require the borrower to establish reserves relating to the mortgaged properties for real estate taxes, insurance and capital spending.

Proposed Senior Variable Rate Mortgage Due 2009.    Prior to completion of the offering, we expect to swap our existing $61.8 million senior fixed rate mortgage due 2009 with Wachovia Bank, N.A., which is secured by 11 properties and bears interest at a rate of 4.30% per annum, with a new $61.8 million variable rate mortgage due 2009 which will bear interest at a variable rate equal to LIBOR plus 32 basis points.

Eleven Existing Individual Variable Rate Mortgages.    Eleven existing individual variable rate mortgage loans are outstanding with various lenders which aggregate $43.0 million in principal amount. These mortgages bear interest at variable rates tied to Prime Rate plus 100 or LIBOR plus a spread ranging from 250 to 300 basis points, with a portion carrying an interest floor of 4.25% or 4.75%. Their maturity dates range from June 2004 to May 2006. These mortgages require us to establish reserves relating to the mortgaged properties for real estate taxes, insurance and capital spending.

Proposed Variable Rate Mortgage Due 2007.    We have received an executed commitment letter from U.S. Bank making available to us a $37.0 million variable rate mortgage loan. We intend to execute this commitment letter to borrow $37.0 million upon completion of the offering. We anticipate this mortgage to be secured by five properties and to bear interest at a variable rate equal to LIBOR plus 175 basis points and to mature three years after inception with a two year extension available at our option. We expect this mortgage will require us to establish reserves relating to the mortgaged properties for real estate taxes, insurance and capital spending.

FINANCING STRATEGY

We expect to employ leverage in our capital structure in amounts determined from time to time by our board of directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will be either fixed and variable rate, and in making financial decisions, including, among others, the following:

➢	the interest rate of the proposed financing;

➢	the extent to which the financing impacts our flexibility in managing our properties;

➢	prepayment penalties and restrictions on refinancing;

➢	the purchase price of properties we acquire with debt financing;

➢	our long-term objectives with respect to the financing;

➢	our target investment returns;

➢	the ability of particular properties, and our company as a whole, to generate cash flow sufficient to cover expected debt service payments;

➢	overall level of consolidated indebtedness;

➢	timing of debt and lease maturities;

Management’s discussion and analysis of financial condition and results of operations

➢	provisions that require recourse and cross-collateralization;

➢	corporate credit ratios including debt service coverage, debt to total market capitalization and debt to undepreciated assets; and

➢	the overall ratio of fixed- and variable-rate debt.

Our indebtedness may be recourse, non-recourse or cross-collateralized. If the indebtedness is non-recourse, the collateral will be limited to the particular properties to which the indebtedness relates. In addition, we may invest in properties subject to existing loans secured by mortgages or similar liens on our properties, or may refinance properties acquired on a leveraged basis. We may use the proceeds from any borrowings to refinance existing indebtedness, to refinance investments, including the redevelopment of existing properties, for general working capital or to purchase additional interests in partnerships or joint ventures or for other purposes when we believe it is advisable.

OFF-BALANCE SHEET ARRANGEMENTS

As of December 31, 2003, our predecessor had, and upon completion of the offering and the formation transactions, we expect to have one off-balance sheet arrangement, a guarantee of a loan made to Extra Space Northern Properties Six, LLC, one of our joint ventures, in connection with two lease-up properties owned by this joint venture located in Concord and San Ramon, California, for $7.8 million that was entered into November 2002 and is due on May 20, 2005. We believe the fair value of this guarantee will be negligible. At this time, we do not anticipate a substantial risk of incurring a loss with respect to the above arrangement.

RELATED PARTY TRANSACTIONS

Extra Space Development LLC

Effective January 1, 2004, our predecessor distributed to certain holders of its Class A membership interests, 100% of the membership interests in Extra Space Development LLC, which was previously a wholly owned subsidiary of our predecessor. Extra Space Development LLC owns, and upon completion of the offering and the formation transactions will continue to own, interests in 13 early-stage development properties and two parcels of undeveloped land, which are currently subject to significant construction-related indebtedness and have been incurring substantial development-related expenditures. In connection with this distribution, Extra Space Development LLC has granted us a right of first refusal with respect to its interests in 13 early-stage development properties. Extra Space Development LLC will continue to hold its interests in these 13 properties. Extra Space Development LLC intends to enter into agreements with third parties to receive management and development services. Extra Space Development LLC is owned by third-party individuals, as well as by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (33%), Spencer F. Kirk (33%), Richard S. Tanner (7%), Kent Christensen (3%), Charles L. Allen (2%), David L. Rasmussen (0.5%) and Timothy Arthurs (0.5%).

For financial reporting purposes, our predecessor continues to consolidate these properties pursuant to certain financial guarantees. These properties will be de-consolidated upon the elimination of the guarantees prior to completion of the offering.

Management’s discussion and analysis of financial condition and results of operations

Centershift, Inc.

As part of the formation transactions, we have secured for our company through a license agreement with Centershift a perpetual right to continue to enjoy the benefits of STORE in all aspects of our property acquisition, development, redevelopment and operational activities, while the cost of maintaining the infrastructure required to support this product remain the responsibility of Centershift. This license agreement provides for an annual license fee payable by us which we estimate for the year ending December 31, 2004 will aggregate approximately $130,000, in exchange for which we will receive all product upgrades and enhancements and customary customer support services from Centershift. Centershift is required to secure our consent before entering into a license covering STORE with other publicly-traded self-storage companies.

Properties Subject to Transfer Restrictions

Two of the properties acquired as part of the formation transactions located in Venice, California and Sherman Oaks, California are subject to transfer restrictions. Our operating partnership cannot sell these properties for up to 12 years following the closing dates of the acquisitions if such sale would cause certain contributors to recognize a taxable gain for federal income tax purposes. However, if the operating partnership makes an indemnity payment to the contributors, the properties could be sold.

Aircraft Dry Lease

An affiliate of Spencer F. Kirk, one of our directors, has provided us with the benefit of an Aircraft Dry Lease which provides that we have the right to use a 2002 Falcon 50EX aircraft owned by SpenAero, L.L.C. at a rate of $1,740 for each hour of use by us of the aircraft and the payment of all taxes by us associated with our use of the aircraft.

SEASONALITY

Our business is subject to seasonal fluctuations. A greater portion of our revenues and profits are realized from May through September. Our results for any quarter may not be indicative of the results that may be achieved for the full fiscal year.

INFLATION

Inflation in the United States has been relatively low in recent years and did not have a material impact on the results of operations for the Extra Space Predecessor for the three months ended March 31, 2004 and the years ended December 31, 2003 and December 31, 2002. Although the impact of inflation has been relatively insignificant in recent years, it remains a factor in the United States economy and may increase the cost of acquiring or replacing property, plant and equipment and the costs of labor and utilities. Because our leases are month-to-month, we are able to rapidly adjust our rental rates to minimize the adverse impact of any inflation. This reduces our exposure to increases in costs and expenses resulting from inflation.

OTHER

We currently offer a tenant insurance program. Under this program, policies are issued and administered by a third party for a fee. The storage properties also receive an administrative fee for handling certain administrative duties on the policy. Losses in excess of premiums collected are covered by reinsurance carried by a third party. During the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, we recognized $132,000 (of which $93,000 is consolidated and $39,000 is in joint

Management’s discussion and analysis of financial condition and results of operations ventures historically accounted for using the equity method), $451,000 (of which $288,000 is consolidated and $163,000 is in joint ventures historically accounted for using the equity method) and $198,000 (of which $102,000 is consolidated and $97,000 is in joint ventures historically accounted for using the equity method) in revenue, respectively, which is our administrative fee for administrative duties relating to this insurance program.

We currently sell boxes, packing supplies, locks and other storage and moving supplies. Revenue and expense relating to these activities are collected and paid by our storage facilities. During the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, we recognized revenue of $266,000 (of which $187,000 is consolidated and $79,000 is in joint ventures historically accounted for using the equity method), $1.1 million (of which $689,000 is consolidated and $367,000 is in joint ventures historically accounted for using the equity methods) and $708,000 (of which $368,000 is consolidated and $340,000 is in joint ventures historically accounted for using the equity methods), respectively.

Other than our third-party development and management business discussed above and the other miscellaneous operations discussed in the previous two paragraphs, we do not currently conduct any other material operations that will be subject to corporate level tax through our taxable REIT subsidiary. These activities will be conducted upon completion of the offering and the formation transactions through our taxable REIT subsidiary.

RECENT ACCOUNTING PRONOUNCEMENTS

In December 2003, the FASB issued FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (revised December 2003).” FIN 46R addresses consolidation by business enterprises of variable interest entities (“VIEs”), as defined. For entities created after December 31, 2003, we will be required to apply FIN 46R immediately. FIN 46R is effective for the company for entities created before December 31, 2003, effective for three months ended March 31, 2004. As of March 31, 2004, we have evaluated its investments in joint ventures and economic interests in Extra Space Development LLC with regards to FIN 46R, and has determined the joint ventures and Extra Space Development LLC are VIEs. We are not consolidating Extra Space Development LLC and the ventures as we are not the primary beneficiary. With respect to Extra Space Development LLC’s investees, we have determined that certain of these entities are VIEs and we are the primary beneficiary and therefore have consolidated these entities in our consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, an issuer is required to classify financial instruments issued in the form of shares that are mandatorily redeemable, financial instruments that, at inception, embody an obligation to repurchase the issuer’s equity shares and financial instruments that embody an unconditional obligation, as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for us for the year ended December 31, 2003. The adoption of SFAS No. 150 had no impact on our financial position, results of operations and cash flows.

Management’s discussion and analysis of financial condition and results of operations

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our future income, cash flows and fair values relevant to financial instruments are dependent upon prevalent market interest rates. Market risk refers to the risk of loss from adverse changes in market prices and interest rates. We use some derivative financial instruments to manage, or hedge, interest rate risks related to our borrowings. We do not use derivatives for trading or speculative purposes and only enter into contracts with major financial institutions based on their credit rating and other factors.

Upon completion of the offering and the formation transactions, we expect to have outstanding approximately $451.5 million of consolidated debt. We expect approximately $152.0 million, or 33.7%, of our total consolidated debt, to be variable rate debt. We expect that approximately $299.5 million, or 66.3%, of our total indebtedness upon completion of the offering and the formation transactions will be subject to fixed interest rates for a minimum of four years. With respect to $61.8 million of our fixed rate indebtedness, we expect to swap this indebtedness with a proposed $61.8 variable rate mortgage due 2009 which we expect to bear interest at a variable rate equal to LIBOR plus 32 basis points. We have only one interest rate hedge instrument in place in an amount of $3.1 million.

If, after consideration of the interest rate cap agreement described above, LIBOR were to increase by 100 basis points, the increase in interest expense on the variable rate debt would decrease future earnings and cash flows by approximately $1.5 million annually as a result of the interest rate floor in place.

Interest risk amounts were determined by considering the impact of hypothetical interest rates on our financial instruments. These analyses do not consider the effect of any change in overall economic activity that could occur in that environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

The fair value of our debt outstanding as of March 31, 2004 was approximately $345.5 million.

CONTRACTUAL OBLIGATIONS

The following table summarizes our known contractual obligations as of December 31, 2003 (dollars in thousands):

	Payments Due by Period at December 31, 2003
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating leases	$16,371	$372	$756	$783	$14,460
Mortgage debt	273,808	160,141	88,451	13,946	11,270

Total contractual obligations	$290,179	$160,513	$89,207	$14,729	$25,730

The following table summarizes our contractual obligations as of March 31, 2004 on a pro forma basis to reflect the obligations we expect to have following completion of the offering and the formation transactions (dollars in thousands):

	Payments Due by Period at March 31, 2004
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Operating leases	$28,762	$1,077	$3,247	$2,181	$22,257
Mortgage debt	451,487	26,154	81,003	152,372	195,958

Total contractual obligations	$480,249	$27,231	$84,250	$154,553	$218,215

Formation transactions

OVERVIEW

We currently conduct our business relating to the ownership, operation, acquisition, development and redevelopment of self-storage properties through our predecessor, Extra Space Storage LLC, which is organized as a Delaware limited liability company, and certain affiliated companies. The ownership interests in Extra Space Storage LLC consist of Class A (voting and non-voting), Class B, Class C and Class E membership interests, which are held by Kenneth M. Woolley, our Chairman and Chief Executive Officer, and his affiliates, other members of our senior management team and their affiliates, certain of our employees, and other third-party investors. We refer to the Class A, Class B, Class C and Class E membership interests collectively as the “membership interests.” Our existing portfolio of properties is held directly by Extra Space Storage LLC, by its wholly owned subsidiaries or in joint ventures with third-party investors. A transfer of assets to the company will be accounted for at the predecessor’s historical cost as a transfer of assets between companies under common control.

Prior to or concurrently with the closing of the offering, we will engage in a series of transactions, which we refer to in this prospectus as the formation transactions, that are intended to reorganize our company, facilitate the offering, refinance our existing indebtedness and allow the owners of our predecessor and certain affiliated companies to exchange their existing membership interests for 7,939,950 shares of common stock, 1,608,437 OP units, 3,888,843 CCSs, 200,046 CCUs, which we refer to collectively in this section as “equity securities” and $26.8 million in cash. We will issue the CCSs and CCUs in exchange for the contribution by the owners of our predecessor in respect of their indirect interests in the 14 early-stage lease-up properties.

We discuss below the following significant elements of our formation transactions undertaken in connection with this offering:

➢	formation of our company and our operating partnership;

➢	acquisition of our predecessor through contribution and exchange by members of Extra Space Storage LLC;

➢	two properties subject to transfer restrictions;

➢	joint venture restructuring;

➢	management company restructuring;

➢	distribution of early-stage development properties for which we retained a right of first refusal;

➢	other properties subject to first refusal rights;

➢	Centershift;

➢	acquisition of 29 additional properties;

➢	new property management arrangements; and

➢	debt refinancing.

Formation of Our Company and Our Operating Partnership

We were organized on April 30, 2004 as a corporation under the laws of the State of Maryland. We intend to elect to qualify as a REIT for U.S. federal income tax purposes beginning with our initial

Formation transactions

taxable year ending December 31, 2004. Kenneth M. Woolley, our Chairman and Chief Executive Officer, Spencer F. Kirk, one of our directors, and members of our senior management team may be considered promoters of the offering. See “Management—Directors and Executive Officers.”

Extra Space Storage LP, our operating partnership, was organized as a limited partnership under the laws of the State of Delaware on May 5, 2004. Upon completion of the offering and the formation transactions, we will, through our qualified REIT subsidiaries, act as the operating partnership’s sole general partner and will hold units of the operating partnership’s limited partner interest.

Contribution and Exchange by Members of Extra Space Storage LLC

Prior to or concurrently with the closing of the offering, holders of membership interests in our predecessor, Extra Space Storage LLC, will contribute and exchange their membership interests as follows:

➢	The existing holders of Class A, Class B, Class C and Class E membership interests in Extra Space Storage LLC will, pursuant to contribution and related agreements, contribute these membership interests to our company and/or our operating partnership in exchange for an aggregate of 7,939,950 shares of common stock, 1,608,437 OP units, 3,888,843 CCSs issued by us and/or 200,046 CCUs issued by our operating partnership, which we refer to collectively as “equity securities.” In addition, certain holders of Class A, Class B and Class C membership interests (none of whom are directors or executive officers of our company or their affiliates), pursuant to elections made by them, will redeem a portion or all of their interests from our predecessor for an aggregate of $26.8 million in cash to be funded out of the net proceeds of the offering. All existing holders of membership interests will receive either equities securities or cash for their interests.

➢	In determining the number of equity securities that will be issued in exchange for the membership interests, the management of our predecessor valued the membership interests in our predecessor by taking into account the value of the properties in the aggregate that will be owned by our predecessor and the amount of the related debt and other liabilities of our predecessor that will be outstanding immediately prior to the closing of the offering. The factors considered by our predecessor’s management in valuing our predecessor’s portfolio of properties included an analysis of market sales comparables, market capitalization rates for other self-storage properties and general market conditions for self-storage properties. Our predecessor’s management, however, did not receive any independent appraisals of our predecessor’s properties in determining their value.

➢	CCSs and CCUs will generally not carry any voting rights or entitle their holders to receive distributions. Upon the achievement of certain performance thresholds relating to the 14 early-stage lease-up properties described above, all or a portion of the CCSs and the CCUs will be automatically converted into shares of our common stock or OP units, as described elsewhere in this prospectus. Initially, each CCS and CCU will be convertible on a one-for-one basis into shares of common stock or OP units, subject to customary anti-dilution adjustments. These performance thresholds have been structured to result in the conversion of CCSs into shares of common stock and CCUs into OP units on a proportionate basis as the net operating income produced by the 14 early-stage lease-up properties grows from $5.1 million to $9.7 million over any of the 12-month measurement periods commencing with the 12 months ending March 31, 2006 and ending with the 12 months ending December 31, 2008. For the 12-month period ended March 31, 2004, the net operating income produced by these lease-up properties (which were 37.5% occupied on a weighted average basis as of the end of this period) totaled $142,484. This means that none of the CCS or CCUs will convert into shares of common stock or OP units until the net operating income produced by these lease up properties is in excess of $5.1 million over any of the 12-month measurement periods. No CCSs or

Formation transactions

CCUs will be convertible prior to March 31, 2006 nor for any measurement period after December 31, 2008. See “Description of Stock—Contingent Conversion Shares” and “Extra Space Storage LP Partnership Agreement—Contingent Conversion Units.”

➢	The number of CCSs and CCUs to be issued in the formation transactions was determined based on negotiations between the company and the underwriters. The factors considered by the company and the underwriters in determining the number of CCSs and CCUs to be issued included the historical lease-up performance of properties similar to the properties to which the CCSs and CCUs relate, market capitalization rates for self-storage facilities and general market conditions in the self-storage industry. CCS and CCUs were allocated among the holders of membership interests in our predecessor on a pro rata basis based on the number of shares of common stock and OP units that each such holder will receive in the formation transactions.

➢	Each class of membership interest in Extra Space Storage LLC is divided into individual units. As of March 31, 2004, 76,892,885 Class A units, 50,082,096 Class B units, 29,622,196 Class C units and 14,900,000 Class E units were outstanding. The aggregate number of equity securities to be issued in the formation transactions based on the valuation of our predecessor discussed above was allocated among the classes of membership interests based on their relative values within our predecessor. First, the classes with liquidation preferences (Class B, C and E) were valued based on their liquidation preferences and then the remaining value was ascribed to the Class A membership interests. Based on this approach in the formation transactions, for members not receiving cash, each Class A unit is exchangeable for 0.12 shares of common stock (or OP units) and 0.12 CCSs (or CCUs), each Class B unit is exchangeable for 0.07 shares of common stock and 0.07 CCSs, each Class C unit is exchangeable for 0.07 shares of common stock and 0.07 CCSs and each Class E unit is exchangeable for 0.08 OP units.

➢	Based upon the initial public offering price of our common stock, the aggregate value of the shares of common stock and OP units to be issued in the formation transactions is approximately $252.5 million. Further, assuming that each CCS and CCU converted, based upon the initial public offering price, the aggregate value of the CCSs and CCUs issued in the formation transactions would be approximately $51.1 million. The aggregate historical combined net tangible book value of the membership interests to be contributed to us was approximately $4.7 million as of March 31, 2004. The existing holders of membership interests in Extra Space Storage LLC who will receive equity securities include members of our board of directors and members of our senior management team. The aggregate number of equity securities to be received by each such person and his or her affiliates and the net tangible book value attributable to the membership interests as of March 31, 2004, are set forth below under the heading “Benefits to related parties.”

➢	The initial public offering price of our common stock has been determined by negotiations between us and the underwriters. Among the factors considered in determining the initial public offering price were our record of operations, our management, our estimated net income, our estimated funds from operations, our estimated cash available for distribution, our anticipated dividend yield, our growth prospects, the current market valuations, financial performance and dividend yields of publicly-traded companies considered by us and the underwriters to be comparable to us and the current state of the self-storage industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to our book value, assets, financial condition or any other established criteria of value and may not be indicative of the market price for our common stock after the offering. In addition, we have not and will not conduct an asset-by-asset valuation of our company based on historical cost or current market valuation. We also have not always obtained appraisals of the properties in connection with the offering. As a result, the consideration given by us in exchange for the properties in our portfolio may exceed the value of these properties that may be reflected in appraisals or may be obtained in sales of these properties to third parties.

Formation transactions

➢	We will contribute, through our qualified REIT subsidiary, the membership interests we receive from the contributors to our operating partnership in exchange for 1,608,437 OP units and 200,046 CCUs.

➢	Extra Space Management, Inc. a Utah corporation and an indirect wholly owned subsidiary of our operating partnership, will, together with our company, make an election to be treated as our taxable REIT subsidiary. Extra Space Management, Inc. will be responsible for all property management operations that we perform for properties owned by third parties. We expect that this taxable REIT subsidiary will earn income and engage in activities that might otherwise jeopardize our status as a REIT or that would cause us to be subject to a 100% tax on prohibited transactions. A taxable REIT subsidiary is taxed as a corporation and its income will therefore be subject to U.S. federal, state and local corporate level tax.

Properties Subject to Transfer Restrictions

Two of the properties acquired as part of the formation transactions, one located in Venice, California and the other in Sherman Oaks, California, are subject to transfer restrictions. Our operating partnership cannot sell these properties for up to 12 years following the closing date of the acquisitions if such sale would cause certain contributors to recognize a gain. However, if the operating partnership makes an indemnity payment to the contributors, the properties could be sold.

Joint Venture Restructuring

In May 20, 2004, we acquired the equity interest held by Strategic Performance Fund-II, Inc., an affiliate of Prudential Financial, Inc., in our joint venture called Extra Space East One, LLC, which currently owns nine properties, for approximately $18.3 million of which $8.4 million was paid in the form of a note that we intend to repay out of the net proceeds of the offering. The note matures on the earlier of six months from its date of issuance and the closing of the offering and is personally guaranteed by Kenneth M. Woolley.

On June 1, 2004, we acquired nine of the 16 properties held in a joint venture arrangement called Extra Space West One, LLC with the Prudential Insurance Company of America for $52.4 million, of which approximately $10.0 million was paid in the form of a note that we intend to repay out of the net proceeds of the offering. The note will mature on the earlier of six months from its date of issuance and the closing of the offering and is personally guaranteed by Kenneth M. Woolley. We and Prudential have retained our respective ownership interests in the joint venture which will continue to own the remaining seven properties.

Immediately after the offering, our operating partnership will acquire all of the outstanding third-party interests in the following joint ventures in which Extra Space Storage LLC or its subsidiaries are currently joint venture partners and will fund the cash portion of these acquisitions out of the net proceeds of the offering:

➢	Our operating partnership will use approximately $22.4 million in cash to acquire the preferred equity interest held by FREAM No. 39 LLC and the Fidelity Pension Fund Real Estate Investment LLC,

Formation transactions

affiliates of the Fidelity Management Trust Company, in our joint venture called Extra Space Properties Four LLC, which currently owns 19 properties.

➢	Our operating partnership will acquire the joint venture interests held by Equibase Mini Warehouse and its affiliates in seven joint ventures, which currently own an aggregate of 30 properties, for an aggregate of approximately $35.8 million in cash and OP units having an aggregate value of approximately $1.4 million.

➢	Our operating partnership will acquire the joint venture interests held by affiliates of the Moss Group in two joint ventures, which currently own an aggregate of two properties, for an aggregate of approximately $800,000 in cash and OP units having an aggregate value of approximately $12.5 million.

➢	Our operating partnership will acquire the joint venture interests held by certain third parties, including Kenneth M. Woolley, our Chairman and Chief Executive Officer, Spencer F. Kirk, one of our directors, and certain members of our senior management team, in three additional joint ventures, which currently own three properties for an aggregate of approximately $2.1 million in cash.

Management Company Restructuring

In connection with the formation transactions, our predecessor acquired Extra Space Management, Inc. from Kenneth M. Woolley, our Chairman and Chief Executive Officer, Richard S. Tanner, one of our senior vice presidents, and Spencer F. Kirk, one of our directors, for approximately $184,000, which, following the completion of the offering and the formation transactions, will be our taxable REIT subsidiary and will be responsible for all property management operations that we perform for properties owned by third parties.

Extra Space Development LLC

Effective January 1, 2004, our predecessor distributed to certain holders of its Class A membership interests, 100% of the membership interests in Extra Space Development LLC, which was previously a wholly owned subsidiary of our predecessor. Extra Space Development LLC owns, and upon completion of the offering and the formation transactions will continue to own, interests in 13 early-stage development properties and two parcels of undeveloped land, which are currently subject to significant construction-related indebtedness and have been incurring substantial development-related expenditures. Extra Space Development LLC has granted us a right of first refusal with respect to its interests in the 13 properties described above. Extra Space Development LLC will continue to hold its interests in the 13 properties described above. Extra Space Development LLC is owned by third-party individuals, as well as by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (33%), Spencer F. Kirk (33%), Richard S. Tanner (7%), Kent Christensen (3%), Charles L. Allen (2%), David L. Rasmussen (0.5%) and Timothy Arthurs (0.5%).

Other Rights of First Refusal

In connection with the formation transactions, Extra Space of Palmdale LLC and Extra Space of Pico Rivera Two LLC, each of which is a California limited liability company, have granted us a right of first refusal with respect to a subsequent sale of these properties. These two properties are owned by third-party individuals, as well as by executive officers and directors. Extra Space of Palmdale LLC is owned by executive officers and directors in the following approximately percentages: Kenneth M. Woolley (39.0%), Spencer F. Kirk (17.9%), Richard S. Tanner (8.6%), Kent Christensen (8.6%) and Charles L. Allen (8.6%).

Formation transactions

Extra Space of Pico Rivera Two LLC is owned by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (38.2%), Spencer F. Kirk (17.4%), Richard S. Tanner (7.0%), Kent Christensen (8.3%), Charles L. Allen (9.7%), David Rasmussen (8.3%) and Timothy Arthurs (1.4%).

Centershift, Inc.

Effective January 1, 2004, we entered into a license agreement with Centershift which secures for our company a perpetual right to continue to enjoy the benefits of STORE in all aspects of our property acquisition, development, redevelopment and operational activities, while the cost of maintaining the infrastructure required to support this product remains the responsibility of Centershift. This license agreement provides for an annual license fee payable by us which we estimate for the year ending December 31, 2004 will aggregate approximately $130,000, in exchange for which we will receive all product upgrades and enhancements and customary customer support services from Centershift. Centershift is required to secure our consent before entering into a license covering STORE with other publicly-traded self-storage companies. Centershift is owned by third-party individuals, as well as by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (28%), Spencer F. Kirk (29%), Richard S. Tanner (7%), Kent Christensen (3%), Charles L. Allen (2%), David L. Rasmussen (0.4%) and Timothy Arthurs (0.4%).

Acquisition of Storage Spot Properties

Effective May 28, 2004, Extra Space Storage LLC entered into a purchase and sale agreement with Storage Spot Properties No. 1, L.P. and Storage Spot Properties No. 4, L.P. for the acquisition of 26 self-storage properties for which the purchase price under this agreement is $147.0 million. For the year ended December 31, 2003, the net revenues less bad debt expenses for these properties totaled $16.0 million. None of the sellers are currently our affiliates. Hugh W. Horne is president of Storage World Properties GP No. 1, LLC and Storage World Properties GP No. 4, LLC, the general partners of the selling parties under the agreement. In connection with this transaction, we agreed to name Mr. Horne as a director of our company effective upon the closing of this offering. Additionally, if at any time prior to February 15, 2006, Hugh W. Horne is not serving as one of our directors, Storage Spot shall have the right to have one representative present at all meetings of our board of directors and all of our board committees during such time. The purchase and sale agreement contains customary representations, warranties and covenants and is subject to customary closing conditions (such as those relating to the accuracy of representations and warranties and the performance of covenants contained in the purchase and sale agreement) as well as the completion of the offering. Our predecessor has deposited $3.0 million in escrow under the purchase and sale agreement. Storage Spot may be entitled to receive up to an additional $5.0 million cash consideration depending upon the performance of the 26 properties for the 12 months ending December 31, 2005. Under this earn-out provision, we have agreed to pay in February 2006, $8.45 for each dollar that the net revenues from these properties for calendar year 2005 exceeds $17.9 million, up to a maximum of $5.0 million. The entire $5.0 million is also payable upon the occurrence of certain other conditions, including any change of control of the purchaser or a third-party sale of any of the 26 properties prior to December 31, 2005. Our predecessor’s obligation to pay any additional funds will be guaranteed by our operating partnership. Subject to customary closing conditions, including the completion of due diligence, we expect this transaction to close concurrently with the completion of the offering and to be funded with the net proceeds of the offering. See “Use of Proceeds.”

Formation transactions

Other Acquisitions

Concurrently with the completion of the offering, we will acquire three self-storage properties, two in Arizona and California from Red Hat Enterprises and one in New York from Storage Deluxe, both of which are unaffiliated third parties, for cash in the amount of approximately $21.0 million.

Property Management

Upon completion of the offering and the formation transactions, through our subsidiary, Extra Space Management, Inc., we will provide management services to nine self-storage properties, which are owned by unrelated third parties. The amount of management fees we received for the year ended December 31, 2003 relating to these nine third party management contracts, was approximately $365,000 and for the three months ended March 31, 2004 it was approximately $120,000. In addition, we recorded approximately $1,570,000 of management fees for joint ventures for total management fees of $1,935,000 for the year ended December 31, 2003 and approximately $430,000 of management fees for joint ventures for total management fees of $550,000 for the three months ended March 31, 2004. We may consider managing additional properties owned by related and unrelated third parties in the future for strategic reasons including to diversify our revenue base or as a means of analyzing potential acquisitions.

Debt Refinancing

Upon completion of the offering and the formation transactions, we expect to enter into a variable rate mortgage loan in the aggregate principal amount of $37.0 million. This mortgage, which will be secured by five properties, will bear interest at a variable rate equal to LIBOR plus 175 basis points and will mature three years after inception. This mortgage will require us to establish reserves relating to the mortgaged properties for real estate taxes, insurance and capital spending. In addition, we have recently refinanced other indebtedness which we expect will be outstanding upon completion of the offering. See “Management’s discussion and analysis of financial condition and results of operations—Indebtedness Outstanding After the Offering.” The formation transactions also include a series of debt refinancings which are described in this prospectus.

Business and properties

All statistical data contained in this prospectus is the most recently available data from the sources cited. Where no source is cited, statistical data has been derived from internal data prepared by our management.

OVERVIEW

We are a fully integrated, self-administered and self-managed real estate investment trust formed to continue the business commenced in 1977 by our predecessor companies to own, operate, acquire, develop and redevelop professionally managed self-storage properties. Since 1996, our fully integrated development and acquisition teams have completed the development or acquisition of more than 100 self-storage properties and continue to evaluate a range of new growth initiatives and opportunities for our company. To enable us to maximize revenue generating opportunities for our properties, we employ a state-of-the-art proprietary web-based tracking and yield management technology called STORE. Developed by our management team, STORE enables us to analyze, set and adjust rental rates in real time across our portfolio in order to respond to changing market conditions.

Upon completion of the offering and the formation transactions, we will own and operate 136 self-storage properties located in 20 states, 118 of which are wholly owned and 18 of which are held in joint ventures with third parties, and we also manage for unaffiliated third parties an additional nine properties. Our properties are generally situated in convenient, highly-visible locations regionally clustered around high-density, high-income population centers, such as Boston, Chicago, Los Angeles, Miami, New York/Northern New Jersey and San Francisco. Our properties contain an aggregate of approximately 8.9 million net rentable square feet of space configured in approximately 84,800 separate storage units. As of May 31, 2004, our stabilized portfolio (which consists of 108 properties) was on average 87.4% occupied, while our lease-up portfolio (which consists of 28 properties) was on average 62.4% occupied. We consider a property to be in the lease-up stage after it has been issued a certificate of occupancy but before it has achieved stabilization. We consider a property to be stabilized once it either has achieved an 85% occupancy rate, or has been open for four years. Over the next 24 months, we expect our lease-up properties to achieve 85% occupancy, which we believe is in line with lease-up periods typical in the self-storage industry.

As of May 31, 2004, we had more than 70,000 tenants leasing storage units at our 136 properties, primarily on a month-to-month basis, providing us with flexibility to increase rental rates over time as market conditions permit. Although our leases are short-term in duration, our typical tenant tends to remain at our properties for an extended period of time. For properties that were stabilized as of May 31, 2004, the average length of stay for our tenants was approximately 16 months.

Members of our senior management team have significant experience in all aspects of the self-storage industry, with an average of more than nine years of industry experience. Our senior management team has collectively acquired and/or developed more than 176 properties during the past 25 years for our predecessor and other entities. Kenneth M. Woolley, our Chairman and Chief Executive Officer, and Richard S. Tanner, our Senior Vice President, East Coast Development, have worked in the self-storage industry since 1977 and led two of the earlier self-storage facility development projects in the United States. In addition, eight members of our management team have worked together for our predecessors for more than five years. Members of this management team have guided our predecessor through substantial growth, developing and acquiring $699.0 million in assets since 1996. Our senior management team funded this growth with internal funds and more than $245.0 million raised in private

Business and properties

equity capital since 1998, largely from sophisticated, high net-worth individuals and institutional investors such as affiliates of Prudential Financial, Inc. and Fidelity Investments.

We intend to qualify as a REIT for federal income tax purposes beginning with our initial taxable year ending December 31, 2004. We intend to make regular quarterly distributions to our stockholders, beginning with a distribution for the period commencing on the completion of the offering and ending on September 30, 2004.

Upon completion of the offering and the formation transactions, substantially all of our business will be conducted through Extra Space Storage LP, our operating partnership, and our primary asset will be our interest in Extra Space Storage LLC.

THE SELF-STORAGE INDUSTRY

Self-storage refers to properties that offer do-it-yourself, month-to-month storage space rental for personal or business use. Self-storage offers a cost-effective and flexible storage alternative. Tenants rent fully enclosed spaces that can vary in size according to their specific needs and to which they have unlimited, exclusive access. Tenants have responsibility for moving their items into and out of their units. Self-storage unit sizes typically range from five feet by five feet to 20 feet by 20 feet, with an interior height of eight to 12 feet.

Self-storage provides a convenient way for individuals and businesses to store their possessions, whether due to a life-change, or simply because of a need for extra storage space. The mix of residential tenants using a self-storage property is determined by a property’s local demographics and often includes people who are looking to downsize their living space or others who are not yet settled in large homes. The range of items residential tenants place in self-storage properties range from cars, boats and recreational vehicles, to furniture, household items and appliances. Commercial tenants tend to include small business owners who require easy and frequent access to their goods, records or extra inventory or storage for seasonal goods. Self-storage properties provide an accessible storage alternative at a relatively low cost. Tenants typically rent an enclosed space to which they have unlimited, exclusive access. Properties generally have on-site managers who supervise and run the day-to-day operations, providing tenants with assistance as needed.

Our research has shown that tenants choose a self-storage property based primarily on the convenience of the site to their home or business, making high-density, high-traffic population centers ideal locations for locating a self-storage property. A property’s perceived security and the general professionalism of the site managers and staff are also contributing factors to a site’s ability to successfully secure rentals. Although most self-storage properties are leased to tenants on a month-to-month basis, tenants tend to continue their leases for extended periods of time. However, there are seasonal fluctuations in occupancy rates for self-storage properties. Based on our experience, generally, there is increased leasing activity at self-storage properties during the summer months due to the higher number of people who relocate during this period.

As population densities increase in the United States, there has been an increase in self-storage awareness and development. Although the industry originated in the southwestern United States, this increase in awareness of the self-storage option has contributed to the industry’s recent growth throughout the country. The relatively recent increase in development of self-storage properties on the east coast of the United States is indicative of the growing nature of the industry. According to the 2004 Self-Storage Almanac, in 1992 there were approximately 19,500 self-storage properties in the United States, with an average occupancy rate of 84.8% of net rentable square feet compared to approximately 37,000 properties in 2003 with an average occupancy rate of 84.6% of net rentable square feet. The growth in

Business and properties

the industry has created more competition in various geographic regions, and therefore has led to an increased emphasis on site location, property design, innovation and functionality, especially for new sites slated for high-density population centers to accommodate the requirements and tastes of local planning and zoning boards, and to distinguish a facility from other offerings in the market.

The self-storage industry is also characterized by fragmented ownership. As illustrated by the following chart, according to the 2004 Self-Storage Almanac, as of December 31, 2003, the top five self-storage companies in the United States owned only approximately 10.2% of total U.S. self-storage properties, and the top 50 self-storage companies owned only approximately 15.7% of the total U.S. properties. The 2004 Self-Storage Almanac also states that approximately 84.3% of all self-storage properties in the United States were owned by small operators. We believe this fragmentation will contribute to continued consolidation in the industry in the future.

Source: 2004 Self-Storage Almanac

We believe that, unlike other REIT sectors, the self-storage industry brings with it attractive characteristics, including:

➢	Self-storage properties are not reliant on a “single large tenant” whose vacating can have devastating impact on rental revenue.

➢	Brand names can be developed at local, regional and even national levels. Marketing and development of a brand identity, therefore, take on a critical role in the success of a self-storage operator.

➢	Self-storage companies have an opportunity for a great deal of geographic diversification, which could enhance the stability and predictability of cash flows.

➢	A property’s location, convenience and security is more important than rental rate when it comes to a tenant making a leasing decision.

➢	Ancillary products contribute incremental revenue for the self-storage operator. Moving and packing supplies, such as locks and boxes, and the offering of other services, such as property insurance and truck rentals, all help to increase revenues. As more sophisticated self-storage operators continue to develop innovative products and services such as on-line rentals, 24-hour accessibility, climate controlled properties, tenant-service call center access and after-hours storage, local operators may be increasingly unable to meet higher tenant expectations, which could encourage further consolidation in the industry.

➢	Self-storage properties also generally have lower maintenance costs and capital expenditures as compared to other types of commercial real estate (which can require substantial improvements to

Business and properties

secure new tenants) due to the comparative simplicity of building materials and systems of most properties. Typical expenditures include structural work such as roofing and pavement repair, the occasional addition of units to the property, landscaping maintenance and general repairs.

➢	Well-run self-storage properties also tend to operate with a comparatively low level of bad debt and collection expense. Tenant evictions for non-payment of rent can be effective in most situations without any formal judicial proceeding, and the contents of individual storage units can be sold to offset the costs of any unpaid rents in accordance with state lien laws. For example, for our current portfolio of properties, bad debt expense has averaged less than 1.5% for each of the three years ended December 31, 2003.

We have found that the factors most important to tenants when choosing a self-storage site are a convenient location, a clean environment, friendly service and a professional helpful staff. Our experience also indicates that successfully competing in the self-storage industry requires an experienced and dedicated management team that is supported by an efficient and flexible operating platform that is responsive to tenants’ needs and expectations.

COMPETITIVE STRENGTHS

We believe we distinguish ourselves from other owners, operators and developers of self-storage properties in a number of ways, and enjoy significant competitive strengths, which include:

➢	Geographic Diversity Combined with Concentration in Strong Markets.

Upon completion of the offering and the formation transactions, we will own and operate through our operating partnership a portfolio of 136 self-storage properties located in 20 states, including 18 properties that we own an interest in through joint venture arrangements. Our properties are generally situated in convenient, highly-visible locations clustered around large population centers such as Boston, Chicago, Los Angeles, Miami, New York/Northern New Jersey and San Francisco. These areas all enjoy above average population and income demographics and high barriers to entry for new self-storage properties. The clustering of our assets around these population centers enables us to reduce our operating costs through economies of scale. For example, we are able to employ our regional property management infrastructure to spread our advertising investment and other operating overhead over a larger number of properties and to increase our visibility and brand recognition. Our research indicates most tenants utilize properties within a three to five mile radius of their home or business, therefore focus on high-concentration areas is key. At the same time, we believe that the significant size and overall geographic diversification of our portfolio reduces risks associated with economic downturns or natural disasters in any one market in which we operate.

➢	Strong Property and Operating Management Capabilities.

We have developed and utilize a comprehensive centralized approach to property and operational management to increase and maintain occupancy, improve tenant satisfaction and maximize the operating performance and margin of our properties. We have developed market-tested operating procedures for our properties and we invest in the training and development of employees to enable them to understand and implement these procedures in a professional and highly tenant-friendly manner. We have developed and employ a state-of-the-art web-based tracking and yield management technology called STORE to support all aspects of our property management operations, enabling our management team to centrally analyze, set and adjust rental rates in real time on a case-by-case basis across our entire portfolio to maximize revenue-generating opportunities. Unique in the self-storage industry, this technology provides a web-based application distributed via the internet to remote sites. Instead of software installed on each of our facility’s computers, both software and data reside at a central, secure location. This system allows us to gather, organize and provide critical analyses of

Business and properties

detailed financial, operating, marketing and tenant information for our properties and the markets in which they operate on a real-time, easy-to-access basis. By allowing our management to proactively manage this dynamic pricing structure, our management can successfully integrate various operating initiatives. As part of the formation transactions, we have secured a perpetual license to continue to employ STORE in operating our business.

➢	Consumer Oriented Marketing Approach.

We approach our business with a value-added consumer product focus and an emphasis on value and quality through employee training and strict adherence to guidelines developed by our senior management. Our tenant focus and quality controls provide consistency and quality of product and enable our on-site and regional managers to effectively manage our properties and improve our occupancy and tenant retention across our portfolio. Our property management and operations groups are supported by our marketing team that provides sales, marketing and advertising support for our properties and operations. We employ highly targeted direct response marketing programs, such as direct mail and coupon mailers, in combination with more broad-based marketing initiatives such as advertising in the Yellow Pages and on the internet.

➢	Successful Acquirer and Developer of Properties.

Our fully-integrated development and acquisition teams have completed the development or acquisition of more than 100 different self-storage properties since 1996. We believe that we have developed a reputation as a trusted and reliable buyer. In addition, following completion of the offering and the formation transactions, we expect to be one of only two publicly-traded REITs in the self-storage industry that is organized in the UPREIT format, which will enable us to acquire new properties from tax-deferred transactions. As a result, we have a competitive advantage over most of our competitors that are structured as traditional REITs and non-REITs in pursuing acquisitions with tax-sensitive sellers. Also, unlike many other larger owners and operators of self-storage properties, we maintain a highly flexible approach to facility design and layout, which positions us to consider the broadest possible array of potential acquisitions and development sites. Our in-house development capability and our commitment to research allows us to access additional growth opportunities through the development or redevelopment of self-storage sites in different geographic regions.

➢	Experienced Senior Management Team.

Our Chairman and Chief Executive Officer, Kenneth M. Woolley, and our co-founder, Richard S. Tanner, have been in the self-storage business for more than 25 years. Together, they have acquired or developed more than 176 properties. Our senior management team has an average of more than nine years of self-storage experience. Upon completion of the offering and the related formation transactions, our senior management team will own an approximately 8.1% equity interest in our company on a fully-diluted basis. This senior management team includes a fully integrated acquisitions group that through May 31, 2004, had acquired 54 self-storage properties in the United States since 1996, a development team with a proven track record of strategic site selection and retail construction management of 50 self-storage properties in the United States since 1996, an operations team with 97 combined years of experience in profitably managing self-storage properties, and a marketing group with consumer marketing experience in research, strategic program implementation and brand development. All of these groups form a cohesive management team with a seamless approach to growing the company.

➢	Nationally-Recognized Institutional Joint Venture Partners.

We have developed and/or acquired more than 70 properties since 1999 employing strategic joint ventures with nationally-recognized institutional investors such as affiliates of Prudential Financial, Inc. and Fidelity Investments. We believe our reputation for quality within our industry, and our

Business and properties

management and development expertise, make us an attractive strategic partner for institutional investors. By partnering with institutions in this way, we can mitigate acquisition, development and lease-up risks, while retaining day-to-day operational control over, and a significant stake in the performance of, certain properties. Eighteen of our properties are held in joint venture format.

BUSINESS AND GROWTH STRATEGIES

Our primary business objectives are to maximize cash flow available for distribution to our stockholders and to achieve sustainable long-term growth in cash flow per share in order to maximize long-term stockholder value. Our business strategy to achieve these objectives consists of the following elements:

➢	Maximize Cash Flow at Our Properties.

We will seek to maximize revenue generating opportunities by responding to changing local market conditions through interactive yield management of the rental rates at our properties. Supported by STORE, we will seek to respond to changing market conditions and to maximize revenue generating opportunities through interactive rental rate management.

➢	Pursue Opportunities to Acquire Privately-Held Self-Storage Portfolios.

We intend to selectively acquire, for cash or by utilizing units in our operating partnership as acquisition currency, privately-held self-storage portfolios and single self-storage assets in high population density areas with an undersupply or equilibrium of self-storage demand, re-flag them under the Extra Space Storage brand name, and implement our comprehensive property and operating systems so as to maximize their operating performance over time.

➢	Strategically Select and Develop Sites.

We will seek to maximize revenue generating opportunities from our lease-up properties by actively managing these properties toward stabilization. We plan to continue to expand also by selecting and developing new self-storage properties with cost-effective, appealing construction in desirable areas based on specific data, including: visibility and convenience of location, market occupancy and rental rates, market saturation, traffic count, household density, median household income, barriers to entry and future demographic and migration trends. We have utilized a nationwide network of brokers and developers to consistently identify new opportunities. Because of the attractive architecture of many of our properties, we have been able to eliminate a typical barrier of entry for most self-storage developers in areas usually reserved for more traditional retail and commercial properties. As of July 15, 2004 we had 12 undeveloped parcels of land under contract that we believe are suitable for new property developments and are proceeding with the requisite due diligence for these properties. We also have a right of first refusal with respect to sales of the interests in the 13 early-stage development properties owned by Extra Space Development LLC. We also are currently reviewing more than 22 other sites that we believe also may be suitable development candidates.

➢	Continue Joint Venture Strategy to Pursue Development Opportunities and Enhance Returns.

We plan to grow by continuing our development activities in conjunction with our joint venture partners while mitigating the risks normally associated with early-stage development and lease-up activities. Where appropriate, we will also seek to acquire properties in a capital-efficient manner in conjunction with our joint venture partners. Upon completion of the offering and the formation transactions, we intend to enter into a new strategic joint venture with an affiliate of Prudential Financial, Inc., one of our current joint venture partners, with respect to various future development properties. Prudential will contribute substantially all of the capital to the joint venture to enable the

Business and properties

joint venture to repay any in-place construction financing and to fund the property’s capital obligations during the lease-up stage. We also expect to enter into joint venture arrangements with other of our existing joint venture partners. Typically in these deals, we will seek to have a small capital interest, and once our joint venture partner receives a predetermined return on its investment the remaining profits will be distributed to the joint venture partners.

PROPERTIES

Upon completion of the offering and the formation transactions, we will own and operate 136 properties located in 20 states, of which 118 are wholly owned and 18 are held in joint ventures with third parties. In addition, through our subsidiary Extra Space Management, Inc., we will provide management services to 9 self-storage properties. Our managed properties are held to the same high quality standards as our owned properties. Our properties contain an aggregate of approximately 8.9 million net rentable square feet of space configured in approximately 84,800 separate storage units as of May 31, 2004. The following table sets forth additional information regarding our stabilized properties as of May 31, 2004, and December 31, 2003, as noted:

Stabilized Property Data Based on Location

Location	Number of Units	Year Placed in Operation(1)	Net Rentable Square Feet	Occupancy Rate as of May 31, 2004	Occupancy Rate as of December 31, 2003
Wholly Owned Properties:

Arizona:
Mesa	480	2001	57,630	98.2%	84.1%

Total Arizona	480		57,630	98.2%	84.1%

California:
Burbank	986	1987	81,158	96.0%	94.1%
Claremont	409	1996	47,765	90.9	87.6
Fontana	710	2000	86,155	84.9	84.0
Glendale (2)	429	1975	42,200	93.6	96.6
Hawthorne	583	1991	47,915	84.3	86.5
Inglewood	567	1987	53,730	92.9	95.1
Livermore	677	2000	77,573	92.1	84.5
Los Angeles (Casitas Avenue)	661	1998	64,527	87.5	87.1
Manteca	545	2000	60,225	81.9	82.0
Oakland (2)	538	1986	55,650	88.5	88.7
Pico Rivera I	464	2000	51,918	95.5	94.2
Richmond	773	1987	62,215	86.6	84.0
Riverside	732	1984	82,085	84.4	86.7
San Bernardino	506	1983	63,385	90.7	94.3
Sherman Oaks	843	1998	91,545	96.6	92.5
Torrance	737	1994	80,051	89.3	89.1
Tracy I	462	1988	62,400	72.4	68.9
Venice	553	1999	56,470	92.3	92.4

Total California	11,175		1,166,967	88.9%	88.1%

Business and properties

Location	Number of Units	Year Placed in Operation(1)	Net Rentable Square Feet	Occupancy Rate as of May 31, 2004	Occupancy Rate as of December 31, 2003
Colorado:
Arvada	268	1975	46,250	94.7%	86.4%
Denver	565	1974	68,190	85.8	81.2
Thornton	533	1975	58,300	83.7	85.7
Westminster	435	1979	58,868	82.2	79.1

Total Colorado	1,801		231,608	86.1%	82.8%

Florida:
Margate	636	1985	53,651	94.3%	90.3%
Miami (Fountainbleau)	771	1987	74,739	83.5	84.0
Miami (Kendall)	949	1986	87,387	93.2	90.1
North Miami	806	1999	75,747	90.3	88.7
North Lauderdale	797	1985	74,885	89.6	91.7
West Palm Beach (Forest Hill)	656	1985	53,422	86.3	82.3
West Palm Beach (Military Trail)	677	1987	59,592	86.9	83.1
Ft. Lauderdale (3)	527	2001	58,250	80.2	84.1
Ft. Myers (3)	605	2000	73,728	92.2	90.4
Madeira Beach (3)	644	1999	56,939	96.3	93.8
Orlando (3)	718	2000	92,611	88.8	81.5
Port Charlotte (3)	582	1999	69,660	97.6	95.4
Riverview (3)	533	2000	57,245	87.4	81.8
Valrico (3)	493	2000	53,800	98.8	90.8

Total Florida	9,394		941,656	90.3%	87.7%

Georgia:
Atlanta (Cheshire) (3)	799	2000	105,878	86.7%	80.9%
Atlanta (Rosewell) (3)	336	2000	41,416	85.8	83.5
Alpharetta (3)	467	1999	52,158	79.0	77.3
Snellville (3)	603	1999	85,656	84.1	83.5
Stone Mountain (3)	483	1999	72,120	88.4	89.9

Total Georgia	2,688		357,228	85.2%	83.1%

Louisiana:
Metairie (3)	647	1999	67,850	87.6%	87.1%
New Orleans (3)	764	2000	80,050	96.6	92.5

Total Louisiana	1,411		147,900	92.5%	90.1%

Massachusetts:
Auburn	461	1999	55,750	81.8%	83.0%
Brockton	375	1999	44,400	72.3	71.3
Cambridge (4)	462	1983	29,585	73.8	73.8
Dedham II	671	1999	78,675	80.8	80.2
Foxboro	454	1996	53,040	84.2	83.9
Hudson	365	1990	50,050	83.4	81.9
Lynn	668	2001	66,575	73.1	66.1
Marshfield	462	2001	49,675	79.1	77.3
Norwood	636	1999	71,721	76.1	78.5
Oxford	389	1999	47,194	90.0	89.3
Quincy	725	1997	55,370	66.5	67.0
Raynham	525	2000	56,100	77.9	72.0
Somerville	705	2000	58,075	89.2	77.5

Business and properties

Location	Number of Units	Year Placed in Operation(1)	Net Rentable Square Feet	Occupancy Rate as of May 31, 2004	Occupancy Rate as of December 31, 2003
Stoughton	498	1987	58,025	81.2	81.1
Waltham	497	1984	78,215	93.9	90.6
Weymouth	716	2000	68,050	83.4	82.1
Woburn (4)	607	1989	47,990	71.8	77.4
Worcester	271	1996	32,200	81.9	80.2
Worcester II	51	1987	32,895	88.7	92.4

Total Massachusetts	9,538		1,033,585	81.6%	78.8%

Missouri:
Forest Park	368	1997	40,517	87.8%	87.9%
Halls Ferry	440	1999	57,000	91.7	91.2

Total Missouri	808		97,517	90.1%	89.8%

Nevada:
Las Vegas (Lamont)	460	1987	56,500	88.8%	90.1%

Total Nevada	460		56,500	88.8%	90.1%

New Hampshire:
Merrimack	623	1999	72,600	86.3%	91.6%

Total New Hampshire	623		72,600	86.3%	91.6%

New Jersey:
Edison	1,005	1983	92,002	87.3%	87.7%
Egg Harbor	1,130	1978	97,000	89.1	89.5
Glen Rock	331	1998	35,285	94.6	91.9
Hazlet	1,147	1987	114,025	88.4	88.5
Howell	684	1987	69,200	72.7	74.8
Lawrenceville	964	1998	115,678	80.5	72.8
Lyndhurst	622	1997	59,070	98.1	92.4
Old Bridge	814	1977	80,900	94.7	89.2
Parlin (2)	607	1998	66,980	85.2	87.6
Woodbridge	868	1986	74,908	95.0	90.2

Total New Jersey	8,172		805,048	87.8%	85.8%

New York:
Bronx-Fordham	1,270	1999	58,526	89.1%	87.5%

Total New York	1,270		58,526	89.1%	87.5%

Pennsylvania:
Banksville	478	1999	60,650	83.8%	83.1%
Doylestown	537	1988	74,825	91.5	89.5
Kennedy Township	458	1988	55,950	82.8	89.2
Pittsburgh (Penn Ave)	649	1989	55,126	83.2	82.6

Total Pennsylvania	2,122		246,551	85.7%	86.3%

South Carolina:
Charleston (3)	464	2000	49,354	92.6%	89.6%
Columbia (3)	530	2000	59,650	86.3	85.5
Goose Creek (3)	521	2000	67,440	94.7	91.0
Summerville (3)	575	2000	70,525	93.1	88.5

Total South Carolina	2,090		246,969	91.8%	88.7%

Business and properties

Location	Number of Units	Year Placed in Operation(1)	Net Rentable Square Feet	Occupancy Rate as of May 31, 2004	Occupancy Rate as of December 31, 2003
Texas:
Arlington (3)	556	1999	69,665	77.7%	81.1%
Austin (3)	556	2000	59,605	89.5	83.8
Dallas (3)	946	1999	94,108	90.1	85.2
Fort Worth (3)	589	1999	70,785	97.6	92.0
Grand Prairie (3)	658	1999	70,300	71.2	81.2
San Antonio (Culebra) (3)	557	1999	49,955	90.2	93.3
San Antonio (Westchase) (3)	425	1999	48,725	83.5	80.5

Total Texas	4,287		463,143	85.7%	85.2%

Virginia:
Richmond (3)	551	2000	73,310	91.4%	78.6%

Total Virginia	551		73,310	91.4%	78.6%
Utah:
Kearns	551	1986	72,750	87.6%	79.5%

Total Utah	551		72,750	87.6%	79.5%
Total Wholly Owned Properties	57,421		6,129,488	87.2%	84.8%

Properties Held in Joint Ventures:
California:
Concord	822	1999	75,085	79.3%	82.4%
Hollywood	507	1999	50,650	96.0	87.8
LaVerne	608	2001	69,287	94.2	89.7
Newbury Park	402	1999	44,250	87.9	81.5
Simi Valley	687	2000	78,157	86.5	90.0
Studio City	379	2000	33,589	91.8	85.0
Thousand Oaks	446	1997	49,345	95.6	93.6

Total California	3,851		400,363	89.4%	87.3%
New Hampshire:
Derry	367	1985	38,600	90.2%	82.5%
Manchester	434	1985	45,075	91.0	91.1

Total New Hampshire	801		83,675	90.6%	87.1%
New Jersey:
Blackhorse	781	1990	70,325	87.8%	86.3%
Mahwah (4)	956	1995	96,520	79.6	77.7

Total New Jersey	1,737		166,845	83.0%	81.3%
New York:
Brentwood	730	1999	69,094	81.8%	79.2%
Port Washington	785	2000	67,825	90.2	88.3

Total New York	1,515		136,919	86.0%	83.7%
Total Properties Held in Joint Ventures	7,904		787,802	87.6%	85.4%

Total Stabilized Properties	65,325		6,917,290	87.4%	84.9%

(1)	Represents the year in which the property was first placed in service as a self-storage property.
(2)	We are a tenant under a long-term ground lease on the property with an unrelated third party.
(3)	Represents properties to be acquired in an acquisition from Storage Spot that will close simultaneously with the offering.
(4)	We are a tenant under a leasehold interest in the property with an unrelated third party.

Business and properties

The following table sets forth additional information regarding our lease-up properties as of May 31, 2004, and December 31, 2003, as noted:

Lease-Up Property Data Based on Location

Location	Number of Units	Year Placed in Operation(1)	Net Rentable Square Feet	Occupancy Rate of May 31, 2004	Occupancy Rate as of December 31, 2003
Wholly Owned Properties:
California:
Fontana II (Valley Blvd) (2)	715	2003	79,125	32.4%	13.8%
Stockton	611	2002	74,520	73.4	70.0
Tracy II (2)	433	2003	53,475	69.1	49.4
Whittier (3)	560	2002	60,502	86.8	78.6

Total California	2,319		267,622	63.5%	51.2%

Connecticut:
Groton (2)	630	2002	61,550	31.7%	0.0%
Wethersfield (2)	747	2002	62,990	57.9	51.0

Total Connecticut	1,377		124,540	44.9%	51.0%

Illinois:
Crest Hill (2)	592	2003	76,025	28.7%	19.6%
South Holland	548	2002	69,290	76.8	62.6

Total Illinois	1,140		145,315	51.6%	40.1%

Massachusetts:
Ashland (2)	505	2002	61,375	35.6%	26.6%
Dedham (2)	621	2002	58,125	47.3	47.2
Kingston	443	2002	60,830	80.1	70.9
Milton (2)	554	2002	58,850	26.9	20.8
Northborough	516	2001	50,175	76.7	75.6
Saugus (2)	872	2002	88,150	22.3	11.6

Total Massachusetts	3,511		377,505	45.7%	39.0%

Maryland:
Lanham	925	1998	144,980	75.8%	82.2%

Total Maryland	925		144,980	75.8%	82.2%

New Jersey:
Hoboken (2)	812	2002	56,873	63.7%	50.6%
Metuchen	757	2001	74,030	68.0	61.5
N. Bergen (2)	1,015	2002	70,320	27.4	15.0

Total New Jersey	2,584		201,223	52.6%	42.2%

New York:
Mt. Vernon (2)	914	2002	69,340	46.7%	50.3%
Nanuet (2)	806	2002	58,288	68.7	54.1
Plainview (2)	802	2000	80,193	78.7	76.2

Total New York	2,522		207,821	65.2%	62.1%

Business and properties

Location	Number of Units	Year Placed in Operation(1)	Net Rentable Square Feet	Occupancy Rate of May 31, 2004	Occupancy Rate as of December 31, 2003
Pennsylvania:
Morrisville	677	1999	86,252	90.4%	83.8%
Philadelphia	796	1999	99,902	75.6	81.7

Total Pennsylvania	1,473		186,154	82.5%	82.7%

Total Wholly Owned Properties	15,851		1,655,160	59.1%	53.3%

Properties Held in Joint Ventures:

California:
San Ramon	727	2002	77,390	86.3%	73.5%
Walnut	685	2002	73,025	75.2	61.3

Total California	1,412		150,415	80.9%	67.6%

New Jersey:
Green Brook	664	2000	58,650	78.8%	71.0%

Total New Jersey	664		58,650	78.8%	71.0%

New York:
Kings Park	657	2001	60,070	78.7%	74.4%

Total New York	657		60,070	78.7%	74.4%

Pennsylvania:
Willow Grove	916	2000	73,125	73.6%	73.9%

Total Pennsylvania	916		73,125	73.6%	73.9%

Total Properties Held in Joint Ventures	3,649		342,260	78.6%	70.7%

Total Lease-Up Properties	19,500		1,997,420	62.4%	56.5%

(1)	Represents the year in which the property was first placed in service as a self-storage property.
(2)	Represents a property to which the terms of the CCSs and CCUs relate.
(3)	We are a tenant under a long-term ground lease on this property with an unrelated third party.

As of May 31, 2004, our 95 wholly owned stabilized properties had an average occupancy rate of 87.2% while our stabilized properties held in joint ventures had an average occupancy rate of 87.6% with all stabilized properties having an average occupancy rate of 87.4%. Our wholly owned lease-up properties had an average occupancy rate of 59.1% while our lease-up properties held in joint ventures had an average occupancy rate of 78.6% with all lease-up properties having an average occupancy rate of 62.4%. As of May 31, 2004, more than 70,000 tenants occupied storage space at the 136 properties. Most of our properties are leased to our tenants on a short term, month-to-month basis, providing us with flexibility to increase rental rates over time as market conditions permit. At our stabilized properties, the average length of stay for our tenants has been approximately 16 months. At our more established properties, those more than five years old, our current tenants have an average length of stay of approximately 17 months.

HISTORICAL PERFORMANCE

The following tables set forth, on a historical basis, the monthly average occupancy rates for our stabilized properties and for our lease-up properties based on the year each property achieved stabilization for each of the periods identified below. For purposes of the following tables, the total

Business and properties

number of properties includes all wholly owned and joint venture properties of our predecessor and excludes nine properties purchased by us during 2004 and one property identified for acquisition by us in 2004. As illustrated by the data included in the tables above, we have successfully maintained occupancy rates at our stabilized properties while our occupancy rates at our lease-up properties have continued to grow.

Stabilized Properties

	Net Rentable Square Feet	Monthly Average Occupancy Rates(1)
Year of Stabilization (Number of Properties)		1999	2000	2001	2002	2003	2004
1999 and earlier (14)	832,041	89.5%	89.6%	90.5%	89.2%	88.7%	88.3%
2000 (9)	554,975		85.8%	88.8%	87.2%	87.6%	87.3%
2001 (15)	959,995			88.3%	88.5%	87.5%	89.0%
2002 (7)	395,597				80.2%	84.4%	89.5%
2003 Properties (11)	869,470					86.1%	86.6%

(1)	The monthly average square foot occupancy is the average of the occupancy rates at the end of each month in each calendar year and in the case of May 31, 2004 the rolling twelve months. The occupancy rates were calculated by dividing total occupied square feet by our total square feet available at the end of each month for the properties indicated.

Lease-Up Properties

Year Certificate of Occupancy Obtained (Number of Properties)	Net Rentable Square Feet	Monthly Average Occupancy Rates(1)
		1999	2000	2001	2002	2003	2004
1999 and earlier (5)	243,004	46.2%	72.4%	84.1%	85.2%	86.1%	89.4%
2000 (8)	471,355		44.5%	73.5%	83.8%	82.6%	83.3%
2001 (3)	161,789			55.0%	83.0%	84.7%	85.7%
2002 (4)	257,400				54.1%	68.9%	74.3%
2003 Properties (12)	778,023					47.1%	65.8%

(1)	The monthly average square foot occupancy is the average of the occupancy rates at the end of each month in each calendar year and in the case of May 31, 2004 the rolling twelve months. The occupancy rates were calculated by dividing total occupied square feet by our total square feet available at the end of each month for the properties indicated.

OUR JOINT VENTURE AGREEMENTS

We own 13 of our stabilized properties and five of our lease-up properties in joint venture with third parties, including affiliates of Prudential Financial, Inc. In each joint venture, we exercise control over the day-to-day operations of the underlying properties and have the right to participate in major decisions relating to sales of properties or financings by the joint venture. Our joint venture partners typically provide most of the equity capital required for the business of the joint venture. Under the operating agreements for our joint ventures, we generally have the right to receive between 35% and 40% of the available cash flow from operations after our joint venture partner has received a predetermined return, and between 35% and 40% of the available cash flow from capital transactions after our joint venture partner has received a return of its capital plus such predetermined return. Some of our joint venture agreements include certain buy-sell rights, as well as rights of first refusal in connection with the sale of properties by the joint venture.

Business and properties

PROPERTY MANAGEMENT AND OPERATIONS

Our property management and operations function is led by our Senior Vice President of Operations. He is supported by two divisional managers, with an average of approximately 13 years of self-storage industry experience, and nine regional managers, with an average of approximately eight years of self-storage industry experience. Our regional managers oversee a particular geographic area and are responsible for an average of 12 to 15 properties depending on geographic limitations. This team leads our more than 229 field personnel in the management and operation of properties. Many of our properties are fitted with built-in residential apartments for our facility managers which enhances operating efficiencies and adds an extra level of perceived security to each location.

Our operating structure is centered on providing leadership, management support and information systems to our field organization, especially our site managers. Our operating system emphasizes uniform operating procedures that standardize operations, employee standards and expectations and tenant experiences to fully develop our brand. They are responsible for monthly and quarterly audits, staff development and training, delinquency management and monitor the professionalism of our staff through periodic site visits. Our system allows our operational management team to remotely monitor site performance on an up-to-the-minute basis through use of the STORE software system.

Our senior operations team provides leadership and support for our site managers, who handle the day-to-day operational duties at our properties. It is this group of on-site managers who are integral to our goal of maximizing tenant satisfaction as they are the face of our company. These managers are responsible for maintaining operational, administrative, transactional and maintenance functions and have one-on-one contact with our tenants. The interaction between these management levels has helped to create a cohesive, efficient operational structure that can accommodate portfolio expansion.

Our operating objectives include the following:

➢	aggressively manage our properties to increase operating cash flow and margins through rate and occupancy increases and expense control;

➢	incorporate tactical business initiatives and controls through strategic business and budget planning;

➢	maintain and improve strong internal controls covering cash management, accounting procedures and other financial activities;

➢	provide tenant access to on-site managers to maximize tenant retention, foster a sense of pride in the property and minimize tenant turnover;

➢	maintain and upgrade our properties on a continuous basis through a regular preventative maintenance program and support the curb-appeal of our properties by making them clean, attractive, secure and professional looking; and

➢	continue to focus on our marketing strategy by further developing our tenant research database and increasing brand awareness through targeted direct response marketing and broad-based advertisements.

Each property is subject to planning and budgeting processes which take into account local market, economic and industry conditions. These budgets are used to measure financial performance and to reward employee performance. We have developed an incentive-based compensation system in which we measure and reward executives, managers and other employees based on specific performance criteria linked to our operating objectives.

Business and properties

We emphasize the use of quantitative and qualitative research in our operating system and support the growth of our tenant information and knowledge database. Our quantitative research is performed annually and typically consists of more than 300 phone interviews from a representative list of tenants throughout the United States, which helps us to better understand the usage, demographics and buying behaviors of our tenants.

MARKETING

Our property management and operations groups are supported by our marketing team which provides sales, marketing and advertising support for our properties and operations. We employ highly targeted direct response marketing programs, such as direct mail and coupon mailers, in combination with more broad-based marketing initiatives such as advertising in the Yellow Pages and on the internet. With information generated by STORE, our marketing team is able to stimulate traffic at specific properties. We also ensure that our on-site telephones are answered promptly by knowledgeable personnel whenever they ring through the use of an off-site call center when on-site personnel are not available. We have integrated these initiatives into our business in order to achieve maximum exposure for our company. When combined with a well-located, visible self-storage property, these programs can help to accelerate the stabilization of a property.

Advertising in the Yellow Pages is one of the keys to our marketing approach as our research demonstrates that 80% of tenants will use the Yellow Pages during some stage of the purchasing process. For this reason, Yellow Page advertising comprises the largest portion of our advertising budget as we try to focus on the prominent placement of our ads and seek to use a clear format that is easy to follow. We also utilize direct mail programs in which we target households within a three to five mile radius of a property. In addition, we rely on website advertising on search engines and portals which seek maximum exposure for our properties in a cost-effective manner. We also use coupon programs, which like our direct mail program, target households within the same three to five mile radius of our properties. These coupons offer a low-cost marketing alternative.

ACQUISITION AND MARKET SELECTION PROCESS

Our Acquisition Track Record.    Our acquisition team has a proven record of strong lead generation and possesses strong financial and negotiating skills. Members of this team have acquired 57 properties since 1999 and have entered into agreements to acquire 29 properties from third parties upon completion of the offering. They proactively identify and develop relationships with self-storage property owners. Given the highly fragmented nature of our industry and the relative lack of institutional ownership, acquisition activity frequently occurs at the local level and at an active pace. We believe our direct relationships with and research of owners, self-storage properties and markets and our self-storage industry database allow us to pursue an active and intense acquisition process and often enable us to acquire properties outside of competitive bidding situations. As a public company, we believe our liquidity and public ownership profile will further enhance our ability to acquire properties. Our UPREIT structure provides us with a competitive advantage by allowing us to offer existing owners of self-storage properties the opportunity to contribute those properties to our company in tax-deferred transactions using our OP units as transactional currency.

Business and properties

As illustrated by the following tables, we believe our acquisitions have achieved attractive returns based on invested capital. The following tables set forth aggregate acquisition cost data relating to the acquisitions we completed in each of the five years as follows:

Acquisition History By Year

	1999	2000	2001	2002	2003	2004 (as of May 31)
	(dollars in thousands)
Number of Properties	9	19	9	7	1	12
Aggregate Acquisition Cost(1)	$33,308	$76,118	$69,564	$36,213	$2,580	$93,844

(1)	Aggregate acquisition costs include purchase price plus all closing costs.

Our acquisition strategy is focused on acquiring a mix of stabilized and non-stabilized properties that exhibit the potential to benefit from our operating systems and strategies and, in the case of non-stabilized properties, our repositioning expertise. We believe future acquisitions of stabilized and non-stabilized properties and the expansion and renovation of owned properties represent the best opportunities to maximize returns for our stockholders. We intend to pursue acquisitions of properties located in our existing markets or in markets that we believe will become key markets in the future. We generally will seek to select assets in locations that we believe will complement our existing portfolio. We may also selectively pursue portfolio opportunities outside of our existing markets that we believe will not only add incremental value, but will also add diversification and economies of scale to our already existing portfolio.

In assessing a potential acquisition opportunity, we focus on a variety of demographic factors including household income and population density. Our analysis tends to focus on areas extending within a three to five mile radius of a self-storage property as, our research indicates, most tenants utilize properties within that proximity to their home or business.

Our objective is to acquire and develop properties that both provide or are capable of providing stable revenue growth and strategically fit within our portfolio. In connection with our review and consideration of property acquisition we take into account a variety of market and asset considerations.

Market Considerations.    Our acquisition process entails a rigorous review of market conditions, including:

➢	population density and growth potential;

➢	median income;

➢	property location with a particular emphasis on access to major thoroughfares and a high level of drive-by traffic;

➢	visibility of a property;

➢	demand for self-storage, current and future supply in an area and occupancy in the market;

➢	economic dynamics and the tax and regulatory environment of the area;

➢	ability to attain or enhance our market share with an objective of becoming the market share leader in the target market;

➢	ability to achieve economies of scale with our existing self-storage properties or anticipated acquisitions;

Business and properties

➢	supply constraints marked by a difficult or expensive development approval process; and

➢	existing and potential competition from other self-storage properties and operators.

Asset Considerations.    We also seek to acquire assets that both provide or are capable of providing stable revenue growth and strategically fit within our portfolio. In connection with our review and consideration of property acquisition opportunities we take into account a variety of factors related to the asset including:

➢	quality of the design and construction, current physical condition, occupancy and tenant quality;

➢	stable or potential for stable average net operating income for the property of at least $200,000 annually;

➢	stabilized physical occupancy of the property of at least 60% net rentable square feet or a trend of increasing physical occupancy and a minimum of 25,000 net rentable square feet at the property;

➢	terms and structure of tenant leases and other potential constraints in managing the property;

➢	below-market rental rates as compared to other self-storage properties in the area;

➢	high expenses due to inefficient operations;

➢	expansion opportunities; and

➢	opportunities to enhance value through professional property management and renovating/repositioning of the property.

We are continually actively considering self-storage property acquisition opportunities. Each acquisition opportunity is subject to due diligence, financing and negotiation of the purchase price and other key terms.

Financing Considerations.    We expect to maintain a flexible approach in financing new property acquisitions. In general, we expect to fund our property acquisitions through a combination of borrowings under our proposed line of credit, traditional secured mortgage financing and additional equity offerings.

DEVELOPMENT

Our development team has a proven record in new asset development and redevelopment. This team, consisting of professionals with an average of 10 years of development experience, covers all aspects of the development process, including site selection and analysis, property design, construction management and financing. Since 1996, our predecessor has completed the development of 50 self-storage properties and we currently have 10 projects in the development stage.

Market Considerations.    We strategically select new sites and implement cost-effective, architecturally appealing construction in desirable areas based on specific data, including: visibility and convenience of location, competitive occupancy and rental rates, market saturation, traffic count, household density, median household income, barriers to entry and future demographic and migration trends. Our development group uses the same market and asset considerations as our acquisition team. See “—Acquisition and Market Selection Process” for reviewing a potential development. We have a creative and flexible approach to our development projects and are open to a broad array of opportunities because of this flexibility. Due to the attractive architecture of many of our properties, we have been able to eliminate a typical barrier of entry for most self-storage developers in areas usually reserved for more traditional retail and commercial users.

Business and properties

Development Assets.    As of July 15, 2004 we had 12 undeveloped parcels of land under contract that we believe are suitable for new property developments and are proceeding with the requisite due diligence for these properties. We also have a right of first refusal with respect to sales of the 13 properties currently owned by Extra Space Development LLC and the two early lease-up stage properties owned by third party individuals as well as certain of our executive officers and directors. We also are currently reviewing more than 20 other sites that we believe may also be suitable development candidates.

The following table sets forth additional information regarding our development properties that are currently under contract:

Name	Location	Total Expected Costs	Projected Year of Completion
Eastern Ave.	Baltimore, MD	$ 5.9 million	2005
Harbor Blvd.	Belmont, CA	8.0 million	2005
Stony Island	Chicago, IL	5.4 million	2005
Clinton	Clinton, MD	6.2 million	2005
Rancho Cucamonga	Rancho Cucamonga, CA	3.7 million	2005
San Bernardino	San Bernardino, CA	4.5 million	2005
75th & Cactus	Peoria, AZ	3.9 million	2005
Warrenville	Warrenville, IL	4.5 million	2005
Montross Avenue	Chicago, IL	7.7 million	2005
Towson	Townson, MD	5.1 million	2005
Santa Monica	Santa Monica, CA	12.1 million	2005
San Fernando	San Fernando, CA	3.6 million	2006

		$70.6 million

Based on our experience, the following diagram depicts an approximate timeline of the events that take place during the course of development of one of our properties.

Financing Considerations.    We expect to finance new property developments through modest equity capital contributed by our company in conjunction with construction loans. We have also arranged potential take-out financing through our joint venture with an affiliate of Prudential Financial, Inc. We also expect to enter into other joint venture arrangements to help us mitigate certain risks related to new property development activities.

MANAGEMENT OF THIRD-PARTY PROPERTIES

Upon completion of the offering and the formation transactions, through our subsidiary, Extra Space Management, Inc., we will provide property management services for nine self-storage properties which are owned by unaffiliated third parties. The amount of management fees we received for the year ended

Business and properties

December 31, 2003 relating to these nine third party management contracts, was approximately $365,000 and for the three months ended March 31, 2004 it was approximately $120,000. In addition, we recognized approximately $1,570,000 of management fees for joint venture partnerships for total management fees of $1,935,000 for the year ended December 31, 2003 and approximately $430,000 of management fees for joint venture partnerships for total management fees of $550,000 for the three months ended March 31, 2004. We may consider managing additional properties owned by related or unrelated third parties in the future for strategic reasons, including to diversify our revenue base or as a means of analyzing potential acquisitions. Our management fees associated with property management contracts entered into with unrelated third parties typically range between 5 to 6% of total cash collected at such property.

COMPETITION

We compete with other owners and operators of self-storage properties in all of our markets. The number of competing self-storage properties in a particular market could have a material effect on our occupancy levels, rental rates and on the operating expenses of certain of our properties. See “Risk factors—Risks Related to Our Properties and Operations—We are subject to the risks posed by significant competition in the self-storage industry”. The continued development of new storage properties has intensified the competition among storage operators in many market areas in which we operate. We compete based on a number of factors including location, rental rates, security, suitability of the property’s design to prospective tenants’ needs and the manner in which the property is operated and marketed. We believe that the primary competition for potential tenants of any of our self-storage centers comes from other self-storage properties within a three to five mile radius of that store. We have positioned our stores within their respective markets as high-quality operators that emphasize tenant convenience, security and professionalism.

We also may compete with numerous other potential buyers when pursuing a possible property for acquisition or development, which can increase the potential cost of a project. These competing bidders also may possess greater resources than us and therefore be in a better position to acquire a property. These same entities seek financing through similar channels to our company. Therefore, we will continue to compete for institutional investors in a market where funds for real estate investment may decrease.

Our primary national competitors for both tenants in many of our markets and for acquisition opportunities are Public Storage Inc., Storage USA, Inc., U-Haul International, Inc., Shurgard Storage Centers Inc., Sovran Self Storage Inc. and several regional players such as U-Store-It, Inc., Metro Self Storage, National Self Storage, Storage Mart, and small and local operators in the industry.

We believe that our senior management’s experience, coupled with our financing, professionalism, diversity of properties and reputation in the industry will enable us to compete with the other self-storage companies.

Because we are organized as an UPREIT, we are well-positioned within the self-storage industry to offer existing owners of self-storage properties the opportunity to contribute those properties to our company in tax-deferred transactions using our OP units as transactional currency. As a result, we have a competitive advantage over most of our competitors that are structured as traditional REITs and non-REITs in pursuing acquisitions with tax-sensitive sellers.

OFFICES

Our corporate headquarters are located at 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. Our regional and development offices are located in California (LaVerne, Valencia, San Jose

Business and properties

and Murrieta), Massachusetts (Brockton and Norwood), New Jersey (Gibbsboro), Florida (North Miami and Tampa) and New York (Yonkers). We believe that our current properties are adequate for our present and future operations, although we may add regional offices depending on future acquisition and development projects.

LEGAL PROCEEDINGS

We are a party to various legal actions resulting from our operating activities. These actions are routine litigation and administrative proceedings arising in the ordinary course of business, some of which are covered by liability insurance, and none of which is expected to have a material adverse effect on our consolidated financial condition, results of operations or cash flows taken as a whole.

EMPLOYEES

Certain of our employees are jointly employed by Extra Space Management, Inc., our taxable REIT subsidiary, and us, and perform various property management, maintenance, acquisition, renovation and management functions. As of March 31, 2004, we had 229 field employees, 316 full-time employees and 377 employees in total. We believe that our relations with our employees are good. None of our employees are represented by a union.

REGULATION

Generally, self-storage properties are subject to various laws, ordinances and regulations, including regulations relating to lien sale rights and procedures. Changes in any of these laws or regulations, as well as changes in laws, such as the Comprehensive Environmental Response and Compensation Liability Act, or CERCLA, increasing the potential liability for environmental conditions or circumstances existing or created by tenants or others on properties, or laws affecting development, construction, operation, upkeep, safety and taxation requirements may result in significant unanticipated expenditures, loss of self-storage sites or other impairments to operations, which would adversely affect our cash flows from operating activities.

Under the ADA, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective in 1992. A number of additional U.S. federal, state and local laws also exist that may require modifications to the properties, or restrict certain further renovations thereof, with respect to access thereto by disabled persons. Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants and also could result in an order to correct any non-complying feature, and in substantial capital expenditures. To the extent our properties are not in compliance, we are likely to incur additional costs to comply with the ADA.

Insurance activities are subject to state insurance laws and regulations as determined by the particular insurance commissioner for each state in accordance with the McCarran-Ferguson Act, as well as subject to the Gramm-Leach-Bliley Act and the privacy regulations promulgated by the Federal Trade Commission pursuant thereto.

Property management activities are often subject to state real estate brokerage laws and regulations as determined by the particular real estate commission for each state.

Changes in any of the laws governing our conduct could have an adverse impact on our ability to conduct our business or could materially affect our financial position, operating income, expense or cash flow.

Business and properties

ENVIRONMENTAL MATTERS

Pursuant to U.S. federal, state and local environmental laws and regulations, a current or previous owner or operator of real property may be required to investigate, remove and/or remediate a release of hazardous substances or other regulated materials at or emanating from such property. Further, under certain circumstances, such owners or operators of real property may be held liable for property damage, personal injury and/or natural resource damage resulting from or arising in connection with such releases. Certain of these laws have been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The failure to properly remediate the property may also adversely affect the owner’s ability to lease, sell or rent the property or to borrow using the property as collateral.

In connection with the ownership, operation and management of our current or past properties and any properties that we may acquire and/or manage in the future, we could be legally responsible for environmental liabilities or costs relating to a release of hazardous substances or other regulated materials at or emanating from such property. In order to assess the potential for such liability, we conduct an environmental assessment of each property prior to acquisition and manage our properties in accordance with environmental laws while we own or operate them. We have engaged qualified, reputable and adequately insured environmental consulting firms to perform environmental site assessments of all of our properties and are not aware of any environmental issues that are expected to have materially impact the operations of any property. See “Risk factors—Risks Related to Our Properties and Operations—Environmental compliance costs and liabilities associated with operating our properties may affect our results of operations.”

Two of our properties have been the subject of cleanup activities to address contamination that occurred prior to our ownership or operation of the sites. We operate our facility in Woburn, Massachusetts pursuant to a lease with an unrelated third party (the “Lessor”). The Lessor and four other parties are or have been working for a number of years under the supervision of the Massachusetts Department of Environmental Protection and the U.S. Environmental Protection Agency to remediate groundwater contamination at this property, which is thought to have been caused by a former on-site dry cleaning operation. This is a mature case with responsible parties identified to the U.S. Environmental Protection Agency and the Massachusetts Department of Environmental Protection. These responsible parties are performing the required remedial activities to the satisfaction of such agencies. Pursuant to the terms of our lease agreement, the Lessor has indemnified us against any loss, cost or damages that we may incur as the result of this environmental condition. While it is unlikely that a third party would try to make us pay for or participate in the ongoing remediation, we have recourse against the Lessor under the terms of our lease. Further, while there is always a risk that the Lessor would not be able to pay a judgment in our favor, we have the ability to offset our significant rent obligation against any unpaid judgment against Lessor.

Our property in North Bergen, New Jersey has undergone significant soil removal activities to address contamination issues that occurred prior to our purchase of the site. After all soil removal activities were complete, we detected no further contamination in the soil above the state’s cleanup criteria. Groundwater sampling showed concentrations of benzene, xylene and tetrachioroethene slightly above state groundwater standards, but our environmental consulting firm expects the remaining contamination will break down readily through natural processes. We have requested that the New Jersey Department of Environmental Protection (“NJDEP”) confirm that no further action must be taken to address contamination issues at this site. The NJDEP will review groundwater data submitted by our consultant, and any additional data that may be required pursuant to a memorandum of

Business and properties

agreement, in considering our request for a no further action determination. Until the NJDEP issues such a determination, however, there is a risk that the NJDEP will require us to take further investigation or remedial actions.

INSURANCE

We believe that our properties are covered by adequate fire, flood, earthquake, wind (as deemed necessary or as required by our lenders) and property insurance as well as commercial liability insurance provided by reputable companies and with commercially reasonable deductibles and limits. Furthermore, we believe our businesses and business assets are likewise adequately insured against casualty loss and third-party liabilities. Changes in the insurance market since September 11, 2001 have caused increases in insurance costs and deductibles, and have led to more active management of our insurance component.

Management

DIRECTORS, DIRECTOR NOMINEES AND EXECUTIVE OFFICERS

Upon completion of the offering, our board of directors will consist of seven individuals. Our board of directors has determined that four of our director nominees will satisfy the NYSE’s listing standards for independence. Certain information regarding our executive officers, directors, director nominees and certain other senior officers upon completion of the offering is set forth below.

Name	Age	Position
Kenneth M. Woolley	58	Chief Executive Officer and Chairman of the Board

Kent W. Christensen	45	Senior Vice President and Chief Financial Officer

Richard S. Tanner	51	Senior Vice President, East Coast Development

Charles L. Allen	54	Senior Vice President, Senior Legal Counsel and Secretary

David L. Rasmussen	58	Vice President and General Counsel

Timothy Arthurs	45	Senior Vice President, Operations

Anthony Fanticola	61	Director Nominee

Hugh W. Horne	60	Director Nominee

Dean Jernigan	58	Director Nominee

Spencer F. Kirk	43	Director Nominee

Roger B. Porter	58	Director Nominee

K. Fred Skousen	62	Director Nominee

The following are biographical summaries of the experience of our executive officers, directors, director nominees and certain other senior officers.

Kenneth M. Woolley, Chairman and Chief Executive Officer.    Kenneth M. Woolley, a founder of our company and the brother-in-law of Richard S. Tanner, a founder of our company and our Senior Vice President, East Coast Development, has served as our Chairman and Chief Executive Officer since our inception, and was formerly Chief Executive Officer of our predecessor. He directs all strategic planning and oversees the development and acquisition activities for our company. Mr. Woolley has been involved in all aspects of the self-storage industry since 1977. He has been directly responsible for developing over 100 properties and acquiring over 176 self-storage properties throughout the United States. From 1982 to 1983 he worked as an in-house acquisition broker at Public Storage, Inc. From 1983 to 1989 he acted as a preferred developer for Public Storage, Inc. and developed 22 storage properties which were acquired by Public Storage. From 1994 to 2002, he was an active participant on Storage USA’s Advisory Board. Early in his career he was a management consultant with the Boston Consulting Group. From 1979 to 1998 he was an Associate Professor, and later an Adjunct Associate Professor, of Business Administration at Brigham Young University where he taught undergraduate and MBA classes in Corporate Strategy and Real Estate. Mr. Woolley has also developed more than 7,000 apartment units, and been the founder of several companies in the retail, electronics, food manufacturing and natural resources industries. Mr. Woolley holds a BA in physics from Brigham Young University and an MBA and PhD in business administration from Stanford University Graduate School of Business.

Management

Kent W. Christensen, Senior Vice President and Chief Financial Officer.    Kent Christensen has served as our Senior Vice President and Chief Financial Officer since our inception, and was the Chief Financial Officer of our predecessor since 1998. Prior to joining our predecessor, Kent Christensen was the Chief Financial Officer of Source One Management for 10 years, where he designed and installed financial and accounting systems for the geographically dispersed organization. Prior to his time at Source One, he worked at KPMG Peat Marwick. Mr. Christensen holds a BS and an Masters in accounting from Utah State University.

Richard S. Tanner, Senior Vice President, East Coast Development.    Richard Tanner, a founder of our company and the brother-in-law of Kenneth M. Woolley, our Chairman and Chief Executive Officer, has served as our Senior Vice President, East Coast Development since our inception, and he was a co-founder and the Senior Vice President for East Coast Development, of our predecessor. He has been responsible for New England development since 1979. He recently served as President of the Self-Storage Association (SSA) and previously as the SSA National Director and Treasurer. Mr. Tanner holds a BS degree from Brigham Young University and an MBA from the University of Utah.

Charles L. Allen, Senior Vice President, Senior Legal Counsel and Secretary.    Charles Allen has served as our Senior Vice President, Senior Legal Counsel and Secretary since our inception, and was the General Counsel of our predecessor from 1998 to 2002. From 2002 to 2003, he served as Senior Vice President of Development. He coordinates and supervises all acquisition, development and related legal support and corporate matters, nationwide. Prior to joining our predecessor, Charles Allen was a Senior Managing Partner at Allen, Nelson, Hardy & Evans and Associate General Counsel for Megahertz Corporation, a public company that had been a worldwide market leader in PC card modems until it was acquired by US Robotics/3 Com Corporation. Mr. Allen holds a BS in accounting from Brigham Young University and a JD from the J. Reuben Clark Law School of Brigham Young University.

David L. Rasmussen, Vice President and General Counsel.    David Rasmussen has served as our Vice President and General Counsel since our inception, and joined our predecessor as General Counsel in 2002. Mr. Rasmussen currently supervises legal matters associated with real estate development and acquisitions, project operations, numerous joint ventures and all lending arrangements. Previously, David Rasmussen was engaged in a private law practice for 23 years, with emphasis on real estate transactions and loans, corporate law and commercial contracts. He served as managing partner of the law firm of Nelson Rasmussen & Christensen, P.C. Mr. Rasmussen holds a BS in mathematics from Brigham Young University, a Masters of Science in mathematics from Brigham Young University and a JD from the J. Reuben Clark Law School of Brigham Young University.

Timothy Arthurs, Senior Vice President Operations.    Timothy Arthurs has served as our Senior Vice President Operations since our inception, and joined our predecessor as Vice President of East Coast Operations in June 2000. Since that time, Mr. Arthurs has been involved in the successful day-to-day management of our rapidly growing eastern region. Today, he is responsible for the operations of our properties nationwide. Prior to joining our predecessor, Mr. Arthurs spent 11 years with Public Storage, Inc. most recently serving as its Regional Vice President of Operations for the Northeast.

Anthony Fanticola, Director Nominee.    Anthony Fanticola currently manages his personal portfolio. He formerly served as the owner, Chairman and Chief Executive Officer of A. Fanticola Companies, Inc., Oil Express, Inc. and Lube Pit, Inc. (parent companies of 90 Jiffy Lube stores located in Southern California, Seattle/ Tacoma, Washington and in Tucson, Arizona). Prior to his involvement with Oil Express, Inc. and Lube Pit, Inc., Mr. Fanticola owned and operated a variety of privately owned businesses and served as Vice President of Vons Food and Drug where he was responsible for overseeing approximately $800 million in sales.

Management

Hugh W. Horne, Director Nominee.    Hugh W. Horne has served as President and Chief Executive Officer of Storageworld, L.P. and Storage Spot, Inc. since 1998. Storageworld, L.P. owns 26 state-of-the-art self-storage assets which it operates under the brand name Storage Spot. For 25 years, Mr. Horne was employed by Public Storage, Inc. where he served in a number of capacities. His primary responsibility was that of President of the Real Estate Development Group responsible for all aspects of development of approximately 750 self-storage properties, totaling 45 million square feet, the development of approximately 100 commercial properties, totaling 6 million square feet, and the acquisition of approximately 450 existing self-storage properties, representing 27 million square feet. At Public Storage, Mr. Horne also served as Corporate Secretary and as Vice President of Public Storage Management, Inc., its property management subsidiary. From 1968 to 1970, Mr. Horne served as a weapons officer in South Vietnam. Mr. Horne holds a B.S. in business from Eastern New Mexico University.

Dean Jernigan, Director Nominee.    Dean Jernigan was a founder, former Chairman of the Board and Chief Executive Officer of Storage USA from 1985 until 2002. Storage USA was publicly traded on the New York Stock Exchange from 1994 through 2002 when it was purchased by GE Capital. Presently, Mr. Jernigan is an active private investor and serves on the board of directors of Thomas & Betts Corporation.

Spencer F. Kirk, Director Nominee.    Spencer Kirk served as our predecessor’s Executive Vice President. He joined our predecessor in June of 1998. Prior to that time, he co-founded and served as Chairman and Chief Executive Officer of Megahertz Corporation. Mr. Kirk holds a BA in finance and an MBA from the University of Utah.

Roger B. Porter, Director Nominee.    Roger Porter is the IBM Professor of Business and Government and the Master of Dunster House at Harvard University. He also is a Senior Scholar at the Woodrow Wilson International Center for Scholars and Faculty Chairman of Harvard’s Program for Senior Managers in Government. Mr. Porter has served for more than a decade in various senior economic policy positions in the Ford, Reagan and Bush White Houses. Under President Bush, Mr. Porter served as Assistant to the President for Economic and Domestic Policy from 1989 to 1993. Mr. Porter is a director of Tenneco Automotive, Inc., Pactiv Corporation, Zions Bancorporation and National Life Insurance Company and RightChoice Managed Care, Inc. Mr. Porter holds a BA degree from Brigham Young University and was selected as a Rhodes Scholar and Woodrow Wilson Fellow, receiving his B.Phil. degree from Oxford University. He received his MA and PhD in political science from Harvard University.

K. Fred Skousen, Director Nominee.    K. Fred Skousen serves as Advancement Vice President at Brigham Young University. Previously, he was Dean of the Marriott School of Management and Director of the School of Accountancy at Brigham Young University. Mr. Skousen has been a consultant to the Financial Executive Research Foundation, The Controller General of the United States, the Federal Trade Commission, and to several large companies. Mr. Skousen currently serves on the Audit Committee and Board of Directors of two companies. Mr. Skousen has been a visiting professor at the University of California, Berkeley, and the University of Missouri, as well as a faculty resident on the staff of the Securities and Exchange Commission and a faculty fellow at Price Waterhouse and Co. He served as Director of Research and a member of the Executive Committee of the American Accounting Association from 1974 to 1976 and is a member of the American Institute of CPAs and is past-president of the Utah Association of CPAs. Mr. Skousen earned a Bachelor’s degree from Brigham Young University and Master’s and Ph.D. degrees from the University of Illinois.

The officers of the company shall be elected annually by the board of directors, except that the chief executive officer may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers. Each officer shall hold office until his or her successor is elected and qualifies or until their term is terminated. See “—Employment Agreements.”

Management

CORPORATE GOVERNANCE PROFILE

In connection with the offering and the formation transactions, we have revised our organizational structure and corporate governance in a manner we believe more closely aligns our interests with those of our stockholders as follows:

➢	Our board of directors is not staggered and all of our directors are subject to re-election annually.

➢	Of our seven directors, four have been determined by our board of directors to be independent for purposes of the NYSE’s listing standards and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

➢	We have, by resolution, exempted the family of Kenneth M. Woolley, its affiliates, associates and people acting in concert with any of the foregoing and Spencer F. Kirk, his affiliates, associates and people acting in concert with any of the foregoing, from the provisions of the Maryland Business Combination Act, and consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above.

➢	Our bylaws currently contain a provision exempting from the control share acquisition statute, any and all acquisitions by any person of our common stock.

➢	We do not have a stockholder rights plan.

➢	Different ownership limits apply to the family of Kenneth M. Woolley, certain of its affiliates, and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing, and certain designated investment entities (as defined in our charter).

BOARD COMPENSATION

Following completion of the offering, each member of our board of directors who is not an employee of our company will be entitled to receive annual compensation for their services as a director as follows: $30,000 per year plus $2,500 per meeting attended, $500 per committee meeting attended and $500 per teleconference meeting attended. The chairman of the audit committee will be entitled to receive an additional $20,000 and the chairman of each other committee will be entitled to receive an additional $5,000 annually in compensation. Concurrently, with the completion of the offering, each non-employee director also will be entitled to receive 30,000 options to purchase our common stock at an exercise price equal to the initial public offering price, pursuant to a written non-employee director plan.

Additionally, each continuing non-employee director as of the date of each annual meeting of stockholders of our company will be entitled to receive 5,000 options to purchase our common stock at an exercise price equal to the fair market value on the date of the grant, pursuant to a written non-employee director plan. Non-employee directors who join our board of directors after the offering initially will receive 30,000 options to purchase our common stock at an exercise price equal to the fair market value on the date of the grant. Directors who are employees of our company will not receive any compensation for their services as directors. Each member of our board of directors will be reimbursed for out-of-pocket expenses associated with service on our behalf and associated with attendance at or participation in board meetings or committee meetings.

BOARD COMMITTEES

Upon consummation of the offering, our board of directors will appoint an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will have at least three directors and will be composed exclusively of independent directors, by reference to the rules, regulations and listing qualifications of the NYSE.

Management

Audit Committee

The audit committee will help ensure the integrity of our financial statements, the qualifications and independence of our independent auditor and the performance of our internal audit function and independent auditors. The audit committee will select, assist and meet with the independent auditor, oversee each annual audit and quarterly review, establish and maintain our internal audit controls and prepare the report that federal securities laws require to be included in our annual proxy statement. Mr. Skousen has been designated as chair and Messrs. Fanticola and Porter have been appointed as members of the audit committee.

Compensation Committee

The compensation committee will review and approve the compensation and benefits of our executive officers, administer and make recommendations to our board of directors regarding our compensation and stock incentive plans, produce an annual report on executive compensation for inclusion in our proxy statement and publish an annual committee report for our stockholders. Mr. Jernigan has been designated as chair and Messrs. Fanticola and Porter have been appointed as members of the compensation committee.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will develop and recommend to our board of directors a set of corporate governance principles, adopt a code of ethics, adopt policies with respect to and to resolve conflicts of interest, monitor our compliance with corporate governance requirements of state and federal law and the rules and regulations of the NYSE, establish criteria for prospective members of our board of directors, conduct candidate searches and interviews, oversee and evaluate our board of directors and management, evaluate from time to time the appropriate size and composition of our board of directors and recommend, as appropriate, increases, decreases and changes in the composition of our board of directors, formally propose the slate of directors to be elected at each annual meeting of our stockholders. Mr. Porter has been designated as chair and Messrs. Fanticola and Skousen have been appointed as members of the nominating and corporate governance committee.

Our board of directors may from time to time establish certain other committees to facilitate the management of our company.

Management

EXECUTIVE COMPENSATION

Because we were only recently organized, meaningful individual compensation information is not available for prior periods. The following table sets forth the annual base salary and other compensation paid or earned in 2003 and expected to be paid or earned in 2004 to our Chief Executive Officer and our four other most highly-compensated executive officers. Such executive officers are referred to herein collectively as the “named executive officers.” Contemporaneously with the closing of the offering, we will grant options to acquire an aggregate of 650,000 shares of the company’s common stock at an exercise price equal to the initial public offering price.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation
Name and Principal Position	Year		Base Salary ($)	Expected Bonus(2)/Bonus Paid($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options	All Other Compensation ($)
Kenneth M. Woolley Chairmanand Chief Executive Officer	2004 2003	(1)	$250,000 25,000	$90,000 0	0 0	— —	150,000 —	— —
Kent W. Christensen SeniorVice President and Chief Financial Officer	2004 2003	(1)	$175,000 120,000	$65,000 48,500	0 0	— —	100,000 —	— —
Charles L. Allen SeniorVice President and Senior Legal Counsel	2004 2003	(1)	$175,000 136,000	$45,000 40,000	0 0	— —	65,000 —	— —
David L. Rasmussen Vice President and General Counsel	2004 2003	(1)	$170,000 172,700	$21,000 17,000	0 0	— —	45,000 —	— —
Timothy Arthurs Senior Vice President, Operations	2004 2003	(1)	$130,000 145,000	$35,000 34,500	0 0	— —	65,000 —	— —

(1)	Represents an estimate of the annual compensation in 2004 to be paid to or earned by each of the named executive officers.
(2)	Annual bonuses to be awarded under our incentive bonus plan in 2004 shall be based on corporate factors or individual factors (or a combination of both) selected before the end of the applicable performance year by the compensation committee of the board of directors. The committee may provide for partial bonus payments at target and other levels.

EMPLOYMENT AGREEMENTS

We will enter into written employment agreements, effective as of the completion of the offering, with Messrs. Woolley, Christensen and Allen. The employment agreements provide for Kenneth M. Woolley to serve as our Chairman and Chief Executive Officer, Mr. Christensen to serve as our Senior Vice President and Chief Financial Officer and Mr. Allen to serve as our Senior Vice President and Senior Legal Counsel. These employment agreements require the executives to devote substantially all of their business attention and time to our affairs, with certain specified exceptions.

The employment agreements each have a term of three years, with automatic one year renewals commencing on the third anniversary of the offering, unless either party provides at least ninety days’ notice of non-renewal.

Management

The employment agreements provide for:

➢	an annual base salary, subject to increase by our board of directors in its sole discretion;

➢	eligibility for annual bonuses;

➢	eligibility for participation in our 2004 long-term stock incentive plan; and

➢	participation in all of the employee benefit plans and arrangements made available by us to our similarly situated executives.

Messrs. Woolley, Christensen and Allen’s employment agreements provide that, if their employment is terminated by us without “cause” or by Messrs. Woolley, Christensen and Allen for “good reason” (each as defined in their employment agreements), they will be entitled to the following severance payments and benefits: (1) two years of annual base salary and two times the average of the two previous annual bonuses, (2) annual salary and other benefits earned and accrued under the applicable employment agreement prior to the termination of employment, (3) two year continuation of health benefits and (4) acceleration of vesting of incentive compensation and any non-qualified pension or deferred compensation benefits.

Upon the termination of an executive officer’s employment either by us for “cause” or by Messr. Woolley, Christensen or Allen without “good reason” during the term, such executive officer will be entitled to receive his annual salary and bonus earned and accrued through the date of termination of the executive officer’s employment.

For these purposes, “cause” generally includes (1) conviction of felony or certain other crimes, (2) willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement, (3) repeated failure to adhere to certain directions, policies and practices or to devote required time and efforts to us, (4) certain willful and continued failures to perform properly assigned duties, (5) material breach of certain restrictive covenants, or (6) certain other breaches of the employment agreement. “Good reason” generally includes (A) the material reduction of authority, duties and responsibilities, the failure to continue as a member of our board (or as chairman of the board, as applicable), or the assignment of duties materially inconsistent with the executive’s positions, (B) a reduction in salary, (C) the relocation of the executive’s office to more than 100 miles from Salt Lake City, Utah or (D) our material and willful breach of the employment agreement.

Messrs. Woolley, Christensen and Allen’s employment agreements also provide for payment of any annual salary or other benefits earned and accrued in the event of their death or “disability” (as defined in the employment agreement), to the executive, or his estate or beneficiaries, and payment of applicable life insurance and long term disability benefits.

Messrs. Woolley, Christensen and Allen will enter into a non-competition period that will extend for one year after termination by the employee or by us.

LONG-TERM STOCK INCENTIVE PLAN

We expect to adopt a 2004 long-term stock incentive plan. The purpose of the 2004 long-term stock incentive plan is to provide us with the flexibility to use stock options and other awards as part of an overall compensation package to provide a means of performance-based compensation to attract and retain qualified personnel. We believe that awards under the 2004 long-term stock incentive plan may serve to broaden the equity participation of employees, directors and consultants, and further link the long-term interests of such individuals and stockholders.

Management

ADMINISTRATION

The 2004 long-term stock incentive plan will be administered by our board of directors or a committee of our board of directors. From and after the time of a public offering, the plan will be administered by a committee consisting of two or more non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Securities Exchange Act of 1934 and Section 162(m) of the Internal Revenue Code, a non-employee director under Rule 16b-3 and an outside director under Section 162(m), or, if no committee exists, the board of directors. References below to the committee include a reference to the board for those periods in which the board is acting.

The committee has the full authority to administer and interpret the 2004 long-term stock incentive plan, to authorize the granting of awards, to determine the eligibility of an employee, director or consultant to receive an award, to determine the number of shares of common stock to be covered by each award (subject to the individual participant limitations provided in the 2004 long-term stock incentive plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2004 long-term stock incentive plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2004 long-term stock incentive plan or the administration or interpretation thereof. In connection with this authority, the committee may establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse.

ELIGIBILITY AND TYPES OF AWARDS

Employees, directors and consultants, of us or our affiliates, are eligible to be granted stock options, restricted stock, phantom shares, dividend equivalent rights and other stock-based awards (including interests in our operating partnership) under the 2004 long-term stock incentive plan. As of the date hereof, no awards have been granted under the 2004 long-term stock incentive plan. Eligibility for awards under the 2004 long-term stock incentive plan is determined by the committee.

AVAILABLE SHARES

Subject to adjustment upon certain corporate transactions or events, a maximum of 8,000,000 shares of our common stock may be subject to stock options, shares of restricted stock, phantom shares and dividend equivalent rights under the 2004 long-term stock incentive plan. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive options for more than 2,000,000 shares of our common stock in any one year. If an option or other award granted under the 2004 stock incentive plan expires or terminates, the shares subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2004 stock incentive plan after the tenth anniversary of the date that such plan was initially approved by our board of directors. Also, no award may be granted under our stock incentive plans to any person who, assuming exercise of all options and payment of all awards held by such person immediately prior to such grant would own or be deemed to own more than 7.0% of the outstanding shares of our common stock or 7.0% of the outstanding shares of our capital stock, unless the restriction was specifically waived by action of the board of directors or a designated committee thereby.

Management

AWARDS UNDER THE PLAN

Stock Options

The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the committee (but shall be no less than 100% of the fair market value on the date of the grant). The exercise price of an option shall be determined by the committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our common stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed 10 years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the committee, but under no circumstances may be exercised if such exercise would cause a violation of the ownership limit in our charter. Unless otherwise determined by the committee at the time of grant, such stock options shall vest ratably over a four-year period beginning on the date of grant.

Restricted Stock

Restricted stock will be subject to restrictions (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right or property) as the committee shall determine. The committee shall set forth in the applicable award agreement the period over which the shares of restricted stock will vest. Except as otherwise provided in the applicable award agreement, upon a termination of grantee’s employment or other service by the company for “cause” or, by the holder of restricted stock for any reason other than death, retirement, or disability, during the applicable restriction period, all shares of restricted stock still subject to restrictions shall be forfeited to us. Except as otherwise provided in the applicable award agreement, upon a termination of grantee’s employment or other services on account of the grantee’s death, disability or retirement, or by us for any reason other than “cause,” during the applicable restriction period, the restricted stock will vest.

Phantom Shares

Phantom shares will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of our common stock, or, if provided by the committee, the right to receive the fair market value of a share of our common stock in excess of a base value established by the committee at the time of grant. Except as otherwise provided in the applicable award agreement, the settlement date with respect to a grantee is the first day of the month to follow grantee’s termination of service. Phantom shares may generally be settled in cash or by transfer of shares of common stock (as may be elected by the participant or the committee, as may be provided by the committee at grant). The committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed 10 years. In addition, the committee may establish a program under which distributions with respect to phantom shares may be deferred for additional periods as set forth in the preceding sentence.

Dividend Equivalents

A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of common stock) of dividends declared on shares of common stock otherwise subject to an award. The committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of common stock. The committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Management

Other Stock-Based Awards

The 2004 long-term stock incentive plan authorizes the granting of other awards which may be based upon the common stock (including the grant of securities convertible into common stock and stock appreciation rights and interests in our operating partnership), and subject to terms and conditions established at the time of grant.

CHANGE IN CONTROL

Upon a change in control of us (as defined in the 2004 long-term stock incentive plan), the committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, including the accelerated vesting of awards issued under the plan but only if the committee determines that the adjustments do not have an adverse economic impact on the participants (as determined at the time of the adjustments).

AMENDMENT AND TERMINATION

Our board of directors may amend the 2004 long-term stock incentive plan as it deems advisable, except that it may not amend the 2004 long-term stock incentive plan in any way that would adversely affect a participant with respect to an award previously granted unless the amendment is required in order to comply with applicable laws. In addition, our board of directors may not amend the 2004 stock incentive plan without stockholder approval if such approval is required by applicable law, rule or regulation.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Qualified Stock Options

In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to an option holder or a deduction for us. To receive special tax treatment as an incentive stock option under the Internal Revenue Code as to shares acquired upon exercise of an incentive stock option, an option holder must neither dispose of the shares within two years after the incentive stock option is granted nor within one year after the transfer of the shares to the option holder pursuant to exercise of the option. In addition, the option holder must be an employee of us or a qualified subsidiary at all times between the date of grant and the date three months (one year in the case of disability) before exercise of the option. (Special rules apply in the case of the death of the option holder.) Incentive stock option treatment under the Internal Revenue Code generally allows the sale of common stock received upon the exercise of an incentive stock option to result in any gain being treated as a capital gain to the option holder, but we will not be entitled to a tax deduction. The exercise of an incentive stock option (if the holding period rules described in this paragraph are satisfied), however, will give rise to income includable by the option holder in his or her alternative minimum taxable income for purposes of the alternative minimum tax in an amount equal to the excess of the fair market value of the stock acquired on the date of the exercise of the option over the exercise price.

If the holding period rules noted above are not satisfied, gain recognized on the disposition of the shares acquired upon the exercise of an incentive stock option will be characterized as ordinary income. This gain will be equal to the difference between the exercise price and the fair market value of the shares at the time of exercise. (Special rules may apply to disqualifying dispositions where the amount realized is less than the value at exercise.) We will generally be entitled to a deduction equal to the amount of such gain included by an option holder as ordinary income. Any excess of the amount realized upon such disposition over the fair market value at exercise will generally be long-term or short-term capital gain depending on the holding period involved. Notwithstanding the foregoing, if exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Management

Non-Qualified Stock Options

No income will be recognized by an option holder at the time a non-qualified stock option is granted. Ordinary income will generally be recognized by an option holder, however, at the time a non-qualified stock option is exercised in an amount equal to the excess of the fair market value of the underlying common stock on the exercise date over the exercise price. We will generally be entitled to a deduction for federal income tax purposes in the same amount as the amount included in ordinary income by the option holder with respect to his or her non-qualified stock option. Gain or loss on a subsequent sale or other disposition of the shares acquired upon the exercise of a non-qualified stock option will be measured by the difference between the amount realized on the disposition and the tax basis of such shares, and will generally be long-term or short-term capital gain depending on the holding period involved. The tax basis of the shares acquired upon the exercise of any non-qualified stock option will be equal to the sum of the exercise price of the non-qualified stock option and the amount included in income with respect to the option. Notwithstanding the foregoing, in the event that exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.

Restricted Stock

Unless a holder of restricted stock makes an “83(b) election” (as discussed below), there generally will be no tax consequences as a result of the grant of restricted stock until the restricted stock is no longer subject to a substantial risk of forfeiture or is transferable (free of the risk). Generally, when the restrictions are lifted, the holder will recognize ordinary income, and we will be entitled to a deduction, equal to the difference between the fair market value of the stock at that time and the amount, if any, paid by the holder for the restricted stock. Subsequently realized changes in the value of the stock generally will be treated as long-term or short-term capital gain or loss, depending on the length of time the shares are held prior to disposition of the shares. In general terms, if a holder makes an 83(b) election (under Section 83(b) of the Internal Revenue Code) upon the award of restricted stock, the holder will recognize ordinary income on the date of the award of restricted stock, and we will be entitled to a deduction, equal to (1) the fair market value of the restricted stock as though the stock were (A) not subject to a substantial risk of forfeiture or (B) transferable, minus (2) the amount, if any, paid for the restricted stock. If an 83(b) election is made, there will generally be no tax consequences to the holder upon the lifting of restrictions, and all subsequent appreciation in the restricted stock generally would be eligible for capital gains treatment.

Phantom Shares

The phantom shares have been designed with the intention that there will be no tax consequences as a result of the granting of a phantom share until payment is made with respect to the phantom share. When payment is made, the participant generally will recognize ordinary income, and we will generally be entitled to a deduction, equal to the fair market value of the common stock and cash, as applicable, received upon payment.

Dividend Equivalents

There generally will be no tax consequences as a result of the award of a dividend equivalent. When payment is made, the holder of the dividend equivalent generally will recognize ordinary income, and we will be entitled to a deduction, equal to the amount received in respect of the dividend equivalent.

Securities Exchange Act of 1934

Additional special tax rules may apply to those award holders who are subject to the rules set forth in Section 16 of the Securities Exchange Act of 1934.

Management

The foregoing tax discussion is a general description of certain expected federal income tax results under current law, and all affected individuals should consult their own advisors if they wish any further details or have special questions.

INCENTIVE BONUS PLAN

We intend to adopt the performance bonus plan for the payment of bonuses to certain key employees, including our executive officers. Bonuses under our incentive bonus plan shall be based on corporate factors or individual factors (or a combination of both). The committee may provide for partial bonus payments at target and other levels. The committee may allocate portions of the bonus to specified indexed factors. Corporate performance hurdles for annual bonuses may be adjusted by the committee in its discretion to reflect (1) dilution from corporate acquisitions and share offerings and (2) changes in applicable accounting rules and standards. No bonus shall exceed 100% of the key employee’s aggregate salary for the year. The compensation committee may determine that bonuses shall be paid in cash or stock (or other equity-based grants), or a combination thereof. The compensation committee may also provide that any such stock grants be made under our 2004 long-term stock incentive plan or any other equity-based plan or program we may establish. The compensation committee may provide for programs under which the payment of bonuses may be deferred at the election of the employee. The incentive bonus plan is administered by the compensation committee.

401(k) PLAN

We intend to establish and maintain a retirement savings plan under Section 401(k) of the Internal Revenue Code to cover our eligible employees. The plan will allow eligible employees to defer, within prescribed limits, up to 15% of their compensation on a pre-tax basis through contributions to the plan. We will match each eligible participant’s contributions, within prescribed limits, with an amount equal to 50% of such participant’s first 6% of contributions. In addition, we intend to reserve the right to make additional discretionary contributions on behalf of eligible participants. Our employees will be eligible to participate in the plan if they meet certain requirements, including a minimum period of credited service. Any matching and discretionary company contributions may be subject to certain vesting requirements. Some classes of employees, such as those covered by a collective bargaining agreement, will not be eligible to participate in the plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no compensation committee interlocks and none of our employees participate on the compensation committee.

Certain relationships and related transactions

REGISTRATION RIGHTS AGREEMENTS

As holders of OP units, common stock and/or CCSs, Kenneth M. Woolley, our Chairman and Chief Executive Officer and our officers and directors will receive registration rights with respect to shares of our common stock acquired by them in connection with their exercise of redemption/exchange rights under the partnership agreement. See “Shares eligible for future sale—Registration Rights.”

AGREEMENTS WITH EXTRA SPACE DEVELOPMENT LLC

Extra Space Development LLC has granted us a right of first refusal with respect to the interests in 13 early-stage development properties and Extra Space Development LLC is owned by third-party individuals, as well as by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (33%), Spencer F. Kirk (33%), Richard S. Tanner (7%), Kent Christensen (3%), Charles L. Allen (2%), David L. Rasmussen (0.5%) and Timothy Arthurs (0.5%).

CENTERSHIFT, INC.

Effective January 1, 2004, we entered into a license agreement with Centershift which secures for our company a perpetual right to continue to enjoy the benefits of STORE in all aspects of our property acquisition, development, redevelopment and operational activities, while the cost of maintaining the infrastructure required to support this product remains the responsibility of Centershift. This license agreement provides for an annual license fee payable by us which we estimate for the year ended December 31, 2004 will aggregate approximately $130,000, in exchange for which we will receive all product upgrades and enhancements and customary customer support services from Centershift. Centershift is required to secure our consent before entering into a license covering STORE with other publicly-traded self-storage companies. Centershift is owned by third-party individuals, as well as by executive officers and directors in the following approximate percentages: Kenneth M. Woolley (28%), Spencer F. Kirk (29%), Richard S. Tanner (7%), Kent Christensen (3%), Charles L. Allen (2%), David L. Rasmussen (0.4%) and Timothy Arthurs (0.4%).

ACQUISITION OF EXTRA SPACE MANAGEMENT, INC.

Effective March 31, 2004, our predecessor acquired Extra Space Management, Inc. from Kenneth M. Woolley, Spencer M. Kirk and Richard S. Tanner for an aggregate of approximately $184,000. Upon completion of the offering and the formation transactions, Extra Space Management, Inc. will become our taxable REIT subsidiary and will be responsible for all property management operations that we perform for 9 properties owned by third parties.

DEBT GUARANTEES

We have agreed to make available to each of Kenneth M. Woolley, our Chairman and Chief Executive Officer, his affiliates, associates and people acting in concert with any of the foregoing, Richard S. Tanner, his affiliates, associates and people acting in concert with any of the foregoing and David Lackland, one of the members of our predecessor, and his related entities, the contributors of Sepulveda Associates, LLC and of 658 Venice, Ltd., the following protections: for nine years with a three-year

Certain relationships and related transactions

extension if the applicable party continues to maintain ownership of at least 50% of the OP units received by it in the formation transactions, the opportunity to:

➢	guarantee debt; or

➢	enter into a special loss allocation and deficit restoration obligation,

in an aggregate amount, with respect to the foregoing contributors, at least equal to $60.0 million.

The ability of the foregoing contributors to guarantee debt or enter into a special loss allocation and deficit restoration obligation with our operating partnership may enable them to continue to defer any taxable gain attributable to their negative capital accounts in our predecessor. If we were to breach our agreement to make available these opportunities, we would be required to make an indemnification payment to the contributors.

ACQUISITION OF STORAGE SPOT PROPERTIES

Effective May 28, 2004, Extra Space Storage LLC entered into a purchase and sale agreement with Storage Spot Properties No. 1, L.P. and Storage Spot Properties No. 4, L.P. for the acquisition of 26 self-storage properties for which the purchase price under this agreement is $147.0 million. For the year ended December 31, 2003, the net revenues less bad debt expenses for these properties totaled $16.0 million. None of the sellers are currently our affiliates. Hugh W. Horne is president of Storage World Properties GP No. 1, LLC and Storage World Properties GP No. 4, LLC, the general partners of the selling parties under the agreement. In connection with this transaction, we agreed to name Mr. Horne as a director of our company effective upon the closing of this offering. Additionally, if at any time prior to February 15, 2006, Hugh W. Horne is not serving as one of our directors, Storage Spot shall have the right to have one representative present at all meetings of our board of directors and all of our board committees during such time. The purchase and sale agreement contains customary representations, warranties and covenants and is subject to customary closing conditions (such as those relating to the accuracy of representations and warranties and the performance of covenants contained in the purchase and sale agreement) as well as the completion of the offering. Our predecessor has deposited $3.0 million in escrow under the purchase and sale agreement. Storage Spot may be entitled to receive up to an additional $5.0 million cash consideration depending upon the performance of the 26 properties for the 12 months ended December 31, 2005. Under this earn-out provision, we have agreed to pay in February 2006, $8.45 for each dollar that the net revenues from these properties for calendar year 2005 exceeds $17.9 million, up to a maximum of $5.0 million. The entire $5.0 million is also payable upon the occurrence of certain other conditions, including any change of control of the purchaser or a third-party sale of any of the 26 properties prior to December 31, 2005. Our predecessor’s obligation to pay any additional funds will be guaranteed by our operating partnership. Subject to customary closing conditions, including the completion of due diligence, we expect this transaction to close concurrently with the completion of the offering and to be funded with the net proceeds of the offering. See “Use of Proceeds.”

REPAYMENT OF NOTE

We will repay out of the proceeds of the offering a note held by Anthony Fanticola (a director-nominee) and Joann Fanticola, cotrustees of the Anthony and Joann Fanticola Trust for approximately $4.0 million. We will also pay $1.1 million in defeasance fees associated with repayment of the Fanticola note.

AIRCRAFT DRY LEASE

SpenAero, L.L.C., an affiliate of Spencer F. Kirk, will enter into an Aircraft Dry Lease with us which provides that we have the right to use a 2002 Falcon 50EX aircraft owned by SpenAero, L.L.C. at a rate of $1,740 for each hour of use by us of the aircraft and payment of all taxes by us associated with our use of the aircraft.

Benefits to related parties

BENEFITS TO RELATED PARTIES

Upon completion of the offering and the formation transactions, our senior executive officers and members of our board of directors will receive material financial and other benefits that include:

Kenneth M. Woolley and affiliates

In the case of Kenneth M. Woolley, our Chairman and Chief Executive Officer:

➢  together with his affiliates, 1,628,850 shares of common stock, 161,097 OP units, 797,782 CCSs and 78,903 CCUs (with a combined aggregate value of approximately $33.3 million) in exchange for membership interests in Extra Space Storage LLC having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.5 million;

➢  the release of guarantees of approximately $64.9 million of outstanding indebtedness;

➢  an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

➢  options to acquire 150,000 shares of common stock at an exercise price equal to the initial public offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer or director;

➢  $82,360 (together with Messrs. Kirk and Tanner) for the acquisition of Extra Space Management, Inc. by our predecessor; and

➢  registration rights afforded by the registration rights agreement.

Spencer F. Kirk and affiliates

In the case of Spencer F. Kirk, a member of our Board of Directors:

➢  together with his affiliates, 2,373,468 shares of common stock and 1,162,483 CCSs (with a combined aggregate value of approximately $44.2 million) in exchange for membership interests in Extra Space Storage LLC having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately zero dollars;

➢  the release of guarantees of approximately $17.3 million of outstanding indebtedness;

➢  options to acquire 30,000 shares of common stock at an exercise price equal to the initial public offering price;

Benefits to related parties

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director;

➢  will enter into with SpenAero, L.L.C., an affiliate of Spencer F. Kirk, an Aircraft Dry Lease with us which provides that we have the right to use a 2002 Falcon 50EX aircraft owned by SpenAero, L.L.C. at a rate of $1,740 for each hour of use by us of the aircraft and the payment of all taxes by us associated with our use of the aircraft;

➢  $82,360 (together with Messrs. Woolley and Tanner) for the acquisition of Extra Space Management, Inc. by our predecessor; and

➢  registration rights afforded by the registration rights agreement.

Kent W. Christensen

In the case of Kent W. Christensen, our Senior Vice President and Chief Financial Officer:

➢  148,234 shares of common stock and 72,603 CCSs (with a combined aggregate value of approximately $2.8 million) in exchange for membership interests in Extra Space Storage LLC having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately zero dollars;

➢  an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

➢  options to acquire 100,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer; and

➢  registration rights afforded by the registration rights agreement.

Charles L. Allen

In the case of Charles Allen, Senior Vice President and Senior Legal Counsel:

➢  118,838 shares of common stock and 58,205 CCSs (with a combined aggregate value of approximately $2.2 million) in exchange for membership interests in Extra Space Storage LLC having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.03 million;

➢  an employment agreement providing him with salary, bonus and other benefits, including severance upon a termination of his employment under certain circumstances;

Benefits to related parties

➢  options to acquire 65,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer; and

➢  registration rights afforded by the registration rights agreement.

Timothy Arthurs

In the case of Timothy Arthurs, our Senior Vice President of Operations:

➢  38,557 shares of common stock and 18,885 CCSs (with a combined aggregate value of approximately $0.72 million) in exchange for membership interests in Extra Space Storage LLC having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.02 million;

➢  options to acquire 65,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer; and

➢  registration rights afforded by the registration rights agreement.

David L. Rasmussen

In the case of David L. Rasmussen, our Vice President and General Counsel:

➢  30,064 shares of common stock and 14,725 CCSs (with a combined aggregate value of approximately $0.56 million) in exchange for membership interests in Extra Space Storage LLC having an aggregate net tangible book value to such interests as of March 31, 2004 of approximately zero dollars;

➢  options to acquire 45,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer; and

➢  registration rights afforded by the registration rights agreement.

Richard S. Tanner

In the case of Richard S. Tanner, our Senior Vice President, East Coast Development:

➢  together with his affiliates, 477,605 shares of common stock, 53,699 OP units, 233,924 CCSs and 26,301 CCUs (with a combined aggregate value of approximately $9.9 million) in exchange for membership interests in Extra Space Storage LLC having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.04 million;

Benefits to related parties

➢  options to acquire 45,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as an officer;

➢  registration rights afforded by the registration rights agreement; and

➢  $16,448 (together with Messrs. Kirk and Tanner) for the acquisition of Extra Space Management, Inc. by our predecessor.

Anthony Fanticola

In the case of Anthony Fanticola, a member of our Board of Directors:

➢  527,379 shares of common stock and 258,299 CCSs (with a combined aggregate value of approximately $9.8 million) to affiliates of Anthony Fanticola in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.5 million;

➢  options to acquire 30,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director;

➢  registration rights afforded by the registration rights agreement;

➢  approximately $4.0 million of the net proceeds of the offering in repayment of a note held by Anthony Fanticola and Joann Fanticola, cotrustees of the Anthony Fanticola and Joann Fanticola Family Trust; and

➢  $1.1 million in defeasance fees to be paid on behalf of Mr. Fanticola.

Hugh W. Horne

In the case of Hugh W. Horne, a member of our Board of Directors:

➢  options to acquire 30,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director; and

➢  registration rights afforded by the registration rights agreement.

Benefits to related parties

Dean Jernigan

In the case of Dean Jernigan, a member of our Board of Directors:

➢  options to acquire 30,000 shares of the company’s common stock at the offering price; and

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director.

Roger B. Porter

In the case of Roger B. Porter, a member of our Board of Directors:

➢  207,233 shares of common stock and 101,499 CCSs (with a combined aggregate value of approximately $3.9 million) in exchange for membership interests having an aggregate net tangible book value attributable to such interests as of March 31, 2004 of approximately $0.4 million.

➢  options to acquire 30,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director; and

➢  registration rights afforded by the registration rights agreement.

K. Fred Skousen

In the case of K. Fred Skousen, a member of our Board of Directors:

➢  options to acquire 30,000 shares of the company’s common stock at the offering price;

➢  indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against him as a director; and

➢  registration rights afforded by the registration rights agreement.

Policies with respect to certain activities

The following is a discussion of our policies with respect to investments, financing and certain other activities. Our policies with respect to these activities have been determined by our board of directors and, in general, may be amended and revised from time to time at the discretion of our board of directors without notice to or a vote of our stockholders.

Investment Policies

Investments in Real Estate or Interests in Real Estate.    We conduct all of our investment activities through our operating partnership and its affiliates. Our investment objectives are to increase cash flow, provide quarterly cash distributions, maximize the value of our current properties and acquire properties with cash flow growth potential. Additionally, we will seek to selectively expand and upgrade both our current properties and any newly-acquired properties. Our business will be focused primarily on self-storage properties and activities directly related thereto. We have not established a specific policy regarding the relative priority of the investment objectives. For a discussion of our properties and our business and other strategic objectives, see “Business and properties.”

We expect to pursue our investment objectives through the ownership by our operating partnership of properties, but may also make investments in other entities, including joint ventures. We currently intend to focus on self-storage properties in those areas in which we operate and strategically select new markets when opportunities are available that meet our investment criteria or areas that have development potential. We anticipate that future investment and development activity will be focused primarily in the United States, but will not be limited to any geographic area. We intend to engage in such future investment activities in a manner that is consistent with the maintenance of our status as a REIT for U.S. federal income tax purposes.

We may also participate with other entities in the ownership of self-storage properties through joint ventures or other types of co-ownership. We may enter into joint ventures from time to time, if we determine that doing so would be the most effective means of raising capital, especially with respect to non-stabilized properties that we acquire. Equity investments may be subject to existing mortgage financing and other indebtedness or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over our equity interest in such property. Investments are also subject to our policy not to be treated as an investment company under the Investment Company Act of 1940, as amended, or the 1940 Act.

Purchase and Sale of Investments.    Our policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, we will sell certain self-storage properties where our board of directors determine such properties doe not fit our strategic objectives.

Investments in Real Estate Mortgages.    While we will emphasize equity real estate investments in self-storage properties, we may, at the discretion of our board of directors, invest in mortgages and other interests consistent with our qualification as a REIT. We do not presently intend to invest in mortgages or deeds of trust, but may do so subject to the investment restrictions applicable to REITs. The mortgages in which we may invest may be either first mortgages or junior mortgages, and may or may not be insured by a governmental agency. We do not expect to invest in mortgages other than the type we currently own. Investments in real estate mortgages run the risk that one or more borrowers may default under certain mortgages and that the collateral securing certain mortgages may not be sufficient to enable us to recoup our full investment.

Policies with respect to certain activities

Investments in Securities or Interests in Entities Primarily Engaged in Real Estate Activities and Other Issuers.    Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. We may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investment would be consistent with our investment policies. In any event, we do not intend that our investments in securities will require us to register as an “investment company” under the 1940 Act, and we would intend to divest securities before any such registration would be required.

Dispositions

We do not currently intend to dispose of any of our properties, although we reserve the right to do so if, based upon our management’s periodic review of our portfolio, our board of directors determines that such action would be in the best interests of our stockholders. Any decision to dispose of a property will be made by our board of directors.

Financing Policies

We expect to employ leverage in our capital structure in amounts determined from time to time by our Board of Directors. Although our board of directors has not adopted a policy which limits the total amount of indebtedness that we may incur, it will consider a number of factors in evaluating our level of indebtedness from time to time, as well as the amount of such indebtedness that will either be fixed and variable rate. Our total market capitalization is defined as the sum of the market value of our outstanding common stock (which may decrease, thereby increasing our debt to total capitalization ratio), including shares of restricted stock that we will issue to certain of our officers plus the aggregate value of OP units not owned by us, plus the book value of our total consolidated indebtedness. Because this ratio is based, in part, upon market values of equity, it will fluctuate with changes in the price of our common stock, however, we believe that this ratio provides an appropriate indication of leverage for a company whose assets are primarily real estate. We expect that our ratio of debt-to-total market capitalization upon completion of the offering and the formation transactions will be approximately 49.0% (46.0% if the underwriters’ over-allotment option is exercised in full). Our charter and bylaws do not limit the amount or percentage of indebtedness that we may incur. Our board of directors may from time to time modify our debt policy in light of then-current economic conditions, relative costs of debt and equity capital, market values of our properties, general conditions in the market for debt and equity securities, fluctuations in the market price of our common stock, growth and acquisition opportunities and other factors. Accordingly, we may increase or decrease our ratio of debt-to-total market capitalization beyond the limits described above. If these policies were changed, we could become more highly leveraged, resulting in an increased risk of default on our obligations and a related increase in debt service requirements that could adversely affect our financial condition and results of operations and our ability to make distributions to our stockholders. See “Risk Factors—Risks Related to Our Debt Financing” and “Management’s discussion and analysis of financial condition and results of operations—Liquidity and Capital Resources.”

To the extent that our board of directors determines to obtain additional capital, we may issue debt or equity securities, including additional OP units, retain earnings (subject to provisions in the

Internal Revenue Code requiring distributions of income to maintain REIT status) or pursue a combination of these methods. As long as our operating partnership is in existence, the proceeds of all equity capital raised by us will be contributed to our operating partnership in exchange for additional interests in our operating partnership, which will dilute the ownership interests of the limited partners in our operating partnership.

Policies with respect to certain activities

In addition, our charter requires us to at all times reserve and keep available a sufficient number of shares of common stock and OP units to allow for full conversion of the CCSs and CCUs.

Conflicts of Interest Policies

Conflicts of interest could arise in the future as a result of the relationships between us and our affiliates, on the one hand, and our operating partnership or any partner thereof, on the other. Our directors and officers have duties to our company and our stockholders under applicable Maryland law in connection with their management of our company. At the same time, we, through our wholly owned subsidiary, have fiduciary duties, as a general partner, to our operating partnership and to the limited partners under Delaware law in connection with the management of our operating partnership. Our duties, through our wholly owned subsidiary, as a general partner to our operating partnership and its partners may come into conflict with the duties of our directors and officers to our company and our stockholders. The partnership agreement of our operating partnership does not require us to resolve such conflicts in favor of either our stockholders or the limited partners in our operating partnership.

Unless otherwise provided for in the relevant partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest.

Additionally, the partnership agreement expressly limits our liability by providing that neither we, our direct wholly owned Massachusetts business trust subsidiary, as the general partner of the operating partnership, nor any of our or their trustees, directors or officers, will be liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment, mistakes of fact or law or for any act or omission if we, or such trustee, director or officer, acted in good faith. In addition, our operating partnership is required to indemnify us, our affiliates and each of our respective trustees, officers, directors, employees and agents to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the operating partnership, provided that our operating partnership will not indemnify for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful.

The provisions of Delaware law that allow the common law fiduciary duties of a general partner to be modified by a partnership agreement have not been resolved in a court of law, and we have not obtained an opinion of counsel covering the provisions set forth in the partnership agreement that purport to waive or restrict our fiduciary duties that would be in effect under common law were it not for the partnership agreement.

Upon completion of this offering, certain members of our senior management team will have interests in (1) 13 early-stage development properties and two parcels of undeveloped land through their ownership of Extra Space Development LLC, (2) Extra Space of Palmdale LLC, the owner of one self-storage property and (3) Extra Space of Pico Rivera Two LLC, the owner of one self-storage property. We will not own any interest in these properties but the owners have granted us a right of first refusal with

Policies with respect to certain activities

respect to the sale of these properties. Except as set forth above, none of our executive officers will be permitted to compete with us during their employment with us.

Interested Director and Officer Transactions

Pursuant to Maryland law, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof. However, such transaction will not be void or voidable only if:

➢	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

➢	the material facts relating to the common directorship or interest and as to the transaction are disclosed to our stockholders entitled to vote thereon, and the transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote (other than the votes of shares owned of record or beneficially by the interested director); or

➢	the transaction or contract is fair and reasonable to us at the time it is authorized, ratified or approved.

Furthermore, under Delaware law (where our operating partnership is formed), we, acting through the general partner, have a fiduciary duty to our operating partnership and, consequently, such transactions are also subject to the duties of care and loyalty that we, as a general partner, owe to limited partners in our operating partnership (to the extent such duties have not been eliminated pursuant to the terms of the partnership agreement). We will adopt a policy which requires that all contracts and transactions between us, our operating partnership or any of our subsidiaries, on the one hand, and any of our directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors. Where appropriate, in the judgment of the disinterested directors, our board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although our board of directors will have no obligation to do so.

Policies with Respect to Other Activities

We may, but do not presently intend to, make investments other than as previously described. We have authority to offer shares of our common stock or other equity or debt securities in exchange for property and to repurchase or otherwise re-acquire shares of our common stock or other equity or debt securities in exchange for property. Similarly, we may offer additional OP units, which are redeemable, in exchange for property. Although we have not made loans to third parties, we may in the future make loans to third parties, including joint ventures in which we participate, subject to the REIT asset test requirements. As described in “Extra Space Storage LP partnership agreement,” we expect, but are not obligated, to issue shares of our common stock to holders of OP units upon exercise of their respective redemption rights. Our board of directors has no present intention of causing us to repurchase any common stock. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors without the need for stockholder approval. See “Description of stock—Power to Increase Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock.” We have not engaged in trading, underwriting or the agency distribution or sale of securities of other issuers

Policies with respect to certain activities

and do not intend to do so. At all times, we intend to make investments in such a manner as to be consistent with the requirements of the Internal Revenue Code to qualify as a REIT unless, because of circumstances or changes in the Internal Revenue Code (or the regulations promulgated thereunder), our board of directors determines that it is no longer in our best interests to continue to have us qualify as a REIT. We intend to make investments in such a way that we will not be treated as an investment company under the 1940 Act. Our policies with respect to such activities may be reviewed and modified from time to time by our board of directors without notice to or the vote of the stockholders.

Reporting Policies

Generally speaking, we intend to make available to our stockholders audited annual financial statements and annual reports. After the offering, we will become subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we will file periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Lending Policies

We do not have a policy limiting our ability to make loans to other persons. Subject to REIT qualification rules, we may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by us for the property sold. We and our operating partnership may make loans to joint ventures in which we or they participate or may participate in the future. We have not engaged in any significant lending activities in the past nor do we intend to in the future.

Principal stockholders

The following table presents information regarding the beneficial ownership of our common stock, following completion of the offering and the formation transactions, with respect to:

➢	each person who is the beneficial owner of more than five percent of our outstanding common stock;

➢	each of our directors and director nominees;

➢	each of our named executive officers; and

➢	all directors, director nominees and executive officers as a group.

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment powers.

	Shares and OP Units Beneficially Owned After The Offering(1)(2)
Name and Address(3)	Number	Percentage
Directors, Director Nominees and Executive Officers:
Kenneth M. Woolley(4)	1,789,947	6.33%
Kent W. Christensen(5)	148,234	0.53
Richard S. Tanner(6)	531,304	1.89
Charles L. Allen(7)	118,838	0.42
David L. Rasmussen(8)	30,064	0.11
Timothy Arthurs(9)	38,557	0.14
Anthony Fanticola(10)	527,379	1.87
Hugh W. Horne(11)	N/A	N/A
Dean Jernigan(12)	N/A	N/A
Spencer F. Kirk(13)	2,373,468	8.44
Roger B. Porter(14)	207,233	0.74
K. Fred Skousen(15)	N/A	N/A
All directors, director nominees and executive officers as a group	5,765,024	20.33%

5% Stockholders:
None.

(1)	Assumes 28,139,950 shares of our common stock outstanding immediately after completion of the offering and the formation transactions. In addition, share amounts for individuals, directors, director nominees and officers as a group assume that all OP units held by the person are exchanged for shares of our common stock. The total number of shares of common stock outstanding used in calculating this percentage assumes that none of the OP units held by other persons are exchanged for shares of our common stock.
(2)	Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares.
(3)	The address for each of the persons named above is 2795 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121.
(4)	Includes 1,628,850 shares of common stock and 161,097 OP units. Includes 296,191 shares of our common stock which are held by Woolley Storage LLC, for which Mr. Woolley is a non-member manager. Mr. Woolley has no pecuniary interest in such shares and disclaims beneficial ownership. Excludes ownership of 797,782 CCSs and 78,903 CCUs which are not convertible until March 31, 2006 at the earliest, and options to acquire 150,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.

Principal stockholders

(5)	Includes 148,234 shares of common stock. Excludes ownership of 72,603 CCSs which are not convertible until March 31, 2006 at the earliest, and options to acquire 100,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(6)	Includes 477,605 shares of common stock and 53,699 OP units. Includes 35,075 shares of our common stock which are held by Tanner Storage LLC, for which Mr. Tanner is a non-member manager. Mr. Tanner has no pecuniary interest in such shares and disclaims beneficial ownership. Excludes ownership of 233,924 CCSs and 26,301 CCUs which are not convertible until March 31, 2006 at the earliest, and options to acquire 45,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(7)	Includes 118,838 shares of common stock. Excludes ownership of 58,205 CCSs which are not convertible until March 31, 2006 at the earliest, and options to acquire 65,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(8)	Includes 30,064 shares of common stock. Excludes ownership of 14,725 CCSs which are not convertible until March 31, 2006 at the earliest, and options to acquire 45,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(9)	Includes 38,557 shares of common stock. Excludes ownership of 18,885 CCSs which are not convertible until March 31, 2006 at the earliest, and options to acquire 65,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(10)	Includes 527,379 shares of common stock. Includes 125,269 shares of our common stock which are held by The Anthony and JoAnn Fanticola Family Trust, for which Mr. Fanticola is a trustee. Includes 402,110 shares of our common stock which are held by The Anthony and JoAnn Fanticola Family Limited Partnership, for which Mr. Fanticola is the president of the corporate general partner. Mr. Fanticola has no pecuniary interest in 98% of such shares and disclaims beneficial ownership. Excludes ownership of 258,299 of CCSs which are not convertible until March 31, 2006 at the earliest, and options to acquire 30,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(11)	Excludes ownership of options to acquire 30,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(12)	Excludes ownership of options to acquire 30,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(13)	Includes 2,373,468 shares of common stock. Includes 1,328,673 shares of our common stock which are held by Krispen Family Holdings, L.C., an entity in which Mr. Kirk has shared voting and investment power. Mr. Kirk has no pecuniary interest in 50.5% of such shares and disclaims beneficial ownership. Includes 626,343 shares of our common stock which are held by The Kirk 101 Trust. Mr. Kirk has no pecuniary interest in any of these shares and disclaims beneficial ownership. Includes 418,452 shares of our common stock which are held by The SFKC Kirk Charitable Remainder Unitrust, of which Mr. Kirk is the income beneficiary. Excludes ownership of 1,162,483 CCSs which are not convertible until March 31, 2006 at the earliest, and options to acquire 30,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(14)	Includes 207,233 shares of common stock. Excludes ownership of 101,499 CCSs which are not convertible until March 31, 2006 at the earliest, and of options to acquire 30,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.
(15)	Excludes ownership of options to acquire 30,000 shares of common stock that will be granted upon closing of the offering and will become exercisable ratably over four years.

Description of stock

The following summary of the material terms of the stock of our company. See “Where you can find more information.”

GENERAL

Our charter provides that we may issue up to 200,000,000 shares of our common stock, $0.01 par value per share, or common stock, 4,100,000 contingent conversion shares, $.01 par value per share, or CCSs, and 50,000,000 shares of preferred stock, $0.01 par value per share, or preferred stock. Our charter authorizes our board of directors to increase the aggregate number of authorized shares or the number of shares of any class or series without stockholder approval. Upon completion of the offering and the formation transactions, 28,139,950 shares of our common stock will be issued and outstanding (31,169,950 if the underwriters’ over-allotment option is exercised in full), 3,888,843 shares of our CCSs will be issued and outstanding and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

COMMON STOCK

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, as and when authorized by our board of directors out of assets legally available therefor and declared by us and, the holders of our common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors. Holders of CCSs shall not have any voting rights with respect to their shares.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights. Unless otherwise indicated, we have assumed for purposes of this prospectus, that there is no conversion feature associated with the CCSs.

Under the Maryland General Corporation Law, or MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Except for certain charter amendments, our charter provides for a majority

Description of stock

percentage in these situations. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without any vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

CONTINGENT CONVERSION SHARES

Unlike our shares of common stock, CCSs will not carry any voting rights except as provided in the next sentence or entitle the holders to receive distributions from the company. The charter provides that we shall not, without the affirmative vote of at least two-thirds of the CCSs outstanding at the time, amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCSs.

Upon the achievement of certain performance thresholds described below relating to the 14 early-stage lease-up properties which we will wholly own through various subsidiaries of our operating partnership upon completion of the offering and the formation transactions, all or a portion of the CCSs will be automatically converted into shares of our common stock. Initially, each CCS will be convertible on a one-for-one basis into shares of common stock (but not before March 31, 2006), subject to customary anti-dilution adjustments.

Within 30 days after the end of each quarter beginning with the quarter ending March 31, 2006 and ending with the quarter ending December 31, 2008, we will calculate the net operating income from the 14 wholly owned early-stage lease-up properties over the 12-month period ending in such quarter. We consider such net operating income to equal total revenues less property related expenses from such lease-up properties over the measurement period, subject to adjustment to take into account sales of any of the lease-up properties that occur on or prior to December 31, 2008. Within 35 days following the end of each quarter referred to above, some or all of the CCSs will be converted so that the total percentage (not to exceed 100%) of CCSs issued in connection with the formation transactions that have been converted to common stock will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCSs are not converted through the calculation made in respect of the 12-month period ending December 31, 2008, all remaining outstanding CCSs will be cancelled and restored to the status of authorized but unissued shares of common stock.

This provision in our charter is intended to allow a proportionate conversion of the CCSs into shares of common stock as the net operating income produced by the 14 early-stage lease-up properties grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the 12-month measurement periods. For the 12-month period ended March 31, 2004, the net operating income produced by these lease-up properties (which were 37.5% occupied as of the end of this period) totaled $142,484. This means that none of the CCSs will convert into shares of common stock until the net operating income produced by these lease-up properties is in excess of $5.1 million over any of the 12-month measurement periods.

Our charter provides that, while any CCSs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of any of the 14 wholly owned early-stage lease-up properties.

Description of stock

Our charter also requires us to at all times reserve and keep available a sufficient number of shares of common stock to allow for the full conversion of all CCSs.

PREFERRED STOCK

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interests. As of the date hereof, no shares of preferred stock are outstanding and we have no present plans to issue any preferred stock.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, approve additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by the company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the company’s securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity (other than a designated investment entity) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). No designated investment entity (as

Description of stock

defined in our charter) may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code more than 9.8% (by value or by number of shares whichever is more restrictive) of our outstanding common stock or 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. We refer to this restriction as the “ownership limit.” In addition, different excepted holder ownership limits apply to the family of Kenneth M. Woolley, certain of its affiliates, and estates and trusts formed for the benefit of the foregoing and Spencer F. Kirk, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

Our charter defines a “designated investment entity” as:

1.	an entity that is a pension trust that qualifies for look-through treatment under Section 856(h)(3) of the Code;

2.	an entity that qualifies as a regulated investment company under Section 851 of the Code; or

3.	an entity that (i) for compensation engages in the business of advising others as to the value of securities or as to the advisability of investing in, purchasing, or selling securities; (ii) purchases securities in the ordinary course of its business and not with the purpose or effect of changing or influencing control of us, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to Rule 13d-3(b) of the Securities Exchange Act of 1934, as amended; and (iii) has or shares voting power and investment power within the meaning of Rule 13d-3(a) under the Securities Exchange Act of 1934, as amended;

so long as such beneficial owner of such entity, or in the case of an investment management company, the individual account holders of the accounts managed by such entity, would satisfy the 7.0% ownership limit if such beneficial owner or account holder owned directly its proportionate share of the shares held by the entity.

The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our capital stock by an individual or entity), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock and thereby subject the common stock or capital stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the above-referenced 7.0% ownership limits or 9.8% designated investment ownership limits with respect to a particular stockholder if:

➢	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise failing to qualify as a REIT;

Description of stock

➢	such stockholder does not and represents that it will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Internal Revenue Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

➢	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to preserving our REIT status.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five persons (other than a designated investment entity) could beneficially own or constructively own in the aggregate, more than 49.9% of the shares then outstanding. A reduced ownership limit will not apply to any person or entity whose percentage ownership in our common stock or capital stock, as applicable, is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our common stock or capital stock, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common stock or capital stock, as applicable, in excess of such percentage ownership of our common stock or capital stock will be in violation of the ownership limit.

Our charter provisions further prohibit:

➢	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

➢	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any transfer of our common stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of our common stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest

Description of stock

whole share) that would cause us to violate such restrictions, will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferees will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.

Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

➢	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

➢	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Description of stock

Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

Certain provisions of Maryland law and of our charter and bylaws

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information.”

OUR BOARD OF DIRECTORS

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Pursuant to our charter, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until their successors are duly elected and qualify. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.

REMOVAL OF DIRECTORS

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e. any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder) are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person

Certain provisions of Maryland law and of our charter and bylaws otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted Kenneth M. Woolley, his affiliates and associates and all persons acting in concert with the foregoing and Spencer F. Kirk, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

CONTROL SHARE ACQUISITIONS

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

Certain provisions of Maryland law and of our charter and bylaws

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

SUBTITLE 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

➢	a classified board,

➢	a two-thirds vote requirement for removing a director,

➢	a requirement that the number of directors be fixed only by vote of the directors,

➢	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, and

➢	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall only be allowed for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of not less than a majority of our outstanding shares of common stock to call a special meeting.

AMENDMENT TO OUR CHARTER AND BYLAWS

Except for amendments relating to removal of directors (which require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter, which removal shall only be allowed for cause), the restrictions on ownership and transfer of our stock (which require the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter) and the terms of our CCSs (which require the affirmative vote of the holders of not less than two-thirds of all CCSs and not less than a majority of all outstanding shares of common stock), our charter may be amended only with the approval of our board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or appeal any provision of our bylaws and to make new bylaws.

DISSOLUTION OF OUR COMPANY

The dissolution of our company must be approved by a majority of our entire board of directors and the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Certain provisions of Maryland law and of our charter and bylaws

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

Our charter bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

INDEMNIFICATION AND LIMITATION OF DIRECTORS’ AND OFFICERS’ LIABILITY

Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

➢	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

➢	was committed in bad faith or

➢	was the result of active and deliberate dishonesty;

➢	the director or officer actually received an improper personal benefit in money, property or services; or

➢	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Certain provisions of Maryland law and of our charter and bylaws

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

➢	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

➢	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter authorizes us to obligate us and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

➢	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

➢	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Extra Space Storage LP partnership agreement—Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT STATUS

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

Extra Space Storage LP partnership agreement

The following is a summary of the material terms of the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where you can find more information.” All references to the “general partner” refer to us acting as the general partner of Extra Space Storage LP through our wholly owned subsidiary.

GENERAL; MANAGEMENT

Our operating partnership is a Delaware limited partnership that was formed on May 5, 2004. Through a wholly owned Massachusetts business trust, we are the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership.

The limited partners of our operating partnership expressly acknowledged that, as general partner of our operating partnership through a wholly owned Massachusetts business trust, we are acting for the benefit of the operating partnership, the limited partners and our stockholders collectively. Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

MANAGEMENT LIABILITY AND INDEMNIFICATION

The general partner of our operating partnership, and its trustees and officers are not liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as it acted in good faith. The partnership agreement provides for indemnification of us, any of our directors, and both our officers or employees or those of the operating partnership and other persons as we may designate from and against all losses, claims, damages, liabilities, expenses, fines, settlements and other amounts incurred in connection with any actions relating to the operations of our operating partnership, as set forth in the partnership agreement (subject to the exceptions described below under “—Fiduciary Responsibilities”).

FIDUCIARY RESPONSIBILITIES

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders.

The partnership agreement expressly limits our liability and that of the general partner by providing that we and our officers and directors and the general partner and its officers and trustees are not liable or accountable in damages to our operating partnership, the limited partners or assignees for errors in judgment or mistakes of fact or law or of any act or omission if we or the director or officer acted in good faith. In addition, our operating partnership is required to indemnify us, the general partner, a trustee of the general partner, our directors, and both our officers and employees and those of the operating partnership to the fullest extent permitted by applicable law, against any and all losses, claims,

Extra Space Storage LP partnership agreement

damages, liabilities, expenses, judgments, fines and other actions incurred by us or the other persons in connection with any actions relating to the operations of our operating partnership, provided that our operating partnership will not indemnify for willful misconduct or a knowing violation of the law or any transaction for which the person received an improper personal benefit in violation or breach of any provision of the partnership agreement.

DISTRIBUTIONS

The partnership agreement provides that holders of OP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units that are entitled to any preference with their respective percentage interests and (2) second, with respect to any OP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit (and, within such class, pro rata in accordance with their respective percentage interests). Holders of CCUs are not entitled to receive distributions.

ALLOCATIONS OF NET INCOME AND NET LOSS

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units holding the same class of OP units in accordance with their respective percentage interests in the class at the end of each fiscal year. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for income tax purposes under the Internal Revenue Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement.

REDEMPTION RIGHTS

After the first anniversary of becoming a holder of OP units, each limited partner of our operating partnership will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by the party in exchange for a cash amount equal to the value of our OP units unless the terms of such OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provide that they are not entitled to a right of redemption. On or before the close of business on the tenth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units. CCUs will not have a right of redemption.

CONTINGENT CONVERSION UNITS

Like our OP units, CCUs will not carry any voting rights except as provided in the next sentence or entitle the holders to receive distributions from our operating partnership. The partnership agreement of

Extra Space Storage LP partnership agreement

our operating partnership provides that we shall not, without the affirmative vote of at least two-thirds of the CCUs outstanding at the time, amend, alter or repeal the provisions of the partnership agreement of our operating partnership, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the CCUs.

Upon the achievement of certain performance thresholds described below relating to the 14 early-stage lease-up properties which we will wholly own through various subsidiaries of our operating partnership upon completion of the offering and the formation transactions, all or a portion of the CCUs will be automatically converted into OP units. Initially, each CCS will be convertible on a one-for-one basis into OP units (but not before March 31, 2006), subject to customary anti-dilution adjustments.

Within 30 days after the end of each quarter beginning with the quarter ending March 30, 2006 and ending with the quarter ending December 31, 2008, we will calculate the net operating income from the 14 wholly owned early-stage lease-up properties over the 12-month period ending in such quarter. We consider such net operating income to equal total revenues less property related expenses from such lease-up properties over the measurement period, subject to adjustment to take into account sales of any of the lease properties that occur on or prior to December 31, 2008. Within 35 days following each measurement period, we will convert some or all of the CCUs so that the total percentage (not to exceed 100%) of CCUs issued in connection with the formation transactions that have been converted to OP units will be equal to the percentage determined by dividing the net operating income for such period in excess of $5.1 million by $4.6 million. If any CCUs are not converted through the calculation made in respect of the 12-month period ending December 31, 2008, all remaining outstanding CCUs will be cancelled.

This provision in the partnership agreement of our operating partnership is intended to allow a proportionate conversion of the CCUs into OP units as the net operating income produced by the 14 wholly owned early-stage lease-up properties grows from $5.1 million to $9.7 million (the projected fully stabilized net operating income) during any of the 12-month measurement periods. For the 12-month period ended March 31, 2004, the net operating income produced by these lease-up properties (which were 37.5% occupied on as of the end of this period) totaled $142,484. This means that none of the CCUs will convert into OP units until the net operating income produced by these lease-up properties is in excess of $5.1 million over any of the 12-month measurement periods.

The partnership agreement of our operating partnership provides that, while any CCUs remain outstanding, a majority of our independent directors must review and approve the net operating income calculation for each measurement period and also must approve any sales of the any of the 14 wholly owned early-stage lease-up properties.

The partnership agreement of our operating partnership also requires us to at all times reserve and keep available a sufficient number of OP units to allow for the full conversion of all CCUs.

TRANSFERABILITY OF OP UNITS

In general, the general partner may not voluntarily withdraw from our operating partnership or transfer all or a portion of its interest in the operating partnership unless the holders of limited partners entitled to vote consent by approval of a majority in interest or immediately after a merger of us into another entity. With certain limited exceptions, the limited partners may not transfer their interests in our operating partnership, in whole or in part, without our written consent, which consent may be withheld in the general partner’s sole discretion.

Extra Space Storage LP partnership agreement

ISSUANCE OF OUR STOCK

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock or CCSs, OP units or CCUs, as the case may be, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

TAX MATTERS

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the general partner of our operating partnership, we have the authority to handle or cause to be handled tax audits and to make or cause to be made tax elections under the Internal Revenue Code on behalf of our operating partnership.

TERM

The term of the operating partnership commenced on May 5, 2004 and will continue until December 31, 2104:

➢	the general partner’s bankruptcy, judicial dissolution or withdrawal (unless, in the case of a withdrawal, a majority-in-interest of the remaining limited partners agree to continue the partnership and to the appointment of a successor general partner);

➢	the sale or other disposition of all or substantially all of the general partner’s assets;

➢	redemption (or acquisition by us) of all OP units and CCUs other than OP units held by the general partner; or

➢	an election by the general partner in its capacity as the sole general partner of our operating partnership.

Shares eligible for future sale

GENERAL

Upon completion of the offering and the formation transactions, we will have outstanding 28,139,950 shares of our common stock (31,169,950 shares if the underwriters’ over-allotment option is exercised in full).

Of these shares, the 20,200,000 shares sold in the offering (23,230,000 shares if the underwriters’ over-allotment option is exercised in full) will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, except for any shares held by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining 7,939,950 shares issued to our officers, directors and other employees plus any shares purchased by affiliates in the offering and the shares of our common stock owned by affiliates upon redemption of OP units and conversion of CCSs will be “restricted shares” as defined in Rule 144.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of:

➢	1% of the shares of our common stock then outstanding, which will equal approximately 281,400 shares immediately after the offering (approximately 311,700 shares if the underwriters’ over-allotment option is exercised in full); or

➢	the average weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

REGISTRATION RIGHTS

We have granted those persons who will receive common stock, CCSs, OP units and CCUs in the formation transactions certain registration rights with respect to the shares of our common stock that may be acquired by them in the formation transactions or in connection with the exercise of the redemption/exchange rights under the partnership agreement or conversion of CCSs under our charter. These registration rights require us to seek to register all such shares of our common stock no later than 14 months following the completion of the offering and during a period of time that we are eligible to use a registration statement on Form S-3. We will bear expenses incident to our registration requirements under the registration rights, except that such expenses shall not include any out-of-pocket expenses of the persons exercising the redemption/exchange rights or conversion rights or transfer taxes, if any, relating to such shares, any underwriting or brokerage commissions or discounts.

STOCK OPTIONS AND INCENTIVE PLAN

We intend to adopt the 2004 long-term stock incentive plan of Extra Space Storage Inc. Key employees, directors and consultants are eligible to be granted stock options, restricted stock, phantom shares,

Shares eligible for future sale

dividend equivalent rights and other stock-based awards under the 2004 stock incentive plan. We intend to reserve a total of 8,000,000 shares of our common stock for issuance pursuant to the 2004 long-term stock incentive plan, subject to certain adjustments as set forth in the plan.

We anticipate that we will file a registration statement on Form S-8 with respect to the shares of our common stock issuable under the 2004 long-term stock incentive plan following the consummation of the offering. Shares of our common stock covered by this registration statement, including shares of our common stock issuable upon the exercise of options or restricted shares of our common stock, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

We intend to adopt the Non-Employee Director Plan. Non-employee directors are eligible to be granted options upon joining the company and annually thereafter. We intend to reserve a total of 800,000 shares of our common stock for issuance pursuant to the plan, subject to certain adjustments.

LOCK-UP AGREEMENTS

Our officers and directors and all of our other stockholders, who collectively will own 7,939,950 shares of our common stock in the aggregate following completion of the offering, have agreed, with some exceptions, that, for a period of 180 days after the date of this prospectus, they will not, without in each case the prior written consent of UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated:

➢	offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or

➢	make any demand for or exercise any right with respect to, the registration of our common stock or any securities convertible into or exercisable or exchangeable for our common stock.

We have agreed that, for a period of 180 days after the date of the common stock prospectus, we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement (except a registration statement on Form S-8 relating to the restricted share awards or our 2004 long-term stock incentive plan or a registration statement on Form S-4 relating to our acquisition of another entity under the 1933 Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated other than grants of restricted stock to employees or directors pursuant to the terms of our 2004 long-term stock incentive plan, issuances of our common stock in connection with redemptions of OP units, issuances of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with acquisitions, and issuances of our common stock in connection with the exercise of the warrants that are outstanding as of the date of the common stock prospectus. The 180-day lock up period may be extended for up to 15 calendar days plus three business days under certain circumstances where we announce or pre-announce earnings or material news or a material event within 15 calendar days plus three business days prior to, or approximately 16 days after, the termination of the 180-day period. Even under those circumstances, however, the lock-up period will not be extended if we are actively traded, meaning that we have a public float of at least $150.0 million and average trading volume of at least $1.0 million per day.

U.S. federal income tax considerations

The following is a summary of the material federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. federal income tax considerations,” references to “the company,” “we,” “our” and “us” mean only Extra Space Storage Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. Clifford Chance US LLP has rendered an opinion that this section, to the extent that it describes applicable U.S. federal income tax law, is correct in all material respects. You should be aware that the opinion is based on current law and is not binding on the IRS or any court. The IRS may challenge Clifford Chance US LLP’s opinion, and such challenge could be successful. You are urged to both review the following discussion and to consult with your own tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary does not purport to discuss all aspects of federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

➢	expatriates;

➢	persons who mark-to-market our common stock;

➢	subchapter S corporations;

➢	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

➢	financial institutions;

➢	insurance companies;

➢	broker-dealers;

➢	regulated investment companies;

➢	trusts and estates;

➢	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

➢	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

➢	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

U.S. federal income tax considerations

➢	persons holding their interest through a partnership or similar pass-through entity;

➢	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

➢	tax-exempt organizations; and

➢	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

TAXATION OF THE COMPANY

We intend to elect to be taxed as a REIT under the Internal Revenue Code, commencing with our initial taxable year ending December 31, 2004. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ending December 31, 2004, and we intend to continue to be organized and operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our tax counsel in connection with the offering. We have received the opinion of Clifford Chance US LLP to the effect that commencing with our taxable year ending December 31, 2004, we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our status as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any

U.S. federal income tax considerations

subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “—Requirements for Qualification—General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which we refer to in this prospectus as the 2003 Act, was enacted in May 2003. Among other provisions, the 2003 Act generally lowered the rate at which stockholders who are individual U.S. stockholders (as defined below) are taxed on corporate dividends to a maximum rate of 15% (the same as long-term capital gains), for the 2003 through 2008 tax years, thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders (as defined below) from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 Act, will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

➢	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

➢	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

U.S. federal income tax considerations

➢	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to tenants in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions,” and “—Foreclosure Property,” below.

➢	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

➢	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount qualifying under the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

➢	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed (taking into account excess distributions from prior years), plus (ii) retained amounts on which income tax is paid at the corporate level.

➢	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification—General.”

➢	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our “taxable REIT subsidiary” (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

➢	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation. The results described in this paragraph assume that the subchapter C corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired.

➢	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, we would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

➢	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to federal corporate income tax.

U.S. federal income tax considerations

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification—General

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock in which the record holders are to disclose the actual owners of the shares, i.e., the persons required to include in gross income the dividends paid by us. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.

U.S. federal income tax considerations

Effect of Subsidiary Entities

Ownership of Partnership Interests.    In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interest in the partnership, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries.    If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value of voting power of the outstanding securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable Subsidiaries.    A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary. The separate existence of a taxable REIT subsidiary or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in

U.S. federal income tax considerations

determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a taxable REIT subsidiary due to transactions between a REIT, its tenants and/or a taxable REIT subsidiary, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We expect that we and one of our corporate subsidiaries, Extra Space Management Inc., will make an election for that subsidiary to be treated as a taxable REIT subsidiary for U.S. federal income tax purposes.

Gross Income Tests

In order to maintain qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property and certain payments under certain interest rate hedging instruments.

Rents received by us will qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a taxable REIT subsidiary, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property. The rest of the rent will be

U.S. federal income tax considerations

qualifying income. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants or others through a taxable REIT subsidiary without disqualifying the rental income received from tenants for purposes of the REIT income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (i) in the case of any lessee which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such lessee, or (ii) in the case of any lessee which is not a corporation, an interest of 10% or more in the assets or net profits of such lessee. However, rental payments from a taxable REIT subsidiary will qualify as rents from real property even if we own more than 10% of the combined voting power of the taxable REIT subsidiary if at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our status as a REIT, we do not and do not intend to:

➢	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

➢	rent any property to a related party tenant, including a taxable REIT subsidiary, unless the rent from the lease to the taxable REIT subsidiary would qualify for the special exception from the related party tenant rule applicable to certain leases with a taxable REIT subsidiary;

➢	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

➢	directly perform services considered to be noncustomary or rendered to the occupant of the property.

We may indirectly receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

U.S. federal income tax considerations

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect. We attach to our U.S. federal income tax return a schedule of the sources of our income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon certain amounts by which we fail to satisfy the particular gross income test.

Asset Tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

The second asset test is that the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of taxable REIT subsidiaries and qualified REIT subsidiaries, and the 10% value test does not apply to “straight debt” having specified characteristics. Fourth, the aggregate value of all securities of taxable REIT subsidiaries held by us may not exceed 20% of the value of our gross assets. In general, straight debt is a written unconditional promise to pay on demand or at a specific date a fixed principal amount. The interest rate and payment dates must not be contingent on profits or the discretion of the debtor, and the security may not contain a convertibility feature.

If we hold indebtedness from any issuer, including an individual or partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests, unless it is a qualifying real estate asset or otherwise satisfies the rules for “straight debt.”

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future.

U.S. federal income tax considerations

Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a) the sum of:

➢	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

➢	90% of the net income, if any (after tax), from foreclosure property (as described below), minus

(b) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and paid with or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (1) the actual receipt of cash, including receipt of

U.S. federal income tax considerations

distributions from our subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Potential sources of non-cash taxable income include loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT status or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Internal Revenue Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, pursuant to the 2003 Act, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to tenants in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. However, whether property is held “primarily for sale to tenants in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to tenants, or that certain safe-harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure Property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise

U.S. federal income tax considerations

reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. To the extent that we enter into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions should qualify for purposes of the 95% gross income test, but not the 75% gross income test. Recently proposed legislation, if enacted, would exclude such income from the REIT 95% gross income test altogether, treating it as neither qualifying nor non-qualifying income for purposes of that test, while not changing the treatment as non-qualifying income for purposes of the 75% gross income test. See “—Other Tax Considerations—Legislative or Other Actions Affecting REITs.”

Foreign Investments

To the extent that our company and our subsidiaries hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 95% or 75% gross income tests. Recently proposed legislation, if enacted, would exclude from the 95% income test calculation, but not from the 75% gross income test, foreign currency gains arising from transactions to hedge risks associated with debt incurred to acquire or carry real estate assets. See “—Other Tax Considerations—Legislative or Other Actions Affecting REITs.”

TAX ASPECTS OF INVESTMENTS IN PARTNERSHIPS

General

We may hold investments through entities that are classified as partnerships for federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our

U.S. federal income tax considerations

capital interest in such partnerships. See “—Taxation of the Company—Effect of Subsidiary Entities—Ownership of Partnership Interests” above. Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “—Taxation of the Company—Asset Tests” and “—Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “—Taxation of the Company—Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. In connection with the formation transactions, appreciated property will be contributed to our operating partnership by both us as a result of our contribution to the operating partnership of the Extra Space Storage membership interests contributed to us by the members of Extra Space Storage LLC, our predecessor, and by other partners of our operating partnership. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, (1) lower amounts of depreciation deductions for tax purposes than if all of the contributed properties were to have a tax basis equal to their fair market value at the time of their contribution to the operating partnership and (2) taxable income in excess of economic or book income as a result of a sale of a property, which might adversely affect our ability to comply with the REIT distribution requirements discussed above and result in our stockholders recognizing additional dividend income without an increase in distributions.

U.S. federal income tax considerations

TAXATION OF STOCKHOLDERS

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

➢	a citizen or resident of the United States;

➢	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

➢	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

➢	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions.    Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations pursuant to the 2003 Act.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2008) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Because many of our assets were contributed to us in a carryover basis transaction at the time of our formation, we may recognize capital gain on the sale of assets that is attributable to gain that was built into the asset at the time of formation.

U.S. federal income tax considerations

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a) the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

(b) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a regulated investment company) or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met. A foreign C corporation (other than a “foreign personal holding company,” a “foreign investment company,” or “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory, or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion of our distributions will consist of qualified dividend income.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock.    In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference

U.S. federal income tax considerations

between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will, pursuant to the 2003 Act, be subject to a maximum federal income tax rate of 15% for taxable years through 2008, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, legislative proposals have been introduced in Congress, that, if enacted, would impose significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

U.S. federal income tax considerations

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by few or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their own tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary Dividends.    The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S.

U.S. federal income tax considerations

stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.    Unless (1) our common stock constitutes a U.S. real property interest, or USRPI, or (2) either (A) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.    Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Recently proposed legislation, if enacted, would modify the tax treatment of capital gain dividends distributed by REITs to non-U.S. holders. See “—Other Tax Considerations—Legislative or Other Actions Affecting REITs.” Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock.    Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.

U.S. federal income tax considerations

The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect more than 50% of our assets will consist of interests in real property located in the United States.

Still, our common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will be a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock owned is of a class that is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding stock of that class at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made

U.S. federal income tax considerations

available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to back-up withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, or in what form, the legislative proposals described below (or any other proposals affecting REITs or their stockholders) will be enacted. Changes to the federal tax laws and interpretations of federal tax laws could adversely affect an investment in our common stock.

Recently proposed legislation would modify the tax treatment of capital gain dividends distributed by REITs to non-U.S. stockholders. See “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Capital Gain Dividends.” The proposed legislation would treat capital gain dividends received by a non-U.S. stockholder in the same manner as ordinary income dividends, provided that (1) the capital gain dividends are received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the taxable year in which the capital gain dividends are received. Another proposal would modify the effect of specified types of hedging income on the REIT 95% gross income requirement. See “—Taxation of the Company—Hedging Transactions” and “—Taxation of the Company—Foreign Investments.” These proposals would apply to taxable years beginning after the date of enactment.

State, Local and Foreign Taxes

Our company and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and may be required to file tax returns in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their own tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

ERISA considerations

GENERAL

The following is a summary of certain material considerations arising under the Employee Retirement Income Securities Act of 1974, as amended, or ERISA, and the prohibited transaction provisions of Section 4975 of the Internal Revenue Code that may be relevant to a prospective purchaser. The following summary may also be relevant to a prospective purchaser that is not an employee benefit plan which is subject to ERISA, but is a tax-qualified retirement plan or an individual retirement account, individual retirement annuity, medical savings account, health savings account or education individual retirement account, which we refer to collectively as an “IRA.” This discussion does not address all aspects of ERISA or Section 4975 of the Internal Revenue Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders in light of their particular circumstances, including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, and governmental, church, foreign and other plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code but that may be subject to other U.S. federal, state, local or foreign law requirements.

A fiduciary making the decision to invest in shares of our common stock on behalf of a prospective purchaser which is an ERISA plan, a tax qualified retirement plan, an IRA or other employee benefit plan is advised to consult its legal advisor regarding the specific considerations arising under ERISA, Section 4975 of the Internal Revenue Code, and, to the extent not preempted, state law with respect to the purchase, ownership or sale of shares of our common stock by the plan or IRA.

Plans should also consider the entire discussion under the heading “U.S. federal income tax considerations,” as material contained in that section is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase our common stock.

EMPLOYEE BENEFIT PLANS, TAX-QUALIFIED RETIREMENT PLANS AND IRAS

Each fiduciary of an “ERISA plan,” which is an employee benefit plan subject to Title I of ERISA, should carefully consider whether an investment in shares of our common stock is consistent with its fiduciary responsibilities under ERISA. The fiduciary requirements of Part 4 of Title I of ERISA require that, among other things:

➢	an ERISA plan make investments that are prudent and in the best interests of the ERISA plan, its participants and beneficiaries;

➢	an ERISA plan make investments that are diversified in order to reduce the risk of large losses, unless it is clearly prudent for the ERISA plan not to do so;

➢	an ERISA plan’s investments are authorized under ERISA and the terms of the governing documents of the ERISA plan; and

➢	the fiduciary not cause the ERISA plan to enter into transactions prohibited under Section 406 of ERISA (and certain corresponding provisions of the Internal Revenue Code).

In determining whether an investment in shares of our common stock is prudent for ERISA purposes, the appropriate fiduciary of an ERISA plan should consider all of the facts and circumstances, including, without limitation, whether the investment is reasonably designed, as a part of the ERISA plan’s portfolio for which the fiduciary has investment responsibility, to meet the objectives of the ERISA plan,

ERISA considerations

taking into consideration the risk of loss and opportunity for gain or other return from the investment, the diversification, cash flow and funding requirements of the ERISA plan, and the liquidity and current return of the ERISA plan’s portfolio. A fiduciary should also take into account, for example, the nature of our business, the length of our operating history and other matters described in the section entitled “Risk Factors.”

The fiduciary of an IRA or an employee benefit plan not subject to Title I of ERISA because it is a governmental or church plan (assuming no election has been made under Section 410(d) of the Internal Revenue Code) or because it does not cover common law employees, or because it is otherwise subject to ERISA, should consider whether it may only make investments that are either authorized or not prohibited by the appropriate governing documents, or, in the case of an IRA, not prohibited under Section 4975 of the Internal Revenue Code, or whether the investment is permitted under all applicable U.S. federal, state, local and foreign law.

OUR STATUS UNDER ERISA

In some circumstances where an ERISA plan holds an interest in an entity, the underlying assets of the entity are deemed to be ERISA plan assets. This rule is known to some as the “look-through rule.” Under those circumstances, the obligations and other responsibilities of plan sponsors, plan fiduciaries and plan administrators, and of parties in interest and disqualified persons, under Parts 1 and 4 of Subtitle B of Title I of ERISA and Section 4975 of the Internal Revenue Code, as applicable, may be expanded, and there may be an increase in their liability under these and other provisions of ERISA and the Internal Revenue Code. For example, a prohibited transaction may occur if our underlying assets are deemed to be assets of ERISA plans that invest in our common stock and persons who have certain specified relationships to an ERISA plan (“parties in interest” within the meaning of ERISA, and “disqualified persons” within the meaning of the Internal Revenue Code) deal with these assets for their own interests. Further, if our underlying assets are deemed to be assets of investing ERISA plans, any person that exercises authority or control with respect to the management or disposition of our underlying assets may be an ERISA plan fiduciary.

The term “plan assets” is not defined in ERISA or the Internal Revenue Code, but the U.S. Department of Labor has issued regulations that outline the circumstances under which an ERISA plan’s interest in an entity will be subject to the look-through rule. The Department of Labor regulations apply to the purchase by an ERISA plan of an “equity interest” in an entity, such as stock of a REIT. However, the Department of Labor regulations provide an exception to the look-through rule for equity interests that are “publicly offered securities.”

Under the Department of Labor regulations, a “publicly offered security” is a security that is:

➢	freely transferable;

➢	part of a class of securities that is widely held; and

➢	either part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or sold to an ERISA plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act, and the class of securities of which this security is a part is registered under the Exchange Act within 120 days, or longer if allowed by the SEC, after the end of the fiscal year of the issuer during which the offering of these securities to the public occurred.

Whether a security is considered “freely transferable” is a factual question that depends on the facts and circumstances of each case. Under the Department of Labor regulations, if the security is part of an

ERISA considerations

offering in which the minimum investment is $10,000 or less, then certain restrictions on or prohibitions against transfer or assignment of the security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not ordinarily prevent the security from being considered freely transferable. As another example, limitations or restrictions on the transfer or assignment of a security which are created or imposed by persons other than the issuer of the security or persons acting for or on behalf of the issuer will ordinarily not prevent the security from being considered freely transferable.

A class of securities is considered “widely held” if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control.

We believe the shares of our common stock offered in this prospectus may meet the criteria of the publicly offered securities exception to the look-through rule. First, as to free transferability, the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those generally permitted under the Department of Labor regulations, those required under federal tax laws to maintain our status as a REIT, resale restrictions under applicable federal securities laws with respect to securities not purchased pursuant to this prospectus and those owned by our officers, directors and other affiliates.

Second, we expect (although we cannot confirm) that our common stock will be held by 100 or more investors, and we expect that at least 100 or more of these investors will be independent of us and of one another.

Third, the shares of our common stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the common stock is registered under the Exchange Act.

In addition, the Department of Labor regulations provide exceptions to the look-through rule for equity interests in some types of entities, including any entity which qualifies as either a “real estate operating company” or a “venture capital operating company.”

Under the Department of Labor regulations, a “real estate operating company” is defined as an entity which:

➢	on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in real estate which is managed or developed and with respect to which the entity has the right to substantially participate directly in the management or development activities; and

➢	in the ordinary course of its business, is engaged directly in real estate management or development activities.

According to those same regulations, a “venture capital operating company” is generally defined as an entity which:

➢	on testing dates has at least 50% of its assets, other than short-term investments pending long-term commitment or distribution to investors, valued at cost invested in one or more operating companies other than venture capital operating companies and with respect to which the entity has or obtains direct management rights; and

ERISA considerations

➢	in the ordinary course of its business, actually exercises its management rights with respect to one or more of the operating companies in which it invests.

We have not endeavored to determine whether we will satisfy the “real estate operating company” or “venture capital operating company” exception.

Prior to making an investment in the shares offered in this prospectus, prospective employee benefit plan investors (whether or not subject to ERISA or section 4975 of the Internal Revenue Code) should consult with their legal and other advisors concerning the impact of ERISA and the Internal Revenue Code (and, particularly in the case of non-ERISA plans and arrangements, any additional state, local and foreign law considerations), as applicable, and the potential consequences in their specific circumstances of an investment in such shares.

Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are the representatives of the underwriters and the joint book-running managers. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
UBS Securities LLC	7,272,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,272,000
A.G. Edwards & Sons, Inc.	1,212,000
Banc of America Securities LLC	1,212,000
Raymond James & Associates, Inc.	1,212,000
RBC Capital Markets Corporation	1,212,000
Wells Fargo Securities, LLC	808,000

Total	20,200,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option except as described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by the representatives that the underwriters intend to make a market in our common stock but that they are not obligated to do so and may discontinue making a market at any time without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon the execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of 3,030,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be

Underwriting

sold at a discount of up to $0.46 per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $0.10 per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

The following table shows the per share and total underwriting discounts and commissions payable by us to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 3,030,000 shares from us.

	No Exercise	Full Exercise
Per Share	$0.7813	$0.7813
Total	$15,782,260	$18,149,599

We estimate that the total expenses of the offering, payable by us, excluding underwriting discounts and commissions and financial advisory fees, will be approximately $5.2 million.

NO SALES OF SIMILAR SECURITIES

We and each of our directors, executive officers and all of our stockholders have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain permitted exceptions, we and each of these persons or entities may not, without the prior written consent of UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, sell, offer to sell, contract or agree to sell, hedge or otherwise dispose of, directly or indirectly, any of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their sole discretion, may permit early release of shares of our common stock subject to the restrictions detailed above prior to the expiration of the 180-day lock up period and without public notice. The 180-day lock up period may be extended for up to 15 calendar days plus three business days under certain circumstances where we announce or pre-announce earnings or material news or a material event within 15 calendar days plus three business days prior to, or approximately 16 days after, the termination of the 180-day period. Even under those circumstances, however, the lock-up period will not be extended if we are actively traded, meaning that we have a public float of at least $150 million and average trading volume at least $1 million per day.

DIRECTED SHARE PROGRAM

At our request, the underwriters have reserved up to 5% of the shares of common stock for sale at the initial public offering price to persons who are directors, officers or employees, or who are otherwise associated with us through a directed share program. The sales will be made by UBS Financial Services Inc., an affiliate of UBS Securities LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. Any employees, strategic partners or other persons purchasing such reserved shares will be prohibited from disposing of or hedging such shares for a period of at least 180 days after the date of this prospectus.

Underwriting

We have agreed to indemnify the underwriters against certain liabilities and expenses, including liabilities under the 1933 Act, in connection with the sales of the directed shares.

NEW YORK STOCK EXCHANGE LISTING

Our shares have been approved for listing subject to official notice of issuance on the New York Stock Exchange under the trading symbol “EXR.” In order to meet the requirements for listing on the New York Stock Exchange, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial owners of such lots.

Before the offering, there has been no public market for our common stock. The initial public offering price has been determined through negotiations among us and the underwriters. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price were:

➢	the information set forth in this prospectus and otherwise available to representatives;

➢	our history and prospects, and the history and prospects of the industry in which we compete;

➢	our past and present financial performance and an assessment of our management;

➢	our prospects for future earnings, the present state of our development;

➢	the general condition of the securities markets at the time of the offering;

➢	the recent market prices of, and demand for, public traded common stock of generally comparable companies; and

➢	other factors deemed relevant by the underwriters and us.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

PRICE STABILIZATION AND SHORT POSITIONS

In connection with the offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. Short sales may be either “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

Underwriting

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

In addition, in connection with the offering, certain of the underwriters may engage in passive market making transactions in the common stock on the NYSE prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the NYSE no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, the underwriters may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

INDEMNIFICATION AND CONTRIBUTION

We have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act, as amended, and to contribute to payments that the underwriters may be required to make in respect of these liabilities.

AFFILIATIONS

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they have received and may receive customary fees. UBS Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated will receive a financial advisory fee equal to 0.75% of the public offering price in the aggregate.

Wells Fargo, N.A, an affiliate of Wells Fargo Securities, LLC, one of the underwriters in this offering, is the lender under our property credit line and our corporate credit line. We will use a portion of the net proceeds of this offering to repay these lines of credit.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Legal matters

Certain legal matters, including the validity of common stock offered hereby and our qualification as a real estate investment trust, will be passed upon for us by Clifford Chance US LLP, New York, New York, and for the underwriters by Hogan & Hartson L.L.P. Venable LLP will issue an opinion to us regarding certain matters of Maryland law. Certain matters of Massachusetts law may be passed upon by a law firm reasonably acceptable to the underwriters. Clifford Chance US LLP may rely upon the opinion of Venable LLP, Baltimore, Maryland.

Experts

The balance sheet of Extra Space Storage Inc. as of May 5, 2004; the consolidated financial statements of Extra Space Storage LLC and its subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003; the combined statement of revenues and certain expenses of properties owned by Extra Space West One, LLC and Extra Space East One, LLC for the years ended December 31, 2003, 2002 and 2001; the combined statement of revenues and certain expenses of properties owned by 5255 Sepulveda, LLC and 658 Venice, LTD for the years ended December 31, 2003, 2002 and 2001; the statement of revenues and certain expenses of properties owned by Red Hat Enterprises for the year ended December 31, 2003; the statement of revenues and certain expenses of properties owned by Storage Depot for the year ended December 31, 2003; and the statement of revenues and certain expenses of properties owned by Storage Deluxe for the year ended December 31, 2003 included in this prospectus and the financial statement schedule included in the Registration Statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and certain expenses of properties owned by Devon/Boston, LLC for the year ended December 31, 2003 included in this Registration Statement has been so included in reliance on the reports of Timpson Garcia, LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and certain expenses of properties owned by Storage Spot Properties No. 1, L.P. and Storage Spot Properties No. 4, L.P. for the year ended December 31, 2003 included in this Registration Statement has been so included in reliance on the report of R.J. Gold & Company, P.C., independent accountants, given or the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of our common stock to be sold in the offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of our common stock to be sold in the offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 450 Fifth Street, N.W. Room 1024, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of the offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

INDEX TO FINANCIAL STATEMENTS

Page
Extra Space Storage Inc.
Pro Forma
Unaudited Pro Forma Condensed Consolidated Financial Information	F-2
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004	F-3
Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2004	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2004	F-12
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Three Months Ended March 31, 2004	F-13
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003	F-17
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2003	F-18
Historical
Report of Independent Registered Public Accounting Firm	F-24
Balance Sheet as of May 5, 2004	F-25
Notes to Balance Sheet	F-26
Extra Space Storage LLC
Report of Independent Registered Public Accounting Firm	F-28
Consolidated Balance Sheets as of March 31, 2004 (Unaudited), December 31, 2003 and December 31, 2002	F-29
Consolidated Statements of Operations for the Years Ended December 31, 2003, 2002 and 2001 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-30
Consolidated Statement of Redeemable Units and Members’ Equity (Deficit) for the Years Ended December 31, 2003, 2002 and 2001 and the Three Months Ended March 31, 2004 (Unaudited)	F-31
Consolidated Statements of Cash Flows for the Years Ended December 31, 2003, 2002 and 2001 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-32
Notes to Consolidated Financial Statements	F-33
Schedule III—Real Estate and Related Depreciation	F-53
Extra Space West One, LLC and Extra Space East One, LLC
Report of Independent Auditors	F-56
Combined Statement of Revenues and Certain Expenses for the Years Ended December 31, 2003, 2002 and 2001 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-57
Notes to Combined Statement of Revenues and Certain Expenses	F-58
5255 Sepulveda, LLC and 658 Venice, LTD
Report of Independent Auditors	F-59
Combined Statement of Revenues and Certain Expenses for the Years Ended December 31, 2003, 2002 and 2001 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-60
Notes to Combined Statement of Revenues and Certain Expenses	F-61
Red Hat Enterprises
Report of Independent Auditors	F-62
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-63
Notes to Statement of Revenues and Certain Expenses	F-64
Storage Depot
Report of Independent Auditors	F-65
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-66
Notes to Statement of Revenues and Certain Expenses	F-67
Devon/Boston, LLC
Report of Independent Accountants	F-68
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003	F-69
Notes to Statement of Revenues and Certain Expenses	F-70
Storage Deluxe
Report of Independent Auditors	F-71
Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-72
Notes to Statement of Revenues and Certain Expenses	F-73
Storage Spot
Report of Independent Auditors	F-74
Combined Statement of Revenues and Certain Expenses for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004 and 2003 (Unaudited)	F-75
Notes to Combined Statements of Revenues and Certain Expenses	F-76

Extra Space Storage Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information of Extra Space Storage Inc. (formerly known as Extra Space Storage LLC) as of and for the three months ended March 31, 2004 and for the year ended December 31, 2003 has been derived from the historical financial statements of its predecessor, Extra Space Storage LLC (our predecessor or “ESS”) included in this prospectus.

Our pro forma condensed consolidated balance sheet reflects adjustments to our predecessor’s historical financial data to give effect to the following as if each had occurred on March 31, 2004; (i) the de-consolidation of the assets and liabilities of 13 early-stage development properties that were spun-off as part of the distribution of the equity interests of Extra Space Development LLC (“ESD”) on January 1, 2004, but were continued to be consolidated by ESS for financial reporting purposes due to certain financial guarantees, sale and grant of voting and non-voting Class A units to certain employees in April 2004, and the sale of a partnership interest by the predecessor company (collectively, the Reorganization Transactions”), (ii) the acquisition of nine non-consolidated properties currently owned by Extra Space West One, LLC (“ESW”), a joint venture with Prudential in June 2004 and the acquisition of Prudential’s interest in Extra Space East One, LLC in May 2004 (collectively, the “Prudential Acquisition”), (iii) certain other property and minority interest acquisitions, (iv) the completion of certain financing transactions (both prior to and concurrent with the Offering) and (v) the effects of the Offering.

Our pro forma condensed consolidated statement of operations reflects adjustments to our predecessor’s historical financial data to give effect to the following as if each of the aforementioned transactions had occurred on January 1, 2003; (i) the de-consolidation of the assets and liabilities of 13 early-stage development properties, the distribution of the Centershift note and the acquisition of the common stock of ESMI (collectively, the “Reorganization Transactions”), (ii) the Prudential Acquisition, (iii) certain other property and minority interest acquisitions and (iv) the completion of certain financing transactions (both prior to and concurrent with the Offering) and the effects of the Offering.

We have based our unaudited pro forma adjustments on available information and assumptions that we consider reasonable. Our unaudited pro forma condensed consolidated financial information is not necessarily indicative of what our actual financial position or results of operations would have been as of the date and for the periods indicated, nor does it purport to represent our future financial position or results of operations.

You should read our unaudited pro forma condensed consolidated financial information, together with the notes thereto, in conjunction with the more detailed information contained in the historical financial statements and related notes of ESS’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the financial statements of certain recently acquired properties included in this prospectus.

Extra Space Storage Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2004

(in thousands)

	Historical Extra Space Storage	Reorganization Transactions	Prudential Acquisition		Other Property Acquisitions	Financing Transactions		Pro Forma Before Offering and Related Transactions	Offering and Related Transactions	Pro Forma
	(1)	(2)	(3)		(4)	(5)			(6)
Assets:
Real estate assets:
Net operating real estate assets	$365,561	$—	$88,986	(a)	$219,508	$—		$674,055	$—	$674,055
Real estate under development	74,591	(69,372)	—		—	—		5,219	—	5,219

Net real estate assets	440,152	(69,372)	88,986		219,508	—		679,274	—	679,274
Investments in real estate ventures	8,232	(1,659)	(696	)(b)	(196)	—		5,681	—	5,681
Cash	3,582	11,138	(13,438)		(96,227)	5,757	(a)	(89,188)	89,564	376
Restricted cash	4,165	(276)	348		—	—		4,237	—	4,237
Receivables from related parties	9,415	(9,415)	—		—	—		—	—	—
Other assets, net	11,099	(43)	139		1,678	777	(b)	13,650	1,200	14,850

Total assets	$476,645	$(69,627)	$75,339		$124,763	$6,534		$613,654	$90,764	$704,418

Liabilities and Shareholders/Members’ Equity:
Borrowings	$345,507	$(34,371)	$34,659	(c)	$134,364	$32,857	(c)(d)	$513,016	$(61,529)	$451,487
Short term notes payable	—	—	40,408	(d)	—	(22,008)		18,400	(18,400)	—
Accounts payable and accrued expenses	1,133	(1,130)	25		—	—		28	—	28
Payables to related parties	28,671	(20,119)	—		—	(746)		7,806	(7,705)	101
Putable preferred interests in consolidated joint venture, net	34,913	(10,747)	—		(24,166)	—		—	—	—
Other liabilities	5,140	(928)	247		(3)	—		4,456	—	4,456

Total liabilities	415,364	(67,295)	75,339		110,195	10,103		543,706	(87,634)	456,072
Commitments and contingencies
Redeemable minority interest—Fidelity	18,712	—	—		—			18,712	(18,712)	—
Minority interest in Operating Partnership	—	—	—		14,032			14,032	7,922	21,954
Other minority interests	10,827	(10,827)	—		—			—	—	—
Redeemable Class C Units	29,622	—	—		455			30,077	(30,077)	—
Redeemable Class E Units	14,900	—	—		—			14,900	(14,900)	—
Shareholders’ Equity	—	—	—		—			—	—	—
Common stock and additional paid-in-capital	—	—	—		—			—	226,392	226,392
Members’ equity:								—		—
Class A Units	10,804	1,265	—		81			12,150	(12,150)	—
Class B Units	50,082	—	—		—			50,082	(50,082)	—
Note Receivable from Centershift	—	—	—		—			—	—	—
Accumulated deficit	(73,666)	7,230	—		—	(3,569	)(e)	(70,005)	70,005	—

Total shareholders’/members’ equity	(12,780)	8,495	—		81	(3,569)		(7,773)	234,165	226,392

Total liabilities and shareholders/members’ equity	$476,645	$(69,627)	$75,339		$124,763	$6,534		$613,654	$90,764	$704,418

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

(1)	The “historical” column reflects the assets, liabilities and members equity of Extra Space Storage LLC (ESS). With respect to contributions of assets from ESS to the Company, such contributions would be accounted for at the Predecessor’s historical cost as a transfer of assets between companies under common control.

(2)	Represents the following transactions:

➢	The de-consolidation of 13 properties owned by ESD which results from the release of ESS as guarantor of certain guarantees and repayment of receivables prior to the Offering. The properties will be de-consolidated upon the elimination of the guarantees and repayment of the receivable prior to the completion of Offering, and the Company will not have any variable economic interest in the properties.

On January 1, 2004, ESS distributed the equity interest of ESD to certain Class A Unitholders. ESD held the assets and liabilities of 13 early stage development properties and two parcels of undeveloped land. For financial reporting purposes, ESS was required to continue to consolidate the 13 properties due to certain financial guarantees provided by ESS on these properties. Subsequent to the distribution, ESS no longer has any equity interest in ESD.

➢	Sale of ESS partnership interest in Extra Space of Laguna Hills LLC to our former partner effective the date of the Offering. The sale resulted in a gain of $1,815.

➢	Sale and Grant of Class A units to certain employees by our predecessor subsequent to March 31, 2004.

The Reorganization Transactions adjustments consisted of the following:

	De-consolidation of 13 ESD Properties	Sale of Laguna Hills	Sale and Grant of Class A Units		Total Reorganization Transaction
Assets:
Real estate assets:
Net operating real estate assets	$—	$—	$—		$—
Real estate under development	(69,372)	—	—		(69,372)

Net real estate assets	(69,372)	—	—		(69,372)
Investments in real estate ventures	—	(1,659)	—		(1,659)
Cash	9,604	1,474	60		11,138
Restricted cash	(276)	—	—		(276)
Receivables from related parties	(9,415)	—	—		(9,415)
Other assets, net	(43)	—	—		(43)

Total assets	$(69,502)	$(185)	$60		$(69,627)

Liabilities and Members’ Equity:
Borrowings	$(34,371)	$—	$—		$(34,371)
Accounts payable and accrued expenses	(1,130)	—	—		(1,130)
Payables to related parties	(18,119)	(2,000)	—		(20,119)
Putable preferred interests in consolidated joint venture, net	(10,747)	—	—		(10,747)
Other liabilities	(928)	—	—		(928)

Total liabilities	(65,295)	(2,000)	—		(67,295)
Other minority interests	(10,827)	—	—		(10,827)
Members’ equity
Class A Units	—	—	1,265		1,265
Class B Units	—	—	—		—
Note receivable from Centershift	—	—	—		—
Accumulated deficit	6,620	1,815	(1,205	)(a)	7,230

Total liabilities and members’ equity	$(69,502)	$(185)	$60		$(69,627)

(a)	Represents the adjustment to reflect the grant of 2,120,958 of voting class A units, and 1,895,880 of non-voting units to certain employees, which resulted in a non-recurring charge of $1,205.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(3)	Represents the adjustments related to the acquisition of nine non-consolidated properties currently owned by ESW and the acquisition of Prudential’s interest in ESE (collectively, the “Prudential Acquisition”). These acquisitions were completed on June 1, 2004 and May 10, 2004, respectively.

(a)	The purchase price of the assets acquired in the Prudential Acquisition is calculated as follows:

Cash paid	$13,438
Short term notes payable to Prudential	40,408
Fair value of debt assumed	34,659
Other liabilities assumed	968

$89,473

The allocation of the purchase price to the assets acquired in the Prudential Acquisition is shown as follows:

Purchase price allocated to:
Net operating real estate assets	$87,237
Intangible assets related to tenant relationships	1,749

Net operating real estate assets	88,986
Other operating assets and liabilities, net	487

Total assets acquired	$89,473

(b)	Represents the elimination of the ESS investment in ESE.

(c)	In conjunction with the Prudential Acquisition, we will assume $34,387 of existing fixed and variable rate indebtedness on 18 self storage facilities. This indebtedness is comprised of three mortgages with an average interest rate of 3.03% and an average maturity of 19 months at March 31, 2004. The fair value of the assumed indebtedness is $34,659, which includes $272 in prepayment penalties on debt to be refinanced concurrent with the Offering.

(d)	Represents two short term notes aggregating $40,408 bearing interest at 12.5%, executed between Prudential and ESS for the proceeds due to Prudential on the purchase of these properties. These notes will be paid from the proceeds of financing transactions and our Offering at closing as discussed in Note 5(a) and 6(c).

(4)	Represents the adjustments related to (i) the acquisition of five properties through the purchase of the outside interest in three joint ventures previously accounted for under the equity method by ESS; (ii) the acquisition of 27 properties from third parties and (iii) the acquisition of the outside minority interest of certain consolidated properties. The acquisitions of minority interests have been reflected using the purchase method with a step up in the assets for the excess of the cash purchase price over carrying value of the minority interest. All of these acquisitions are scheduled to be completed at or around the date of the Offering.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

	Acquisition of Joint Venture Interests	Acquisition of Properties	Acquisition of Equibase Mini Warehouse	Total Other Property Acquisitions
			(a)
Assets:
Real estate assets:
Net operating real estate assets	$30,533	$174,969	$14,006	$219,508	(b)

Net real estate assets	30,533	174,969	14,006	219,508
Investments in real estate ventures	(196)	—	—	(196	)(c)
Cash	(1,202)	(58,302)	(36,723)	(96,227	)(d)
Receivables from related parties	—	—	—	—
Other assets	13	1,665	—	1,678

Total assets	$29,148	$118,332	$(22,717)	$124,763

Liabilities and Members’ Equity:
Borrowings	$16,032	$118,332	$—	$134,364	(e)
Putable preferred interests in consolidated joint venture, net	—	—	(24,166)	(24,166)
Other liabilities	(3)	—	—	(3)

Total liabilities	16,029	118,332	(24,166)	110,195
Minority interest in Operating Partnership	12,583	—	1,449	14,032	(f)
Other minority interests	—	—	—	—
Redeemable Class C Units	455	—	—	455
Class A Units	81	—	—	81

Total liabilities and members’ equity	$29,148	$118,332	$(22,717)	$124,763

(a)	Represents the purchase of Equibase Mini Warehouse’s putable preferred interests in certain consolidated properties for cash of $36,723 using a portion of the proceeds of the Offering and issuance of units in the Operating Partnership valued at $1,449.

(b)	The total purchase price of the Other Property Acquisitions is as follows:

Cash paid (inclusive of $1,665 of loan organization costs)	$96,227
Value of Operating Partnership Units issued	14,032
Fair value of debt assumed	134,364
Accounts payable and other liabilities assumed	533

$245,156

The allocation of the purchase price to the assets acquired is as follows:

Purchase price allocated to:
Net operating real estate assets:
Land and buildings	$217,140
Intangible assets related to tenant relationships	2,368

219,508
Other operating assets and liabilities, net	1,482
Redemption of minority interest	24,166

Total assets acquired	$245,156

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(c)	Represents the elimination of ESS’ equity method investments in the joint ventures where ESS purchased the remaining interest of their partner.

(d)	Represents the cash from the Offering used to consummate the Other Property Acquisitions.

(e)	In conjunction with the Other Property Acquisitions, we will assume $20,462 of existing indebtedness on five facilities and incur $111,000 of new indebtedness that will close concurrently with the offering. The assumed indebtedness is comprised of five mortgages with an average interest rate of 5.31% and an average maturity of 7.3 years at March 31, 2004. The new indebtedness is comprised of a $111,000, interest only 6 year senior mortgage on 26 properties, interest will be fixed at 150 basis points over the 5 year Treasury rate (5.14% as of March 31, 2004) and will be paid monthly, the fair value of the assumed indebtedness $134,364 which includes $2,902 in prepayment penalties on debt to be refinanced concurrent with the Offering.

(f)	Represents the dollar value of Operating Partnership Units to be issued to joint venture partners for the purchase of their interests.

(5)	Represents financing transactions including issuance of new indebtedness and repayment of certain existing indebtedness.

(a)	Amount represents the net cash used in the financing transactions as follows:

Cash from New Senior 4.79% fixed rate mortgage due 2011	$68,400
Cash from New Senior LIBOR plus 22 basis points variable rate mortgage due 2009	61,770
Less loan origination fees on new mortgages	(1,959)
Less cash used to pay off certain existing indebtedness	(97,313)
Less cash used to pay down Prudential short term notes	(22,008)
Less cash paid for loan prepayment penalties on existing indebtedness	(2,387)
Less cash paid to related parties	(746)

Net cash provided by financing transactions	$5,757

(b)	The adjustments represent loan origination costs of $1,959 incurred with the issuance of all new indebtedness contemplated before the Offering, net of the write off of unamortized loan origination costs of $1,182 related to the existing senior fixed and variable rate mortgages, which are being repaid.

(c)	As part of completed or contemplated transactions we will repay certain indebtedness:

Senior variable rate mortgage due 2005, LIBOR plus 1.65% per annum (2.90% at March 31, 2004)	$(15,625)
Senior variable rate mortgage due 2005, LIBOR plus 3.00% per annum (4.25% at March 31, 2004)	(22,000)
Senior fixed rate mortgage due 2006, based on a rate of 9.49% per annum (Includes $272 in prepayment penalties)	(1,827)
Senior variable rate mortgage due 2005, LIBOR plus 1.50% per annum (2.75% at March 31, 2004)	(17,207)
Senior fixed rate mortgage due 2011, based on a rate of 8.20% per annum	(6,929)
Senior variable rate mortgage due 2007, LIBOR plus 4.50% per annum with a LIBOR floor of 1.50% (6.00% at March 31, 2004) (Includes $560 in prepayment penalties)	(14,560)
Various individual property senior mortgages and construction loans	(19,122)
Various short term related party notes payable	(43)

Total repaid with financing transactions	$(97,313)

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(d)	We intend to incur the following new indebtedness:

New Senior 4.79% fixed rate mortgage due 2011, three year interest only.	$68,400
New Senior variable rate LIBOR plus 22 basis points mortgage due 2009, five year interest only (1.25% at March 31, 2004)	61,770

Total of debt contemplated before Offering	$130,170

(e)	Prior to Offering, we will incur $2,387 of loan prepayment penalties to repay certain of our existing senior fixed and variable rate mortgage obligations. We will also write off unamortized loan origination costs of $1,182 related to the existing senior fixed and variable rate mortgages.

(6)	Represents the consummation of the Offering, adjustment to minority interest in the Operating Partnership and use of proceeds consisting of the following:

➢	Redemption of Fidelity minority interest

➢	Exchange of certain outstanding Class A, Class B, Class C and Class E interest in ESS for common stock and Operating Partnership units.

	Redemption of Fidelity Minority Interest	Exchange	Offering		Minority Interest and Other		Total Offering and Related Transactions
	(a)	(b)
Assets:
Real estate assets:
Net operating real estate assets	$—	$—	$—		$—		$—

Net real estate assets	—	—	—		—		—
Investments in real estate ventures	—	—	—		—		—
Cash	(22,382)	(26,814)	138,760	(c)	—		89,564
Other assets, net	—	—	1,200	(d)	—		1,200

Total assets	$(22,382)	$(26,814)	$139,960		—		$90,764

Liabilities and Shareholders/Members’ Equity:
Borrowings	$—	$—	$(108,708	)(e)	—		$(108,708)
	—	—	47,179	(f)	—		47,179
Short term notes payable to Prudential	—	—	(18,400)		—		(18,400)
Accounts payable and accrued expenses	—	—	—		—		—
Payables to related parties	—	—	(7,705	)(g)	—		(7,705)

Total liabilities	—	—	(87,634)		—		(87,634)
Redeemable minority interest—Fidelity	(18,712)	—	—		—		(18,712)
Minority interest in operating partnership	—	19,751			(11,829	)(j)	7,922
Redeemable Class C Units	—	(30,077)	—		—		(30,077)
Redeemable Class E Units	—	(14,900)	—		—		(14,900)
Common stock and additional paid-in-capital	—	76,569	229,634	(h)	(79,811	)(k)	226,392
Members’ equity
Class A Units	—	(12,150)	—				(12,150)
Class B Units	—	(50,082)	—				(50,082)
Accumulated Deficit	(3,670)	(15,925)	(2,040	)(i)	91,640		70,005

Total liabilities and shareholders’/ members’ equity	$(22,382)	$(26,814)	$139,960		$—		$90,764

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(a)	Represents the redemption of the minority equity interest held by FREAM No. 39 LLC and the Fidelity Pension Fund Real Estate Investment LLC, affiliates of the Fidelity Management Trust Company, in a consolidated subsidiary, Extra Space Properties Four LLC. The redemption price will be $22,382, which includes the return of principal of $15,558 and unpaid preferred return of $3,926 as of March 31, 2004 and a prepayment of unearned guaranteed preferred return of $2,897 through the initial call date of November 26, 2004. This unearned guarantee preferred return amount of $2,897 and net original issue costs of $773 are included in the charge to accumulated deficit.

(b)	Exchange of common stock for units of ESS and cash redemption of units of ESS as follows:

Exchange of common stock for class C Units	$30,077
Exchange of common stock for class E Units	14,900
Exchange of common stock for class B Units	66,007
Exchange of common stock for class A Units	12,150

Total units available to exchange for common stock	123,134
Units redeemed for cash	(26,814)
Units redeemed for minority interest in Operating Partnership	(19,751)

Total common stock exchanged	$76,569

(c)	Cash proceeds from the Offering are shown below:

Gross Offering proceeds	$252,500
Cash from New Senior variable rate mortgage due 2009	37,000
Cash from additional draws on line of credit	10,179
Use of proceeds:
Offering costs	(22,866)
Loan origination fees on new mortgages	(1,200)
Cash paid for loan prepayment penalties on existing indebtedness, including $1.1 million of defeasance fee paid on behalf of Mr. Fanticola	(2,040)
Pay down debt (including $3,274 in prepayment penalties)	(108,708)
Pay down related party debt	(7,705)
Payment of Prudential short term note	(18,400)

Net proceeds	$138,760

(d)	The adjustments represent loan origination costs of $1,200 incurred with the issuance of new debt at the time of the Offering.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(e)	As part of the contemplated Offering we will repay certain indebtedness:

Senior fixed rate mortgage due 2009, based on a rate of 8.97% per annum (Includes $384 in prepayment penalties)	$(1,631)
Senior fixed rate mortgage due 2008, based on a rate of 7.15% per annum (includes $932 in prepayment penalties)	(5,005)
Senior variable rate mortgage due 2007, LIBOR plus 4.50% per annum with a LIBOR floor of 1.50% (6.00% at March 31, 2004) (Includes $1,958 in prepayment penalties)	(54,159)
Various individual property senior mortgages and construction loans	(30,571)
Wells Fargo credit line-property purchase	(5,000)
ESS—line of credit—Wells Fargo	(905)
ESS—line of credit—Zions	(11,437)

Total repaid with Offering	$(108,708)

(f)	We intend to incur the following new indebtedness as part of the Offering:

Additional draws on line of credit, based on a spread of 1.75% over one-month LIBOR (3.00% at March 31, 2004)	$10,179
New Senior variable rate mortgage due 2007, based on a spread of 1.75% over one-month LIBOR (3.00% at March 31, 2004)	$37,000

Total of debt contemplated at Offering	$47,179

(g)	Repayment of the following related party payables of $8,133 as follows:

SPF-II	$3,674
Anthony and Joann Fanticola	4,031

$7,705

The Company has also agreed to pay $1.1 million in defeasance fees on behalf of Mr. Fanticola to be paid from the Offering.

(h)	Represents the consummation of our offering. In our offering we intend to issue 20,200 shares of $0.01 par common stock at $12.50 per share, for $252,500 of gross proceeds, before offering costs of $22,866. The costs of our common stock offering include $17,676 of underwriting discounts and commissions and financial advisory fees on the shares sold by us and $5,190 of other costs payable by us.

Common stock and additional paid-in-capital consist of the following:

Issuance of 20,200 shares of Common Stock at $12.50 per share.	$252,500
Less offering costs	(22,866)

Common stock and paid in capital from the Offering	$229,634

(i)	At the time of the Offering we will incur $2,040 of loan prepayment penalties to repay certain of our existing senior fixed rate mortgages and related party payables.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED BALANCE SHEET—(Continued)

(j)	To record minority interest in Operating Partnership as follows:

Pro forma total assets	$704,418
Pro forma total liabilities	456,072

Equity before minority interest	248,346
Minority interest %	8.84%

Minority interest	21,954
Pro forma minority interest before adjustment	(33,783)

Adjustment to minority interest	$(11,829)

(k)	Reclassify accumulated deficit to additional paid-in capital.

Extra Space Storage Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2004

(in thousands, except for per share amounts)

	Historical Extra Space	Distribution of ESD	Prudential Acquisition	Other Property Acquisitions	Financing Transactions	Other Adjustments	Pro Forma
	(1)	(2)	(3)	(4)	(5)	(6)
Revenues:
Property rental revenues	$9,996	$2	$2,748	$6,889	$—	$—	$19,635
Management fees	548	—	—	—	—	(274)	274
Acquisition fees and development fees	265	—	—	—	—	—	265
Other income	117	(42)	—	—	—	—	75

	10,926	(40)	2,748	6,889	—	(274)	20,249

Expenses:
Property operating expenses	4,410	(28)	1,010	2,458	—	—	7,850
Unrecovered development/acquisition costs and support payments	498	—	—	—	—	—	498
Depreciation and amortization	2,677	—	743	1,685	—	306	5,411
General and administrative expense/management fee	2,970	—	169	76	—	(195)	3,020

	10,555	(28)	1,922	4,219	—	111	16,779

Income (loss) before interest expense, minority interests, equity in earnings of real estate ventures and gain (loss) on sale of real estate assets	371	(12)	826	2,670	—	(385)	3,470
Interest expense	(6,367)	1,643	—	—	(409)	—	(5,133)
Minority interest—Fidelity preferred return	(1,096)	—	—	—	—	1,096	—
(Income) loss allocated to minority interests in operating partnership and other	970	258	—	—	—	(1,097)	131
Equity in earnings of real estate ventures	261	—	344	—	—	(250)	355
Loss on sale of real estate assets	(171)	—	—	—	—	—	(171)

Net income (loss)	$(6,032)	$1,889	$1,170	$2,670	$(409)	$(636)	$(1,348)

Loss per share
Basic loss per share							$(0.05)

Diluted loss per share							$(0.05)

Weighted average common shares outstanding—Basic							28,140

Weighted average common shares outstanding—Diluted							28,140

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004

(1)	The “historical” column reflects the results of operations of ESS.

(2)	Represents the de-consolidation of the assets and liabilities of 13 early-stage development properties held by ESD, resulting from the release of certain financial guarantees provided by ESS. The properties will be de-consolidated upon the elimination of the guarantees and repayment of the receivable prior to the completion of Offering, and the Company will not have any variable economic interest in the properties.

(3)	Represents the operations related to the acquisition of nine non-consolidated properties currently owned by ESW and the acquisition of Prudential’s interest in ESE (collectively, the “Prudential Acquisition”). These acquisitions were completed on June 1, 2004 and May 4, 2004, respectively. The operations of the related properties are shown below:

	Extra Space East One LLC and Extra Space West One LLC	Depreciation and Amortization Adjustment	Total Prudential Acquisition
Revenues:
Property rental revenues	$2,748	$—	$2,748

	2,748	—	2,748

Expenses:
Property operating expenses	1,010	—	1,010
Management fee	169	—	169
Depreciation and amortization	—	743	743

	1,179	743	1,922

Income (loss) before minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	1,569	(743)	826
Equity in earnings of real estate ventures	344		344

Net income (loss)	$1,913	$(743)	$1,170

Depreciation and amortization expense adjustment of $743 includes depreciation of $451 computed on a straight line basis over the estimated useful life (39 years) on depreciable assets acquired of $69,849, and amortization of $292 computed on a straight line basis over the estimated useful life of 18 months on $1,748 of intangible assets relating to tenant relationships acquired.

In connection with the purchase of properties from ESW, the proceeds were distributed entirely to our joint venture partner in accordance with the distribution priorities contained in the existing joint venture agreement. Accordingly, our joint venture partner’s capital balance on which it earns a preferential return will be substantially reduced and the allocation of historical income of the remaining properties in the joint venture has been adjusted to reflect the allocation of income in accordance with the existing terms of the agreement as if such return of capital had occurred on January 1, 2003. This results in an additional participation by ESS of $344 on a pro forma basis in the operations of the property retained in the joint venture.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004—(Continued)

(4)	Represents the results of operations which will be reflected in the Company as a result of the purchase of four properties through the purchase of the controlling interest in three joint ventures and the acquisition of 39 properties from third parties as shown below (11 acquisitions have been completed and 31 will be completed at the time of the Offering):

	Storage Depot & Devon	Other Properties	Total Completed Acquisitions	Sherman Oaks & Venice	Riverside and Mesa	Storage Deluxe	Storage Spot	Total Proposed Acquisitions	Adjustments	Total Other Property Acquisitions
Number of Properties	9	2		2	2	1	26			42
Revenues:
Property rental revenues	$1,092	$228	$1,320	$824	$271	$433	$4,041	$5,569	—	$6,889

	1,092	228	1,320	824	271	433	4,041	5,569	—	6,889

Expenses:
Property operating expenses	605	69	674	130	94	110	1,450	1,824	—	2,458
General and administrative expenses/management fee	45	13	58	49	14	26	242	331	(313)	76
Depreciation and amortization	—	—	—	—	—	—		—	1,685	1,685

	650	82	732	179	108	136	1,692	2,155	1,372	4,219

Income	$442	$146	$588	$645	$163	$297	$2,349	$3,414	$(1,372)	$2,670

Depreciation and amortization expense adjustment of $1,685 includes depreciation of $1,043 computed on a straight line basis over the estimated useful life (39 years) on depreciable assets acquired of $162,554 and amortization of $642 computed on a straight line basis over the estimated useful life of 18 months on $3,854 of intangibles assets related to tenant relationships acquired.

Management fees of $313 that are eliminated represent fees paid to unaffiliated management companies that will no longer be incurred.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004—(Continued)

(5)	Represents the consummation of the financing transactions, consisting of the following:

Adjustments to net pro forma interest expense computed as follows:
Interest expense adjustment:
Interest expense on new 4.70% senior fixed rate mortgage of $83,100 due 2009	$954
Interest expense on new 4.79% senior fixed rate mortgage of $68,400 due 2011	819
Interest expense on new senior variable rate, LIBOR plus 32 basis points, mortgage of $61,770 due 2007 (1.57% at March 31, 2004)	243
Interest expense on new 5.14% senior fixed rate mortgage of $111,000	1,426
Interest expense on new variable rate senior mortgage of $37,000 due 2007, based upon a spread of 1.75% over LIBOR (3.00% at March 31, 2004)	278
Interest expense on assumed 4.90% fixed rate CMBS Mortgage due 2013	89
Interest expense on assumed 5.91% fixed rate CMBS Mortgage due 2013	23
Interest expense on assumed 5.76% fixed rate CMBS Mortgage due 2013	40
Interest expense on additional draws on line of credit, based upon a spread of 1.75% over LIBOR (3.00% at March 31, 2004)	76
Less interest expense on loans repaid in the financing transactions:
Corporate Credit lines and unsecured debt	(591)
Senior variable rate mortgage due 2004, LIBOR plus 3.00% per annum with a floor of 6.00% (6.00% at March 31, 2004)	(383)
Senior fixed rate mortgage due 2011, based on a rate of 8.20% per annum	(173)
Senior variable rate mortgage due 2005, LIBOR plus 3.50% per annum with a floor of 5.50% (5.50% at March 31, 2004)	(701)
Senior variable rate mortgage due 2005, LIBOR plus 3.00% per annum (4.25% at March 31, 2004)	(228)
Senior fixed rate mortgage due 2008, based on a rate of 7.15% per annum	(110)
Senior variable rate mortgage due 2007, LIBOR plus 4.50% per annum with a LIBOR floor of 1.50% (6.00% at March 31, 2004)	(718)
Various individual property senior mortgages and construction loans	(565)

Net Increase in interest expense	479

Loan origination cost amortization adjustment:
Loan origination cost amortization on new loans:
New 4.79% senior fixed rate mortgage of $68,400 due 2011	41
New variable rate LIBOR plus 22 basis points senior mortgage of $61,770 due 2009…	41
New 5.14% senior fixed rate mortgage of $ 111,000	69
New variable rate senior mortgage of $37,000 due 2007	38
New revolving credit facility	38
Less—loan origination cost amortization related to repaid indebtedness	(297)

Net increase in loan origination cost amortization expense, included with interest expense	(70)

Total increase in pro forma interest expense	$409

At the completion of the offering we expect to have variable rate debt of $151,965. An increase of 1% in the interest rate will result in an increase in interest expense of $387, due to the fixed floors in certain variable rate debt arrangements. The increase in interest expense would be $399 without the impact of floors.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004—(Continued)

(6)	Represents the following adjustments to pro forma operations:

➢	Elimination of $274 intercompany management fees received and $245 of fees paid. The remaining balance in the pro forma represents management fees received on third party managed properties.

➢	Adjustment to increase payroll cost for proposed employment contracts.

➢	Elimination of Fidelity preferred return of $1,096 for the quarter ended March 31, 2004 due to redemption of Fidelity Minority Interest.

➢	Adjustment to ESS’ share of equity in earnings of ESW, a joint venture with Prudential, due to ESS’ acquisition of nine of the 15 properties in ESW. ESS continues to account for its investment in ESW under the equity method.

➢	To reflect income (loss) allocated to minority interest in the Operating Partnership as follows:

Loss before allocation to minority interest	$1,479
Minority interest %	8.84%

Loss allocated to minority interest	$131

➢	Elimination of loss allocated to minority interest of $1,022 as a result of the redemption of those minority interests, and the depreciation and amortization adjustment resulting from the acquisition of the minority interest. Depreciation and amortization expense adjustment of $306 includes depreciation of $54 computed on a straight line basis over the estimated useful life (39 years) on the step up to depreciable assets of $8,450 and amortization of $252 computed on a straight line basis over the estimated useful life of 18 months on $1,538 in intangible assets relating to tenant relationships acquired.

	Mgmt fee Adjustments	Employment Contracts	Fidelity Preferred	Adj Equity in Earnings and Minority Interest	Purchase of Partnership Interests	Total Other Adjustments
Revenues:
Management fees	$(274)	$—	$—	$—	$—	$(274)
Acquisition fees and development fees	—	—	—	—	—	—

	(274)	—	—	—	—	(274)

Expenses:
Unrecovered development and acquisition costs	—	—	—	—	—	—
General and administrative expenses/management fee	(245)	50	—	—	—	(195)
Depreciation and amortization	—	—	—	—	306	306

	(245)	50	—	—	306	111

Income (loss) before interest expense, minority interests, equity in earnings of real estate ventures and loss on sale of real estate assets	(29)	(50)	—	—	(306)	(385)
Minority Interest—Fidelity preferred return	—	—	1,096	—	—	1,096
(Income) loss allocated to minority interest	—	—	—	(75)	(1,022)	(1,097)
Equity in earnings of real estate ventures	—	—	—	(250)	—	(250)

Net income (loss)	$(29)	$(50)	$1,096	$(325)	$(1,328)	$(636)

Extra Space Storage Inc.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2003

(in thousands, except for per share amounts)

	Historical Extra Space	Reorganization Transactions	Prudential Acquisition	Other Property Acquisitions	Financing Transactions	Other Adjustments	Pro Forma
	(1)	(2)	(3)	(4)	(5)	(6)
Revenues:
Property rental revenues	$33,054	$—	$9,872	$35,147	$—	$(665)	$77,408
Management fees	1,935	—	—	—	—	(773)	1,162
Acquisition fees and development fees	654	—	—	—	—	—	654
Other income	618	(511)	—	—	—	—	107

	36,261	(511)	9,872	35,147	—	(1,438)	79,331

Expenses:
Property operating expenses	14,858	—	3,302	13,120	—	(455)	30,825
Unrecovered development/acquisition costs and support payments	4,937	(3,416)	—	—	—	(1,521)	—
Depreciation and amortization	6,805	252	2,972	9,423	—	1,242	20,694
General and administrative expense/management fee	8,297	(24)	562	335	—	63	9,233

	34,897	(3,188)	6,836	22,878	—	(671)	60,752

Income (loss) before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	1,364	2,677	3,036	12,269	—	(767)	18,579
Interest expense	(18,746)	4,960	—	—	(5,493)	—	(19,279)
Minority interest—Fidelity preferred return	(4,132)	—	—	—	—	4,132	—
(Income) loss allocated to minority interests in Operating Partnership and other	1,431	768	—	—	—	(2,300)	(101)
Equity in earnings of real estate ventures	1,465	—	621	—	—	(918)	1,168
Gain on sale of real estate assets	672	—	—	—	—	—	672

Net income (loss)	$(17,946)	$8,405	$3,657	$12,269	$(5,493)	$147	$1,039

Income per share:
Basic income per share							$0.04

Diluted income per share							$0.03

Weighted average share information:
Basic shares outstanding							28,140

Diluted shares outstanding							30,870

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003

(1)	The “historical” column reflects the results of operations of ESS.

(2)	Represents the Reorganization Transactions that were executed in anticipation of the offering. These transactions consist of the following:

➢	De-consolidation of ESD, resulting from the release of certain financial guarantees provided by ESS. De-consolidation of the assets and liabilities of 13 early-stage development properties, held by ESD. The properties will be de-consolidated upon the elimination of the guarantees and repayment of the receivable prior to the completion of Offering, and the Company will not have any variable economic interest in the properties.

➢	Distribution of a convertible note receivable from Centershift, an affiliated software company, to the Class A unit holders. The note was subsequently converted into a 40% interest in Centershift.

➢	Purchase of the assets and liabilities of ESMI, the management company, contemporaneous with the Offering for its’ net book value of $184.

	Distribution of ESD	Centershift Distribution	ESMI Purchase	Total Reorganization Transactions
	(a)	(b)	(c)
Revenues:
Other income	$(199)	$(312)	$—	$(511)

	(199)	(312)	—	(511)

Expenses:
Abandoned project costs	(3,416)	—	—	(3,416)
Depreciation and amortization	—	—	252	252
General and administrative/management fee	(24)	—	—	(24)

	(3,440)	—	252	(3,188)

Income (loss) before interest expense and minority interests	3,241	(312)	(252)	2,677
Interest expense	4,979	—	(19)	4,960
Income allocated to minority interests	768	—	—	768

Net income (loss)	$8,988	$(312)	$(271)	$8,405

(a)	Represents the historical activity of ESD.

(b)	Represents the elimination of interest income recorded by ESS related to the Centershift note receivable.

(c)	General and administrative costs of ESMI historically have been charged to ESS as management fees and are included in the ESS historical General and Administration of $8,297.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003—(Continued)

(3)	Represents the adjustments related to the Prudential Acquisition. The operations of the related properties are shown below:

	Extra Space East One LLC and Extra Space West One LLC	Depreciation and Amortization Adjustment	Elimination of Consolidated NOI Income and Expenses	Total Prudential Acquisition
Revenues:
Property rental revenues	$10,827	$—	$(955)	$9,872

	10,827	—	(955)	9,872

Expenses:
Property operating expenses	3,776	—	(474)	3,302
Management fee	667	—	(105)	562
Depreciation and amortization	—	2,972		2,972

	4,443	2,972	(579)	6,836

Income (loss) before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	6,384	(2,972)	(376)	3,036
Equity in earnings of real estate ventures	621			621

Net income (loss)	$7,005	$(2,972)	$(376)	$3,657

Depreciation and amortization expense adjustment of $2,972 includes depreciation of $1,806 computed on a straight line basis over the estimated useful life (39 years) on depreciable assets acquired of $69,849, and amortization of $1,166 computed on a straight line basis over the estimated useful life of 18 months on $1,748 of intangible assets relating to tenant relationships acquired.

In connection with the purchase of properties from ESW, the proceeds were distributed entirely to our joint venture partner in accordance with the distribution priorities contained in the existing joint venture agreement. Accordingly, our joint venture partner’s capital balance on which it earns a preferential return will be substantially reduced and the allocation of historical income of the remaining properties in the joint venture has been adjusted to reflect the allocation of income in accordance with the existing terms of the agreement as if such return of capital had occurred on January 1, 2003. This results in an additional participation by ESS of $621 on a pro forma basis in the operations of the property retained in the joint venture.

Because of certain performance guarantees provided by ESS, the two properties were consolidated into the historical accounts of the Company. Accordingly, the income and expenses are eliminated as part of the pro forma adjustment.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003—(Continued)

(4)	Represents the results of operations which will be reflected in the Company as a result of the purchase of four properties through the purchase of the controlling interest in three joint ventures and the acquisition of 40 properties from third parties as shown below:

	Storage Depot	Devon	Other Properties	Total Completed Acquisitions	Sherman Oaks & Venice	Riverside and Mesa	Storage Deluxe	Storage Spot	Total Projected Acquisitions	Adjust- ments	Total Other Property Acquisitions
Number of Properties	5	4	4	13	2	2	1	26	31		44
Revenues:
Property rental revenues	$6,640	$4,826	$1,858	$13,324	$3,061	$1,086	$1,719	$15,957	$21,925	$—	$35,147

	6,640	4,826	1,858	13,324	3,061	1,086	1,719	15,957	21,925	—	35,147

Expenses:
Property operating expenses	3,510	1,548	636	5,694	551	406	456	6,014	7,530	—	13,120
Depreciation and amortization	—	—	—	—	—	—	—	—	—	9,423	9,423
General and administrative/ management fee	415	191	97	703	184	54	102	957	1,298	(1,666)	335

	3,925	1,739	733	6,397	735	460	558	6,971	8,828	7,757	22,878

Income	$2,715	$3,087	$1,125	$6,927	$2,326	$626	$1,161	$8,986	$13,097	$(7,757)	$12,269

Depreciation and amortization expense adjustment of $9,423 includes depreciation of $5,773 computed on a straight line basis over the estimated useful life (39 years) on depreciable assets acquired of $223,890 and amortization of $3,650 computed on a straight line basis over the estimated useful life of 18 months on $5,476 of intangibles assets related to tenant relationships acquired.

Management fees of $1,666 that are eliminated represent fees paid to unaffiliated management companies that will no longer be incurred.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003—(Continued)

(5)	Represents the consummation of the financing transactions, consisting of the following:

Adjustments to net pro forma interest expense computed as follows:

Interest expense adjustment:
Interest expense on new 4.70% senior fixed rate mortgage of $83,100 due 2009	$3,906
Interest expense on new 4.79% senior fixed rate mortgage of $68,400 due 2011	3,276
Interest expense on new variable rate LIBOR plus 32 basis points senior mortgage of $61,770 due 2009 (1.44% at December 31, 2003)	890
Interest expense on new variable rate senior mortgage of $37,000 due 2007, based upon a spread of 1.75% over LIBOR (2.87% at December 31, 2003)	1,062
Interest expense on assumed 4.90% fixed rate CMBS Mortgage due 2013	312
Interest expense on assumed 5.91% fixed rate CMBS Mortgage due 2013	92
Interest expense on assumed 5.76% fixed rate CMBS Mortgage due 2013	160
Interest expense on new 5.14 % senior fixed rate mortgage of $111,000 due 2010	5,705
Interest expense on additional draws on line of credit, based upon a spread of 1.75% over LIBOR (2.87% at December 31, 2003)	292
Less interest expense on loans repaid in the financing transactions:
Corporate Credit lines and unsecured debt	(2,067)
Senior variable rate mortgage due 2004, LIBOR plus 3.00% per annum with a floor of 6.00% (6.00% at December 31, 2003)	(1,741)
Senior fixed rate mortgage due 2011, based on a rate of 8.20% per annum	(580)
Senior variable rate mortgage due 2005, LIBOR plus 3.50% per annum with a floor of 5.50% (5.50% at December 31, 2003)	(2,878)
Senior variable rate mortgage due 2005, LIBOR plus 3.00% per annum (4.12% at December 31, 2003)	(939)
Senior fixed rate mortgage due 2008, based on a rate of 7.15% per annum	(414)
Various individual property senior mortgages and construction loans	(1,780)

Net increase in interest expense	5,296

Loan origination cost amortization adjustment:
Loan origination cost amortization on new loans:
New 4.70% senior fixed rate mortgage of $83,100 due 2009…	331
New 4.79% senior fixed rate mortgage of $68,400 due 2011	164
New variable rate LIBOR plus 22 basis points senior mortgage of $61,770 due 2009…	163
New variable rate senior mortgage of $37,000 due 2007	150
New revolving credit facility	150
New 5.14% senior fixed rate mortgage of $111,000 due 2010	333
Less loan origination cost amortization related to repaid indebtedness	(1,094)

Net increase in loan origination cost amortization expense, included with interest expense	197

Total increase in pro forma interest expense	$5,493

At the completion of the offering we expect to have variable rate debt of $151,965. An increase of 1% in the interest rate will result in an increase in interest expense of $1,473 due to the fixed floors in certain variable rate debt arrangements. The increase in interest expense would be $1,520 for the period without the impact of floors.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003—(Continued)

(6)	Represents the following adjustments to pro forma operations:

➢	Elimination of $773 intercompany management fees received and $897 of fees paid. The remaining balance in the pro forma represents management fees received on third party managed properties.

➢	Elimination of certain non-recurring guarantee payments made to joint venture partners of $1,521, relating to joint venture interests that were acquired by ESS.

➢	Adjustment to increase general and administrative expenses for costs of being a public company.

➢	Adjustment to increase payroll costs of the proposed employment contracts.

➢	Elimination of Fidelity preferred return of $4,132 for the year ended December 31, 2003 due to redemption of Fidelity Minority Interest.

➢	Elimination of equity in earnings of $918 resulting from the acquisition by ESS of joint venture partners’ interests in certain real estate joint ventures.

➢	To reflect income allocated to minority interest on the Operating Partnership as follows:

Income before allocation to minority interest	$1,140
Minority interest %	8.84%

Income allocated to minority interest	$101

➢	Elimination of income and expenses on three properties that were sold and will not be part of the ongoing company.

➢	Elimination of loss allocated to minority interest of $2,138 as a result of the redemption of those minority interests, and the depreciation and amortization adjustment resulting from the acquisition of the minority interest. Depreciation and amortization expense adjustment of $1,242 includes depreciation of $216 computed on a straight line basis over the estimated useful life (39 years) on the step up to depreciable assets of $8,450 and amortization of $1,025 computed on a straight line basis over the estimated useful life of 18 months on $1,538 in intangible assets relating to tenant relationships acquired.

Extra Space Storage Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT

OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2003—(Continued)

	Mgmt fee & Devel fee Adjustments	One time Payments to JV Partners	Public Company Costs	Employment Contracts	Fidelity Preferred	Adj Equity in Earnings and Minority Interest	Elimination of Income and Expenses on Sold Properties	Purchase of Partnership Interests	Total Other Adjustments
Revenues:
Rental Income	$—	$—	$—	—	$—	$—	$(665)	$—	$(665)
Management fees	(773)	—	—	—	—	—	—	—	(773)
Acquisition fees and development fees	—	—	—	—	—	—	—	—	—
Other Income	—	—	—	—	—	—	—	—	—

	(773)	—	—	—	—	—	(665)	—	(1,438)

Expenses:
Property operating expenses	—	—	—	—	—	—	(455)	—	(455)
Unrecovered development and acquisition costs	—	(1,521)	—	—	—	—	—	—	(1,521)
Depreciation and amortization	—	—	—	—	—	—	—	1,242	1,242
General and administrative/ management fee	(897)	—	700	300	—	—	(40)	—	63

	(897)	(1,521)	700	300	—	—	(495)	1,242	(671)

Income (loss) before interest expense, minority interests, equity in earnings of real estate ventures and gain on sale of real estate assets	124	1,521	(700)	(300)	—	—	(170)	(1,242)	(767)
Minority Interest—Fidelity preferred return	—	—	—	—	4,132	—	—	—	4,132
Income allocated to minority interest	—	—	—	—	—	(162)	—	(2,138)	(2,300)
Equity in earnings of real estate ventures	—	—	—	—	—	(918)	—	—	(918)

Net income (loss)	$124	$1,521	$(700)	$(300)	$4,132	$(1,080)	$(170)	$(3,380)	$147

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder

of Extra Space Storage Inc.:

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Extra Space Storage Inc. (the “Company”) at May 5, 2004 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with the standards of the Public Company Accounting Oversight Board (United States), which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

May 6, 2004

Extra Space Storage Inc.

BALANCE SHEET

May 5, 2004

ASSETS
Cash	$1,000

Total assets	$1,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities	$—
Stockholder’s equity
Common stock, $.01 par value, 1,000 shares authorized, 1,000 shares issued and outstanding	10
Additional paid-in capital	990

Total stockholders’ equity	1,000

Total liabilities and stockholders’ equity	$1,000

The accompanying notes are an integral part of this balance sheet.

Extra Space Storage Inc.

NOTES TO BALANCE SHEET

(1)    Organization and Description of Business

Extra Space Storage Inc. (the Company) was incorporated in Maryland on April 30, 2004. The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the Offering) of common stock. The Company is the indirect majority owner and, through a wholly owned subsidiary, sole general partner of Extra Space Storage LP (the Operating Partnership), which was formed on May 5, 2004 in anticipation of the Offering. The Company and the Operating Partnership were formed to continue to operate and expand the business of Extra Space Storage LLC (the Predecessor). The Predecessor is engaged in the business of acquiring, owning, managing, developing and selling self-storage facilities across the United States. From inception through May 5, 2004, neither the Company nor the Operating Partnership has had any operations. The operations are planned to commence upon completion of the Formation Transactions and Offering.

Concurrent with the Offering, the Company and the Operating Partnership, together with the partners and members of the affiliated partnerships and limited liability companies of the Predecessor and other parties which hold direct or indirect ownership interests in the properties (collectively, the Participants), will engage in certain formation transactions (the Formation Transactions). The Formation Transactions are designed to (i) continue the operations of the Predecessor, (ii) enable the Company to raise the necessary capital to acquire interests in certain of the properties, repay mortgage debt relating thereto and pay other indebtedness, (iii) fund costs, capital expenditures and working capital, (iv) provide a vehicle for future acquisitions, (v) enable the Company to comply with requirements under the federal income tax laws and regulations relating to real estate investment trusts and (vi) preserve tax advantages for certain Participants.

The operations of the Company will be carried on primarily through the Operating Partnership. It is the intent of the Company to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. Pursuant to contribution agreements among the owners of the Predecessor and the Operating Partnership, which were executed in 2004, the Operating Partnership will receive a contribution of direct and indirect interests in certain of the properties, as well as certain assets of the management, leasing and real estate development operations of the Predecessor, in exchange for units. The Operating Partnership will acquire additional interests in certain properties, to be paid in cash. In connection with the Formation Transactions the Operating Partnership will assume debt and other obligations. The value of the units that the Operating Partnership will give for contributed property interests and other assets will increase or decrease based on the initial public offering price of the Company’s common stock.

The initial public offering price of the Company’s common stock has been determined in consultation with the underwriters. Among the factors that were considered are the Predecessor’s record of operations, the Company’s management, estimated net income, estimated funds from operations, estimated cash available for distribution, anticipated dividend yield, growth prospects, the current market valuations, financial performance and dividend yields of publicly traded companies considered by the Company and the underwriters to be comparable to the Company and the current state of the commercial real estate industry and the economy as a whole. The initial public offering price does not necessarily bear any relationship to book value or the value of the assets. The Company has not obtained any recent third-party appraisals of the properties and other assets to be contributed to the Operating Partnership or purchased by the Operating Partnership for cash. As a result, the consideration to be given in exchange for the properties and other assets, may exceed the fair market value of these properties and assets. The Company will be fully integrated, self-administered, and self-managed.

Extra Space Storage Inc.

NOTES TO BALANCE SHEET—(Continued)

(2)    Income Taxes

As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

(3)    Offering Costs

In connection with the Offering, affiliates have or will incur legal, accounting, and related costs, which will be reimbursed by the Company upon the consummation of the Offering. Such costs will be deducted from the gross proceeds of the Offering.

Report of Independent Registered Public Accounting Firm

To the Members of

Extra Space Storage LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of redeemable units and members’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Extra Space Storage LLC and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

July 29, 2004

Extra Space Storage LLC

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$365,561	$274,434	$234,648
Real estate under development	74,591	79,940	71,767

Net real estate assets	440,152	354,374	306,415
Investments in real estate ventures	8,232	8,438	9,096
Cash	3,582	11,746	6,461
Restricted cash	4,165	1,558	1,055
Receivables from related parties	9,415	2,066	3,802
Other assets, net	11,099	5,569	5,461

Total assets	$476,645	$383,751	$332,290

Liabilities, Minority Interests, Redeemable Units and Members’ Equity (Deficit):
Liabilities:
Borrowings	$345,507	$273,808	$231,025
Accounts payable	1,133	2,318	3,770
Payables to related parties	28,671	24,824	19,532
Putable preferred interests in consolidated joint ventures, net	34,913	33,434	22,606
Other liabilities	5,140	5,276	5,576

Total liabilities	415,364	339,660	282,509
Commitments and contingencies (Note 14)
Redeemable minority interest—Fidelity	18,712	17,966	16,134
Other minority interests	10,827	4,424	6,131
Redeemable Class C Units (liquidation preference of $29,622 at March 31, 2004 and $11,208 at December 31, 2003)	29,622	11,208	3,644
Redeemable Class E Units (liquidation preference of $14,900 at March 31, 2004 and December 31, 2004)	14,900	14,900	14,900
Members’ equity (deficit):
Class A Units	10,804	5,226	1,735
Class B Units (liquidation preference of $66,949 at March 31, 2004 and $64,198 at December 31, 2003)	50,082	48,274	43,639
Note receivable from Centershift	—	(4,493)	(2,385)
Accumulated deficit	(73,666)	(53,414)	(34,017)

Total members’ equity (deficit)	(12,780)	(4,407)	8,972

Total liabilities, minority interests, redeemable units and members’ equity (deficit)	$476,645	$383,751	$332,290

The accompanying notes are an integral part of these consolidated financial statements.

Extra Space Storage LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three months ending March 31,		For the years ending December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Revenues:
Property rental revenues	$9,996	$7,481	$33,054	$28,811	$19,375
Management fees	548	483	1,935	2,018	2,179
Acquisition fees and development fees	265	252	654	922	834
Other income	117	114	618	635	611

Total Revenues	10,926	8,330	36,261	32,386	22,999

Operating Expenses:
Property operating expenses	4,410	3,638	14,858	11,640	8,152
Unrecovered development/acquisition costs and support payments	498	275	4,937	1,938	2,227
General and administrative expenses	2,970	1,990	8,297	5,916	6,750
Depreciation and amortization	2,677	1,432	6,805	5,652	3,105

Total Operating Expenses	10,555	7,335	34,897	25,146	20,234

Income before interest expense, minority interest, equity in earnings of real estate ventures and gain (loss) on sale of real estate assets	371	995	1,364	7,240	2,765
Interest expense	(6,367)	(4,430)	(18,746)	(13,894)	(11,477)
Minority interest—Fidelity preferred return	(1,096)	(999)	(4,132)	(3,759)	(322)
(Income) loss allocated to other minority interests	970	414	1,431	(100)	(672)
Equity in earnings of real estate ventures	261	401	1,465	971	105
Gain (loss) on sale of real estate assets	(171)	—	672	—	4,677

Net loss	$(6,032)	$(3,619)	$(17,946)	$(9,542)	$(4,924)

The accompanying notes are an integral part of these consolidated financial statements.

Extra Space Storage LLC

CONSOLIDATED STATEMENT OF REDEEMABLE UNITS AND MEMBERS’ EQUITY (DEFICIT)

(dollars in thousands)

	Redeemable Units				Members’ Equity
	Class C		Class E		Class A		Class B		Note Receivable from Centershift
	Units	Amount	Units	Amount	Units	Amount	Units	Amount		Accumulated Deficit	Total Members’ Equity
Balance at December 31, 2000	3,072,858	$3,073	—	$—	35,507,336	$4	40,030,803	$40,031	$—	$(17,506)	$22,529
Member units issued in acquisition of self storage facilities	1,109,030	1,109	14,900,000	14,900	400,000	100	—	—	—	—	100
Member contributions	—	—	—	—	350,000	679	993,000	993	—	—	1,672
Redemption of units	(10,000)	(10)	—	—	(1,957)	—	(2,707,235)	(2,707)	—	—	(2,707)
Return paid on Class C and Class E Units	—	—	—	—	—	—	—	—	—	(277)	(277)
Net loss	—	—	—	—	—	—	—	—	—	(4,924)	(4,924)

Balance at December 31, 2001	4,171,888	4,172	14,900,000	14,900	36,255,379	783	38,316,568	38,317	—	(22,707)	16,393
Member units issued in acquisition of a self storage facility	—	—	—	—	259,425	52	294,014	294	—	—	346
Advances to Centershift	—	—	—	—	—	—	—	—	(2,259)	—	(2,259)
Accrued interest on advances to Centershift	—	—	—	—	—	—	—	—	(126)	—	(126)
Member contributions	—	—	—	—	4,763,526	900	5,100,000	5,100	—	—	6,000
Redemption of units	(527,680)	(528)	—	—	—	—	(71,542)	(72)	—	—	(72)
Non-cash distribution of assets	—	—	—	—	—	—	—	—	—	(699)	(699)
Return paid on Class C and Class E Units	—	—	—	—	—	—	—	—	—	(1,069)	(1,069)
Net loss	—	—	—	—	—	—	—	—	—	(9,542)	(9,542)

Balance at December 31, 2002	3,644,208	3,644	14,900,000	14,900	41,278,330	1,735	43,639,040	43,639	(2,385)	(34,017)	8,972
Member units issued in acquisition of a self storage facility	1,021,024	1,021	—	—	900,905	180	—	—	—	—	180
Advances to Centershift	—	—	—	—	—	—	—	—	(1,798)	—	(1,798)
Accrued interest on advances to Centershift	—	—	—	—	—	—	—	—	(310)	—	(310)
Member contributions	6,867,514	6,868	—	—	16,218,769	3,341	6,505,986	6,506	—	—	9,847
Redemption of units	(324,585)	(325)	—	—	(100,263)	(30)	(1,870,943)	(1,871)	—	—	(1,901)
Return paid on Class C and Class E Units	—	—	—	—	—	—	—	—	—	(1,451)	(1,451)
Net loss	—	—	—	—	—	—	—	—	—	(17,946)	(17,946)

Balance at December 31, 2003	11,208,161	11,208	14,900,000	14,900	58,297,741	5,226	48,274,083	48,274	(4,493)	(53,414)	(4,407)
Member units issued in acquisition of self storage facilities (unaudited)	2,012,646	2,013	—	—	1,325,977	398	241,513	242	—	—	640
Member units issued in exchange for receivable (unaudited)	944,370	944	—	—	6,666,667	2,000	—	—	—	—	2,000
Member units issued to repay borrowings and related party payables (unaudited)	1,466,250	1,466	—	—	862,500	258	—	—	—	—	258
Member contributions (unaudited)	14,858,000	14,858	—	—	9,740,000	2,922	1,700,000	1,700	—	—	4,622
Redemption of units (unaudited)	(20,835)	(21)	—	—	—	—	(133,500)	(134)	—	—	(134)
Redemption of units in exchange for land (unaudited)	(846,396)	(846)	—	—	—	—	—	—	—	—	—
Distribution of equity ownership in Extra Space Development (unaudited)	—	—	—	—	—	—	—	—	—	(9,000)	(9,000)
Distribution of notes receivable from Centershift (unaudited)	—	—	—	—	—	—	—	—	4,493	(4,493)	—
Return paid on Class C and Class E Units (unaudited)	—	—	—	—	—	—	—	—	—	(727)	(727)
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	(6,032)	(6,032)

Balance at March 31, 2004 (unaudited)	29,622,196	$29,622	14,900,000	$14,900	76,892,885	$10,804	50,082,096	$50,082	$—	$(73,666)	$(12,780)

The accompanying notes are an integral part of these consolidated financial statements.

Extra Space Storage LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the three months ending March 31,		For the year ending December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Cash flows from operating activities:
Net loss	$(6,032)	$(3,619)	$(17,946)	$(9,542)	$(4,924)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Minority interest—Fidelity preferred return	1,096	999	4,132	3,759	322
Income (loss) allocated to other minority interests	(970)	(414)	(1,431)	100	672
Depreciation and amortization	2,677	1,432	6,805	5,652	3,105
Amortization of discount on putable preferred interests in consolidated joint ventures	538	249	1,311	554	54
(Gain) loss on sale of real estate assets	171	—	(672)	—	(4,677)
Equity in (earnings) losses of real estate ventures in excess of distributions	—	(91)	21	202	399
Accrued interest on advances to Centershift	—	(56)	(310)	(126)	—
Increase (decrease) in cash due to changes in:
Receivables from related parties	41	1,459	1,068	(4,227)	(4,143)
Payable to related parties	(83)	(336)	174	300	2,427
Other assets	(710)	(186)	927	1,903	(78)
Accounts payable	233	351	(1,312)	(2,199)	3,144
Other liabilities	68	(893)	(2,074)	3,554	(1,265)

Net cash provided by (used in) operating activities	(2,971)	(1,105)	(9,307)	(70)	(4,964)

Cash flows from investing activities:
Investment in real estate assets	(85,785)	(15,954)	(62,632)	(65,433)	(47,792)
Proceeds from sale of real estate assets	6,406	—	6,241	—	37,205
Investments in real estate ventures	(89)	(2)	(144)	(2,973)	(865)
Distributions from real estate ventures in excess of earnings	194	—	781	1,683	504
Net proceeds from repayment of loans to related parties	—	271	668	1,900	1,995
Advances to Centershift and Extra Space Development	(2,884)	(175)	(1,798)	(2,259)	—
Purchase of equipment	(456)	(176)	(798)	(158)	(181)
Increase in cash resulting from de-consolidation of real estate assets and distribution of equity ownership in Extra Space Development	471	—	428	1,263	—
Change in restricted cash	(2,722)	(339)	(503)	311	250

Net cash used in investing activities	(84,865)	(16,375)	(57,757)	(65,666)	(8,884)

Cash flows from financing activities:
Proceeds from borrowings	188,512	25,652	106,323	86,567	31,296
Payments on borrowings	(123,143)	(16,010)	(61,613)	(38,749)	(27,623)
Deferred financing costs	(5,009)	(382)	(420)	(1,194)	(661)
Payments on other liabilities	(7)	(39)	(113)	(172)	(173)
Net advances from (payments to) related parties and putable preferred interests in consolidated joint ventures	(1,283)	(407)	14,960	23,005	3,915
Member contributions	19,480	3,000	16,715	6,000	1,672
Return paid on Class C and Class E units	(727)	(684)	(1,451)	(1,069)	(277)
Redemption of units	(155)	(177)	(2,226)	(600)	(2,717)
Minority interest investments	2,962	1,314	3,040	6,536	1,195
Minority interest distributions	(608)	(131)	(566)	(13,967)	(1,128)
Minority interest investment by Fidelity	—	—	—	709	13,947
Preferred return paid to Fidelity	(350)	(346)	(2,300)	(2,103)	—

Net cash provided by financing activities	79,672	11,790	72,349	64,963	19,446

Net increase (decrease) in cash	(8,164)	(5,690)	5,285	(773)	5,598
Cash, beginning of period	11,746	6,461	6,461	7,234	1,636

Cash, end of period	$3,582	$771	$11,746	$6,461	$7,234

The accompanying notes are an integral part of these consolidated financial statements.

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1.    BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business

Extra Space Storage LLC (“ESS” or the “Company”), a limited liability company, was formed September 14, 1998. ESS is involved in the business of acquiring, owning, managing, developing and selling self-storage facilities across the United States.

ESS invests in self-storage facilities by acquiring or developing wholly-owned facilities or by acquiring an interest in entities which own facilities. The Company owns interests in various self-storage properties located throughout the United States. No single tenant accounts for more than 5% of rental income.

Basis of presentation

The consolidated financial statements include the accounts of ESS and its wholly or majority owned subsidiaries. All intercompany balances and transactions have been eliminated.

The Company operates in two distinct segments, the Property Management and Development segment and the Rental Operations segment. The Company’s Property Management and Development activities include acquiring, managing, developing and selling self-storage facilities. The Rental Operations include rental operations of self-storage facilities (Note 12).

Unaudited Interim Consolidated Financial Information

The consolidated financial statements as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Real estate assets

Real estate assets are stated at cost less accumulated depreciation. Costs directly related to the acquisition and development of real estate assets are capitalized once the due diligence process has been completed and the project has been approved by management. Interest and real estate taxes incurred during the development and construction periods are also capitalized. Once real estate assets are placed in service, depreciation is provided on a straight-line basis over 39 years for buildings.

Expenditures for maintenance and repairs are charged to operations as incurred. Major replacements and betterments that improve or extend the life of the asset are capitalized and depreciated over their estimated useful lives.

The Company evaluates long-lived assets which are held for use for impairment when events and circumstances indicate that there may be an impairment. The Company compares the carrying value of these long-lived assets to the undiscounted future net operating cash flows attributable to the assets. An impairment loss is recorded if the net carrying value of the asset exceeds the undiscounted future net operating cash flows attributable to the asset. The impairment loss recognized equals the excess of net carrying value over the related fair value of the asset. No impairment charges have been recognized through December 31, 2003 and March 31, 2004 (unaudited).

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

When real estate assets are identified by management as held for sale, the Company discontinues depreciating the assets and estimates the fair value, net of selling costs, of such assets. If, the estimated fair value, net of selling costs, of the assets which have been identified for sale is less than the net carrying value of the assets, a valuation allowance is established.

In connection with the Company’s acquisition of properties, the purchase price is allocated to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The value of the tangible assets, consisting of land and buildings, are determined as if vacant, that is, at replacement cost. Intangible assets, which represent the value of tenant relationships, are recorded at their fair values.

Because the Company’s leases are month-to-month, no value is assigned to acquired in-place leases other than the tenant relationship. The Company measures the value of tenant relationships based on the Company’s historical experience with turnover in its facilities. The Company amortizes the tenant relationships on a straight-line basis over the estimated life that a tenant utilizes the facility (18 months).

Fair value of financial instruments

The fair value of financial instruments, including cash, receivables, payables and borrowings, approximates their respective book values at March 31, 2004, December 31, 2003 and 2002.

Investments in Unconsolidated Real Estate Ventures

The Company accounts for its investments in unconsolidated real estate ventures under the equity method of accounting as the Company exercises significant influence, but does not control these entities under the provisions of the entities’ governing agreements. These investments are recorded initially at cost, as investments in real estate ventures, and subsequently adjusted for equity in earnings and cash contributions and distributions.

Annually, management assesses whether there are any indicators that the value of the Company’s investments in unconsolidated real estate ventures may be impaired. An investment is impaired only if management’s estimate of the fair value of the investment is less than the carrying value of the investment. To the extent impairment has occurred, and it is considered to be other than temporary, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment. No impairment charges have been recognized through December 31, 2003 and March 31, 2004 (unaudited).

Cash and restricted cash

The Company’s cash is deposited with financial institutions located throughout the United States of America and at times may exceed federally insured limits. Restricted cash is comprised of escrowed funds deposited with financial institutions located in various states relating to earnest money deposits on potential acquisitions and real estate taxes. As of March 31, 2004 and December 31, 2003, the Company has debt agreements that require the Company to have unrestricted cash of $1,500 available at all times. The Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents.

Other assets

Other assets consist primarily of equipment and fixtures, accounts receivable, deferred financing costs and capitalized advertising costs (Note 4). Depreciation of equipment and fixtures is computed on a straight-line basis over three to seven years. Deferred financing costs are amortized using the effective interest method over the terms of the respective debt agreements. Capitalized direct response advertising costs are amortized to property operating expenses over a thirty-month period on a straight-line basis.

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

Revenue and expense recognition

Rental revenues are recognized monthly based upon amounts that are currently due from tenants. Leases are generally on month-to-month terms. Prepaid rents are recognized on a straight-line basis over the term of the lease.

The Company charges a management fee to third party and investee properties to manage ongoing operations. Management fee revenue is recorded monthly when earned, and is based on 6% of cash collected. The Company also charges a development fee to develop properties for third party and investee entities. Such fees are generally based on a percentage of costs incurred. Development fee revenue is recorded as development costs are incurred.

Equity in earnings of real estate entities is recognized based on the Company’s ownership interest in the earnings of each of the unconsolidated real estate entities.

The Company evaluates real estate sales for both sale recognition and profit recognition in accordance with the provisions of SFAS 66, Accounting for Sales of Real Estate. In general, sales of real estate and related profits/losses are recognized when all consideration has changed hands and risks and rewards of ownership have been transferred. Certain types of continuing involvement preclude sale treatment and related profit recognition; other forms of continuing involvement allow for sale recognition but require deferral of profit recognition.

The Company has periodically sold existing properties into real estate joint ventures or identified properties for acquisition by newly formed joint ventures in which it retains an interest. In connection with certain of these transactions, the Company and/or a significant unitholder provided certain financial guarantees to the lender; or to support a put right on a portion of the joint venture partner’s interest that effectively provides for a return on and of their investment (Note 9). These arrangements preclude sale accounting under SFAS 66 and, accordingly, the Company has reflected these transactions using the financing method set forth in SFAS 66. Under this method, the putable portions of these joint ventures partners’ interests are reflected as liabilities; the initial fair value of the joint venture partners’ non-putable residual interests are reflected as minority interests with offsetting discounts attributed to the liabilities associated with the putable interests, “putable preferred interests in consolidated joint ventures.” These discounts are amortized using the effective interest method over the period until the relevant put first becomes exercisable (generally a period of three to five years depending on the terms of the individual transaction). The preferred return on the putable interest liabilities, plus the amortization of the discounts are reflected as interest expense in the consolidated statement of operations. The joint venture partners are allocated their proportionate share of any profits, except that losses may not be allocated in excess of the originally ascribed basis.

Income taxes

The Company has elected to be treated as a partnership for tax purposes. The tax effects of the Company’s operations are passed directly to the members. Therefore, no provision for income taxes has been recorded in the consolidated financial statements.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently issued accounting standards

In December 2003, the FASB issued FASB Interpretation No. 46R (FIN 46R), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 (revised December 2003).” FIN 46R addresses consolidation by business enterprises of variable interest entities (“VIEs”), as defined. For entities created after December 31, 2003, the Company will be required to apply FIN 46R as of the date it first becomes involved with the entity. FIN 46R is effective for the Company for entities created before December 31, 2003, effective for quarter ended March 31, 2004. As of March 31, 2004 the Company has evaluated its investments in joint ventures and economic interests in Extra Space Development (ESD) with regards to FIN 46R, and has determined the joint ventures and ESD are VIEs. The Company is not consolidating ESD and the ventures as the Company is not the primary beneficiary. See Note 3 for a description of these joint ventures and Note 7 for a description of the ESD transaction. With respect to ESD’s investees, the Company has determined that certain of these entities are VIEs and the Company is the primary beneficiary and accordingly has consolidated these entities in the financial statement.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Under SFAS No. 150, an issuer is required to classify financial instruments issued in the form of shares that are mandatorily redeemable, financial instruments that, at inception, embody an obligation to repurchase the issuer’s equity shares and financial instruments that embody an unconditional obligation, as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and was effective for the Company for the year ended December 31, 2003. On November 7, 2003, the FASB indefinitely deferred the classification and measurement provisions of SFAS No. 150 as they apply to certain mandatorily redeemable non-controlling interests. This deferral is expected to remain in effect while these provisions are further evaluated by the FASB. The adoption of SFAS No. 150 had no impact on the Company’s financial position, results of operations or cash flows.

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

2.    REAL ESTATE ASSETS

The following summarizes the real estate assets of the Company (in thousands):

	March 31,	December 31,	December 31,
	2004	2003	2002
	(Unaudited)
Land	$97,720	$75,020	$64,159
Buildings and improvements	275,824	210,708	176,649
Intangible lease rights	3,356	—	—
Intangible assets—tenant relationships	2,655	990	990

	379,555	286,718	241,798
Less: accumulated depreciation and amortization	(13,994)	(12,284)	(7,150)

Net operating real estate assets	365,561	274,434	234,648
Real estate under development	74,591	79,940	71,767

Net real estate assets	$440,152	$354,374	$306,415

In January 2004, the Company acquired its joint venture partner’s interest in a self-storage facility in Manteca, California for $3,436 (unaudited). The Company issued 778,102 $1 par Class C units and 457,706 Class A units valued at $137, assumed existing debt of $2,453 and other liabilities of $68 associated with the property (unaudited). The Company also purchased an office park from members in Worcester, Massachusetts for $2,800 (unaudited). The Company issued 510,000 $1 par Class C units and 300,000 Class A units valued at $90, assumed $2,081 of existing debt and issued notes payable of $119 (unaudited).

In February, 2004, the Company purchased five self-storage facilities located in Massachusetts. The properties were purchased for cash totaling $34,150 (unaudited). Also in February, 2004, the Company purchased four self-storage facilities located in Maryland, New Jersey and Pennsylvania. The properties were purchased for cash totaling $45,100 (unaudited). All nine facilities were purchased from third parties.

In March 2004, the Company purchased a self-storage facility in Marshfield, Massachusetts from members and third parties for $5,278 (unaudited). The Company issued 724,544 $1 par Class C units, 241,513 $1 par Class B units, and 568,271 Class A units, valued at $171. The Company assumed debt of $3,705 and issued notes payable of $436 (unaudited).

The following table reflects the unaudited results of the Company’s operations on a pro forma basis as if the acquisitions referred to in the preceding paragraphs had been completed on January 1, 2003. The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated on January 1, 2003, nor is it necessarily indicative of future operating results.

	Pro Forma Three Months Ending March 31,
	2004	2003
	(Unaudited)
Revenues	$12,155	$11,433
Expenses	18,394	15,303

Net loss	(6,239)	(3,871)

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

3.    INVESTMENTS IN REAL ESTATE VENTURES

At March 31, 2004, December 31, 2003 and 2002, the Company held minority investments in Extra Space East One LLC (ESE) and Extra Space West One LLC (ESW), which own self-storage facilities in California, Florida, Massachusetts, New Jersey, Pennsylvania and Utah.

During November and December 2002, the Company purchased a minority investment in Extra Space Northern Properties Six, LLC (ESNPS), which owns self-storage facilities located in New Jersey, New York, New Hampshire and California.

In addition to the Company’s investments in ESE, ESW and ESNPS, the Company also holds 25-40% investments in other entities which own self-storage facilities.

In these joint ventures, the Company and the joint venture partner generally receive a preferred return on their invested capital. To the extent that cash/profits in excess of these preferred returns are generated through operations or capital transactions, the Company would receive a higher percentage of the excess cash/profits than its equity interest.

To the extent that properties were sold/transferred into these ventures that did not qualify for sales treatment, those properties are reflected as being owned by Company in the consolidated financial statements with the joint venture partners’ interest in these properties reflected as minority interest (Note 1).

Investments in real estate ventures consist of the following:

	Excess Profit Participation %	Equity Ownership %	March 31,	December 31,
			2004	2003	2002
			(Unaudited)
ESE	40%	5%	$696	$714	$979
ESW	40%	5%	2,371	2,369	2,557
ESPNS	35%	10%	2,281	2,424	1,331
Other minority owned properties	25-50%	20-50%	2,884	2,931	4,229

			$8,232	$8,438	$9,096

Equity in earnings of real estate ventures consists of the following:

	For the three months ended		For the years ended December 31,
	March 31, 2004	March 31, 2004	2003	2002	2001
	(Unaudited)
Equity in earnings (losses) of ESE	$14	$36	$—	$(13)	$53
Equity in earnings of ESW	178	165	787	661	283
Equity in earnings of ESPNS	(93)	16	151	4	—
Equity in earnings (losses) of other properties	162	184	527	319	(231)

	$261	$401	$1,465	$971	$105

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

Combined, condensed financial information of ESE and ESW, which have the same controlling joint venture investor, follows:

Extra Space East One and West One

	December 31,
BALANCE SHEETS	2003	2002
Assets:
Net real estate assets	$84,900	$107,287
Other	2,134	3,341

	$87,034	$110,628

Liabilities and members’ equity:
Borrowings	$46,138	$57,359
Other liabilities	1,343	1,725
Members’ equity	39,553	51,544

	$87,034	$110,628

	Years ended December 31,
STATEMENTS OF OPERATIONS	2003	2002	2001
Rents and other income	$17,026	$16,963	$16,576
Expenses	12,279	12,602	10,799

Net income	$4,747	$4,361	$5,777

Condensed financial information of ESNPS follows:

Extra Space Northern Properties Six

	December 31,
BALANCE SHEETS	2003	2002
Assets:
Net real estate assets	$54,645	$29,698
Other	6,767	6,594

	$61,412	$36,292

Liabilities and members’ equity:
Borrowings	$33,117	$18,140
Other liabilities	4,941	4,851
Members’ equity	23,354	13,301

	$61,412	$36,292

	Years ended December 31,
STATEMENTS OF OPERATIONS	2003	2002
Rents and other income	$5,961	$300
Expenses	5,712	262

Net income (loss)	$249	$38

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

Information related to the real estate ventures’ debt at December 31, 2003 is set forth below:

	Loan Amount	Current Interest Rate	Debt Maturity
ESE—Fixed rate	1,566	9.49%	Oct 2006
ESE—Variable rate	15,625	2.77%	May 2005
ESW—Variable rate	2,947	2.62%	Jan 2005
ESNPS—Variable rate	33,117	2.87-3.32%	May 2004-June 2006
Other—Fixed rate	13,646	4.90-7.65%	Mar 2003-Aug 2016
Other—Variable rate	13,862	4.50-4.75%	Jul 2004-Dec 2011

Variable interest rates are generally based on 30 day LIBOR plus a spread and are reset monthly.

4.    OTHER ASSETS

The following summarizes other assets of the Company:

	March 31, 2004	December 31,
		2003	2002
	(Unaudited)
Equipment and fixtures	$4,155	$3,443	$2,530
Less: accumulated depreciation	(1,975)	(1,817)	(1,101)
Deferred financing costs, net	6,095	1,696	1,554
Capitalized advertising costs, net	783	976	621
Other	2,041	1,271	1,857

Total	$11,099	$5,569	$5,461

5.    OTHER LIABILITIES

The following summarizes accrued liabilities of the Company:

	March 31, 2004	December 31,
		2003	2002
	(Unaudited)
Deferred rental income	$2,478	$1,959	$1,895
Accrued interest	291	675	619
Other accrued liabilities	692	512	518
Other liabilities	1,679	2,130	2,544

Total	$5,140	$5,276	$5,576

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

6.    BORROWINGS

The following summarizes the borrowings of the Company:

	March 31, 2004	December 31,
		2003	2002
	(Unaudited)
Revolving lines of credit of $19,000 bearing interest at Prime (4.00%, 4.00% and 4.25% at March 31, 2004, December 31, 2003 and 2002, respectively). The outstanding principal balance of the lines of credit is due between April 1 and July 31, 2004. The lines of credit are collateralized by accounts receivable, equipment and personal guarantees of a member of the Company.	$17,343	$18,921	$18,955

Mortgage and construction loans with banks bearing interest at fixed rates between 6.25% and 12%. Loans are collateralized by mortgages on real estate assets and the assignment of rents, personal guarantees of a member of the Company, and a $2,400 letter of credit, which is supported by a $2,400 deposit made by a member. The Company pays interest to the member related to this deposit. During the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001, the Company paid the member interest of $63 (unaudited), $330, $257 and $0, respectively. Principal and interest payments are made monthly with all outstanding principal and interest due between December 31, 2004 and January 1, 2011.	24,909	24,989	24,148

Mortgage and construction loans with banks bearing interest rates based on 30 day LIBOR and Prime. Interest rates based on 30 day LIBOR are between 20 day LIBOR plus 2.25% (3.34%, 3.37% and 3.63% at March 31, 2004, December 31, 2003 and 2002, respectively) and LIBOR plus 3.5% (4.59%, 4.62% and 4.88% at March 31, 2004, December 31, 2003 and 2002, respectively). Interest rates based on Prime are between Prime (4.00%, 4.00% and 4.25% at March 31, 2004, December 31, 2003 and 2002, respectively) and Prime plus 4.0% (8.00%, 8.00% and 8.25% at March 31, 2004, December 31, 2003 and 2002, respectively). Loans are collateralized by mortgages on real estate assets and the assignment of rents, personal guarantees of a member of the Company, and a $2,400 letter of credit, which is supported by a $2,400 deposit made by a member. The Company pays interest to the member related to this deposit. During the three months ended March 31, 2004 and the years ended December 31, 2003, 2002 and 2001, the Company paid the member interest of $63 (unaudited), $330, $257 and $0, respectively. Principal and interest payments are made monthly with all outstanding principal and interest due between February 1, 2004 and August 10, 2007.	303,212	229,395	186,474

Promissory notes bearing interest between 9% and 12%. Principal and interest are paid monthly with principal due on demand. These promisorry notes are collateralized by personal guarantees of a member of the Company.	43	503	1,448

	$345,507	$273,808	$231,025

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

The following summarizes the scheduled maturities of borrowings at December 31:

Year	Total
2004	$160,141
2005	70,225
2006	18,226
2007	5,854
2008	8,092
Thereafter	11,270

$273,808

Substantially all of the Company’s net real estate assets are pledged as collateral for the borrowings detailed above.

During the three months ended March 31, 2004, the Company refinanced approximately $82 million of borrowings. Associated with this refinancing, approximately $400 of unamortized deferred financing costs associated with the loans that were repaid were written off. This amount is included in interest expense on the statements of operation.

Subsequent to March 31, 2004, the Company obtained additional funds through equity contributions and new borrowings. All debt that was due in the second quarter of 2004, which totaled approximately $61,356 has either been extended six months or has been repaid through these financing transactions. Management believes that the remainder of the borrowings due in 2004 will be refinanced with existing or alternative financial institutions under similar terms.

7.    RELATED PARTY TRANSACTIONS

The Company’s management agreements provide for management fees of 6% of gross rental revenues for the management of operations at the self-storage facilities. The Company earns interest income during the development period equal to 10% of the Company’s net investment in the development property. The Company earns development fees of 4-5% of budgeted costs on developmental projects and acquisition fees of 1% of the gross purchase price or the completed costs of development of acquired properties.

During the years ended December 31, 2003, 2002 and 2001, the Company recognized management fee revenues of $1,038, $1,077 and $844, respectively, relating to ESE and ESW. During the three months ended March 31, 2004 and 2003, the Company recognized management fee revenues of $246 and $285 (unaudited), respectively relating to ESE and ESW. During the year ended December 31, 2003, the Company also recognized development fee revenues of $577 relating to ESE and ESW. During the three months ended March 31, 2004 and 2003, the Company recognized $91 and $252 (unaudited) of development fee revenues relating to ESE and ESW.

During the year ended December 31, 2003, the Company recognized management fee revenue of $353 and acquisition fee revenue of $40 relating to ESNPS. During the three months ended March 31, 2004 and 2003, the Company recognized $84 and $45 (unaudited) of management fee income relating to ESNPS.

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

The Company recognizes revenue on various transactions with properties partially owned by the Company or by members of the Company. These transactions are in addition to revenues recognized from ESE, ESW and ESNPS and are summarized below:

	For the Three Months Ended March 31,		Years ended December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Management fees	$91	$67	$95	$456	$343
Development fees	227	—	—	716	609
Acquisition fees	90	—	37	205	225
Interest inc. from development properties	12	25	113	194	186

	$420	$92	$245	$1,571	$1,363

At December 31, 2003 and 2002, $438 and $1,122 of related party revenues, respectively, are included in receivables from related parties. As of March 31, 2004, $311 (unaudited) of related party revenues are included in receivables from related parties.

During the years ended December 31, 2003, 2002 and 2001, management fee expense of $7,933, $5,272 and $6,430, respectively, was recorded for services provided to support the Company’s self-storage facilities by Extra Space Management, Inc. (ESMI), a corporation that shares common ownership with the Company, including shareholders who are officers of the Company. During the three months ended March 31, 2004 and 2003, management fee expense of $2,802 and $1,933 (unaudited) was recorded relating to services provided by ESMI. Under this agreement, ESMI provides employees who support the operations of existing self-storage facilities and the acquisition and development of new self-storage facilities by the Company.

On March 31, 2004, the Company purchased all of the outstanding common stock of ESMI from members for its net book value of $184 (unaudited), which is included in other related party payables as of March 31, 2004. ESMI has equipment and fixtures of $256, other assets of $736 and liabilities of $808 (unaudited).

At December 31, 2003 and 2002, $334 and $544, respectively, were included in payables to related parties for these expenses. Real estate under development includes capitalized development costs paid by ESMI on behalf of the Company of $1,797 and $3,788 during the years ended December 31, 2003 and 2002, respectively.

The following summarizes the related party balances at:

	March 31, 2004	December 31, 2003	December 31, 2002

	(Unaudited)
Receivables:
Loans to properties	$—	$955	$1,622
Receivable from ESD	9,096	—	—
Development and management fees receivable	311	781	1,998
Other related party receivables	8	330	182

Totals	$9,415	$2,066	$3,802

Payables:
Advances from members	4,349	8,369	5,545
Advances from joint venture partner	15,508	15,508	13,214
Other related party payables	8,814	947	773

Totals	$28,671	$24,824	$19,532

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

Receivables from related parties consist of loans to properties in which the Company has no equity interest and development and management fee receivables. Payables to related parties consist primarily of amounts advanced by members of the Company; in addition, a joint venture partner has made advances to the Company in the form of mortgage loans used to purchase land. These related party receivables and payables bear interest at 9-12% and are due upon demand.

As discussed in Note 6, two members of the Company have guaranteed certain borrowings of the Company. The Company did not pay any fees for these guarantees.

During 2002, the Company distributed software with a net book value of $699 to the Class A unitholders. Those members contributed the software to a newly formed company, Centershift. During 2003 and 2002, the Company advanced Centershift $1,798 and $2,257 under the terms of a convertible note which bears interest at 9%. The note receivable from Centershift was classified as a reduction of members’ equity at December 31, 2003 and December 31, 2002. On January 1, 2004, the Company distributed the $4,493 note receivable from Centershift to the class A members.

On January 1, 2004, the Company distributed its equity ownership in Extra Space Development (ESD), a consolidated subsidiary, to the Class A members. ESD owned 13 early-stage development properties, two parcels of undeveloped land, and a note receivable. The Company was required to continue consolidating 13 of the properties due to certain financial guarantees. These properties had a net book value of $7,264 (unaudited), debt of $55,362 (unaudited) and minority interest of $22,037 (unaudited). The net book value of the distributed properties was approximately $15,000 (unaudited) with debt of approximately $4,000 (unaudited). The Company retained a receivable of $6,212 (unaudited) from ESD and recorded a net distribution of $9,000 (unaudited). This receivable will be repaid by ESD using funds obtained through new loans on unencumbered properties. During the three months ended March 31, 2004, the Company advanced ESD an additional $2.9 million (unaudited).

8.	PUTABLE PREFERRED INTERESTS IN CONSOLIDATED JOINT VENTURES AND OTHER MINORITY INTERESTS

At March 31, 2004, the Company owns a 50.5% interest in Extra Space Properties Three, LLC. During 2001, the Company sold a 49.5% minority interest in this entity to Equibase Mini Warehouse for $7,900. This arrangement provides for a preferred return of 12% on certain capital provided by both the Company and the joint venture partner, and thereafter returns are split based upon percentage residual interests.

The Company has also entered into joint venture agreements with other entities controlled by Equibase Mini Warehouse. Cash proceeds of $13,050, $15,600 and $3,000 were contributed by this minority investor in the years ended December 31, 2003, 2002 and 2001, respectively. During the three months ended March 31, 2004 and 2003, cash proceeds of $899 and $5,028 were contributed by this minority investor. These arrangements provide for a preferred return of either 10 or 12%, depending on the specific agreement, on certain capital provided by the joint venture partner and thereafter returns are split based on the indicated percentage interests (generally 40% to the Company and 60% to the investors).

In connection with certain of these transactions with Equibase Mini Warehouse and its affiliates, the Company and/or a significant unitholder provided certain financial guarantees to the secured lender (generally providing for performance under the loan including principal and interest payments), or to

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

support a put right on a portion of the joint venture partner’s interest after a fixed period (generally either three or five years), that effectively provide for a return on and of the preferred portion of their investment. In addition, after a fixed period (generally either three or five years) the joint venture has the right to redeem the preferred capital at an amount equal to its unreturned contribution plus any accrued preferred return. Even upon exercise of the put or call on the preferred portion of their investment, the joint venture investors would continue to hold their residual equity interests. As a result of the put rights and guarantees, the Company will continue to consolidate the properties and related debt until the put rights and guarantees have been satisfied or have expired. At March 31, 2004 and December 31, 2003 and 2002, all the joint venture properties were consolidated and are accounted for as financing arrangements described in Note 1. The financial guarantees to the secured lender would generally expire upon satisfaction of the related loan at maturity or refinancing. The put rights and related guarantees have no stated maturity and would only expire upon exercise or through redemption of the preferred interests through a capital event.

During the years ended December 31, 2003, 2002 and 2001, the Company reflected interest expense on the putable preferred interests of $4,951, $2,634 and $294 including amortization of discounts ascribed at issuance for the periods of $1,311, $554 and $51, respectively. During the three month periods ended March 31, 2004 and 2003, the Company reflected interest expense on the putable preferred interests of $1,643 (unaudited) and $1,059 (unaudited) including amortization of discounts ascribed at issuance for the periods of $538 (unaudited) and $249 (unaudited), respectively.

During the formation of ESE and ESW, the Company agreed to guarantee the financial performance of certain properties which were acquired on behalf of those entities. As a result of these guarantees, the Company has consolidated these properties until these performance guarantees have been satisfied or have expired. During 2003 and 2002, the guarantees related to two and two properties, respectively, were either satisfied or expired (Note 13). During the years ended December 31, 2003, 2002 and 2001, the Company recognized $1,283, $395 and $0, respectively, of expense related to these guarantees. These amounts are classified as a component of unrecovered development/acquisition costs and support payments. At March 31, 2004 and December 31, 2003, there are no active guarantees related to these properties.

The following table summarizes the putable preferred interests in consolidated joint ventures and other minority interests as of:

	March 31, 2004	December 31, 2003	December 31, 2002
Putable Preferred Interests	(Unaudited)
Extra Space Properties Three, LLC	$7,959	$7,880	$7,880
Equibase Mini Warehouse joint ventures	31,150	29,963	17,406
Less discount	(4,196)	(4,409)	(2,680)

Total	$34,913	$33,434	$22,606

Other Minority Interests
Extra Space Properties Three, LLC	$502	$977	$884
Equibase Mini Warehouse joint ventures	2,594	3,060	1,483
Extra Space Development	7,385	—	—
ESE and ESW	—	—	3,168
Other	346	387	596

Total	$10,827	$4,424	$6,131

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

9.    REDEEMABLE MINORITY INTEREST—FIDELITY

Through March 31, 2004, the Company, through a consolidated subsidiary, Extra Space Properties Four, LLC, had received net cash proceeds of $14,156 (net of transaction costs of $1,403) from FREAM No. 39, LLC and Fidelity Pension Fund Real Estate Investments (collectively, Fidelity). The Company is accreting the discount related to the transaction costs over the five year period ending November 25, 2006, the first date the investment is redeemable by Fidelity.

This investment earns a 22% preferred return, of which, 9% is payable quarterly with the remainder payable upon redemption. The earliest date at which the investment may be repaid is November 25, 2004, at the option of the Company. The investment is redeemable November 25, 2006 at the option of Fidelity. As of December 31, 2003 and 2002, the Company owed Fidelity $3,810 and $1,978, respectively in unpaid preferred return which has been accrued and is included in the redeemable minority interest—Fidelity. At March 31, 2004, the Company owed Fidelity $4,556 (unaudited) in unpaid preferred return.

10.    MEMBERS’ EQUITY

Members’ profits, losses and distributions are allocated in accordance with the terms of the operating agreement, as amended. Current membership unit holders include members of management. Member interests are divided into four classes of units.

Class A units are common units with voting rights and no par value. These units may not be redeemed at the option of the Company or the holder. There are also non-voting Class A units held by certain employees.

Class B units are preferred units with a par value of $1.00. These units are non-convertible, non-voting and earn a 9% preferred return (non-compounding) with no current dividend paid. The 9% preferred return is paid based upon available funds, including upon liquidation or termination. These units may not be redeemed at the option of the Company or the holder. Unpaid dividends at March 31, 2004 and December 31, 2003 totaled $16,867 (unaudited) and 15,924, respectively.

Class C units are preferred units with a par value of $1.00. These units are non-convertible, non-voting and earn a 9% preferred return with current dividends paid quarterly. These units may be redeemed after August 7, 2004 at the option of the holder.

Class E units are preferred units with a par value of $1.00. These units are non-convertible, non-voting and earn a 7% preferred return with current dividends paid quarterly. These units may be redeemed after July 1, 2004 at the option of the holder. These units may be redeemed after January 1, 2005 at the option of the Company.

Class B, C and E units do not participate in the distribution of profits after payment of the preferred return.

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

11.    GAIN (LOSS) ON SALE OF ASSETS

During 2003, the Company sold a self-storage facility in Kings Park, New York for $6,241 to ESE. The Company recognized a gain on the sale of $672.

During 2001, the Company sold property that was under development in El Segundo, California to a third party for $7,900 in cash. The Company recognized a gain of $2,351 relating to this sale. In addition, during 2001, the Company sold four self-storage facilities located in Brentwood, New York, Port Washington, New York, and Green Brook, New Jersey to ESE for $29,306. The Company recognized a gain on the sale of $2,326.

During the three months ended March 31, 2004, the Company sold a self-storage facility in Walnut, California for $6,406 (unaudited) to ESW. The Company recognized a loss on the sale of $171 (unaudited).

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

12.    SEGMENT INFORMATION

The Company operates in two distinct segments, Property Management and Development and the Rental Operations. The accounting policies for our segments are the same as those described in Note 1. Financial information for the Company’s business segments is set forth below:

	For the three months ending March 31		For the Years Ending December 31,
	2004	2003	2003	2002	2001
	(Unaudited)
Total revenues
Property management and development	$931	$849	$3,207	$3,575	$3,624
Rental operations	9,995	7,481	33,054	28,811	19,375

	$10,926	$8,330	$36,261	$32,386	$22,999

Operating expenses, including depreciation and amortization
Property management and development	$3,527	$2,271	$13,262	$7,881	$9,265
Rental operations	7,028	5,064	21,635	17,265	10,969

	$10,555	$7,335	$34,897	$25,146	$20,234

Gain (loss) on sale of real estate ventures
Property management and development	$(171)	$—	$672	$—	$4,677

Equity in earnings of real estate ventures
Rental operations	$261	$401	$1,465	$971	$105

Income (loss) before minority interest
Property management and development	$(2,826)	$(1,484)	$(9,566)	$(4,306)	$(1,192)
Rental operations	(3,080)	(1,550)	(5,679)	(1,377)	(2,738)

	$(5,906)	$(3,034)	$(15,245)	$(5,683)	$(3,930)

Depreciation and amortization expense
Property management and development	$59	$7	$27	$26	$287
Rental operations	2,618	1,425	6,778	5,626	2,818

	$2,677	$1,432	$6,805	$5,652	$3,105

Interest expense
Property management and development	$59	$62	$183	$68	$228
Rental operations	6,308	4,368	18,563	13,826	11,249

	$6,367	$4,430	$18,746	$13,894	$11,477

Investment in real estate assets
Property management and development	$81,780	$15,954	$62,632	$65,433	$47,792

	March 31,	December 31,
	2004	2003	2002
	(Unaudited)
Investment in real estate ventures
Rental operations	$8,232	$8,438	$9,096

Total Assets
Operating company	$29,461	$82,483	$70,940
Property operations	447,184	301,268	261,350

	$476,645	$383,751	$332,290

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

13.    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The Company paid interest of $17,453, $13,192 and $11,252 (net of capitalized interest of $2,593, $2,071 and $2,466, respectively) during the years ended December 31, 2003, 2002 and 2001, respectively. The Company paid interest of $5,118 and $4,254 (net of capitalized interest of $217 and $650) (unaudited) during the three months ended March 31, 2004 and 2003, respectively.

In January 2004, the Company acquired its joint venture partner’s interest in a self-storage facility in Manteca, California for $3,436. The Company issued 778,102 $1 par Class C units and 457,706 Class A units valued at $137, assumed existing debt of $2,453 and other liabilities of $68 associated with the property (unaudited). The Company also purchased an office park from members in Worcester, Massachusetts for $2,800 (unaudited). The Company issued 510,000 $1 par Class C units and 300, 000 Class A units valued at $90, assumed $2,081 of existing debt and issued notes payable of $119 (unaudited).

During January 2004, the Company exchanged one parcel of undeveloped land for 846,396 Class C units valued at $846 (unaudited).

On January 1, 2004, a member contributed a $2,944 receivable in exchange for additional equity. The Company issued 6,666,667 Class A units valued at $2,000 and 944,370 Class C member units valued at $944 (unaudited). This receivable was contributed to ESD prior to the distribution of the Company’s equity ownership in ESD

In March 2004, the Company purchased a self-storage facility in Marshfield, Massachusetts from members and third parties for $5,278 (unaudited). The Company issued 724,544 $1 par Class C units, 241,513 $1 par Class B units, and 568,271 Class A units, valued at $171. The Company assumed debt of $3,705 and issued notes payable of $436 (unaudited)

On March 31, 2004, the Company purchased all of the outstanding common stock of ESMI from members for its net book value of $184 (unaudited), which is included in other related party payables as of March 31, 2004. ESMI has equipment and fixtures of $256, other assets of $736 and liabilities of $808 (unaudited).

On January 1, 2004, the Company distributed its equity ownership in Extra Space Development (ESD), a consolidated subsidiary, to the Class A members. ESD owned 13 early-stage development properties, two parcels of undeveloped land, and a note receivable. The Company was required to continue consolidating 13 of the properties due to certain financial guarantees. These properties had a net book value of $7,264 (unaudited), debt of $55,362 (unaudited) and minority interest of $22,037 (unaudited). The net book value of the distributed properties was approximately $15,000 (unaudited) with debt of approximately $4,000 (unaudited). The Company retained a receivable of $6,212 (unaudited) from ESD and recorded a net distribution of $9,000 (unaudited). This receivable will be repaid by ESD using funds obtained through new loans on unencumbered properties. During the three months ended March 31, 2004, the Company advanced ESD an additional $2.9 million (unaudited).

During the three months ended March 31, 2004, the Company issued 862,500 Class A units valued at $259 and 1,466,250 Class C units valued at $1,466 to members and third parties in full payment of $1,725 of borrowings and related party payables.

During 2003, the Company acquired one self-storage facility in Bronx, New York for $5,253. An existing member of the Company owned the facility. The Company issued 1,021,024 Class C member units valued at $1,021 and 900,905 Class A member units valued at $180 to the seller. The Company assumed $2,500 in debt and $1,552 in other liabilities associated with the property.

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

As a result of the satisfaction or expiration of certain guarantees, the Company de-consolidated two properties in 2003 and two properties in 2002. As a result, the following assets and liabilities were removed from the Company’s accounts:

	December 31, 2003	December 31, 2002
Cash	$(428)	$(1,263)
Other assets	7,735	8,997
Liabilities	(4,557)	(4,221)
Minority interest	(2,750)	(3,513)

During 2002, the Company acquired one self-storage facility in Somerville, Massachusetts for $8,327. An existing member of the Company owned the facility. The Company issued 294,014 Class B member units and 51,885 Class A member units to the seller valued at $346. The Company assumed $7,981 in debt associated with the property.

During 2002, an affiliated company acquired one self-storage property in California. During 2001, an affiliated company acquired two self-storage properties in New Jersey. The Company agreed to guarantee the financial performance of these properties. As a result, the Company consolidated these properties as follows:

	2002	2001
Cash	$4,814	$10,220
Liabilities	(3,787)	(7,220)
Minority interest	(1,027)	(3,000)

During 2001, the Company acquired six self-storage facilities in New Jersey for $50,798. The Company assumed $35,798 in debt associated with the properties and issued the seller 14,900,000 Class E member units and 400,000 Class A member units with an aggregate value of $15,000. In a separate transaction, the Company acquired one self-storage facility in California for $4,600. Existing members of the Company owned the facility. The Company issued 1,109,030 Class C member units to sellers valued at $1,109. The Company paid an additional $70 in cash, and the remainder of the purchase was financed with debt.

14.    COMMITMENTS AND CONTINGENCIES

The Company currently owns three self-storage facilities that are subject to ground leases. At December 31, 2003, future minimum rental payments under these non-cancelable operating leases are as follows:

Year	Total
2004	$372
2005	375
2006	381
2007	390
2008	393
Thereafter	14,460

$16,371

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

The monthly rental amount for one of the ground leases is the greater of a minimum amount or a percentage of gross monthly receipts. The Company recorded rent expense of $277, $206 and $106 related to these leases in the years ended December 31, 2003, 2002 and 2001, respectively, and $42 (unaudited) in the three months ended March 31, 2004, all of which related to minimum lease payments.

The Company has guaranteed four mortgage loans held by joint ventures in which the Company has a non-controlling ownership interest. In addition, a member of the Company has personally guaranteed these loans. These guarantees were entered into prior to January 1, 2003. At December 31, 2003, the total amount of mortgage debt relating to these joint ventures that the Company had guaranteed was $15,228. These mortgage loans mature between May 20, 2004 and September 21, 2005. If the joint ventures defaulted on the loans, the Company may be forced to repay the loans. The Company could be reimbursed by repossessing and/or selling the self-storage facility and land that collateralizes the loan. The estimated fair market value of the encumbered assets at December 31, 2003 is $28,873. The Company has recorded no liability in relation to these guarantees as of December 31, 2003. To date none of these joint ventures has defaulted on its mortgage debt. The Company believes the risk of the Company having to perform on the guarantee is remote.

The Company is not presently involved in any material litigation nor, to its knowledge, is any material litigation threatened against the Company or its properties. The Company is involved in routine litigation arising in the ordinary course of business, none of which is believed to be material.

15.    RISK MANAGEMENT AND USE OF FINANCIAL INSTRUMENTS

Risk management

In the normal course of its on-going business operations, the Company encounters economic risk. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk on its interest-bearing liabilities. Credit risk is the risk of inability or unwillingness of tenants to make contractually required payments. Market risk is the risk of declines in the value of properties due to changes in rental rates, interest rates or other market factors affecting the valuation of properties held by the Company.

Use of derivative financial instruments

The Company held no significant derivative financial instruments at March 31, 2004, December 31, 2003 or 2002.

16.    SUBSEQUENT EVENTS (Unaudited)

Subsequent to March 31, 2004, the Company acquired an interest in a self-storage facility located in Tracy, California from members and third parties. The Company assumed the existing debt, paid cash and issued additional units to the members for total consideration of $2,878.

Subsequent to March 31, 2004, the Company issued 2,120,958 voting Class A units and 1,895,880 non-voting Class A units, valued at $0.30/unit, to certain employees.

On May 4, 2004, the Company acquired its joint venture partner’s interest in ESE. The Company paid cash of $9,888 and issued a note for $8,400 to its joint venture partner for total consideration of $18,288.

Extra Space Storage LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(dollars in thousands)

On June 1, 2004, the Company acquired nine self-storage facilities from ESW located in Claremont, California, San Bernadino, California, Torrance, California, Livermore, California, Richmond, California, Hawthorne, California, Glendale, California, North Miami, Florida and Kearns, Utah, an aggregate purchase price of $52,390.

On July 2, 2004, the Company filed a registration statement with the Securities and Exchange Commission related to an initial public offering of shares of Extra Space Storage Inc. (the “Offering”).

Effective May 28, 2004, the Company entered into a purchase and sale agreement for the acquisition of 26 self-storage properties for an aggregate of $147,000 in cash. In addition, the seller may be entitled up to an additional $5,000 based on the performance of the properties for the year ended December 31, 2005. The seller shall be entitled to the additional $5,000 upon the occurrence of certain other conditions, including change of control of the purchaser or a third-party sale of any of the 26 properties. The Company deposited $3,000 in escrow to secure its obligations under the agreement. The transaction, which is subject to the completion of the Offering, is expected to close concurrent with the completion of the Offering and to be funded with the net proceeds of the Offering.

Extra Space Storage LLC

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

(dollars in thousands)

		Initial cost		Costs subsequent to acquisition	Gross carrying amount at December 31, 2003			Accumulated Depreciation	Date acquired or development completed
Description	Encumbrances	Land	Building and improvements		Land	Building and improvements	Total
Oxford, MA	$1,870	$482	$1,762	$103	$482	$1,865	$2,347	$205	Oct-99
Oakland, CA	4,314	—	3,777	137	—	3,914	3,914	374	Apr-00
Casitas, CA	4,468	1,431	3,046	12	1,431	3,058	4,489	293	Mar-00
Lamont St., NV	726	251	717	66	251	783	1,034	76	Feb-00
Halls Ferry, MO	2,101	631	2,159	105	631	2,264	2,895	213	Jun-00
Forest Park, MO	1,327	156	1,313	102	156	1,415	1,571	139	Jun-00
Banksville, PA	2,456	991	1,990	195	991	2,185	3,176	188	Aug-00
N. Lauderdale, FL	2,733	428	3,516	119	428	3,635	4,063	331	Aug-00
Forest Hill, FL	2,446	1,164	2,511	67	1,164	2,578	3,742	234	Aug-00
Fountainbleau, FL	4,827	1,325	4,395	136	1,325	4,531	5,856	416	Aug-00
Kendall, FL	7,864	5,315	4,305	65	5,315	4,370	9,685	390	Aug-00
Margate, FL	3,166	430	3,139	62	430	3,201	3,631	289	Aug-00
Military Trail, FL	2,709	1,312	2,511	85	1,312	2,596	3,908	238	Aug-00
Inglewood, CA	4,306	1,379	3,343	122	1,379	3,465	4,844	319	Aug-00
Burbank, CA	8,225	3,199	5,082	97	3,199	5,179	8,378	460	Aug-00
Pico Rivera, CA	3,500	1,150	3,450	1	1,150	3,451	4,601	185	Aug-00
Northborough, MA	1,497	280	2,715	87	280	2,802	3,082	214	Feb-01
Ashland, MA	2,835	474	3,324	—	474	3,324	3,798	64	Jun-03
Hoboken, NJ	6,230	2,687	6,092	21	2,687	6,113	8,800	234	Jul-02
Plainview, NY	7,323	4,287	3,710	70	4,287	3,780	8,067	297	Dec-00
Metuchen, NJ	4,700	1,153	4,462	42	1,153	4,504	5,657	230	Dec-01
Nanuet, NY	5,200	2,072	4,644	15	2,072	4,659	6,731	219	Feb-02
Dedham, MA	4,322	2,127	3,041	41	2,127	3,082	5,209	153	Mar-02
Whittier, CA	2,481	—	2,985	—	—	2,985	2,985	115	Jun-02
Kingston, MA	2,450	555	2,491	—	555	2,491	3,046	69	Oct-02
Mt. Vernon, NY	6,913	1,926	7,622	—	1,926	7,622	9,548	169	Nov-02
North Bergen, MA	5,629	2,100	6,606	—	2,100	6,606	8,706	85	Jul-03
Saugus, MA	5,134	1,725	5,514	7	1,725	5,521	7,246	81	Jun-03
Stockton, CA	3,016	649	3,272	13	649	3,285	3,934	141	May-02
Wethersfield, CT	3,620	709	4,205	14	709	4,219	4,928	144	Aug-02
Milton, MA	4,690	2,838	3,979	—	2,838	3,979	6,817	94	Nov-02
Weymouth, MA	4,515	2,806	3,103	1	2,806	3,104	5,910	281	Sep-00
Lynn, MA	4,675	1,703	3,237	27	1,703	3,264	4,967	210	Jun-01
Edison, NJ	7,309	2,519	8,547	107	2,519	8,654	11,173	450	Dec-01

Extra Space Storage LLC

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION—(Continued)

(dollars in thousands)

		Initial cost		Costs subsequent to acquisition	Gross carrying amount at December 31, 2003			Accumulated Depreciation	Date acquired or development completed
Description	Encumbrances	Land	Building and improvements		Land	Building and improvements	Total
Egg Harbor, NJ	$5,294	$1,724	$5,001	$193	$1,724	$5,194	$6,918	$267	Dec-01
Hazlet, NJ	9,305	1,362	10,262	154	1,362	10,416	11,778	540	Dec-01
Howell, NJ	4,217	2,440	3,407	90	2,440	3,497	5,937	184	Dec-01
Old Bridge, NJ	5,129	2,758	6,450	153	2,758	6,603	9,361	357	Dec-01
Woodbridge, NJ	4,190	505	4,524	134	505	4,658	5,163	257	Dec-01
Norwood, MA	4,550	2,160	2,336	1,035	2,160	3,371	5,531	122	Aug-99
Somerville, MA	4,187	1,728	6,570	38	1,728	6,608	8,336	326	Jun-01
Doylestown, PA	3,553	220	3,442	38	220	3,480	3,700	113	Nov-99
Raynham, MA	2,741	588	2,270	32	588	2,302	2,890	85	May-00
Fontana II, CA	3,453	1,246	3,356	11	1,246	3,367	4,613	18	Oct-03
South Holland, IL	2,782	839	2,879	29	839	2,908	3,747	99	Oct-02
Glen Rock, NJ	2,817	1,109	2,401	22	1,109	2,423	3,532	81	Mar-01
Lyndhurst, NJ	5,857	2,679	4,644	34	2,679	4,678	7,357	154	Mar-01
Fontana, CA	3,787	961	3,846	13	961	3,859	4,820	125	Sep-02
Merrimack, NH	3,245	754	3,299	15	754	3,314	4,068	108	Apr-99
Arvada, CO	1,158	286	1,521	154	286	1,675	1,961	159	Sep-00
Denver, CO	2,120	602	2,052	81	602	2,133	2,735	193	Sep-00
Westminster, CO	1,676	212	2,044	191	212	2,235	2,447	202	Sep-00
Thornton, CO	1,236	291	1,586	111	291	1,697	1,988	153	Sep-00
Crest Hill, IL	2,763	847	2,946	7	847	2,953	3,800	38	Jul-03
Tracy, CA	2,401	778	2,638	13	778	2,651	3,429	34	Jul-03
Miscellaneous other	—	677	2,202	—	677	2,202	2,879	79
Construction in Progress	48,180	—	—	79,940	—	79,940	79,940	—
Intangible assets-tenant relationships	—	—	990	—	—	990	990	990

Total	$264,218	$75,020	$207,231	$84,407	$75,020	$291,638	$366,658	$12,284

Extra Space Storage LLC

SCHEDULE III

REAL ESTATE AND ACCUMULATED DEPRECIATION

(dollars in thousands)

Activity in real estate facilities during 2003, 2002 and 2001 is as follows:

	2003	2002	2001
Operating facilities:
Balance at beginning of year	$241,798	$191,237	$130,876
Acquisitions	—	8,327	70,079
Improvements and equipment purchases	472	1,487	2,532
Transfers from construction in progress	52,753	40,747	12,526
Dispositions and other	(8,305)	—	(24,776)

Balance at end of year	286,718	241,798	191,237

Accumulated depreciation:
Balance at beginning of year	7,150	3,435	967
Depreciation expense	5,837	4,569	2,468
Dispositions and other	(703)	(854)	—

Balance at end of year	12,284	7,150	3,435

Construction in progress:
Balance at beginning of year	71,767	54,284	34,239
Current development	65,440	58,230	38,904
Transfers to operating facilities	(52,753)	(40,747)	(12,526)
Dispositions and other	(4,514)	—	(6,333)

Balance at end of year	79,940	71,767	54,284

Net real estate assets	$354,374	$306,415	$242,086

The aggregate cost of real estate for U.S. federal income tax purposes is $286,718.

REPORT OF INDEPENDENT AUDITORS

To the Members of

Extra Space Storage LLC

We have audited the accompanying combined statement of revenues and certain expenses of the properties owned by Extra Space West One, LLC and Extra Space East One, LLC (the Properties) for the years ended December 31, 2003, 2002 and 2001 (the Statement). This Statement is the responsibility of the management of Extra Space Storage LLC. Our responsibility is to express an opinion on the Statement based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of Extra Space Storage Inc. Material amounts, as described in note 1 to the Statement, that would not be comparable to those resulting from the proposed future operations of the Properties are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the Properties.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

February 29, 2004

Extra Space West One, LLC and Extra Space East One, LLC

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Revenues:
Rents	$2,577	$2,621	$10,384	$10,589	$10,767
Other	171	174	443	997	738

Total	2,748	2,795	10,827	11,586	11,505

Certain expenses:
Property operating expenses	1,009	990	3,776	3,678	3,688
Management fees	169	169	667	684	695

Total	1,178	1,159	4,443	4,362	4,383

Revenues in excess of certain expenses	$1,570	$1,636	$6,384	$7,224	$7,122

The accompanying notes are an integral part of this statement.

Extra Space West One, LLC and Extra Space East One, LLC

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1.    ACQUISITION OF PROPERTIES, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Acquisition of Properties

In conjunction with the formation of Extra Space Storage Inc. (the REIT), the REIT intends to acquire certain properties owned by Extra Space West One, LLC (West) and the controlling interest in Extra Space East One, LLC (East). Extra Space Storage LLC, the predecessor to the REIT, holds an equity interest in West and East. The controlling interests in West and East are held by a single entity. The principal assets of West and East consist of land and self-storage facilities located in California, Florida, Massachusetts, New Jersey, New York, Pennsylvania and Utah (collectively, the Properties).

Basis of presentation

The accompanying combined statement of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Properties for the periods presented. Certain items may not be comparable to the future operations of the Properties. Excluded items consist of interest expense, depreciation and amortization, and other costs not directly related to the future operations of the Properties.

“The statement of revenues and certain expenses for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all necessary adjustments for a presentation of the revenues and certain expenses of the respective interim periods. All such adjustments are of a normal recurring nature.”

Revenue recognition

The Properties recognize rental revenue over the terms of the respective leases. Generally, leases are on month-to-month terms. The Properties also recognize revenue for merchandise sales, late fees and other miscellaneous items that are included in other revenue as earned.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    OPERATING LEASES

Operating revenue is principally obtained from tenant rentals under month-to-month operating leases.

REPORT OF INDEPENDENT AUDITORS

To the Members of

Extra Space Storage LLC

We have audited the accompanying combined statement of revenues and certain expenses of the properties owned by 5255 Sepulveda, LLC and 658 Venice, LTD (the Properties) for the years ended December 31, 2003, 2002 and 2001 (the Statement). This Statement is the responsibility of the management of Extra Space Storage, LLC. Our responsibility is to express an opinion on the Statement based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audits provide a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of Extra Space Storage Inc. Material amounts, as described in note 1 to the Statement, that would not be comparable to those resulting from the proposed future operations of the Properties are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the Properties.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the years ended December 31, 2003, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

February 29, 2004

5255 Sepulveda, LLC and 658 Venice, LTD (Sherman Oaks and Venice)

COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2004	2003	2003	2002	2001
	(unaudited)
Revenues:
Rents	$802	$733	$2,974	$2,869	$2,726
Other	22	24	87	72	63

Total	824	757	3,061	2,941	2,789

Certain expenses:
Property operating expenses	130	132	551	502	468
Management fees	49	45	184	176	167

Total	179	177	735	678	635

Revenues in excess of certain expenses	$645	$580	$2,326	$2,263	$2,154

5255 Sepulveda, LLC AND 658 Venice, LTD (Sherman Oaks and Venice)

NOTES TO COMBINED STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.    ACQUISITION OF PROPERTIES, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Acquisition of Properties

In conjunction with the formation of Extra Space Storage Inc. (the REIT), the REIT intends to acquire certain properties owned by 5255 Sepulveda, LLC (Sherman Oaks) and 658 Venice, LTD (Venice). Extra Space Storage LLC, the predecessor to the REIT, holds an equity and/or profits interest in Sherman Oaks and Venice. The controlling interests in Sherman Oaks and Venice are held by a single entity. The principal assets of Sherman Oaks and Venice consist of land and self-storage facilities located in California (the Properties).

Basis of presentation

The accompanying combined statement of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Properties for the periods presented. Certain items may not be comparable to the future operations of the Properties. Excluded items consist of interest expense, depreciation and amortization, and other costs not directly related to the future operations of the Properties.

The statement of revenues and certain expenses for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all necessary adjustments for a presentation of the revenues and certain expenses of the respective interim periods. All such adjustments are of a normal recurring nature.

Revenue recognition

The Properties recognize rental revenue over the terms of the respective leases. Generally, leases are on month-to-month terms. The Properties also recognize revenue for merchandise sales, late fees and other miscellaneous items that are included in other revenue as earned.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    OPERATING LEASES

Operating revenue is principally obtained from tenant rentals under month-to-month operating leases.

REPORT OF INDEPENDENT AUDITORS

To the Members of

Extra Space Storage LLC

We have audited the accompanying statement of revenues and certain expenses of the properties owned by Red Hat Enterprises (the Properties) for the year ended December 31, 2003 (the Statement). This Statement is the responsibility of the management of Extra Space Storage LLC. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of Extra Space Storage Inc. Material amounts, as described in note 1 to the Statement, that would not be comparable to those resulting from the proposed future operations of the Properties are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the Properties.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

February 29, 2004

Red Hat Enterprises (Riverside and Mesa)

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)

	For the Three Months Ended March 31,		For the Year ended December 31, 2003
	2004	2003
	(unaudited)
Revenues:
Rents	$247	$227	$997
Other	24	20	89

Total	271	$247	1,086

Certain expenses:
Property operating expenses	94	94	406
Management fees	14	12	54

Total	108	106	460

Revenues in excess of certain expenses	$163	$141	$626

The accompanying notes are an integral part of this statement.

Red Hat Enterprises

NOTES TO STATEMENTS OF REVENUES AND CERTAIN EXPENSES

1.	ACQUISITION OF PROPERTIES, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Acquisition of Properties

In conjunction with the formation of Extra Space Storage Inc. (the REIT), the REIT intends to acquire certain properties owned by Red Hat Enterprises (Red Hat). Extra Space Storage LLC, the predecessor to the REIT, does not hold any interest in the Properties. The controlling interests in the Properties are held by a single entity. The principal assets of Red Hat consist of land and self-storage facilities located in California and Arizona (the Properties).

Basis of presentation

The accompanying statement of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Properties for the period presented. Certain items may not be comparable to the future operations of the Properties. Excluded items consist of interest expense, depreciation and amortization, and other costs not directly related to the future operations of the Properties.

The statement of revenues and certain expenses for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all necessary adjustments for a presentation of the revenues and certain expenses of the respective interim periods. All such adjustments are of a normal recurring nature.

Revenue recognition

The Properties recognize rental revenue over the terms of the respective leases. Generally, leases are on month-to-month terms. The Properties also recognize revenue for merchandise sales, late fees and other miscellaneous items that are included in other revenue as earned.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    OPERATING LEASES

Operating revenue is principally obtained from tenant rentals under month-to-month operating leases.

REPORT OF INDEPENDENT AUDITORS

To the Members of

Extra Space Storage LLC

We have audited the accompanying statement of revenues and certain expenses of the properties owned by Storage Depot (the Properties) for the year ended December 31, 2003 (the Statement). This Statement is the responsibility of the management of Extra Space Storage LLC. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of Extra Space Storage Inc. Material amounts, as described in note 1 to the Statement, that would not be comparable to those resulting from the proposed future operations of the Properties are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the Properties.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

February 29, 2004

Storage Depot

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)

	For the Three Months Ended March 31,		For the Year ended December 31, 2003
	2004	2003
	(unaudited)
Revenues:
Rents	$1,233	$1,306	$5,317
Other	43	102	500

Total	1,276	1,408	5,817

Certain expenses:
Property operating expenses	661	747	2,687
Management Fees	82	88	415

Total	743	835	3,102

Revenues in excess of certain expenses	$533	$573	$2,715

The accompanying notes are an integral part of this statement.

Storage Depot

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.	ACQUISITION OF PROPERTIES, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Acquisition of Properties

In conjunction with the formation of Extra Space Storage Inc. (the REIT), the REIT intends to acquire certain properties owned by Storage Depot. Extra Space Storage LLC, the predecessor to the REIT, does not hold any interest in Storage Depot. The controlling interests in Storage Depot are held by a single entity. The principal assets of Storage Depot consist of land and self-storage facilities located in Massachusetts (the Properties).

Basis of presentation

The accompanying statement of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Properties for the period presented. Certain items may not be comparable to the future operations of the Properties. Excluded items consist of interest expense, depreciation and amortization, and other costs not directly related to the future operations of the Properties.

The statement of revenues and certain expenses for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all necessary adjustments for a presentation of the revenues and certain expenses of the respective interim periods. All such adjustments are of a normal recurring nature.

Revenue recognition

The Properties recognize rental revenue over the terms of the respective leases. Generally, leases are on month-to-month terms. The Properties also recognize revenue for merchandise sales, late fees and other miscellaneous items that are included in other revenue as earned.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts from the prior year have been reclassified to conform with the current year presentation. The reclassifications had no impact on total revenues in excess of certain expenses.

2.    OPERATING LEASES

Operating revenue is principally obtained from tenant rentals under month-to-month operating leases.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of

Extra Space Storage LLC

We have audited the accompanying statement of revenues and certain expenses of the properties owned by Devon/Boston, LLC (the Properties) for the year ended December 31, 2003 (the Statement). This Statement is the responsibility of the management of Extra Space Storage LLC. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of Extra Space Storage Inc. Material amounts, as described in Note 1 to the Statement, that would not be comparable to those resulting from the proposed future operations of the Properties are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the Properties.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Properties for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    Timpson Garcia, LLP

Oakland, California

February 20, 2004

Devon/Boston, LLC

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)

For the Year ended December 31, 2003

Revenues:
Rents	$4,763
Other	63

Total	4,826

Certain expenses:
Property operating expenses	1,548
Management fees	191

Total	1,739

Revenues in excess of certain expenses	$3,087

The accompanying notes are an integral part of this statement.

Devon/Boston, LLC

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

NOTE 1.	ACQUISITION OF PROPERTIES, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Acquisition of Properties

In conjunction with the formation of Extra Space Storage Inc. (the REIT), the REIT intends to acquire certain properties owned by Devon/Boston, LLC (Devon). Extra Space Storage LLC, the predecessor to the REIT, does not hold any interest in Devon. The principal assets of Devon consist of land and self-storage facilities located in Maryland, New Jersey and Pennsylvania (the Properties).

Basis of presentation

The accompanying statement of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Properties for the period presented. Certain items may not be comparable to the future operations of the Properties. Excluded items consist of interest expense, depreciation and amortization, and other costs not directly related to the future operations of the Properties.

Revenue recognition

The Properties recognize rental revenue over the terms of the respective leases. Generally, leases are on month-to-month terms. The Properties also recognize revenue for merchandise sales, late fees and other miscellaneous items that are included in other revenue as earned.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2.	OPERATING LEASES

Operating revenue is principally obtained from tenant rentals under month-to-month operating leases.

REPORT OF INDEPENDENT AUDITORS

To the Members of

Extra Space Storage LLC

We have audited the accompanying statement of revenues and certain expenses of the properties owned by Storage Deluxe (the Property) for the year ended December 31, 2003 (the Statement). This Statement is the responsibility of the management of Extra Space Storage LLC. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-11 of Extra Space Storage Inc. Material amounts, as described in note 1 to the Statement, that would not be comparable to those resulting from the proposed future operations of the Property are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the Property.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Property for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    PricewaterhouseCoopers LLP

Salt Lake City, Utah

February 29, 2004

Storage Deluxe (Bronx)

STATEMENT OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)

	For the Three Months Ended March 31,		For the Year ended December 31, 2003
	2004	2003
	(unaudited)
Revenues:
Rents	$406	$404	$1,595
Other	27	34	124

Total	433	438	1,719

Certain expenses:
Operating and administrative	110	98	455
Management fees	26	22	103

Total	136	120	558

Revenues in excess of certain expenses	$297	$318	$1,161

The accompanying notes are an integral part of this statement.

Storage Deluxe (Bronx)

NOTES TO STATEMENT OF REVENUES AND CERTAIN EXPENSES

1.	ACQUISITION OF PROPERTIES, BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Acquisition of Property

In conjunction with the formation of Extra Space Storage Inc. (the REIT), the REIT intends to acquire a property owned by Storage Deluxe. Extra Space Storage LLC, the predecessor to the REIT, does not hold any interest in Storage Deluxe. The controlling interest in Storage Deluxe is held by a single entity. The principal assets of Storage Deluxe consist of land and a self-storage facility located in New York (the Property).

Basis of presentation

The accompanying statement of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Property for the period presented. Certain items may not be comparable to the future operations of the Property. Excluded items consist of interest expense, depreciation and amortization, and other costs not directly related to the future operations of the Property.

“The statement of revenues and certain expenses for the three months ended March 31, 2004 and 2003 are unaudited. In the opinion of management, such financial statements reflect all necessary adjustments for a presentation of the revenues and certain expenses of the respective interim periods. All such adjustments are of a normal recurring nature.”

Revenue recognition

The Property recognizes rental revenue over the terms of the respective leases. Generally, leases are on month-to-month terms. The Property also recognizes revenue for merchandise sales, late fees and other miscellaneous items that are included in other revenue as earned.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.    OPERATING LEASES

Operating revenue is principally obtained from tenant rentals under month-to-month operating leases.

STORAGE SPOT PROPERTIES NO. 1, L.P. and STORAGE SPOT PROPERTIES NO. 4, L.P.

INDEPENDENT AUDITORS’ REPORT

To the Partners of

Storage Spot Properties No. 1, L.P. and

Storage Spot Properties No. 4, L.P.

We have audited the accompanying combined statement of revenues and certain expenses of the storage facilities owned by Storage Spot Properties No. 1, L.P. and Storage Spot Properties No. 4, L.P. (the Facilities) for the year ended December 31, 2003 (the Statement ). This Statement is the responsibility of the management of Storage Spot Properties No. 1, L.P. and Storage Spot Properties No. 4, L.P. Our responsibility is to express an opinion on the Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards requires that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Statement. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Statement has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in the Registration Statement on Form S-l1 of Extra Space Storage, Inc. Material amounts, as described in Note A to the Statement, that would not be comparable to those resulting from the proposed future operations of the Facilities are excluded and the Statement is not intended to be a complete presentation of the revenues and expenses of the Facilities.

In our opinion, the Statement referred to above presents fairly, in all material respects, the revenues and certain expenses of the Facilities for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/    R.J. Gold & Company, P.C.

June 10, 2004

Waltham, Massachusetts

STORAGE SPOT PROPERTIES NO. 1, L.P. and STORAGE SPOT PROPERTIES NO. 4, L.P.

COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

(dollars in thousands)

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003
	(Unaudited)
Revenues
Rental income (Notes A and C)	$3,820	$3,565	$14,967
Other income (Note D)	221	264	990

Total Revenues	4,041	3,829	15,957

Certain Expenses
Property operating expense (Note B)	1,451	1,371	6,014
Management fee (Note B)	242	228	957

Total Certain Expenses	1,693	1,599	6,971

Revenues in Excess of Certain Expenses	$2,348	$2,230	$8,986

See Notes to the Combined Statements of Revenues and Certain Expenses

STORAGE SPOT PROPERTIES NO. 1, L.P. and STORAGE SPOT PROPERTIES NO. 4, L.P.

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES

For the Three Months Ended March 31, 2004 and 2003 and the Year Ended December 31, 2003

NOTE A—ACQUISITION OF FACILITIES, BASIS OF PRESENTATION, AND SIGNIFICANT

ACCOUNTING POLICIES

Acquisition of facilities

In conjunction with the formation of Extra Space Storage, Inc. (the “REIT”), the REIT intends to acquire twenty-six storage facilities located in the south central and southeastern United States owned by Storage Spot Properties No. 1, L.P. and Storage Spot Properties No. 4, L.P. (the Partnerships). The Partnerships are owned 99% directly and 1% indirectly by StorageWorld, L.P. (SWLP).

Basis of presentation

The accompanying combined statements of revenues and certain expenses have been prepared for the purpose of complying with certain rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of the actual operations of the Facilities for the periods presented. Certain items may not be comparable to the future operations of the Facilities. Excluded items consist of interest expenses, depreciation and amortization, and other costs not related to the future operations of the Facilities.

The combined statements of revenues and certain expenses for the three months ended March 31, 2004 and 2003 are unaudited, however, in the opinion of management, all adjustments (consisting solely of normal recurring adjustments) necessary for the fair presentation of these statements of revenues and certain expenses for the interim periods, on the basis described above, have been included. The results of such interim periods are not necessarily indicative of the results for an entire year.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Leasing policy

The self-storage units are leased on a month-to-month basis. All leases are accounted for as operating leases and any rents received in advance are deferred until earned. Rental income from retail and billboard operating leases is recognized on a straight-line basis over the life of the lease agreements.

STORAGE SPOT PROPERTIES NO. 1, L.P. and STORAGE SPOT PROPERTIES NO. 4, L.P.

NOTES TO COMBINED STATEMENTS OF REVENUES AND CERTAIN EXPENSES—(Continued)

For the Three Months Ended March 31, 2004 and 2003 and the Year Ended December 31, 2003

NOTE B—RELATED PARTY TRANSACTIONS

The Facilities are managed by SWLP who, directly and indirectly, owns 100% of the Partnerships. The management agreement states that SWLP is to receive a management fee of 6% of all revenue (as defined in the agreement) actually collected. This amounted to $956,989 for the year ended December 31, 2003 and $242,481 and $228,189 for the three months ended March 31, 2004 and 2003, respectively.

The Facilities reimburse SWLP for payroll and related payroll costs associated with employees working at the storage facilities. Such costs are included in property operating expenses and amounted to $1,619,881 for the year ended December 31, 2003 and $427,098 and $416,194 for the three months ended March 31, 2004 and 2003, respectively.

NOTE C—LEASING ARRANGEMENTS

The Facilities lease retail and billboard space under non-cancelable operating leases that expire at various times through December 31, 2006. The lease arrangements typically provide for a specific monthly payment plus reimbursement of certain operating costs, insurance, and real estate taxes. The following is a summary of the future minimum rentals under the leases:

Year Ended December 31,	Amount
2004	$168,590
2005	141,936
2006	56,930

$367,456

NOTE D—OTHER INCOME

Other income consists principally of administration and late fees, profit on the sale of packaging supplies and insurance referral fees.

EXTRA SPACE
STORAGE
EST. 1977

"OUR GOAL IS TO PROVIDE AN EXCELLENT PRODUCT AND SERVICE THROUGH DYNAMIC MANAGEMENT AND IMPLEMENTATION OF INNOVATIVE TECHNOLOGY."
KEN WOOLLEY CEO EXTRA SPACE STORAGE